Exhibit 10(z)
IMPORTANT NOTICE: The taking of this document or any certified copy or any document which constitutes substitute documentation thereof, including written confirmations or references thereto, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly keep the original document as well as all certified copies thereof and written and signed references thereto outside of Austria and avoid printing out or sending any of the aforementioned email communication to an Austrian addressee.
EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
May 6, 2010,
among
LIZ CLAIBORNE, INC.,
MEXX EUROPE B.V.,
JUICY COUTURE EUROPE LIMITED,
and
LIZ CLAIBORNE CANADA INC.,
as Borrowers,
The GUARANTORS Party Hereto,
The LENDERS Party Hereto
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and US Collateral Agent,
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Administrative Agent and Canadian Collateral Agent,
J.P. MORGAN EUROPE LIMITED,
as European Administrative Agent and European Collateral Agent,
BANK OF AMERICA, N.A.,
as Syndication Agent,
and
WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), NATIONAL
ASSOCIATION, SUNTRUST BANK and GENERAL ELECTRIC CAPITAL CORPORATION,
as Documentation Agents

J.P. MORGAN SECURITIES INC., BANC OF AMERICA SECURITIES LLC, WELLS FARGO
CAPITAL FINANCE, LLC and SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Joint Bookrunners

- i -

- ii -

- iii -

SCHEDULES:

Schedule 1.01(a)	—	Commitment Schedule
Schedule 1.01(b)	—	Eligible Real Property
Schedule 1.01(c)	—	Mandatory Cost Formula
Schedule 1.01(d)	—	Mortgaged Properties
Schedule 1.01(e)	—	Specified Loan Documents
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.05	—	Real Property
Schedule 3.06	—	Disclosed Matters
Schedule 3.10	—	Foreign Benefit Arrangements and Foreign Pension Plans
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.16	—	Filing Jurisdictions
Schedule 5.19	—	Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.11	—	Existing Restrictions
Schedule 8	—	European Collateral Agent Security Trust Provisions

- iv -

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Aggregate Borrowing Base Certificate
Exhibit B-2	—	Form of US Borrowing Base Certificate
Exhibit B-3	—	Form of Canadian Borrowing Base Certificate
Exhibit B-4	—	Form of European Borrowing Base Certificate
Exhibit B-5	—	Form of UK Borrowing Base Certificate
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Joinder Agreement
Exhibit E	—	Form of Exemption Certificate
Exhibit F-1	—	Form of In-house Opinion of Liz Claiborne, Inc.
Exhibit F-2	—	Form of Legal Opinion of Kramer Levin Naftalis & Frankel LLP
Exhibit G	—	Form of Discount Note
Exhibit H	—	Form of Intercreditor Agreement
Exhibit I	—	Form of Borrowing Request

- v -

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 6, 2010 (as it may be amended or modified from time to time, this “Agreement”), among LIZ CLAIBORNE, INC., MEXX EUROPE B.V., JUICY COUTURE EUROPE LIMITED, LIZ CLAIBORNE CANADA INC., the other Loan Parties from time to time party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and US Collateral Agent, J.P. MORGAN EUROPE LIMITED, as European Administrative Agent and European Collateral Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Administrative Agent and Canadian Collateral Agent, BANK OF AMERICA, N.A., as Syndication Agent, and WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), SUNTRUST BANK and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agents, amends and restates in full the Amended and Restated Credit Agreement, dated January 12, 2009 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among Liz Claiborne, Inc., Mexx Europe B.V., Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and US collateral agent, J.P. Morgan Europe Limited, as European administrative agent and European collateral agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent and Canadian collateral agent, and the other agents party thereto.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptance Fee” has the meaning assigned to such term in Section 2.21(m).
“Acceptance Obligations” means, as to any Loan Party, any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof), arising under or evidenced by any bills of exchange, drafts or similar instruments drawn on any Loan Party and accepted by such Loan Party (whether payable at sight, on demand or at any specified time) that are purchased or otherwise assigned or payable to (whether by endorsement or otherwise) or held by any Lender or any Affiliate of any Lender; provided that (i) for the avoidance of doubt, in no event shall “Acceptance Obligations” include any obligations relating to BA Drawings, (ii) at or prior to the time that any such obligation is incurred, the applicable Lender or its Affiliate (other than JPMCB) shall have delivered written notice to the Administrative Agent of such obligation and that it constitutes an Acceptance Obligation entitled to the benefits of the Collateral Documents and (iii) the aggregate principal amount of all Acceptance Obligations outstanding at any one time shall not exceed $10,000,000.

“Account” means, individually and collectively, any “Account” referred to in any Security Agreement.
“Account Control Agreement” means, individually and collectively, any Deposit Account Control Agreement and any agreement in writing in form and substance reasonably satisfactory to the applicable Collateral Agent, by and among any Loan Party, the applicable Collateral Agent and any securities intermediary in respect of any relevant securities account.
“Account Debtor” means any Person obligated on an Account.
“Account Party” means any Loan Party other than a US Loan Party, Canadian Loan Party, Netherlands Loan Party, UK Loan Party or German Loan Party.
“Acquired JV Interests” has the meaning assigned to such term in Section 6.04(s).
“Adjusted Funding Amount” means, on any Interim Calculation Date, the excess of (i) the aggregate principal amount of European Swingline Loans outstanding on such date over (ii) the aggregate principal amount of the European Swingline Loans with respect to which the European Administrative Agent has requested a Settlement pursuant to Section 2.05(c).
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) (i) the LIBO Rate for such Interest Period multiplied (if applicable) by (ii) the Statutory Reserve Rate, plus (b) the Mandatory Cost (in each case, rounded upwards, if necessary, to the next 1/16 of 1%).
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agency Agreement” means the Agency Agreement, dated as of July 6, 2006, between Liz Claiborne, Inc., as issuer, JPMorgan Chase Bank, N.A. and J.P. Morgan Bank Luxembourg S.A.
“Agents” means, individually and collectively, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent, the European Collateral Agent, the Syndication Agent and the Documentation Agents.
“Aggregate Availability” means, with respect to all the Borrowers, at any time, an amount equal to (a) the lesser of (i) the aggregate amount of the Commitments and (ii) the Aggregate Borrowing Base minus (b) the total Revolving Exposure.

“Aggregate Borrowing Base” means the aggregate amount of the US Borrowing Base, the Canadian Borrowing Base, the UK Borrowing Base and the European Borrowing Base; provided that the maximum amount of (a) the Canadian Borrowing Base which may be included in the Aggregate Borrowing Base is the Canadian Sublimit, (b) the UK Borrowing Base which may be included in the Aggregate Borrowing Base is the UK Sublimit and (c) the European Borrowing Base which may be included in the Aggregate Borrowing Base is the European Sublimit.
“Aggregate Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-1.
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Alabama Property” means that certain real property located at Lot 1, according to the Interstate Industrial Park Plat No. 7, as said Map appears of record in the office of the Judge of Probate of Montgomery County, Alabama in Plat Book 42, at Page 120.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month interest period in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, for purposes of this definition, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Alternate Rate” means, for any day, the sum of (a) a rate per annum selected by the Administrative Agent, in its reasonable discretion based on market conditions in consultation with the Borrower Representative (or the applicable Borrower) and the Lenders, plus (b) the Applicable Spread for Eurocurrency Loans, plus (c) the Mandatory Cost. When used in reference to any Loan or Borrowing, “Alternate Rate” refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Rate.
“AML Legislation” has the meaning assigned to such term in Section 9.22(a).
“Applicable Commitment Fee Rate” means, for any day relating to each of Facility A and Facility B, with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below, based upon the daily average Commitment Utilization Percentage during the most recent fiscal quarter of the Company:

Applicable
Commitment
Commitment Utilization Percentage	Fee Rate
Category 1 > 50%	0.50%
Category 2 ≤ 50%	0.75%
For purposes of the foregoing, the Applicable Commitment Fee Rate shall be determined as of the end of each fiscal quarter of the Company; provided that the Commitment Utilization Percentage shall be deemed to be in Category 2 (A) at any time that an Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrowers fail to deliver any Borrowing Base Certificate that is required to be delivered by them pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until each such Borrowing Base Certificate is so delivered.
“Applicable Percentage” means, with respect to any Facility A Lender or Facility B Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Protective Advances, a percentage equal to a fraction the numerator of which is such Lender’s Facility A Commitment or Facility B Commitment, as applicable, and the denominator of which is the aggregate amount of the Facility A Commitments or Facility B Commitments, as applicable (or, if the Facility A Commitments or Facility B Commitments, as applicable, have terminated or expired, such Lender’s share of the total Facility A Revolving Exposure or Facility B Revolving Exposure, respectively, at that time); provided that in the case of Section 2.23(c) when a Specified Defaulting Lender shall exist, “Applicable Percentage” pursuant to this clause (a) shall mean the percentage equal to a fraction the numerator of which is such Lender’s Facility A Commitments or Facility B Commitments, as applicable, and the denominator of which is the aggregate amount of the Facility A Commitments or Facility B Commitments (disregarding any Specified Defaulting Lender’s Commitment), as applicable and (b) with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the aggregate amount of unused Facility A Commitments or Facility B Commitments, as applicable.
“Applicable Spread” means, for any day, with respect to any ABR Loan, Canadian Prime Rate Loan, Eurocurrency Loan, BA Drawing or Overnight LIBO Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread”, “Canadian Prime Spread”, “BA Drawing Spread” or “Overnight LIBO Spread”, as the case may be, based upon the daily average Aggregate Availability during the most recent fiscal quarter of the Company (the “Average Aggregate Availability”); provided that until the completion of one full fiscal quarter after the Effective Date, the Applicable Spread shall be the applicable rate per annum set forth below in Category 2:

			Canadian	BA	Overnight
Average Aggregate	ABR	Eurocurrency	Prime	Drawing	LIBO
Availability	Spread	Spread	Spread	Spread	Spread
Category 1	2.25%	3.25%	2.25%	3.25%	3.25%
>$200,000,000

			Canadian	BA	Overnight
Average Aggregate	ABR	Eurocurrency	Prime	Drawing	LIBO
Availability	Spread	Spread	Spread	Spread	Spread
Category 2	2.50%	3.50%	2.50%	3.50%	3.50%
≤ $200,000,000 but >$125,000,000
Category 3	2.75%	3.75%	2.75%	3.75%	3.75%
≤ $125,000,000
For purposes of the foregoing, the Applicable Spread shall be determined as of the end of each fiscal quarter of the Company based upon the Aggregate Borrowing Base Certificate that is delivered from time to time pursuant to Section 5.01, with any changes to the Applicable Spread resulting from changes in the Average Aggregate Availability to be effective on the first day of the first month following delivery of such Aggregate Borrowing Base Certificate; provided that the Average Aggregate Availability shall be deemed to be in Category 3 (A) at any time that an Event of Default has occurred and is continuing (other than an Event of Default arising from the failure to deliver any Borrowing Base Certificate) or (B) if the Company fails to deliver any Borrowing Base Certificate that is required to be delivered pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until five days after each such Borrowing Base Certificate is so delivered; provided further that if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Spread would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any such applicable periods and shall be due and payable on demand.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attorney” has the meaning assigned to such term in Article VIII.
“Auditor’s Determination” has the meaning set forth in Section 10.10(c).
“Austrian Collateral Document” means any document governed by Austrian law and creating a security interest over any Account or over any other property of any European Loan Party in favor of the European Collateral Agent or any Lender, any Issuing Bank or any other Person to which any European Loan Party or Canadian Loan Party owes any monies or incurs any obligations or other liabilities under any Loan Document (which, for the purpose of this defined term shall include the Existing Credit Agreement), in a form satisfactory to the European Collateral Agent, as the same may be amended, restated or otherwise modified from time to time.
“Availability Period” means the period from and including the Effective Date to but excluding Maturity Date.

“Available Commitments” means, at any time, the aggregate amount of the Commitments then in effect minus the total Revolving Exposure at such time; provided that in calculating the total Revolving Exposure for the purpose of determining the Available Commitment pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
“Average Aggregate Availability” shall have the meaning set forth in the definition of “Applicable Spread” set forth herein.
“BA Drawing” means B/As accepted and purchased, and any BA Equivalent Loan made in lieu of such acceptance and purchase, on the same date and as to which a single Contract Period is in effect.
“BA Equivalent Loan” means an extension of credit made by a Non BA Lender pursuant to Section 2.21(j).
“Bankers’ Acceptance” and “B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Facility B Lender and shall include a Discount Note except where the context otherwise requires.
“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury, depositary or cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services) or any similar transaction.
“Banking Services Obligations” of the Loan Parties, means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 USC. §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.
“Belgian Loan Guarantor” has the meaning assigned to such term in Section 10.01(q).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
“Bookrunners” means, individually or collectively, J.P. Morgan Securities Inc., Banc of America Securities LLC, Wells Fargo Capital Finance, LLC and SunTrust Robinson Humphrey, Inc., in their respective capacities as joint bookrunners hereunder.

“Borrower” or “Borrowers” means, individually or collectively, the Company, the Canadian Borrower, the UK Borrower and the European Borrower.
“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.
“Borrowing” means (a) Revolving Loans of the same Facility, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect and, in the case of BA Drawings, as to which a single Contract Period is in effect, (b) a Swingline Loan and (c) a Protective Advance.
“Borrowing Base” means, individually and collectively, each of the Aggregate Borrowing Base, the US Borrowing Base, the Canadian Borrowing Base, the UK Borrowing Base and the European Borrowing Base.
“Borrowing Base Certificate” means, individually and collectively, each of the Aggregate Borrowing Base Certificate, the US Borrowing Base Certificate, the Canadian Borrowing Base Certificate, the UK Borrowing Base Certificate and the European Borrowing Base Certificate.
“Borrowing Request” means a request by the Borrower Representative (or the applicable Borrower) for a Borrowing of Revolving Loans, in accordance with Section 2.03, in substantially the form of Exhibit I.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurocurrency Loan, any Swingline Loan made by the European Swingline Lender or any Facility B Letter of Credit other than a Canadian Letter of Credit, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Facility B Swingline Loan, Facility B Letter of Credit or Eurocurrency Loan, in each case denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day (as determined by the Administrative Agent), (c) when used in connection with any European Loan, European Swingline Loan or European Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the Netherlands are authorized or required by law to remain closed, (d) when used in connection with any UK Loan, UK Swingline Loan or UK Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in London, England are authorized or required by law to remain closed, (e) when used in connection with any Canadian Loan or Canadian Letter of Credit or any Loan or Letter of Credit issued in Canadian Dollars, the term “Business Day” shall also exclude any day on which commercial banks in Toronto, Canada are authorized or required by law to remain closed, (f) when used in connection with any Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which commercial banks in London, England are authorized or required by law to remain closed and (g) when used in connection with any Loan denominated in Yen, the term “Business Day” shall also exclude any day on which commercial banks in Tokyo, Japan are authorized or required by law to remain closed; provided further that notwithstanding anything to the contrary in this definition, when used in connection with any Loan denominated in Euros to the UK Borrower or the European

Borrower, the term “Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in London, England, are authorized or required by law to remain closed.
“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent for the Facility B Lenders hereunder, and its successors in such capacity (or such of its Affiliates as it may designate from time to time).
“Canadian Availability” means (a) the lesser of (x) the Canadian Sublimit and (y) the sum of (i) the Canadian Borrowing Base plus (ii) solely to the extent the total Revolving Exposure relating to the Canadian Borrower exceeds the Canadian Borrowing Base, the US Availability (calculated without giving effect to any Canadian US Borrowing Base Utilization), minus (b) the total Revolving Exposure relating to the Canadian Borrower.
“Canadian Benefit Plans” means any plan, fund, program, policy or agreement, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement, supplemental retirement or savings benefits, maintained by any Loan Party or any Subsidiary of any Loan Party or under which any Loan Party or any Subsidiary of any Loan Party has any actual or potential liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.
“Canadian Borrower” means Liz Claiborne Canada Inc.
“Canadian Borrowing Base” means, at any time, with respect to the Canadian Loan Parties, the sum of:
(a) 100% of the aggregate cash balances denominated in dollars or Canadian Dollars in depositary accounts of the Canadian Loan Parties constituting investment accounts that are held at JPMorgan Chase Bank, N.A. or any Affiliate thereof approved by the Administrative Agent and subject to an Account Control Agreement and upon which the Canadian Collateral Agent has a first priority perfected Lien for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, subject only to Liens permitted pursuant to Section 6.02(f), plus
(b) the sum of (i) the product of (A) 85% multiplied by (B) the Canadian Loan Parties’ Eligible Accounts at such time, minus the Dilution Reserve related to the Canadian Loan Parties, and (ii) the product of (A) 90% multiplied by (B) the Canadian Loan Parties’ Eligible Credit Card Account Receivables at such time, plus
(c) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the Canadian Loan Parties’ Eligible Retail Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus

(d) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the Canadian Loan Parties’ Eligible Wholesale Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(e) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the Canadian Loan Parties’ Eligible Retail LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(f) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the Canadian Loan Parties’ Eligible Wholesale LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, minus
(g) without duplication, applicable Reserves established by the Administrative Agent in its Permitted Discretion.
The Administrative Agent may, in its Permitted Discretion, adjust Reserves (subject to Section 9.02(b)) used in computing the Aggregate Borrowing Base and the Canadian Borrowing Base, with any such changes to be effective two Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The Canadian Borrowing Base at any time shall be determined by reference to the most recent Canadian Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.
“Canadian Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-3.
“Canadian Collateral Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as collateral agent, security trustee and fondé de pouvoir for itself, the Administrative Agent, the Issuing Banks and the Lenders, and its successors in such capacity (or such of its Affiliates as it may designate from time to time).
“Canadian Dollars” and “C$” means dollars in the lawful currency of Canada.
“Canadian Funding Office” means the office of JPMorgan Chase Bank, N.A., Toronto Branch specified in Section 9.01 or such other office as may be specified from time to time by the Administrative Agent by written notice to the Canadian Borrower and the relevant Lenders.
“Canadian Group Member” means any Subsidiary of the Company (including the Canadian Borrower) organized under the laws of Canada or any province or other political subdivision thereof.

“Canadian Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued hereunder for the purpose of providing credit support for the Canadian Borrower.
“Canadian Loans” means, individually and collectively, the Canadian Revolving Loans, the Canadian Swingline Loans and the Canadian Protective Advances.
“Canadian Loan Party” means any Loan Party (including the Canadian Borrower) organized under the laws of Canada or any province or other political subdivision thereof.
“Canadian Pension Plans” means any pension plan, supplemental pension, retirement savings, deferred profit sharing or other retirement income plan or arrangement of any kind, registered or unregistered, established, maintained or contributed to by a Loan Party or any Subsidiary of a Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.
“Canadian Prime Rate” means on any day, the greater of (a) the annual rate of interest announced from time to time by the Canadian Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one month term in effect from time to time plus 100 basis points per annum.
“Canadian Prime Rate Loan” means a Loan denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.
“Canadian Protective Advance” has the meaning assigned to such term in Section 2.04.
“Canadian Reaffirmation Agreement” means the Canadian Reaffirmation Agreement, dated as of the date hereof, among the Canadian Loan Parties party thereto and the Canadian Collateral Agent for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, as the same may be amended, restated or otherwise modified from time to time.
“Canadian Revolving Loan” means a Revolving Loan made to the Canadian Borrower.
“Canadian Security Agreement” means that certain Canadian Pledge and Security Agreement dated January 12, 2009, between the Canadian Loan Parties party thereto and the Canadian Collateral Agent for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, as the same may be amended, restated or otherwise modified from time to time, the Canadian Reaffirmation Agreement, and any other pledge or security agreement entered into, on or after the date of this Agreement, by any other Canadian Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Canadian Loan Party (or any other property located in the Canada)), as the same may be amended, restated or otherwise modified from time to time.
“Canadian Sublimit” means $40,000,000, as such sublimit may be reduced or terminated in accordance with Section 2.09.

“Canadian Swingline Lender” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as lender of Canadian Swingline Loans hereunder, and its successors and assigns in such capacity.
“Canadian Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(v).
“Canadian US Borrowing Base Utilization” means the excess of (i) the total Revolving Exposure relating to the Canadian Borrower minus (ii) the Canadian Borrowing Base.
“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries (it being understood that “Capital Expenditures” shall not include any portion of the purchase price of a Permitted Acquisition that is required to be capitalized under GAAP).
“Capital Impairment” has the meaning set forth in Section 10.10.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CDOR Rate” means on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 A.M. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Administrative Agent after 10:00 A.M. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the Schedule I Reference Banks, as of 10:00 A.M. on that day, or if that day is not a Business Day, then on the immediately preceding Business Day.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations of the U.S. Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company, or a committee thereof, nor (ii) appointed by directors so nominated; (c) the Company shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document), 100% of the outstanding voting Equity Interests of the Borrowers (other than the Company) on a fully diluted basis (other than any directors’ qualifying shares of any Borrower); or (d) the occurrence of a Put Event.
“Change in Law” means (a) the adoption of any law, rule, regulation, treaty, practice or concession after the date of this Agreement, (b) any change in any law, rule, regulation, treaty, practice or concession or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, directive, notice, ruling, statement or policy or practice statement (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Charges” has the meaning assigned to such term in Section 9.17.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property or rights owned, leased or operated by a Person covered by the Collateral Documents and any and all other property or rights owned, leased or operated by any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the applicable Collateral Agent (on behalf of the Agents, the Lenders, and the Issuing Banks) pursuant to the Collateral Documents in order to secure the Secured Obligations.
“Collateral Access Agreement” means, individually and collectively, each “Collateral Access Agreement” referred to in any Security Agreement.
“Collateral Agent” means, individually and collectively, the US Collateral Agent, Canadian Collateral Agent and European Collateral Agent.
“Collateral Document” means, individually and collectively, each Security Agreement, each Mortgage and each other document granting a Lien upon any of the Collateral as security for payment of the Secured Obligations.
“Collection Account” means, individually and collectively, each “Collection Account” referred to in any Security Agreement.
“Commitment” means, with respect to each Lender, individually and collectively, the Facility A Commitment and the Facility B Commitment of such Lender.
“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commitment Utilization Percentage” means, on any date, the percentage equivalent to a fraction (a) with respect to Facility A, (i) the numerator of which is the total Facility A Revolving Exposure and (ii) the denominator of which is the aggregate amount of the Facility A Commitments (or, on any day after termination of the Facility A Commitments, the aggregate amount of the Facility A Commitments in effect immediately preceding such termination) and (b) with respect to Facility B, (i) the numerator of which is the total Facility B Revolving Exposure and (ii) the denominator of which is the aggregate amount of the Facility B Commitments (or, on any day after termination of the Facility B Commitments, the aggregate amount of the Facility B Commitments in effect immediately preceding such termination).
“Company” means Liz Claiborne, Inc., a Delaware corporation.
“Company Plan” means any Plan, Foreign Pension Plan or Foreign Benefit Arrangement, whether in effect on the date hereof or hereafter adopted.
“Confidential Information Memorandum” means the Confidential Information Memorandum dated April 2010 relating to the Borrowers and the Transactions.
“Consolidated EBITDA” means, for any period, Consolidated Net Income from Continuing Operations Attributable (determined in accordance with GAAP) to the Company for such period plus (a) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) income or franchise tax expense for such period, (ii) Consolidated Interest Expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any items of loss resulting from the sale of assets other than in the ordinary course of business for such period, (v) any non-cash charges for tangible or intangible impairments or asset write downs for such period (excluding any write downs for write-offs of Inventory), (vi) any other extraordinary non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) and (vii) cash restructuring charges, cash charges in connection with store closures and other non-recurring cash charges, in each case, related to cost reduction and brand exiting related activities, incurred on or prior to the first anniversary of the Effective Date in an aggregate amount not to exceed $30,000,000, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any items of gain resulting from the sale of assets other than in the ordinary course of business for such period, (ii) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) or (a)(vi) taken in a prior period, (iii) any interest income for such period and (iv) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary set forth herein, for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated EBITDA shall include discontinued operations of the Company and its Subsidiaries, as defined by GAAP, until the applicable restated financial statements reflecting such discontinuation are available.
“Consolidated Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its

Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated or amalgamated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Contract Period” means the term selected by the Canadian Borrower applicable to Bankers’ Acceptances in accordance with Section 2.21(b).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Debt” has the meaning assigned to such term in Section 9.21.
“Credit Card Account Receivables” means any receivables due to any Loan Party from the credit card issuer in connection with purchases from and other goods and services provided by such Loan Party on the following credit cards: Visa, MasterCard, American Express, Diners Club, Discover, JCB, Carte Blanche and such other credit cards as the Administrative Agent shall reasonably approve from time to time, in each case which have been earned by performance by such Loan Party but not yet paid to such Loan Party by the credit card issuer or the credit card processor, as applicable.
“Credit Exposure” means, as to any Facility A Lender or Facility B Lender at any time, the sum of (a) such Lender’s Facility A Revolving Exposure or Facility B Revolving Exposure, as applicable, at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Facility A Protective Advances or Facility B Protective Advances, as applicable, outstanding at such time.
“Currency of Payment” has the meaning assigned to such term in Section 9.19.

“Custodian” has the meaning assigned to such term in Article VIII.
“Customer Credit Liability Reserves” means, at any time, 50% of the aggregate remaining value at such time of outstanding gift certificates and gift cards sold by the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory.
“Danish Kroner” refers to the lawful currency of Denmark.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified any Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the applicable Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the applicable Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, administrator, liquidator, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Defaulting Loan Party” has the meaning set forth in Section 9.27(a).
“Departing Lender” has the meaning assigned to such term in Section 2.19(b).
“Deposit Account Control Agreement” means, individually and collectively, each “Deposit Account Control Agreement” referred to in any Security Agreement or, in the case of any Security Agreement other than the US Security Agreement or the Canadian Security Agreement, any similar documentation or requirements necessary to perfect the security over the subject account referred to in such Security Agreement.
“Designated German Subsidiaries” means Mexx Modehandels GmbH, a German limited liability company (GmbH) having its registered office at Korschenbroich, Germany with registered number HRB 5316 (commercial register of the local court of Neuss), Mexx Holding

GmbH, a German limited liability company (GmbH) having its registered office at Korschenbroich, Germany with registered number HRB 5294 (commercial register of the local court of Neuss), Verwaltungsgesellschaft Mexx Direct GmbH, a German limited liability company (GmbH) having its registered office at Korschenbroich, Germany with registered number HRB 13778 (commercial register of the local court of Neuss), Mexx Deutschland GmbH, a German limited liability company (GmbH) having its registered office at Korschenbroich, Germany with registered number HRB 3035 (commercial register of the local court of Neuss) and Mexx Direct GmbH & Co. KG, a German limited partnership (KG) having its registered office at Korschenbroich, Germany with registered number HRA 6551(commercial register of the local court of Neuss).
“Designated Loan Party” means Mexx Austria GmbH, Mexx Direct Holding B.V., Mexx Europe B.V., Mexx Holding GmbH, Mexx Hellas EPE, Mexx Luxembourg S.Á.R.L., Mexx Modehandels GmbH, Mexx Modehandels AG, Liz Claiborne 3 B.V. and Mexx Europe International B.V.
“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Loan Parties.
“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the 12 most recently ended fiscal months divided by (b) total gross sales of the applicable Loan Parties for the 12 most recently ended fiscal months.
“Dilution Reserve” means, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts of the applicable Loan Parties, as the context may require, on such date; provided that at all times that the Dilution Ratio is less than 5.0%, the Dilution Reserve shall be zero.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters existing on the Effective Date and disclosed on Schedule 3.06.
“Discount Note” means a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit G, issued by the Canadian Borrower to a Non BA Lender to evidence a BA Equivalent Loan.
“Discount Proceeds” means for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Borrowing date or date of conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.
“Discount Rate” means with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Revolving Lender which is a Schedule I Lender, the CDOR Rate for the appropriate term and (b) for a Revolving Lender which is not a Schedule I Lender, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates (expressed as annual rates) for B/As for such term accepted by the Schedule II/III Reference Banks established in accordance with their normal practices at or about 10:00 A.M. (Toronto time) on the date of issuance but not to exceed the actual rate of discount applicable to B/As established pursuant to clause (a) for the same B/A issue plus 10 basis points per annum.
“Document” has the meaning assigned to such term in the US Security Agreement.
“Documentation Agent” means, individually and collectively, Wachovia Capital Finance Corporation (New England), SunTrust Bank and General Electric Capital Corporation, in their respective capacities as Documentation Agent.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount expressed in Euros, Sterling, Canadian Dollars, Yen or any other currency other than dollars, the amount of dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date of determination and (b) with respect to any amount expressed in dollars, such amount.
“dollars” or “$” means the lawful money of the United States of America unless otherwise specified.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any jurisdiction within the United States.
“Draft” means (i) a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Canadian Borrower on a Facility B Lender, denominated in Canadian Dollars and bearing such distinguishing letters and numbers as such Lender may determine, but which at such time, except as otherwise provided herein, has not been completed or accepted by such Lender or (ii) a depository bill within the meaning of the Depository Bills and Notes Act (Canada); provided however that the Administrative Agent may require such Facility B Lender to use a general form of Bankers’ Acceptance satisfactory to the Canadian Borrower and such Lender, each acting reasonably, provided by the Administrative Agent for such purpose in place of the Lender’s own form.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Eligible Accounts” means, at any time, the Accounts of any Loan Party which in accordance with the terms hereof are eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Eligible Accounts shall not include any Account:
(a) which is not subject to a first priority perfected security interest in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks);

(b) which is subject to any Lien other than (i) a Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders, the applicable Issuing Banks and any other holder of applicable Secured Obligations), (ii) a Permitted Encumbrance pursuant to clause (a) of the definition of “Permitted Encumbrance” which does not have priority over the Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks), (iii) Prior Claims that are unregistered and that secure amounts that are not yet due and payable and (iv) the Permitted Second Priority Lien;
(c) (i) with respect to which the scheduled due date is more than 60 days after the original invoice date, (ii) which is unpaid more than (A) 120 days (or, with respect to Royalty Accounts, 180 days) after the date of the original invoice therefor; or (B) 60 days after the original due date, or (iii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 120 days from the date of invoice or more than 60 days from the due date);
(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder (it being understood that in making any such determination, the face amount of the ineligible Accounts owing from such Account Debtor shall be reduced by the amount of all actual discounts (including early pay discounts), claims, credits or credits pending, promotional program allowances, price adjustments or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) applicable thereto);
(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to such Loan Party exceeds 10% of the aggregate amount of Eligible Accounts of such Loan Party; provided that (i) no Accounts owing by Macy’s, Kohl’s, JCPenney’s, El Corte Inglés or TJX shall be ineligible solely because of this clause (e) unless the aggregate amount of Accounts owing from any such Account Debtor and its Affiliates to such Loan Party exceeds (x) 25%, in the case of Kohl’s, Macy’s and JCPenney’s, (y) the lesser of 35% and $10,000,000, in the case of El Corte Inglés, and (z) 15%, in the case of TJX, in each case, of the aggregate amount of Eligible Accounts of such Loan Party, (ii) no Accounts of any Canadian Loan Party owing by Hudson Bay, Sears or Costco shall be ineligible solely because of this clause (e) unless the aggregate amount of Accounts owing from any such Account Debtor and its Affiliates to such Canadian Loan Party exceeds (x) 25%, in the case of Hudson Bay and (y) 20%, in the case of Sears and Costco, in each case, of the aggregate amount of Eligible Accounts of such Canadian Loan Party and (iii) no Accounts owing by any Investment Grade Account Debtor shall be ineligible solely because of this clause (e);

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in any applicable Security Agreement has been breached or is not true;
(g) which (i) does not arise from the sale of goods or performance of services (for the avoidance of doubt, Royalty Accounts and RSB Accounts shall be deemed to arise from the performance of services) in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest or service or finance charges;
(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the applicable Loan Party or which is otherwise recorded as deferred revenue or if such Account was invoiced more than once;
(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason to the extent of such returned payment;
(j) which is owed by an Account Debtor that (i) has applied for or been the subject of a petition or application for, suffered, or consented to the appointment of any receiver, custodian, trustee, administrator, liquidator or similar official for such Account Debtor of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) has filed, or had filed against it, under any Insolvency Laws, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding, (iv) has admitted in writing its inability to pay its debts as they become due, or (v) has ceased operation of its business;
(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office (or its domicile, for the purposes of the Quebec Civil Code) in the United States, Canada or, solely with respect to any Account Debtor of any Netherlands Loan Party or UK Loan Party (or, with respect to Accounts in an aggregate amount not to exceed $10,000,000, any Account Debtor of any US Loan Party or Canadian Loan Party), Norway, Switzerland or any Permitted European Member State or (ii) is not organized under any applicable law of the United States, any state of the United States or the District of Columbia, Canada or any province or other political subdivision of Canada or, solely with respect to any Account Debtor of any Netherlands Loan Party or UK Loan Party (or, with respect to Accounts in an aggregate amount not to exceed $10,000,000, any Account Debtor of any US Loan Party or Canadian Loan Party), Norway, Switzerland or any Permitted European Member State, unless, in any such case, such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;
(l) which is owed in any currency other than (i) dollars, Euros, or Canadian Dollars, with respect to Accounts of the Canadian Loan Parties, (ii) dollars, Canadian Dollars, or Euros, with respect to Accounts of the US Loan Parties, (iii) dollars, Euros, Sterling, Danish Kroner or Swedish Kronor, with respect to Accounts of the Specified European Loan Parties, or (iv) dollars, Euros, or Sterling, with respect to Accounts of the UK Loan Parties; provided that the aggregate amount of Eligible Accounts denominated in Danish Kroner and Swedish Kronor at any time shall not exceed 5.0% of all Eligible Accounts at such time;
(m) which is owed by the government (or any department, agency, public corporation, or instrumentality thereof, excluding states of the United States of America) of any country and except to the extent that the subject Account Debtor is (i) the federal government of the United States of America and, with respect to Accounts in excess of $5,000,000 (individually or in the aggregate) at any time, has complied with the Federal Assignment of Claims Act of 1940, as amended (31 USC. § 3727 et seq. and 41 USC. § 15 et seq.), (ii) the federal government of Canada and has complied with the Financial Administration Act (Canada), as amended, (iii) the federal government of the Netherlands, or (iv) the federal government of Germany, as applicable, and any other steps necessary to perfect the Lien of the applicable Collateral Agent in such Account have been complied with to the satisfaction of such applicable Collateral Agent;
(n) which is owed by any Affiliate, employee, officer, director, agent or stockholder (other than any stockholder of the Company) of any Loan Party;
(o) which is evidenced by any promissory note, judgment, chattel paper or instrument;
(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(q) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;
(r) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Party has filed such report or qualified to do business in such jurisdiction;
(s) with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;
(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, provincial, territorial, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Loan Party has or has had an ownership interest in such goods, or which indicates any party other than such Loan Party as payee or remittance party;
(v) which was created on cash on delivery terms;
(w) which is subject to any limitation on assignments or other security interests (whether arising by operation of law, by agreement or otherwise), unless the applicable Collateral Agent has determined that such limitation is not enforceable;
(x) which is governed by the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, Canada or any province or other political subdivision of Canada (with respect to an Account Debtor of any Canadian Loan Party), the Netherlands (with respect to an Account Debtor of the European Borrower), England and Wales (with respect to an Account Debtor of the UK Borrower) or (with respect to RSB Accounts in an amount not to exceed $500,000) Germany;
(y) in respect of which the Account Debtor is a consumer within applicable consumer protection legislation;
(z) which was acquired or originated by any Person acquired directly or indirectly by the Company after the date hereof until such time as a field exam in respect of such Accounts reasonably satisfactory to the Administrative Agent, in its Permitted Discretion, has been completed;
(aa) which is owed by an Account Debtor in respect of which the Company or any of its Subsidiaries has received notice of any proceedings or actions which are threatened or pending against such Account Debtor which would reasonably be expected to affect the value of the Account as Collateral or the likelihood of payment by the Account Debtor;
(bb) which is a Credit Card Account Receivable;
(cc) which is not owned by a Loan Party or such Loan Party does not have good or marketable title to such Account;
(cc) which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the Account Debtor’s inability to pay; or

(dd) which is an RSB Account until such time as (x) a field exam in respect of such Accounts reasonably satisfactory to the Administrative Agent and (y) diligence with respect to RSB reasonably satisfactory to the Administrative Agent has been completed.
In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all sales, advances or prepayments, accrued and actual discounts (including early pay discounts), claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective two Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.
“Eligible Credit Card Account Receivable” means any Credit Card Account Receivable that (i) has been earned and represents the bona fide amounts due to a Loan Party from a credit card processor and/or credit card issuer, and in each case originated in the ordinary course of business of the applicable Loan Party and (ii) is not excluded as an Eligible Credit Card Account Receivable pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, a Credit Card Account Receivable shall indicate no person other than a Loan Party as payee or remittance party. Eligible Credit Card Account Receivable shall not include any Credit Card Account Receivable if:
(a) such Credit Card Account Receivable is not owned by a Loan Party or such Loan Party does not have good or marketable title to such Credit Card Account Receivable;
(b) such Credit Card Account Receivable does not constitute an “Account” (as defined in the UCC or, with respect to the Canadian Borrower, the PPSA) or such Credit Card Account Receivable has been outstanding more than five Business Days;
(c) the credit card issuer or credit card processor of the applicable credit card with respect to such Credit Card Account Receivable is the subject of any bankruptcy or insolvency proceedings;
(d) such Credit Card Account Receivable is not a valid, legally enforceable obligation of the applicable credit card issuer with respect thereto;
(e) such Credit Card Account Receivable is not subject to a properly perfected first priority security interest in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks), or is subject to any Lien whatsoever other than any Lien created pursuant to the Loan Documents, any Permitted Encumbrances contemplated by the processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established and the Permitted Second Priority Lien;
(f) such Credit Card Account Receivable does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Account Receivable;
(g) such Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of such Credit Card Account Receivable or unpaid credit card processor fees;
(h) such Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent; or
(i) such Credit Card Account Receivable does not meet such other usual and customary eligibility criteria for Credit Card Account Receivables as the Administrative Agent may determine from time to time in its Permitted Discretion.
In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Account Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the Loan Party to reduce the amount of such Eligible Credit Card Account Receivable.
“Eligible Inventory” means, at any time, the Inventory of a Loan Party which in accordance with the terms hereof is eligible as the basis for the extension of Revolving Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Eligible Inventory shall not include any Inventory:
(a) which is not subject to a first priority perfected Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks);
(b) which is subject to any Lien other than (i) a Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders, the applicable Issuing Banks and any other holder of applicable Secured Obligations), (ii) a Permitted Encumbrance pursuant to clause (a) or (b) of the definition of Permitted Encumbrance hereunder which does not have priority over the Lien in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks), (iii) Prior Claims that are unregistered and that secure amounts that are not yet due and payable and (iv) the Permitted Second Priority Lien;
(c) which, in the Administrative Agent’s Permitted Discretion, is determined to be slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business, or unacceptable due to age, type, category and/or quantity (it being understood that in the use of such Permitted Discretion, the Administrative Agent may take into account whether such Inventory was treated as slow moving or otherwise unfit for sale in the calculation of the applicable Net Orderly Liquidation Value);
(d) with respect to which any covenant, representation, or warranty contained in this Agreement or any applicable Security Agreement has been breached or is not true;
(e) in which any Person other than the applicable Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
(f) which is not finished goods or which constitutes work-in-process, raw materials (other than raw materials located in the United States at any property owned by such Loan Party or at any location leased by such Loan Party for which a Collateral Access Agreement has been delivered to the Administrative Agent and continues to be in effect), spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held by a Loan Party on consignment, or goods which are not of a type held for sale in the ordinary course of business;
(g) which is not located in the United States, Canada (with respect to Inventory owned by any US Loan Party or Canadian Loan Party), England, Wales and Ireland (with respect to Inventory owned by any UK Loan Party), the Netherlands (with respect to Inventory owned by any Netherlands Loan Party) or Germany (to the extent the European Borrower retains title to such Inventory pursuant to an agreement that is satisfactory to the European Administrative Agent and the aggregate amount of such Inventory does not exceed $15,000,000) or is in transit from vendors and suppliers (it being understood, for the avoidance of doubt, that any such Inventory that is in transit from any Loan Party to a warehouse owned or leased by such Loan Party shall not be excluded pursuant to this clause (g) solely because such Inventory is in transit so long as, in the case of any such Inventory in transit to a warehouse leased by such Loan Party, either the Administrative Agent has received a Collateral Access Agreement in respect thereof that continues to be in effect or a Rent Reserve has been taken); provided that such Inventory in transit with a common carrier from vendors and suppliers may be included as eligible pursuant to this clause (g) so long as (1) the applicable Administrative Agent shall have received (x) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (y) evidence of satisfactory casualty insurance naming the applicable Collateral Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (z) if the bill of lading is (A) non-negotiable and the inventory is in transit to the United States or Canada, a duly executed Collateral Access Agreement from the applicable customs broker for such Inventory or (B) negotiable, confirmation that the bill is issued in the name of the applicable Loan Party and consigned to the order of the Collateral Agent, and an acceptable agreement has been executed with the Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the applicable Collateral Agent and has granted the applicable Collateral Agent access to the Inventory, (2) the common carrier is not an Affiliate of the applicable vendor, supplier, distribution center or initial Group Member, as applicable and (3) the aggregate amount of such Inventory in transit (w) in the US Borrowing Base shall not exceed $35,000,000, (x) in the European Borrowing Base shall not exceed $15,000,000, (y) in the Canadian Borrowing Base shall not exceed $5,000,000, and (z) in the UK Borrowing Base shall not exceed $10,000,000, in each case at any time;
(h) which is located in any (i) warehouse, cross-docking facility, distribution center, regional distribution center or depot or (ii) any retail store located in a jurisdiction providing for a common law or statutory landlord’s lien (or any retail store location in the Province of Quebec in respect of which the landlord has filed a hypothec) on the personal property of tenants, which lien or hypothec would be prior or superior to that of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks), in each case leased by the applicable Loan Party unless (A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement which remains in effect or (B) a Rent Reserve has been established by the Administrative Agent which Rent Reserve may be reduced if a subsequent Collateral Access Agreement has been received by the Administrative Agent;
(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor but including any ecommerce service provider) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to paragraph (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement which remains in effect and such other documentation as the Administrative Agent may require or (ii) a Rent Reserve has been established by the Administrative Agent which Rent Reserve may be reduced if a subsequent Collateral Access Agreement has been received by the Administrative Agent;
(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;
(k) which is the subject of a consignment by any Loan Party as consignor; provided that Inventory of the Netherlands Loan Parties, in an aggregate amount not to exceed $5,000,000, located in the Netherlands or Germany shall not be excluded pursuant to this clause (l) solely because such Inventory is subject to a “four wall” concession arrangement so long as a Rent Reserve has been established by the Administrative Agent;
(l) which is distressed Inventory, as determined by the Administrative Agent in its Permitted Discretion;
(m) which contains or bears any intellectual property rights licensed to any Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) the consent of each applicable licensor, (ii) infringing the rights of such licensor, (iii) violating any contract with such licensor, or (iv) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; provided however that any such Inventory bearing Intellectual Property licensed to LC LIBRA, LLC pursuant to the Existing Donna Karan License shall not be ineligible solely pursuant to this clause (m);
(n) which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory and constitutes Eligible LC Inventory);
(o) for which reclamation rights have been asserted by the seller;
(p) (i) for which any contract relating to such Inventory expressly includes retention of title in favor of the vendor or supplier thereof or (ii) for which any contract relating to such Inventory does not address retention of title and the relevant Loan Party has not represented to the Administrative Agent that there is no retention of title in favor of the vendor or supplier thereof; provided that Inventory of a Loan Party other than a US Loan Party of the types described in clauses (i) and (ii) above shall not be excluded from Eligible Inventory solely pursuant to this clause (p) in the event that (x) the European Administrative Agent shall have received evidence satisfactory to it that the full purchase price of such Inventory has, or will have, been paid prior to or upon the delivery of such Inventory to a Loan Party or (y) a Letter of Credit has been issued under this Agreement for the purchase of such Inventory; or
(q) which the Administrative Agent deems not to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent in its Permitted Discretion, deems appropriate;
provided that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication, any amounts representing (a) Vendor Rebates; (b) costs included in Inventory relating to advertising; (c) the shrink reserve; (d) the unreconciled discrepancy between the general inventory ledger and the perpetual Inventory ledger, to the extent the general Inventory ledger reflects less Inventory than the perpetual inventory ledger; and (e) a reserve for Inventory which is designated to be returned to vendor or which is recognized as damaged or off quality by the applicable Loan Party.
Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective two Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.
“Eligible Juicy Couture Trademark Amount” means $10,000,000; provided that such amount shall amortize quarterly on a straight-line basis to zero over two years commencing at the end of the first full fiscal quarter following the Effective Date; provided further that the Eligible Juicy Couture Trademark Amount shall be reduced on a pro rata basis, determined by reference to the allocated value of each Juicy Couture Trademark, to the extent that (i) any such Juicy Couture Trademark is no longer owned by a US Loan Party or (ii) the US Collateral Agent does not have a perfected first priority Lien in such Juicy Couture Trademark.

“Eligible Kate Spade Trademark Amount” means $3,000,000; provided that such amount shall amortize quarterly on a straight-line basis to zero over two years commencing at the end of the first full fiscal quarter following the Effective Date; provided further that the Eligible Kate Spade Trademark Amount shall be reduced on a pro rata basis, determined by reference to the allocated value of each Kate Spade Trademark, to the extent that (i) any such Kate Spade Trademark is no longer owned by a US Loan Party or (ii) the US Collateral Agent does not have a perfected first priority Lien in such Kate Spade Trademark.
“Eligible LC Inventory” means the value of the undrawn face amount of commercial and documentary Letters of Credit issued relating to the purchase price of Inventory that has or will be shipped to a Loan Party’s location (as to which, in the case of locations leased by a Loan Party, a Collateral Access Agreement has been obtained, or appropriate Rent Reserves have been taken) and which Inventory (a) is or will be owned by a Loan Party, (b) is fully insured on terms reasonably satisfactory to the applicable Collateral Agent, (c) is subject to a first priority Lien upon such goods in favor of the applicable Collateral Agent (except for any possessor Lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Loan Party and other Permitted Encumbrances), (d) is evidenced or deliverable pursuant to documents, notices, instruments, statements and bills of lading that have been delivered to the applicable Collateral Agent or an agent acting on its behalf, and (e) is otherwise deemed to be “Eligible Inventory” hereunder; provided that the Aggregate Availability represented by the Eligible LC Inventory in (w) the US Borrowing Base shall not exceed $60,000,000, (x) the Canadian Borrowing Base shall not exceed $15,000,000, (y) the European Borrowing Base shall not exceed $25,000,000, and (z) the UK Borrowing Base shall not exceed $20,000,000, in each case at any time. The applicable Collateral Agent shall have the right to establish, modify, or eliminate Reserves against Eligible LC Inventory from time to time in its Permitted Discretion. In addition, the applicable Collateral Agent shall have the right, from time to time, to adjust any of the criteria set forth above and to establish new criteria with respect to Eligible LC Inventory in its Permitted Discretion, subject to the approval of the Administrative Agent in the case of adjustments, new criteria or the elimination of Reserves which have the effect of making more credit available or are otherwise adverse to the Lenders; provided however, for the avoidance of doubt, no such approval shall be required in the case of any adjustment or the elimination of Reserves caused by operation of the provisions of this Agreement relating to the Aggregate Borrowing Base.
“Eligible Liz Claiborne Trademark Amount” means $12,000,000; provided that such amount shall amortize quarterly on a straight-line basis to zero over two years commencing at the end of the first full fiscal quarter following the Effective Date; provided further that the Eligible Liz Claiborne Trademark Amount shall be reduced on a pro rata basis, determined by reference to the allocated value of each Liz Trademark, to the extent that (i) any such Liz Trademark is no longer owned by a US Loan Party or (ii) the US Collateral Agent does not have a perfected first priority Lien in such Liz Trademark.
“Eligible Lucky Brand Trademark Amount” means $5,000,000; provided that such amount shall amortize quarterly on a straight-line basis to zero over two years commencing at the end of the first full fiscal quarter following the Effective Date; provided further that the Eligible Lucky Brand Trademark Amount shall be reduced on a pro rata basis, determined by reference to the allocated value of each Lucky Brand Trademark, to the extent that (i) any such Lucky Brand

Trademark is no longer owned by a US Loan Party or (ii) the US Collateral Agent does not have a perfected first priority Lien in such Lucky Brand Trademark.
“Eligible Real Property” means, the real property listed on Schedule 1.01(b) owned by any US Loan Party and any other real property that is approved by the Administrative Agent on or prior to the second anniversary of the Effective Date, located in the United States and owned by any US Loan Party, in each case (i) in respect of which an appraisal report has been delivered to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent, (ii) in respect of which the Administrative Agent is satisfied that all actions necessary or desirable in order to create a perfected first priority Lien for the benefit of the US Collateral Agent on such real property have been taken, including, the filing and recording of Mortgages and that such real property is not subject to any other Lien (other than those permitted under clauses (a), (b), (f) and (g) of the definition of Permitted Encumbrance, under Section 6.02(k) and other than the Permitted Second Priority Lien), (iii) in respect of which an environmental assessment report has been completed and delivered to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent, (iv) which is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to the Administrative Agent, insuring that the US Collateral Agent, for the benefit of the Agents, the Lenders and the Issuing Banks, shall have a perfected first priority Lien on such real property, evidence of which shall have been provided in form and substance satisfactory to the Administrative Agent, and (v) if required by the Administrative Agent: (A) an ALTA survey has been delivered for which all necessary fees have been paid and which is dated no more than 30 days prior to the date on which the applicable Mortgage is recorded, certified to Administrative Agent and the issuer of the title insurance policy in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the state in which such Eligible Real Property is located and acceptable to the Administrative Agent, and shows all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent; (B) in respect of which local counsel for the applicable US Loan Parties in states in which the Eligible Real Property is located have delivered a letter of opinion with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and (C) in respect of which the applicable US Loan Party shall have used its reasonable commercial efforts to obtain estoppel certificates executed by all tenants of such Eligible Real Property and such other consents, agreements and confirmations of lessors and third parties have been delivered as the Administrative Agent may deem necessary in its reasonable discretion, together with evidence that all other actions that the Administrative Agent may deem necessary in order to create perfected first priority Liens on the property described in the Mortgages have been taken.
“Eligible Retail Inventory” means Eligible Inventory that is Retail Inventory.
“Eligible Retail LC Inventory” means Eligible LC Inventory that is Retail Inventory.

“Eligible Trademark Amount” means the aggregate amount of the Eligible Liz Claiborne Trademark Amount, the Eligible Kate Spade Trademark Amount, the Eligible Juicy Couture Trademark Amount and the Eligible Lucky Brand Trademark Amount.
“Eligible Wholesale Inventory” means Eligible Inventory that is Wholesale Inventory.
“Eligible Wholesale LC Inventory” means Eligible LC Inventory that is Wholesale Inventory.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders-in-council, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management, presence, release or threatened release of any harmful or deterious substance or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation or remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of or obligation under any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the presence of or exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Reserve” means reserves relating to environmental matters affecting any Eligible Real Property deemed necessary by the Administrative Agent from time to time in its Permitted Discretion.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period referred to in Section 4043(c) of ERISA is waived); (b) the existence with respect to any Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code; (c) any failure of any Plan to satisfy the “minimum funding standard” applicable to such Plan (as such term is defined in Sections 412 and 430 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan including, without limitation, the imposition of any Lien in favor of the PBGC or any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA.
“Euro” or “€” refers to the single currency of the Participating Member States.
“Euro Notes Documentation” means the Existing Euro Notes and all other agreements and instruments executed in connection therewith.
“Euro Notes Refinancing Debt” has the meaning assigned to such term in Section 6.01.
“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“European Account Transfer Trigger Event” means the first date after the Effective Date on which a Full Cash Dominion Period is in effect.
“European Administrative Agent” means J.P. Morgan Europe Limited, in its capacity as administrative agent for the Facility B Lenders hereunder, and its successors in such capacity (or such of its Affiliates as it may designate from time to time).
“European Availability” means (a) the lesser of (x) the European Sublimit and (y) the sum of (i) the European Borrowing Base plus (ii) solely to the extent the total Revolving Exposure relating to the European Borrower exceeds the European Borrowing Base, the US Availability (calculated without giving effect to any European US Borrowing Base Utilization), minus (b) the total Revolving Exposure relating to the European Borrower.
“European Borrower” means Mexx Europe B.V.

“European Borrowing Base” means, at any time, with respect to the Netherlands Loan Parties, the sum of:
(a) 100% of the aggregate cash balances denominated in dollars, Euros, Sterling or Yen in depositary accounts of the Netherlands Loan Parties constituting investment accounts that are held at JPMorgan Chase Bank, N.A. or any Affiliate thereof approved by the Administrative Agent and subject to an Account Control Agreement and upon which the European Collateral Agent has a first priority perfected Lien for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, subject only to Liens permitted pursuant to Section 6.02(f), plus
(b) the product of (i) 85% multiplied by (ii) the Netherlands Loan Parties’ Eligible Accounts at such time, minus the Dilution Reserve related to the Netherlands Loan Parties, plus
(c) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the Netherlands Loan Parties’ Eligible Retail Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(d) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the Netherlands Loan Parties’ Eligible Wholesale Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(e) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the Netherlands Loan Parties’ Eligible Retail LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(f) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the Netherlands Loan Parties’ Eligible Wholesale LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, minus
(g) without duplication, applicable Reserves established by the Administrative Agent in its Permitted Discretion.
The Administrative Agent may, in its Permitted Discretion, adjust Reserves (subject to Section 9.02(b)) used in computing the Aggregate Borrowing Base and the European Borrowing Base, with any such changes to be effective two Business Days after delivery of notice thereof to the Borrower Representative and the Lenders in accordance with Section 11.04 of this Agreement. The European Borrowing Base at any time shall be determined by reference to the most recent European Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.
“European Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-4.
“European Collateral Agent” means J.P. Morgan Europe Limited, in its capacity as collateral agent and security trustee for itself, the Administrative Agent, the Issuing Banks and the Lenders, and its successors in such capacity (or such of its Affiliates as it may designate from time to time).
“European Group” means, collectively, each Netherlands Group Member, each German Group Member and each UK Group Member.
“European Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued hereunder for the purpose of providing credit support for the European Borrower.
“European Loan Parties” means, individually and collectively, the Netherlands Loan Parties, the German Loan Parties, the UK Loan Parties and any other Loan Party that is organized in a member State of the European Union, Norway or Switzerland.
“European Loans” means, individually and collectively, the European Revolving Loans, the European Swingline Loans and the European Protective Advances.
“European Protective Advance” has the meaning assigned to such term in Section 2.04.
“European Revolving Loan” means a Revolving Loan made to the European Borrower.
“European Security Agreement” means any document creating a security interest over any Account of any Specified European Loan Party in favor of the European Collateral Agent in a form satisfactory to the European Collateral Agent (that is not already included within the definitions of German Security Agreement or Netherlands Security Agreement), as the same may be amended, restated or otherwise modified from time, and any other document creating a security interest over property of any Specified European Loan Party in favor of the European Collateral Agent in a form satisfactory to the European Collateral Agent, on or after the date of this Agreement (that is not already included within the definitions of German Security Agreement or Netherlands Security Agreement), as the same may be amended, restated or otherwise modified from time to time, and any Austrian Collateral Document (to the extent not otherwise a European Security Agreement).
“European Sublimit” means, $100,000,000, as such sublimit may be reduced or terminated in accordance with Section 2.09.

“European Swingline Lender” means J.P. Morgan Europe Limited, in its capacity as lender of European Swingline Loans hereunder, and its successors and assigns in such capacity.
“European Swingline Loan” has the meaning set forth in Section 2.05(a)(iii).
“European US Borrowing Base Utilization” means the excess of (i) the total Revolving Exposure relating to the European Borrower minus (i) the European Borrowing Base.
“Events of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means, with respect to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or any other Loan Document, (a) any Other Connection Taxes, (b) U.S. federal withholding Tax (with respect to payments made by the Company), Canadian withholding tax (with respect to payments made by the Canadian Borrower), Netherlands withholding tax (with respect to payments made by the European Borrower), U.K. withholding tax (with respect to payments made by the UK Borrower) whichever is applicable, imposed by a Requirement of Law (after giving effect to the delivery of applicable tax forms) in effect at the time a Foreign Lender (other than an assignee under Section 2.19(b)) becomes a party hereto (or designates a new lending office under Section 2.19(a)), with respect to any payment made by or on account of any obligation of the Company, the Canadian Borrower, the European Borrower or the UK Borrower, whichever is applicable, to such Foreign Lender (other than any such payment made by such Person in a capacity other than as a Borrower), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under clause (a) of Section 2.17, (c) Taxes attributable to a Lender’s (or, if required to provide forms under Section 2.17(g), a Lender’s beneficial owner’s) failure to comply with Section 2.17(g), (d) any withholding Tax imposed as a result of a Lender’s failure to provide forms described in Section 2.17(g) if such failure is solely due to the legal restrictions imposed under the secrecy laws of the jurisdiction where such Lender is organized or (e) any U.S. Federal withholding Taxes imposed by FATCA other than by reason of a Change in Law.
“Existing Convertible Notes” means the Company’s 6% Convertible Senior Notes due 2014.
“Existing Convertible Note Documents” means the indenture under which the Existing Convertible Notes are issued and all other instruments, agreements and other documents evidencing or governing the Existing Convertible Notes or providing for any other right in respect thereof.
“Existing Credit Agreement” shall have the meaning set forth in the preamble hereto.
“Existing Donna Karan License” means the License Agreement, dated as of December 13, 1997, between Donna Karan Studio LLC, as licensor and LC LIBRA, LLC, as licensee, as amended, restated, supplemented or otherwise modified on or prior to the Original Effective Date.

“Existing Euro Notes” means the Company’s existing €350,000,000 5% notes due 2013.
“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06 hereto, which letters of credit have been issued by an Issuing Bank or any Lender.
“Existing Loan Documents” means the “Loan Documents” under and as defined in the Existing Credit Agreement.
“Existing Mortgages” means each of the mortgages, deeds of trust or other agreements made pursuant to the Existing Credit Agreement by any US Loan Party in favor or the US Collateral Agent.
“Facility” means, individually and collectively, Facility A and Facility B.
“Facility A” means the Facility A Commitments and the extensions of credit made thereunder.
“Facility A Commitment” means, with respect to each Facility A Lender, the commitment, if any, of such Lender to make Facility A Revolving Loans and to acquire participations in Facility A Letters of Credit, Facility A Protective Advances and Facility A Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Facility A Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Facility A Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Facility A Commitment, as applicable. The initial aggregate amount of the Lenders’ Facility A Commitments is $150,000,000.
“Facility A Credit Exposure” means, with respect to any Facility A Lender at any time, the sum of such Lender’s Facility A Revolving Exposure plus an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of Facility A Protective Advances outstanding at such time.
“Facility A LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility A Letters of Credit at such time for the account of the Company plus (b) the aggregate amount of all LC Disbursements in respect of Facility A Letters of Credit that have not yet been reimbursed by or on behalf of the Company at such time. The Facility A LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility A LC Exposure at such time.
“Facility A Lenders” means the Persons listed on the Commitment Schedule as having a Facility A Commitment and any other Person that shall acquire a Facility A Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Facility A Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) issued under this Agreement that is (a) reasonably acceptable to the applicable Issuing Bank and (b) issued pursuant to Facility A for the purpose of providing credit support for the Company. For the avoidance of doubt, unless the context otherwise requires, references herein to Facility A Letters of Credit shall include any time draft presented under a Facility A Letter of Credit.
“Facility A Loans” means, individually and collectively, the Facility A Revolving Loans, the Facility A Swingline Loans and the Facility A Protective Advances.
“Facility A Obligations” means all unpaid principal of and accrued and unpaid interest on the Facility A Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all Facility A LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Facility A Lenders or to any Facility A Lender, the Administrative Agent, any Issuing Bank in respect of a Facility A Letter of Credit or any indemnified party arising under the Loan Documents, in each case, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.
“Facility A Protective Advance” has the meaning assigned to such term in Section 2.04.
“Facility A Revolving Exposure” means, with respect to any Facility A Lender at any time, the sum of the outstanding principal amount of such Lender’s Facility A Revolving Loans and its Facility A LC Exposure plus an amount equal to its Applicable Percentage of the aggregate principal amount of Facility A Swingline Loans outstanding at such time.
“Facility A Revolving Loans” has the meaning assigned to such term in Section 2.01.
“Facility A Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(i).
“Facility A Swingline Sublimit” means $15,000,000.
“Facility B” means the Facility B Commitments and the extensions of credit made thereunder.
“Facility B Borrower” means, individually and collectively, the Company (in its capacity as a Borrower under Facility B), the European Borrower, the Canadian Borrower and the UK Borrower.
“Facility B Commitment” means, with respect to each Facility B Lender, the commitment, if any, of such Lender to make Facility B Revolving Loans and to acquire participations in Facility B Letters of Credit, Facility B Protective Advances and Facility B Swingline Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Facility B Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Facility B Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Facility B Commitment, as applicable. The initial aggregate amount of the Lenders’ Facility B Commitments is $200,000,000.

“Facility B Credit Exposure” means, with respect to any Facility B Lender at any time, the sum of such Lender’s Facility B Revolving Exposure plus an amount equal to such Lender’s Applicable Percentage of the aggregate principal amount of Facility B Protective Advances outstanding at such time.
“Facility B LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Facility B Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements in respect of Facility B Letters of Credit that have not yet been reimbursed by or on behalf of a Facility B Borrower at such time. The Facility B LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Facility B LC Exposure at such time.
“Facility B Lenders” means the Persons listed on the Commitment Schedule as having a Facility B Commitment and any other Person that shall acquire a Facility B Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Facility B Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) issued under this Agreement that is (a) acceptable to the applicable Issuing Bank and (b) issued pursuant to Facility B for the purpose of providing credit support for a Facility B Borrower. For the avoidance of doubt, unless the context otherwise requires, references herein to Facility B Letters of Credit shall include any time draft presented under a Facility B Letter of Credit.
“Facility B Loans” means, individually and collectively, the Facility B Revolving Loans, the Facility B Swingline Loans and the Facility B Protective Advances.
“Facility B Obligations” means all unpaid principal of and accrued and unpaid interest on the Facility B Loans (or which would have accrued but for the commencement of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), all Facility B LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Facility B Lenders or to any Facility B Lender, the Administrative Agent, the Issuing Bank in respect of a Facility B Letter of Credit or any indemnified party arising under the Loan Documents, in each case, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred.
“Facility B Protective Advances” means, collectively, the European Protective Advances, the Canadian Protective Advances, the UK Protective Advances and the Facility B US Protective Advances.
“Facility B Revolving Exposure” means, with respect to any Facility B Lender at any time, the sum of the outstanding principal amount of such Lender’s Facility B Revolving Loans and its Facility B LC Exposure plus an amount equal to its Applicable Percentage of the aggregate principal amount of Facility B Swingline Loans outstanding at such time.
“Facility B Revolving Loans” has the meaning assigned to such term in Section 2.01.

“Facility B Swingline Loans” means, collectively, the European Swingline Loans, the Canadian Swingline Loans, the UK Swingline Loans and the Facility B US Swingline Loans.
“Facility B Swingline Sublimit” means $40,000,000.
“Facility B US Protective Advance” has the meaning assigned to such term in Section 2.04.
“Facility B US Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(ii).
“FATCA” means Section 1471 or 1472 of the Code and regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the Executive Vice President — Chief Financial Officer, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller or similar officer of the Borrower Representative or any Loan Party.
“Finnish Loan Party” has the meaning assigned to such term in Section 10.01(j).
“Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense required to be paid in cash, plus income taxes paid in cash (net of any income tax refund received, but in no event less than zero), plus scheduled principal payments on Indebtedness made during such period (including Capital Lease Obligation payments), plus dividends or distributions paid in cash, plus cash contributions to any Pension Plan all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal month of the Company for the most-recently ended twelve fiscal months, of (a) Consolidated EBITDA minus the unfinanced portion of Capital Expenditures, to (b) Fixed Charges, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary set forth herein, for purposes of calculating the Fixed Charge Coverage Ratio, Fixed Charge Coverage Ratio shall include discontinued operations of the Company and its Subsidiaries, as defined by GAAP, until the applicable restated financial statements reflecting such discontinuation are available.
“Flood Insurance” has the meaning assigned to such term in Section 4.01(o)(v).

“Foreign Benefit Arrangements” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates, including for the avoidance of doubt any Canadian Benefit Plan.
“Foreign Borrowing Base” means the aggregate amount of the Canadian Borrowing Base, the UK Borrowing Base and the European Borrowing Base.
“Foreign Lender” means any Lender or Issuing Bank, (a) with respect to any Borrower other than the Company and any Tax, that is treated as foreign or non-resident by the jurisdiction imposing such Tax, (b) with respect to the Company, (1) that, is not a “United States person” as defined by section 7701(a)(30) of the Code (a “US Person”), or (2) that is a partnership or other entity treated as a partnership for United States federal income tax purposes which is a US Person, but only to the extent the beneficial owners (including indirect partners if its direct partners are partnerships or other entities treated as partnerships for United States federal income tax purposes are US Persons) are not US Persons.
“Foreign Loan Parties” means, individually and collectively, the Loan Parties other than the US Loan Parties.
“Foreign Pension Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Loan Party or any of its Subsidiaries or Affiliates, including any Canadian Pension Plan.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Free Reserves Available for Distribution” has the meaning assigned to such term in Section 10.01(n)(ii).
“French Guaranteed Obligations” means, with respect to any French Loan Guarantor (i) all Facility B Obligations, (ii) all Banking Services Obligations, (iii) all Acceptance Obligations and (iv) all Secured Swap Obligations, in each case, of or owing by any European Loan Party and/or Canadian Loan Party to one or more Lenders or their respective Affiliates, and any other obligations and other actual or contingent liabilities from time to time incurred from time to time incurred by a European Loan Party and/or a Canadian Loan Party to any Guaranteed Party under the Loan Documents; provided that the amount of all such obligations shall be limited to all outstanding amounts borrowed by the relevant French Loan Guarantor from the European Borrower (it being understood, for the avoidance of doubt, that no obligations owed by any US Loan Party to any Guaranteed Party shall be guaranteed by a French Loan Guarantor under this Agreement).
“French Intercompany Loan” means the outstanding amount of any one or all of the intercompany loans advanced by the European Borrower to Mexx Boutiques SARL or to any other French Loan Guarantor.
“French Loan Guarantor” means (i) Mexx Boutiques SARL a French société à responsabilité limitée registered under number 343 317 699 RCS Paris whose registered office is at 23 Bis Rue Nieuport, 92150 Suresnes (France) and (ii) any other Loan Guarantor incorporated in France.
“Full Cash Dominion Period” means any Level 1 Minimum Aggregate Availability Period (provided that a Full Cash Dominion Period may be discontinued no more than twice in any period of twelve consecutive months).
“Funding Accounts” has the meaning assigned to such term in Section 4.01(g).
“GAAP” means generally accepted accounting principles in the United States of America.
“German Account Pledge Agreement” means any document governed by German law creating a security interest over any Account of any German Loan Party or of the European Borrower in favor of the European Collateral Agent in a form satisfactory to the European Collateral Agent.
“German Bankruptcy Reserve” means reserves for fees payable to an insolvency administrator pursuant to Section 171 of the German Insolvency Code (Insolvenzordnung).
“German Global Assignment Agreement” means a German assignment agreement creating a security interest over receivables of any German Loan Party in favor of the European Collateral Agent in a form satisfactory to the European Collateral Agent.
“German Group Member” means, collectively, any Subsidiary of the Company (including the Designated German Subsidiaries) incorporated or otherwise formed under the laws of Germany.
“German IP Transfer and Assignment Agreement” means any document creating a security interest over all intellectual property rights, patents, trademarks, know-how and utility models owned by any German Loan Party in favor of the European Collateral Agent and in a form approved by the European Collateral Agent.
“German Land Charge Deed” means all deeds entered into by any German Loan Party in a form approved by the European Collateral Agent pursuant to which the German Loan Party grants a land charge on its real estate property in favor of the European Collateral Agent, accompanied by an acceptance of debt (Übernahme der perönlichen Haftung) being immediately enforceable (Unterwerfung unter die sofortige Zwangsvollstreckung) in accordance with section 800 of the German code of civil procedure (Zivilproszessordnung) in favor of the European Collateral Agent.
“German Law Security Agreement” has the meaning assigned to such term in Article VIII.
“German Loan Party” means any Loan Party organized under the laws of Germany.

“German Partnership Interest Pledge Agreement” means any agreement creating a security interest over the partnership interests in Mexx Direct GmbH & Co. KG or any other Germany Loan Party organized as a limited partnership under German law.
“German Security Agreement” means each German Account Pledge Agreement, each German Global Assignment Agreement, each German IP Transfer and Assignment Agreement, each German Land Charge Deed, each German Partnership Interest Pledge Agreement, each German Security Purpose Agreement, each German Share Pledge Agreement, each German Security Transfer Agreement, and each German Security Trust Agreement as the same may be amended, restated or otherwise modified from time to time, and any other pledge or security agreement entered into or acknowledged or consented to (as appropriate), after the date of this Agreement, by any other German Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any German Loan Party (or any other property located in Germany)), as the same may be amended, restated or otherwise modified from time to time.
“German Security Purpose Agreement” means any document determining the security purpose of the security interest created under each German Land Charge Deed and entered into by each German Loan Party in a form approved by the European Collateral Agent.
“German Security Transfer Agreement” means any document creating a security interest over all assets (including but not limited to Inventory, stock machinery, equipment, fittings etc.) owned by any German Loan Party or any Netherlands Loan Party and situated on any German Loan Party’s business premises, in favor of the European Collateral Agent and in a form approved by the European Collateral Agent.
“German Security Trust Agreement” means any document determining how the security created by or pursuant to any German Security Agreement is to be held and administered by the European Administrative Agent for and on behalf of the Lenders, in a form approved by the European Collateral Agent.
“German Share Pledge Agreement” means any document creating a security interest over the shares in each German Loan Party, in favor of the European Collateral Agent in a form approved by the European Collateral Agent.
“Global Headquarters” means the Company’s global headquarters located at 1 Claiborne Avenue, North Bergen, New Jersey 07047.
“Governmental Authority” means the government of the United States of America, Canada, the Netherlands, Germany, Austria, England and Wales or any other nation or any political subdivision thereof, whether state, provincial, territorial, municipal or local; the European Central Bank, the Council of Ministers of the European Union or any other supranational body; and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Greek Account Pledge Agreement” means a document creating a security interest over any Account of any Greek Loan Party in favor of the European Collateral Agent in a form satisfactory to the European Collateral Agent.
“Greek Loan Party” means any Loan Party organized under the laws of Greece.
“Group Member” means any Loan Party other than an Account Party.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Guaranteed Parties” has the meaning assigned to such term in Section 10.01.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, contaminants, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to or that could result in liability under any Environmental Law.
“High Season” means all times other than Low Season.
“Hong Kong Intercompany Loan” means the intercompany loan made by the Company to Mexx Europe International BV on May 23, 2001, and assigned by the Company to Liz Claiborne International Limited on December 4, 2008.
“Hong Kong Intercompany Receivable” means the intercompany receivable, owing to Liz Claiborne International Limited from the Company and certain of its Subsidiaries, representing accrued commissions for sourcing and related services.
“Hong Kong Subordination Agreement” means that certain Subordination Agreement, dated as of January 12, 2009, among Liz Claiborne International Limited and the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent.
“Immaterial Amendment” has the meaning assigned to such term in Section 4.02.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or bankers’ acceptances, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty for Indebtedness, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnification Claim” has the meaning set forth in Section 9.27(a).
“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Insolvency Laws” means each of the Bankruptcy Code, the Insolvency Act 1986, the Council Regulation 1346/2000/EC on insolvency proceedings (European Union), the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.
“Intellectual Property” means, individually and collectively, all worldwide intellectual property and proprietary rights of any kind, including but not limited to, trademarks, service marks, tradenames, copyrights, patents, trade secrets, industrial designs, internet domain names, including any applications and registrations pertaining thereto and with respect to trademarks, service marks and tradenames, the goodwill of the business symbolized thereby and connected with the use thereof.
“Intercompany Obligations” means loans, advances, trade payables, credit financing or borrowings among Mexx Europe Holding BV and its direct or indirect Subsidiaries.

“Intercompany Note” means the intercompany note dated as of January 12, 2009 entered into by the Loan Parties (as the same has been amended, supplemented or otherwise modified from time to time).
“Intercompany Services Receivables” means intercompany receivables owing from Loan Parties to non-Loan Parties representing accrued payables in respect of services rendered to such Loan Parties, solely to the extent that the obligations of the Loan Parties in connection therewith are subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January 12, 2009, substantially in the form of Exhibit H hereto, among the US Collateral Agent, the Administrative Agent, the US Loan Parties and SunTrust Equity Funding, LLC.
“Interest Election Request” means a request by the Borrower Representative (or the applicable Borrower) to convert or continue a Borrowing of Revolving Loans in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan, Canadian Prime Rate Loan or Overnight LIBO Loan (including, in each case, a Swingline Loan), the first day of each calendar month, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to any Loan, the Maturity Date.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending (i) on the numerically corresponding day in the calendar month that is one, two, three or six (or, if agreed to by all Lenders under the relevant Facility, 12) months thereafter, as the Borrower Representative may elect or (ii) solely as explicitly set forth in Section 2.05(c), the date that is one week thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) in the case of clause (i) above, any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Calculation Date” means each Business Day occurring during an Interim Period.
“Interim Period” means any period commencing on the first Business Day after any Settlement Request Date with respect to any European Swingline Loan and ending on the Settlement Date that is the associated therewith.

“Inventory” means, individually and collectively, “Inventory,” as referred to in any Security Agreement.
“Investment Grade Account Debtor” means an Account Debtor that, at the time of determination, has a corporate credit rating and/or family rating, as applicable, of BBB- or higher by S&P or Baa3 or higher by Moody’s.
“Irish Debenture” means the debenture, dated the date hereof, from Juicy Couture Ireland Ltd. in favor of J.P. Morgan Europe Limited.
“Issuing Bank” means, individually and collectively, JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association, together with any other Lenders reasonably acceptable to the Administrative Agent, each in its capacity of the issuer of Letters of Credit and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank (including pursuant to assignments of existing Letters of Credit), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued (including following any such assignment) by such Affiliate.
“ITA” means the Income Tax Act (Canada), as amended.
“Italian Collateral Document” has the meaning set forth in Article VIII.
“JCPenney License Agreement” means the License Agreement by and between the Company, J. C. Penney Corporation, Inc., J. C. Penney Company, Inc. and their subsidiaries, dated as of October 7, 2009, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Joinder Agreement” has the meaning assigned to such term in Section 5.14.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Juicy Couture Trademark” means any current or future Trademarks owned, controlled, licensed or used by Juicy Couture, Inc. or any of its Affiliates or the successors or assigns thereof that comprise or contain the name “Juicy” and/or “Couture” and/or any variations, stylizations or derivatives of any such Trademarks.
“Juicy Debenture” means the debenture, dated as of the date hereof, between the UK Borrower and the European Collateral Agent, as the same may be amended, restated or otherwise modified from time to time.
“Kate Spade JV Agreement” means the agreement governing the joint venture by and between Kate Spade LLC and Sanei International Co., Ltd.
“Kate Spade Trademark” means any current or future Trademarks owned, controlled, licensed or used by Kate Spade LLC or any of its Affiliates or the successors or assigns thereof that comprise or contain the name “Kate” and/or “Spade” and/or any variations, stylizations or derivatives of any such Trademarks.
“Law of 2002” has the meaning set forth in Section 10.01(i).
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit, including in respect of a time draft presented thereunder. The date of an LC Disbursement shall be the date of payment by such Issuing Bank under such Letter of Credit or a time draft presented thereunder, as the case may be.
“LC Exposure” means, at any time, the sum of the Facility A LC Exposure and the Facility B LC Exposure.
“LC Sublimit” $200,000,000; provided that the aggregate LC Exposure in respect of standby Letters of Credit shall not exceed $65,000,000.
“LCE Debenture” means the debenture, dated as of the date hereof, between the Liz Claiborne Europe and the European Collateral Agent, as the same may be amended, restated or otherwise modified from time to time.
“Lead Arrangers” means, individually or collectively, J.P. Morgan Securities Inc., Banc of America Securities LLC, Wells Fargo Capital Finance, LLC and SunTrust Robinson Humphrey, Inc., in their capacity as joint lead arrangers, and each of their successors in such capacity.
“Lenders” means the Facility A Lenders and the Facility B Lenders. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.
“Letter of Credit” means, individually and collectively, each Facility A Letter of Credit and each Facility B Letter of Credit.
“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(a).
“Licensed Inventory Reserve” means reserves for accrued royalties owing to Donna Karan Studio or any Affiliate thereof at any time that the most recent Collateral Report or Inventory appraisal delivered to the Administrative Agent or the US Collateral Agent indicates a turnover rate for the applicable Inventory that is equal to or greater than 75 days.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the applicable Reuters Screen (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent or the European Administrative Agent, as applicable, from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant currency in the London interbank market) at approximately 11:00 a.m., London time, on the Quotation Day, as the rate for deposits in the relevant currency with a maturity comparable to such Interest

Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant currency of $5,000,000 (or, the case of a currency other than dollars, an approximate equivalent thereof as determined by the Administrative Agent) and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds to prime banks in the London interbank market at approximately 11:00 a.m., London time on the Quotation Day.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liz Trademark” means any current or future Trademarks owned, controlled, licensed or used by the Company or any of its Affiliates or the successors or assigns thereof that comprise or contain the name “Liz” and/or “Claiborne” and/or any variations, stylizations or derivatives of any such Trademarks.”
“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Intercreditor Agreement, the Specified Loan Documents and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, any Collateral Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any Responsible Officer of any Loan Party, and delivered to the Administrative Agent, any Collateral Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means (a) each US Loan Party, with respect to the Secured Obligations of the other US Loan Parties, the Canadian Loan Parties and the European Loan Parties, (b) each Canadian Loan Party, with respect to the Secured Obligations of the other Canadian Loan Parties and the European Loan Parties, and (c) each European Loan Party, with respect to the Secured Obligations of the other European Loan Parties and the Canadian Loan Parties.
“Loan Guaranty” means (i) Article X of this Agreement and (ii) each separate guaranty, in form and substance reasonably satisfactory to the Administrative Agent, delivered by any Foreign Subsidiary (which guaranty shall be governed by the laws of the country in which such Foreign Subsidiary is located if the Administrative Agent requests that such law govern such guaranty), in each case as it may be amended or modified and in effect from time to time.

“Loan Parties” means (i) the Company, the Company’s domestic Subsidiaries and any other Subsidiaries of the Company that guarantee (or are directly liable for) the Synthetic Lease Obligations, (ii) the European Borrower and its wholly-owned Subsidiaries organized under the laws of the Netherlands or England and Wales, (iii) the Canadian Borrower and its wholly-owned Subsidiaries organized under the laws of Canada or any province, territory or other political subdivision thereof, (iv) the Designated German Subsidiaries and each of their wholly-owned Subsidiaries organized under the laws of Germany, (v) the UK Borrower and its wholly-owned Subsidiaries organized under the laws of England and Wales or Ireland, in each case with respect to clauses (i) through (v) above, to the extent such entity is a party to any Loan Guaranty, and (vi) each other Subsidiary who is a party hereto on the date hereof or becomes a party to this Agreement pursuant to a Joinder Agreement or executes a separate Loan Guaranty and their respective successors and assigns; provided that the Administrative Agent and the Company may agree in writing that any inactive or less than wholly-owned Subsidiary shall not be a Loan Party hereunder.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances and including BA Drawings.
“Local Time” means, (a) local time in London with respect to the times for the determination of “Dollar Equivalent”, for the receipt of Borrowing Requests for Facility B Loans other than Canadian Loans, and Facility B Letter of Credit Requests (other than in respect of Canadian Letters of Credit) to an Issuing Bank, of any disbursement by the European Administrative Agent of Facility B Loans other than Canadian Loans and for payment by the Borrowers with respect to Facility B Loans other than Canadian Loans and reimbursement obligations in respect of Facility B Letters of Credit other than Canadian Letters of Credit, (b) local time in New York, with respect to the times for the receipt of Borrowing Requests of Facility A Loans, Facility A Letter of Credit Requests to an Issuing Bank, for receipt and sending of notices by and disbursement by the Administrative Agent or any Lender and any Issuing Bank and for payment by the Company with respect to Facility A Loans and reimbursement obligations in respect of Facility A Letters of Credit, (c) local time in London, with respect to the times for the determination of “LIBO Rate” and “Overnight LIBO Rate”, (d) local time in Toronto, with respect to the times for receipt of Borrowing Requests of Canadian Loans, Canadian Letter of Credit Requests to an Issuing Bank, for receipt and sending of notices by and disbursement by the Canadian Administrative Agent or any Lender and any Issuing Bank and for payment by the Canadian Borrower with respect to Canadian Loans and reimbursement obligations in respect of Canadian Letters of Credit, (e) otherwise, if a place for any determination is specified herein, the local time at such place of determination and (f) otherwise, New York time.
“Lock Box Agreement” means, individually and collectively, each “Lock Box Agreement” referred to in any Security Agreement.
“Low Season” means, for any period of determination of any Borrowing Base, (i) with respect to Retail Inventory, the period commencing the first day of each fiscal year of the Company and ending the last day of the August fiscal month of the Company of such year and (ii) with respect to Wholesale Inventory, the period commencing the first day of the November fiscal month of the Company of each year and ending the last day of the July fiscal month of the Company of the following year.
“Lucky Brand Purchase Agreement” means that certain Stockholders Agreement, dated May 21, 1999, by and among Lucky Brand Dungarees, Inc., a Delaware corporation, the Company, Montesano Family Trust, Perlman Family Trust and Trent D. Merrill as in effect on the Original Effective Date (including as amended by the First Amendment to the Stockholders Agreement, dated as of January 28, 2005 and the Second Amendment to the Stockholders Agreement, dated as of September 20, 2007).
“Lucky Brand Trademark” means any current or future Trademarks owned, controlled, licensed or used by Lucky Brand Dungarees, Inc. or any of its Affiliates or the successors or assigns thereof that comprise or contain the name “Lucky” and/or “Dungarees” and/or any variations, stylizations or derivatives of any such Trademarks.
“Luxembourg Loan Guarantor” has the meaning set forth in Section 10.01(i).
“Mac & Jac Purchase Agreement” means the Earn-Out Purchase Agreement by and among 0745557 B.C. LTD., Liz Claiborne, Inc., Eric Karls and Eric Karls, as Trustee of The Karls Family Trust, dated as of January 26, 2006, as in effect on the Original Effective Date.
“Management Notification” has the meaning set forth in Section 10.10(c).
“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(c).
“Margin Stock” means “margin stock”, as such term is defined in Regulation U of the Board.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations or condition, financial or otherwise, of the Loan Parties, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, any Collateral Agent’s Lien (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) on the Collateral, or the priority of any such Lien, or (d) the rights of or benefits available to the Administrative Agent, European Administrative Agent, Canadian Administrative Agent, any Collateral Agent, any Issuing Bank or the Lenders under any Loan Document.
“Material Indebtedness” means (i) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $40,000,000 and (ii) the Synthetic Lease Obligations. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, as of any date of determination, any Subsidiary (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financials have been or were required to be delivered pursuant to Section 5.01(a), (b) or (c) were equal to or greater than 5.0% of the Total Assets of the Company and its Subsidiaries at such date or (b) whose revenues during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Company and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that (x) if, at any time and from time to time after the Effective Date, Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) total assets at the last day of such Test Period equal to or greater than 5.0% of the Total Assets of the Company and its Subsidiaries at such date or (ii) revenues during such Test Period equal to or greater than 5.0% of the consolidated revenues of the Company and its Subsidiaries for such period, in each case determined in accordance with GAAP, then the Company shall, on the date on which financial statements for such fiscal period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” and (y) each Borrower (other than Company) shall at all times be designated a “Material Subsidiary”.
“Maturity Date” means the earliest to occur of (i) August 6, 2014 or (ii) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof; provided that (x) in the event that the Existing Euro Notes are not refinanced, purchased or defeased prior to April 8, 2013, the Maturity Date, as determined pursuant to clause (i) hereof, shall be April 8, 2013 (it being understood that if any such refinancing or extension shall provide for a maturity date that is earlier than 91 days following August 6, 2014, the Maturity Date, as determined pursuant to clause (i) hereof, shall be the date that is 91 days prior to the maturity date of such notes); and (y) in the event that the Existing Convertible Notes are not refinanced, purchased or defeased prior to March 15, 2014, the Maturity Date, as determined pursuant to clause (i) hereof, shall be March 15, 2014 (it being understood that if any such refinancing or extension shall provide for a maturity date that is earlier than 91 days following August 6, 2014, the Maturity Date, as determined pursuant to clause (i) hereof, shall be the date that is 91 days prior to the maturity date of such notes).
“Maximum Liability” has the meaning assigned to such term in Section 10.09.
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Mexx Trademark” means any current or future Trademarks owned, controlled, licensed or used by Mexx Europe B.V. or any of its Affiliates or the successors or assigns thereof that comprise or contain the name “Mexx” and/or variations, stylizations, or derivatives of any such Trademarks.
“Minimum Aggregate Availability Period” means (including by reference to the Levels described below), any period (a) commencing on the first date that Aggregate Availability for a period of three consecutive Business Days (or, with respect to any Level 1 Minimum Aggregate Availability Period, one Business Day) is less than the greater of:

Level 1:	(i) $65,000,000 and (ii) an amount equal to 17.5% of the Commitments then in effect;

Level 2:	(i) $87,500,000 and (ii) an amount equal to 25% of the Commitments then in effect, but more than Level 1; and

Level 3:	(i) $109,375,000 and (ii) an amount equal to 31.25% of the Commitments then in effect, but more than Level 1 and Level 2;
and (b) ending after Aggregate Availability is greater than the amounts set forth above (with respect to the applicable Level) for 30 consecutive days. For the avoidance of doubt, at any time that Aggregate Availability is equal to or greater than the amounts set forth in Level 2 or Level 3 above, Aggregate Availability shall also be deemed to be greater than the applicable Level(s) below such Level of Aggregate Availability and each Minimum Aggregate Availability Period Level shall include each lesser Level.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means any mortgage, hypothec, deed of trust, debenture, legal charge or other agreement which conveys or evidences a Lien in favor of the applicable Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, on real property of a Loan Party, including any amendment, modification or supplement thereto.
“Mortgaged Properties” means the real properties listed on Schedule 1.01(d) and noted thereon as to which the applicable Collateral Agent for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks shall be granted a Lien pursuant to the Mortgages.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Orderly Liquidation Value” means, with respect to Inventory, equipment or intangibles of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans and (with respect to dispositions of Collateral) Synthetic Lease Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).
“Netherlands” means the Kingdom of the Netherlands in Europe.
“Netherlands Group Member” means any Subsidiary of the Company (including the European Borrower) incorporated or otherwise formed under the laws of the Netherlands.
“Netherlands Intercompany Receivable Amount” means, on any date, an amount equal to the excess of (i) the aggregate amount of Specified Cash Collections held by the Subsidiaries of the European Borrower over (ii) €400,000.
“Netherlands Loan Party” means, individually and collectively, any Loan Party (including the European Borrower) incorporated or otherwise formed under the laws of the Netherlands; provided that for purposes of the definition of the “European Borrowing Base”, Netherlands Loan Party shall include Liz Claiborne Europe to the extent it continues to be a Loan Party hereunder.
“Netherlands Security Agreement” means (a) each Netherlands law (undisclosed) pledge over receivables, (b) each Netherlands law (disclosed) pledge over receivables, (c) each Netherlands law (disclosed) pledge over intercompany receivables, (d) each Netherlands law non-possessory pledge of movable assets, (e) each Netherlands law pledge over Intellectual Property rights, (f) each Netherlands law (disclosed) pledge over a bank account or (g) each Netherlands Share Pledge Agreement, in each case dated as of January 13, 2009, among any Netherlands Loan Party and the European Collateral Agent, as the same may be amended, restated or otherwise modified from time to time, and any other pledge or security agreement entered into, after the date of this Agreement, by any Netherlands Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Netherlands Loan Party (or any other property located in the Netherlands)), as the same may be amended, restated or otherwise modified from time to time.
“Netherlands Share Pledge Agreement” means any document creating a security interest over the shares in each Netherlands Loan Party, in favor of the European Collateral Agent in a form approved by the European Collateral Agent.
“Non BA Lender” means a Lender that cannot or does not as a matter of policy accept bankers’ acceptances.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).
“Non-Funding Lender” has the meaning assigned to such term in Section 2.07(b).
“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
“Norwegian Loan Party” means, individually and collectively, any Loan Party incorporated or otherwise formed under the laws of Norway.

“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means the Facility A Obligations and the Facility B Obligations.
“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
“Ohio Property” means the land, building and improvements located at 8741 Jacquemin Drive, West Chester, Ohio, together with all rights, easements and appurtenances thereto, and all fixtures and equipment located thereon or used in connection therewith which as of the Effective Date are subject to the Synthetic Lease and/or related capital leases, as applicable.
“Option Assets” has the meaning assigned to such term under the JCPenney License Agreement.
“Original Effective Date” means the “Effective Date” as defined in the Existing Credit Agreement.
“Other Connection Taxes” means, with respect to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sale or assignment of an interest in any Loan or Loan Document, engaged in any other transaction pursuant to, or enforced, any Loan Documents) and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the relevant Borrower is located.
“Other Taxes” means all present or future stamp, court or documentary Taxes and any other excise, property, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Overnight LIBO” means, when used in reference to any Loan or Borrowing, whether such Loan or the Loan comprising such Borrowing accrues interest at a rate determined by reference to the Overnight LIBO Rate.
“Overnight LIBO Rate” means, with respect to any Overnight LIBO Borrowing or overdue amount, (a) the rate of interest per annum (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in Euros, Sterling, Canadian Dollars, dollars or Yen, as applicable, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMCB in the London interbank market for such currency to major banks in the London interbank market plus (b) the Mandatory Cost.
“PA Exposure” means, at any time, the aggregate principal amount of all Protective Advances outstanding at such time. The PA Exposure of any Lender at any time shall be its Applicable Percentage of the total PA Exposure at such time.
“Parallel Debt” has the meaning assigned to such term in Section 9.21.
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04(g)(i).
“Participating Member State” means each State so described in any EMU Legislation, and includes, without limitation, each member State of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with EMU Legislation.
“Patriot Act” has the meaning set forth in Section 9.14.
“Paying Guarantor” has the meaning assigned to such term in Section 10.11.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pennsylvania Property” means that certain real property located at One Liz Way, Mount Pocono, Pennsylvania.
“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, and any Foreign Pension Plan.
“Permitted Acquisition” means any acquisition by the Company or any other Group Member, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided that:
(a) such acquisition shall be consensual;
(b) such acquisition shall be consummated in accordance with all Requirements of Law, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;
(c) in the case of the acquisition of Equity Interests, (i) all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares) acquired or otherwise issued by such Person or any newly formed Subsidiary of any Borrower in connection with such acquisition shall be directly and beneficially owned

100% by the Company or any other Group Member and (ii) such newly acquired Subsidiary shall be a Loan Party and the Company and its Subsidiaries shall have complied with Section 5.14 with respect thereto; and
(d) in the case of any acquisition in excess of $35,000,000 (whether paid in cash, securities, the assumption of debt (including to the extent that any continuing debt would be newly reflected on a consolidated balance sheet of the Company) or otherwise), the Company shall furnish to the Administrative Agent at least five Business Days prior to such proposed acquisition a certificate from a Financial Officer of the Borrower Representative evidencing compliance with Section 6.04(n), together with such detailed information relating thereto as the Administrative Agent may reasonably request to demonstrate such compliance; and
provided further that it is understood that to the extent the assets acquired are to be included in any Borrowing Base, due diligence (including, without limitation, field exams and appraisals) in respect of such acquired assets satisfactory to the Administrative Agent, in its Permitted Discretion, shall have been completed.
“Permitted Company Deferral Plan” means the Liz Claiborne, Inc. Outside Directors’ Deferral Plan, as in effect on the date hereof.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04, but excluding, for greater certainty, any landlord hypothecs registered in the province of Quebec;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) Liens granted and deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article VII;
(f) easements, zoning restrictions, rights-of-way and other encumbrances on real property (whether owned or leased) or any interest therein, imposed by law or arising or granted in the ordinary course of business, that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Loan Party or any of its Subsidiaries;
(g) solely with respect to any Mortgaged Property, matters shown on Schedule B – Section II of the title insurance policy delivered with respect thereto; and
(h) Liens in favor of a credit card processor arising in the ordinary course of business under any processor agreement;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted European Member State” means any member state of the European Union that was a member state prior to May 2004.
“Permitted Fee Receiver” means any US Fee Receiver that, with respect to any fees paid under Section 2.12 (other than commitment fees), delivers to the Company and the Administrative Agent, on or prior to the date on which such Person becomes a party hereto (and from time to time thereafter upon the request of the Company and the Administrative Agent, unless such Lender or Issuing Bank becomes legally unable to do so solely as a result of a Change in Law after becoming a party hereto), accurate and duly completed copies (in such number as requested) of one or more of Internal Revenue Service Forms W-9, W-8ECI, W-8EXP, W-8BEN or W-8IMY (together with, if applicable, one of the aforementioned forms duly completed from each direct or indirect beneficial owner of such Lender or Issuing Bank) or any successor thereto that entitle such Lender or Issuing Bank to a complete exemption from U.S. withholding tax on such payments (provided that, in the case of an Internal Revenue Service Form W-8BEN, a Lender or Issuing Bank providing such form shall qualify as a Permitted Fee Receiver only if such form establishes such exemption on the basis of the “business profits” or “other income” articles of a tax treaty to which the United States is a party and provides a U.S. taxpayer identification number), in each case together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine whether such Lender or Issuing Bank is entitled to such complete exemption.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, a Governmental Authority of the United States, Canada (with respect to investments made by any Canadian Group Member), the Netherlands (with respect to investments made by any Netherlands Group Member), Germany (with respect to investments made by any German Group Member) or England and Wales (with respect to investments made by any UK Group Member), (or by any agency thereof, as applicable, to the extent such obligations are backed by the full faith and credit of such government), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States, Canada (with respect to investments made by any Canadian Group Member), the Netherlands (with respect to investments made by any Netherlands Group Member), Germany (with respect to investments made by any German Group Member), England and Wales (with respect to investments made by any UK Group Member) or any State or Province or other political subdivision thereof, as applicable, in each case, which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e) money market funds that (i) (x) comply with the criteria set forth in the U.S. Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 or (y) are money market mutual funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined as Ontario securities law) in the Province of Ontario, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Permitted Lien” means Liens permitted by Section 6.02.
“Permitted Second Priority Lien” shall have the meaning assigned to such term in Section 6.02(s).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“PP&E Component” means, at any time of determination of the US Borrowing Base, the lesser of (x) $30,000,000 and (y) 50% of the fair market value of the Eligible Real Property on the Effective Date (or, in the case of any real property on which a Mortgage is granted to the US Collateral Agent after the Effective Date, on the date such Mortgage is granted) (such amount to amortize monthly on a straight-line basis to zero over five years commencing at the end of the first full fiscal quarter following the Effective Date (or, in the case of any real property on which a

Mortgage is granted to the US Collateral Agent after the Effective Date, at the end of the first full fiscal quarter following the date such Mortgage is granted)).
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Prepayment Event” means any termination or voluntary reduction of the Commitments pursuant to Section 2.09(b) or (c).
“Prime Rate” means (a) for the purpose of dollar-denominated Loans made available to the Company, the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate at its offices at 270 Park Avenue in New York City or any successor executive office, and (b) for the purpose of dollar-denominated Loans made available to the Canadian Borrower, the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent as its prime rate for dollar-denominated commercial loans made in Canada; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Prior Claims” means all Liens created by applicable Canadian law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior to or pari passu with the Liens created by the Collateral Documents (or interests similar thereto under applicable law) including for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, Quebec corporate taxes, pension fund obligations and overdue rents.
“Pro Forma Basis” means, with respect to any test hereunder in connection with any event, that such test shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) such event as if it happened on the first day of such period or (ii) the incurrence of any Indebtedness by the Company or any Subsidiary and any incurrence, repayment, issuance or redemption of other Indebtedness of the Company or any Subsidiary occurring at any time subsequent to the last day of the Test Period and on or prior to the date of determination, as if such incurrence, repayment, issuance or redemption, as the case may be, occurred on the first day of the Test Period (it being understood that, in connection with any such pro forma calculation prior to the delivery of financial statements for the first fiscal month ended after the Effective Date, such calculation shall be made in a manner satisfactory to the Administrative Agent in its Permitted Discretion).
“Projections” has the meaning assigned to such term in Section 5.01(f).
“Protective Advances” has the meaning assigned to such term in Section 2.04.
“Put Event” means a “Put Event” as defined in Schedule 2 to the Agency Agreement.

“Quebec Security Documents” means a deed of hypothec executed by any Loan Party from time to time and any other related documents, bonds, debentures or pledge agreements required to perfect a Lien in favor of the applicable Collateral Agent in the province of Quebec.
“Quotation Day” means, in respect of the determination of the LIBO Rate for any period for Loans (a) in Sterling, the day which is the Business Day that is the first day of such Interest Period, (b) in Euro, the day that is two Target Days prior the first day of such Interest Period and (c) in dollars, Canadian Dollars or Yen, the day that is two Business Days prior to the first day of such Interest Period.
“Register” has the meaning assigned to such term in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Loan Party” has the meaning assigned to such term in Section 9.21(a).
“Rent Reserve” means (a) with respect to any store, warehouse, cross-docking facility, distribution center, regional distribution center, depot or other location where any Inventory subject to Liens arising by operation of law is located and with respect to which no Collateral Access Agreement is in effect, a reserve equal to the greater of (i) two (or, in the case of any store, warehouse, cross-docking facility, distribution center, regional distribution center, depot or other location located in Canada, the Netherlands, England and Wales or Germany, three) months’ rent or (ii) if such facility is located in the Province of Quebec, the fixed amount of any prior-ranking hypothec registered in favor of the applicable landlord, at such store, warehouse, cross-docking facility, distribution center, regional distribution center, depot or other location and (b) with respect to any Inventory subject to a “four wall” concession arrangement, a reserve equal to the lesser of (x) the sum of (i) three months’ rent of the concessionaire plus (ii) three months’ fees owing from the applicable Loan Party to the concessionaire and (y) the value of such Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of any Loan Party from information furnished by or on behalf of any Loan Party, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports shall be distributed to the Lenders by the Administrative Agent.
“Reported Acceptance Obligations” means Acceptance Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Acceptance Obligations solely to the extent that the Lender party thereto or its Affiliate (other than JPMCB) shall have reported the amount of such outstanding obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Effective Date, within 15 days of the Effective Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Effective Date, and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding obligations as of any other date reasonably requested by the Administrative Agent).
“Reported Banking Services Obligations” means Banking Services Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Banking Services Obligations solely to the extent that the Lender party thereto or its Affiliate (other than JPMCB) shall have reported the amount of such outstanding obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Effective Date, within 15 days of the Effective Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Effective Date, and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding obligations as of any other date reasonably requested by the Administrative Agent).
“Reported Secured Swap Obligations” means Secured Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that, as of any date of determination, such obligations shall constitute Reported Secured Swap Obligations solely to the extent that as of any date of determination, such Lender party thereto or its Affiliate (other than JPMCB) shall have reported the amount of such outstanding Swap Obligations to the Administrative Agent as of the last day of the previous fiscal quarter on or prior to the date that is 15 days following the end of such fiscal quarter (or (x) prior to the date that is 15 days following the end of the first fiscal quarter following the Effective Date, within 15 days of the Effective Date such Lender or Affiliate shall have reported the amount of such outstanding obligations as of the Effective Date and (y) within 10 days of any request therefor by the Administrative Agent, such Lender or Affiliate shall have reported the amount of such outstanding Swap Obligations as of any other date reasonably requested by the Administrative Agent).
“Reporting Date” has the meaning assigned to such term in Section 5.19.
“Required Facility B Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments with respect to Facility B representing more than 50% of the sum of the total Credit Exposure and unused Commitments with respect to Facility B at such time.
“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation (or Certificate of Amalgamation, as applicable) and By Laws or other organizational, constating or governing documents of such Person (including, without limitation, any Memorandum and any Articles), and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, individually and collectively, and without duplication, Customer Credit Liability Reserves, Rent Reserves, Licensed Inventory Reserves, unpaid taxes and other government reserves, the Environmental Reserve, reserves for accrued and unpaid interest on the Secured Obligations (other than interest owing pursuant to the Synthetic Lease Documentation), Dilution Reserves and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Banking Services Reserves, reserves for consignee’s, warehousemen’s and bailee’s charges (unless a Collateral Access Agreement shall be in effect with respect to the subject property), reserves for Swap Obligations, reserves for Acceptance Obligations, reserves in connection with RSB Accounts, reserves for shipping and transportation costs, reserves for excise taxes, reserves for processor fees, the German Bankruptcy Reserve, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, reserves for fees of collecting banks, reserves for the prescribed part of a UK Loan Party’s net property that would be made available for the satisfaction of its unsecured liabilities pursuant to §176A of the Insolvency Act 1986, reserves with respect to liabilities of a UK Loan Party which constitute preferential debts pursuant to §386 of the Insolvency Act 1986 and other governmental charges and Prior Claims) with respect to the Collateral or any Loan Party.
“Responsible Officer” means the chief executive officer, president, vice president, secretary, assistant secretary or chief financial officer of any Person, but in any event, with respect to financial matters, the chief financial officer of such Person.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.
“Retail Inventory” means Inventory located at, or in transit to, any retail store.
“Revolving Exposure” means the sum of the Facility A Revolving Exposure plus the Facility B Revolving Exposure.
“Revolving Exposure Limitations” has the meaning set forth in Section 2.01.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“Rhode Island Property” means the land, building and improvements located at One Powder Hill Road, Lincoln, Rhode Island, together with all rights, easements and appurtenances thereto, and all fixtures and equipment located thereon or used in connection therewith which as of the Effective Date are subject to the Synthetic Lease and/or the related capital leases, as applicable.

“Royalty Account” means an Account of a Loan Party evidencing royalty payments owed to such Loan Party in connection with the licensing of such Loan Party’s trademarks.
“RSB” means RSB Retail+Service Bank GmbH, Kornwestheim, Germany.
“RSB Account” means an Account of the European Borrower evidencing payments owed to the European Borrower from RSB pursuant to the Unitex Agreement.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).
“Schedule I Reference Banks” means Royal Bank of Canada and Bank of Montreal or any bank named on Schedule I to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the Borrower Representative.
“Schedule II/III Reference Banks” means JPMorgan Chase Bank, N.A., Toronto Branch, or any two other banks named on Schedule II or Schedule III to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the Borrower Representative.
“Scheduled Bank Accounts” has the meaning assigned to such term in Section 5.19.
“Secured Obligations” means all Obligations, together with all Synthetic Lease Obligations, Banking Services Obligations, Acceptance Obligations and Secured Swap Obligations.
“Secured Swap Obligations” means Swap Obligations of any Loan Party owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto or its Affiliate (other than JPMCB) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Collateral Documents.
“Security Agreement” means, individually and collectively, any US Security Agreement, any Canadian Security Agreement, any Quebec Security Documents, any European Security Agreement, any Netherlands Security Agreement, any German Security Agreement and/or any UK Security Agreement.
“Settlement” has the meaning assigned to such term in Section 2.05(c).
“Settlement Date” has the meaning assigned to such term in Section 2.05(c).
“Settlement Request Date” has the meaning assigned to such term in Section 2.05(c).
“Spanish Loan Party” means any Loan Party organized under the laws of Spain.

“Spanish Security Agreements” means (a) the public deed formalizing (elevando a publico) the agreement of release of a pledge over a collection account and creation of a new pledge over a collection account, granted on January 13, 2009 before the Notary Public of Madrid, Mr. José Miguel Lombardía, by and among MEXX EUROPE B.V as Pledgor and JP MORGAN EUROPE LIMITED as European Collateral Agent, acting in its own name and behalf and in the name and for the benefit of the Secured Parties (as defined therein) and (b) the public deed formalizing (elevando a publico) the agreement of release of a pledge over bank accounts and creation of a new pledge over bank accounts, granted on January 13, 2009 before the Notary Public of Madrid, Mr. José Miguel Lombardía, by and among MEXX SOUTHERN EUROPE, S.L as Pledgor and JP MORGAN EUROPE LIMITED as European Collateral Agent, acting in its own name and behalf and in the name and for the benefit of the Secured Parties (as defined therein).
“Specified Cash Collections” means cash collections of Affiliates of the European Borrower representing proceeds from the sale by such Affiliate of Inventory acquired, directly or indirectly, from the European Borrower, the payment for which is currently accounted for as an intercompany receivable on the books of the European Borrower.
“Specified Defaulting Lender” means any Lender that is a Defaulting Lender pursuant to clauses (a), (b), (d) or (e) of the definition thereof set forth herein.
“Specified European Loan Parties” means the European Loan Parties other than the UK Loan Parties.
“Specified German Guarantor” has the meaning set forth in Section 10.10.
“Specified Loan Documents” means the US Reaffirmation Agreement, the Canadian Reaffirmation Agreement, the Irish Debenture, the UK Security Agreements and each other agreement set forth on Schedule 1.01(e).
“Spot Selling Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for dollars at approximately 11:00 a.m., Local Time, two Business Days prior to such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as my be selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11.00 a.m. Local Time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” and “£” refers to the lawful currency of the United Kingdom.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.
“subsidiary” means (i) with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and (ii) any subsidiary within the meaning of §1159 of the UK Companies Act 2006 and any subsidiary undertaking within the meaning of §1162 of the UK Companies Act 2006.
“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.
“Supermajority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time.
“Swap Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under

(a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
“Swedish Kronor” refers to the lawful currency of Sweden.
“Swedish Loan Party” has the meaning assigned to such term in Section 10.01(m).
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means, individually and collectively, the US Swingline Lender, the European Swingline Lender, the Canadian Swingline Lender and the UK Swingline Lender, as the context may require.
“Swingline Loan” means, individually and collectively, each US Swingline Loan, each European Swingline Loan, each Canadian Swingline Loan and each UK Swingline Loan, as the context may require.
“Swiss Federal Withholding Tax” means the source withholding tax currently imposed at a rate of 35% pursuant to the Federal Law of 13 October 1965 concerning the Withholding Tax (Bundesgesetz vom 13. Oktober 1965 über die Verrechnungssteuer).
“Swiss Loan Party” has the meaning assigned to such term in Section 10.01(n)(i).
“Syndication Agent” means Bank of America, N.A., in its capacity as Syndication Agent.
“Synthetic Lease Amendment” means the Seventh Amendment to Master Agreement, dated the date hereof, among the Company, Liz Claiborne Accessories, Inc. SunTrust Bank, as lessor, the lenders party thereto and SunTrust Equity Funding, LLC, as agent.
“Synthetic Lease Documentation” means the 2006 Synthetic Lease and all other “Operative Documents” (as such term is defined in Appendix A to the 2006 Synthetic Lease), in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Synthetic Lease Obligations” means all “Obligations” (as defined in Appendix A to the 2006 Synthetic Lease) and any other obligations of the Company or any of its Subsidiaries outstanding pursuant to the Synthetic Lease Documentation.
“Synthetic Lease Reserves” means, at any time, the amount of the Synthetic Lease Obligations outstanding at such time.
“TARGET Day” means any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means the most recent period of twelve consecutive fiscal months of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each month, quarter or fiscal year in such period have been (or have been required to be) delivered pursuant to Section 5.01(a), 5.01(b) or 5.01(c), as applicable.
“Total Assets” means, at any date, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and the Subsidiaries.
“Trademark” has the meaning set forth in the US Security Agreement.
“Trademark Disposition Date” has the meaning assigned to such term in Section 6.05(l).
“Trademark Secured Debt” shall have the meaning assigned to such term in Section 6.02(p)
“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing by the Borrowers of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the guarantees and grants of security interests provided herein and therein.
“Transfer Date” has the meaning assigned to such term in Section 5.18(b).
“2006 Synthetic Lease” means the Amended and Restated Master Lease Agreement, dated as of November 21, 2006 (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof), between SunTrust Bank, as Lessor and the Company and Liz Claiborne Accessories, Inc. as Lessees.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate or the Overnight LIBO Rate, or whether such Loan is a BA Drawing.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Availability” means (a) the lesser of (x) the UK Sublimit and (y) the sum of (i) the UK Borrowing Base plus (ii) solely to the extent the total Revolving Exposure relating to the UK Borrower exceeds the UK Borrowing Base, the US Availability (calculated without giving effect to any UK US Borrowing Base Utilization), minus (b) the total Revolving Exposure relating to the UK Borrower.
“UK Bank Account Charge” means the bank account charge, dated as of the date hereof, among Mexx Europe International, Mexx Holding International B.V. and the European Collateral Agent, as the same may be amended, restated or otherwise modified from time to time.
“UK Borrower” means Juicy Couture Europe Limited.
“UK Borrowing Base” means, at any time, with respect to the UK Loan Parties, the sum of:
(a) 100% of the aggregate cash balances denominated in dollars, Euros, Sterling or Yen in depositary accounts of the UK Loan Parties constituting investment accounts that are held at JPMorgan Chase Bank, N.A. or any Affiliate thereof approved by the Administrative Agent and subject to an Account Control Agreement and upon which the European Collateral Agent has a first priority perfected Lien for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, subject only to Liens permitted pursuant to Section 6.02(f), plus
(b) the product of (i) 85% multiplied by (ii) the UK Loan Parties’ Eligible Accounts at such time, minus the Dilution Reserve related to the UK Loan Parties, plus
(c) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the UK Loan Parties’ Eligible Retail Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(d) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the UK Loan Parties’ Eligible Wholesale Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(e) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the UK Loan Parties’ Eligible Retail LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(f) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the UK Loan Parties’ Eligible Wholesale LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, minus

(g) without duplication, applicable Reserves established by the Administrative Agent in its Permitted Discretion.
The Administrative Agent may, in its Permitted Discretion, adjust Reserves (subject to Section 9.02(b)) used in computing the Aggregate Borrowing Base and the UK Borrowing Base, with any such changes to be effective two Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The UK Borrowing Base at any time shall be determined by reference to the most recent UK Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.
“UK Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-5.
“UK Debenture” means, individually and collectively, the Juicy Debenture and the LCE Debenture.
“UK Group Member” means any Subsidiary of the Company (including the UK Borrower) organized under the laws of England and Wales.
“UK Letter of Credit” means any Letter of Credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued hereunder for the purpose of providing credit support for the UK Borrower.
“UK Loans” means, individually and collectively, the UK Revolving Loans, the UK Swingline Loans and the UK Protective Advances.
“UK Loan Party” means any Loan Party (including the UK Borrower) organized under the laws of England and Wales; provided that for purposes of the definition of “UK Borrowing Base”, “UK Loan Parties” shall not include Liz Claiborne Europe.
“UK Protective Advance” has the meaning assigned to such term in Section 2.04.
“UK Revolving Loan” means a Revolving Loan made to the UK Borrower.
“UK Security Agreements” means the UK Debentures, the UK Shares Charge, the UK Bank Account Charge and any Collateral Document governed by English Law.
“UK Shares Charge” means the shares charge, dated as of the date hereof, between the Company and the European Collateral Agent, as the same may be amended, restated or otherwise modified from time to time.
“UK Sublimit” means $20,000,000, as such sublimit may be reduced or terminated in accordance with Section 2.09.
“UK Swingline Lender” means J.P. Morgan Europe Limited, in its capacity as lender of UK Swingline Loans hereunder, and its successors and assigns in such capacity.

“UK Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(iv).
“UK US Borrowing Base Utilization” means the excess of (i) the total Revolving Exposure relating to the UK Borrower minus (ii) the UK Borrowing Base.
“United States” and “US” means the United States of America.
“Unitex Agreement” means the central settlement agreement to be entered into between unitex GmbH, RSB and the European Borrower, in form and substance reasonably acceptable to the Administrative Agent, as the same may be amended or modified from time to time in a manner not adverse to the Lenders.
“Unitex Transaction” means the entering into of the Unitex Agreement by the parties thereto.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Upstream- or Cross-stream Obligations” has the meaning assigned to such term in Section 10.01(n)(i).
“US Availability” means an amount equal to (i) the US Borrowing Base minus (ii) the total Revolving Exposure relating to the Company minus (iii) the Canadian US Borrowing Base Utilization minus (iv) the European US Borrowing Base Utilization minus (v) the UK US Borrowing Base Utilization; but in no event greater than the total Commitments minus the total Revolving Exposure.
“US Borrowing Base” means, at any time, with respect to the US Loan Parties, the sum of:
(a) 100% of the aggregate cash balances denominated in dollars in depositary accounts of the US Loan Parties constituting investment accounts that are held at JPMorgan Chase Bank, N.A. or any Affiliate thereof approved by the Administrative Agent and subject to an Account Control Agreement and upon which the US Collateral Agent has a first priority perfected Lien for the benefit of the Agents, the Lenders and the Issuing Banks, subject only to Liens permitted pursuant to Section 6.02(f), plus
(b) the sum of (i) the product of (A) 85% multiplied by (B) the US Loan Parties’ Eligible Accounts at such time, minus the Dilution Reserve related to the US Loan Parties and (ii) the product of (A) 90% multiplied by (B) the US Loan Parties’ Eligible Credit Card Account Receivables at such time, plus
(c) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the US Loan Parties’ Eligible Retail Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(d) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the US Loan Parties’ Eligible Wholesale Inventory (other than Eligible LC Inventory), valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(e) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Retail Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the US Loan Parties’ Eligible Retail LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(f) the product of 85% multiplied by the High Season or Low Season, as applicable, Net Orderly Liquidation Value percentage in respect of Wholesale Inventory identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the US Loan Parties’ Eligible Wholesale LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value, at such time, plus
(g) the PP&E Component, plus
(h) prior to the Trademark Disposition Date, the Eligible Trademark Amount, minus
(i) the Synthetic Lease Reserves, minus
(j) without duplication, applicable Reserves established by the Administrative Agent in its Permitted Discretion.
The Administrative Agent may, in its Permitted Discretion, adjust Reserves (subject to Section 9.02(b)) used in computing the Aggregate Borrowing Base and the US Borrowing Base, with any such changes to be effective two Business Days after delivery of notice thereof to the Borrower Representative and the Lenders. The US Borrowing Base at any time shall be determined by reference to the most recent US Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.
“US Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B-2.
“US Collateral” means the “Collateral” as defined in the US Security Agreement.

“US Collateral Agent” means JPMCB, in its capacity as collateral agent and security trustee for itself, the Administrative Agent, the Issuing Banks and the Lenders, and its successors in such capacity.
“US Fee Receiver” means any Person that receives, or through a participating interest participates in, any payments of fees from a US Person under Section 2.12 (other than commitment fees).
“US Letter of Credit” means any letter of credit or similar instrument (including a bank guarantee) acceptable to the applicable Issuing Bank issued in dollars for the purpose of providing credit support for the Company.
“US Loan Party” means, individually and collectively, any Loan Party (including the Company) organized under the laws of the United States.
“US Pledged Note” means any “Pledged Note”, as defined in the US Security Agreement.
“US Pledged Stock” means any “Pledged Stock”, as defined in the US Security Agreement
“US Protective Advance” means a Protective Advance made to or for the account of the Company.
“US Reaffirmation Agreement” means the Reaffirmation Agreement and First Amendment, dated as of the date hereof, among the Company, the other US Loan Parties, and the Administrative Agent.
“US Revolving Loan” means a Revolving Loan made to the Company.
“US Security Agreement” means that certain US Pledge and Security Agreement, dated as of January 12, 2009, between the US Loan Parties party thereto and the US Collateral Agent (for the benefit of the Agents, the Lenders and the Issuing Banks), the US Reaffirmation Agreement and any other pledge or security agreement entered into, after the date of this Agreement, by any US Loan Party (as required by this Agreement or any other Loan Document for the purpose of creating a Lien on the property of any Loan Party organized in the US (or any other property located therein)), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
“US Swingline Lender” means JPMCB, in its capacity as lender of US Swingline Loans hereunder, and its successors and assigns in such capacity.
“US Swingline Loan” has the meaning assigned to such term in Section 2.05(a)(iv).
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(g)(iii).

“Utilized Excess US Availability” means (a) the total Facility B Revolving Exposure relating to the Canadian Borrower, the UK Borrower and the European Borrower minus (b) the sum of (i) the lesser of (x) the Canadian Borrowing Base and (y) the total Facility B Revolving Exposure relating to the Canadian Borrower, (ii) the lesser of (x) the European Borrowing Base and (y) the total Facility B Revolving Exposure relating to the European Borrower and (iii) the lesser of (x) the UK Borrowing Base and (y) the total Facility B Revolving Exposure relating to the UK Borrower; provided that if (b) is greater than (a), the “Utilized Excess US Availability” shall be deemed to be zero.
“VAT” means any tax imposed by EC Directive 2006/112/EC on the Common System of value added tax and any national legislation implementing that directive, together with any legislation supplemental thereto, and any other tax of a similar nature and all penalties, cost and interest related thereto.
“Vendor Rebates” means, with respect to any Loan Party, credits earned from vendors for volume purchases that reduce net inventory costs for such Loan Party.
“Wholesale Inventory” means Inventory located at, or in transit to, any warehouse.
“wholly owned” means, with respect to a Subsidiary of any Person, a Subsidiary of such Person, all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” has the meaning assigned to such term in Section 2.17(a).
“Working Capital” means, at any date, the excess of current assets of the Company and its Subsidiaries on such date over current liabilities of the Company and its Subsidiaries on such date, all determined on a consolidated basis in accordance with GAAP.
“Yen” and “¥” refer to the lawful currency of Japan.
SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Facility, (e.g., a “Facility A Loan”), Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”), by Facility and Class (e.g., a “Facility A Revolving Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Borrowing of Revolving Loans”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Borrowing of Revolving Loans”).
SECTION 1.03 Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b) In this Agreement, where it relates to a Netherlands Loan Party, a reference to:
(i) a necessary action to authorize, where applicable, includes without limitation:
(A) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(B) obtaining an unconditional positive advice (advies) from the competent works council(s);
(C) gross negligence includes grove schuld;
(D) negligence includes schuld;
(ii) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);
(iii) willful misconduct includes opzet;
(iv) a winding-up, administration or dissolution (and any of those terms) includes a Netherlands entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(v) a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;
(vi) any step or procedure taken in connection with insolvency proceedings includes a Netherlands entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(vii) an administrative receiver includes a curator;
(viii) an administrator includes a bewindvoerder; and
(ix) an attachment includes a beslag.
(c) In this Agreement, where it relates to a German Loan Party, a reference to:
(i) a necessary action to authorize, where applicable, includes without limitation, obtaining an unconditional positive advice from the competent works council(s);
(ii) gross negligence includes grobe Fahrlässigkeit;
(iii) negligence includes Fahrlässigkeit;
(iv) a security interest includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), retention of title arrangement (Eigentumsvorbehalt), right of retention (Zurückbehaltungsrecht), right to reclaim goods (Herausgabeansprüche), and, in general, any right in rem created for the purpose of granting security;
(v) a winding-up, administration or dissolution (and any of those terms) includes a German entity being declared bankrupt (insolvent) or dissolved (ausfgelöst);
(vi) any step or procedure taken in connection with insolvency proceedings includes a German entity having applied for bankruptcy (Insolvenzantrag) or the opening of bankruptcy proceedings (Insolvenzeröffnung); and
(vii) an administrator includes an Insolvenzverwalter or Sachverständiger.
SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In the event that historical accounting practices, systems or reserves relating to the components of the Aggregate Borrowing Base or the Borrowing Base of any Borrower are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will agree to maintain such additional reserves (for purposes of computing the Aggregate Borrowing Base and the Borrowing Base of each Borrower) in respect to the components of the Aggregate Borrowing Base and the Borrowing Base of each Borrower and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Aggregate Borrowing Base and the Borrowing Base of each Borrower).
SECTION 1.05 Currency Translations. (a) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in dollars, such amounts shall be deemed to refer to dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance, replace or renew other Indebtedness, and such refinancing or renewal would cause the applicable dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate, such dollar denominated restriction shall be deemed not to have been exceeded so long as (i) such refinancing, replacement or renewal Indebtedness is denominated in the same currency as such Indebtedness being refinanced, replaced or renewed and (ii) the principal amount of such refinancing or renewal Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or renewed except as permitted under Section 6.01).
(b) For purposes of all calculations and determinations under this Agreement, any amount in any currency other than dollars shall be deemed to refer to dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate, and all certificates delivered under this Agreement, shall express such calculations or determinations in dollars or Dollar Equivalents.
(c) The Administrative Agent shall determine the Dollar Equivalent of (x) the Credit Exposure based on the Spot Selling Rate (i) as of the end of each fiscal quarter of the Company, (ii) on or about the date of the related notice requesting any extension of credit hereunder and (iii) on any other date, in its reasonable discretion and (y) any other amount to be converted into Dollars in accordance with the provisions hereof at the time of such conversion.
ARTICLE II
The Credits
SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each Facility A Lender agrees to make Revolving Loans (the “Facility A Revolving Loans”) from time to time during the Availability Period to the Company in dollars and (b) each Facility B Lender agrees to make Revolving Loans (including, with respect to the Canadian Borrower, by way of BA Drawings in accordance with Section 2.21) (the “Facility B Revolving Loans”) from time to time during the Availability Period to (w) the Company in dollars, Canadian dollars, Euros, Sterling and Yen, (x) the Canadian Borrower in dollars and Canadian dollars, (y) the European Borrower in dollars, Euros and Sterling and (z) the UK Borrower in dollars, Euros and Sterling, if, in each case after giving effect thereto:

(i) the Facility A Credit Exposure or Facility B Credit Exposure of any Lender would not exceed such Lender’s Facility A Commitment or Facility B Commitment, as the case may be;
(ii) the total Facility A Credit Exposure would not exceed the aggregate amount of the Facility A Commitments;
(iii) the total Facility B Credit Exposure would not exceed the aggregate amount of the Facility B Commitments;
(iv) Canadian Availability shall not be less than zero;
(v) European Availability shall not be less than zero;
(vi) US Availability shall not be less than zero;
(vii) UK Availability shall not be less than zero;
(viii) the total Facility B Revolving Exposure relating to the European Borrower would not exceed the European Sublimit;
(ix) the total Facility B Revolving Exposure relating to the Canadian Borrower would not exceed the Canadian Sublimit;
(x) the total Facility B Revolving Exposure relating to the UK Borrower would not exceed the UK Sublimit; and
(xi) the total Revolving Exposure relating to the Company denominated in Canadian dollars, Euros, Sterling and Yen shall not exceed the Dollar Equivalent of $50,000,000.
subject, in the case of each of clauses (iv), (v), (vi) and (vii) above, to the Administrative Agent’s, European Administrative Agent’s or Canadian Administrative Agent’s authority, as applicable, in their sole discretion, to make Protective Advances pursuant to the terms of Section 2.04 (the limitations in the foregoing clauses (i) through (xi), the “Revolving Exposure Limitations”). Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow its Revolving Loans. For the avoidance of doubt, so long as the Revolving Exposure Limitations shall have been met, subject to the terms and conditions set forth herein, the entire amount of the Commitments under each of Facility A and Facility B shall be available to the Company in dollars.
SECTION 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Facility, Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Facility and Class. Each Protective Advance and Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b) Subject to Section 2.14 and Section 2.21, (i) each Borrowing of Facility A Revolving Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Company may request in accordance herewith, (ii) each Facility B Borrowing of US Revolving Loans shall be comprised entirely of Eurocurrency Loans, (iii) each Borrowing of Canadian Revolving Loans denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or, pursuant to Section 2.21, BA Drawings, (iv) each Borrowing of Canadian Revolving Loans in dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Canadian Borrower may request in accordance herewith, (v) each Borrowing of European Revolving Loans shall be comprised entirely of Eurocurrency Loans and (vi) each Borrowing of UK Revolving Loans shall be comprised entirely of Eurocurrency Loans. Each Facility A Swingline Loan and each Canadian Swingline Loan denominated in dollars shall be an ABR Loan, each Canadian Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan, and each Facility B Swingline Loan other than a Canadian Swingline Loan shall be an Overnight LIBO Loan. Each Lender may make any Eurocurrency Loan to any Borrower by causing, at its option, any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Lenders to make Loans in accordance with the terms hereof or Borrowers to repay any such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurocurrency Borrowing of Revolving Loans, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or in the case of any currency other than dollars, an approximate equivalent thereof as determined by the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable) and not less than $5,000,000 (or in the case of any currency other than dollars, an approximate equivalent thereof as determined by the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable). ABR Borrowings of Revolving Loans and Canadian Prime Rate Borrowings of Revolving Loans may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 8 Eurocurrency Borrowings outstanding under Facility A, (ii) 6 Eurocurrency Borrowings of the European Borrower, (iii) 3 Eurocurrency Borrowings of the Canadian Borrower, (iv) 3 Eurocurrency Borrowings of the UK Borrower or (v) 6 Eurocurrency Borrowings of the Company that are Facility B Borrowings.
(d) At the commencement of each Contract Period for any BA Drawing of Revolving Loans, such Borrowing shall be in an aggregate face amount that is an integral multiple of C$1,000,000 and not less than C$5,000,000; provided that there shall not at any time be more than a total of 5 BA Drawings outstanding.
(e) Notwithstanding any other provision of this Agreement, neither the Borrower Representative nor any Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f) Each Facility A Loan shall be made in dollars, each Facility B Loan to the Company shall be made in dollars, Euros, Canadian Dollars, Sterling or Yen, each Facility B Loan to the Canadian Borrower shall be made in dollars or Canadian Dollars and each Facility B Loan to the European Borrower or the UK Borrower shall be made in dollars, Euros or Sterling.
SECTION 2.03 Requests for Borrowing of Revolving Loans. Subject to Section 2.21, to request a Borrowing of Revolving Loans, the Borrower Representative (or the applicable Borrower) shall notify (i) the Administrative Agent, in the case of a requested Borrowing of Facility A Revolving Loans, (ii) the European Administrative Agent, in the case of any request for Facility B Revolving Loans other than Canadian Revolving Loans and (iii) the Canadian Administrative Agent, in the case of any request for Canadian Revolving Loans, in each case either in writing with, in the case of clauses (ii) and (iii) above, a copy to the Administrative Agent (delivered, in the case of any notice to the European Administrative Agent, by facsimile or, in the case of any notice to the Administrative Agent or the Canadian Administrative Agent, by hand delivery, facsimile or .pdf transmission) in a form approved by the Administrative Agent, the European Administrative Agent and/or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative (or the applicable Borrower) or by telephone as follows:
(a) in the case of an ABR Borrowing by the Company, not later than 12:00 p.m., Local Time (or in case of any such Borrowing, the proceeds of which are to be applied to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), not later than 9:00 a.m., Local Time) on the date of the proposed Borrowing,
(b) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing,
(c) in the case of a BA Drawing, 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, and
(d) in the case of a Canadian Prime Rate Borrowing or an ABR Borrowing by the Canadian Borrower, not later than 12:00 p.m., Local Time two Business Days before the date of the proposed Borrowing;
Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by facsimile (in the case of any request delivered to the European Administrative Agent) or by hand delivery, facsimile or .pdf transmission (in the case of any request delivered to the Administrative Agent or the Canadian Administrative Agent), with a copy (in the case of any request delivered to the European Administrative Agent or Canadian Administrative Agent) delivered to the Administrative Agent, of a written Borrowing Request in a form approved by the Administrative Agent, the European Administrative Agent and/or the Canadian Administrative Agent, as applicable, and signed by the Borrower Representative (or the Borrower making such request). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i) the name of the applicable Borrower;

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;
(iii) the Facility under which such Borrowing shall be made;
(iv) the date of such Borrowing, which shall be a Business Day;
(v) in the case of a Borrowing requested on behalf of a Facility B Borrower, the currency of the requested Borrowing;
(vi) whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a BA Drawing or a Eurocurrency Borrowing; and
(vii) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and in the case of a BA Drawing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.
If no election as to the Type of Borrowing of Revolving Loans is specified, then (A) a Borrowing of Facility A Revolving Loans or Canadian Revolving Loans requested in dollars shall be an ABR Borrowing, (B) a Borrowing of Canadian Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Borrowing and (C) a Borrowing of Facility B Revolving Loans other than Canadian Revolving Loans shall be a Eurocurrency Borrowing with an Interest Period of one month. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing of Revolving Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s, the European Administrative Agent’s or the Canadian Administrative Agent’s, as the case may be, sole discretion (but, in each case, shall have absolutely no obligation to), to make (i) in the case of the Administrative Agent, Loans to the Company in dollars on behalf of the Facility A Lenders (each such Loan, a “Facility A Protective Advance”), (ii) in the case of the European Administrative Agent, Loans to the Company in dollars, Euros, Sterling, Yen or Canadian dollars on behalf of the Facility B Lenders (each such Loan, a “Facility B US Protective Advance”), (iii) in the case of the European Administrative Agent, Loans to the European Borrower in dollars, Sterling or Euros on behalf of the Facility B Lenders (each such Loan, a “European Protective Advance”), (iv) in the case of the Canadian Administrative Agent, Loans to the Canadian Borrower in Canadian Dollars or dollars on behalf of the Facility B Lenders (each such Loan, a “Canadian Protective Advance”), and/or (v) in the case of the European Administrative Agent, Loans to the UK Borrower in dollars, Euros or Sterling on behalf of the Facility B Lenders (each such Loan, a “UK Protective Advance”), which the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that no Protective Advance may remain outstanding for more than 45 days; provided further that the aggregate amount of (A) Facility A Protective Advances outstanding at any time shall not (x) exceed $5,000,000 or (y) when added to the total Facility A Revolving Exposure, exceed the aggregate amount of the Facility A Commitments, (B) Canadian Protective Advances outstanding at any time shall not (x) exceed $2,500,000, (y) when added to the total Facility B Revolving Exposure relating to the Canadian Borrower, exceed the Canadian Sublimit or (z) when added to the sum of the total Facility B Revolving Exposure, the European Protective Advances, the UK Protective Advances and the Facility B US Protective Advances, exceed the aggregate amount of the Facility B Commitments, (C) European Protective Advances outstanding at any time shall not (x) exceed $7,500,000, (y) when added to the total Facility B Revolving Exposure relating to the European Borrower, exceed the European Sublimit or (z) when added to the sum of the total Facility B Revolving Exposure, the Canadian Protective Advances, the UK Protective Advances and the Facility B US Protective Advances, exceed the aggregate amount of the Facility B Commitments, (D) UK Protective Advances outstanding at any time shall not (x) exceed $5,000,000, (y) when added to the total Facility B Revolving Exposure relating to the UK Borrower, exceed the UK Sublimit or (z) when added to the sum of the total Facility B Revolving Exposure, the Canadian Protective Advances, the European Protective Advances and the Facility B US Protective Advances, exceed the aggregate amount of the Facility B Commitments, and (E) Facility B US Protective Advances outstanding at any time shall not (x) exceed $5,000,000 or (y) when added to the sum of the total Facility B Revolving Exposure, the European Protective Advances, the UK Protective Advances and the Canadian Protective Advances, exceed the aggregate amount of the Facility B Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of each applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) in and to the Collateral and shall constitute Obligations hereunder. All Facility A Protective Advances and Canadian Protective Advances denominated in dollars shall be ABR Borrowings, all Canadian Protective Advances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings and all Facility B Protective Advances denominated in dollars, Euros, Sterling or Yen and all US Protective Advances denominated in Canadian Dollars shall be Overnight LIBO Borrowings. The Administrative Agent’s, European Administrative Agent’s and/or Canadian Administrative Agent’s, as the case may be, authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s, European Administrative Agent’s or Canadian Administrative Agent’s (as applicable) receipt thereof. At any time that there is sufficient Aggregate Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent, European Administrative Agent, or Canadian Administrative Agent, as applicable, may request the Lenders to make a Revolving

Loan, in the currency in which the applicable Protective Advance was denominated, to repay a Protective Advance. At any other time the Administrative Agent, European Administrative Agent or Canadian Administrative Agent (as applicable) may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.04(b). It is agreed that the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, shall endeavor, but without any obligation, to notify the Borrower Representative promptly after the making of any Protective Advance.
(b) Upon the making of a Protective Advance (whether before or after the occurrence of a Default) by the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, in accordance with the terms hereof, each Facility A Lender or Facility B Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Facility A Protective Advance or Facility B Protective Advance, as applicable, in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund (and has funded) its participation in any Protective Advance purchased hereunder, the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, in respect of such Protective Advance.
SECTION 2.05 Swingline Loans. (a) The Swingline Loans.
(i) The Administrative Agent, the US Swingline Lender and the Facility A Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the Administrative Agent and the US Swingline Lender requesting an ABR Borrowing under Facility A on behalf of the Company to be made pursuant to this Section 2.05(a)(i), and provided that such ABR Borrowing request is received by the Administrative Agent and the US Swingline Lender not later than 11:00 a.m., New York time, the US Swingline Lender may elect to have the terms of this Section 2.05(a)(i) apply to such Borrowing Request by advancing, on behalf of the Facility A Lenders and in the amount so requested, same day funds to the Company on the date such request is received to the Funding Account(s) (each such Loan, a “Facility A Swingline Loan”), with settlement among them as to the Facility A Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Facility A Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Facility A Lenders, except that all payments thereon shall be payable to the US Swingline Lender solely for its own account. In addition, no Facility A Swingline Loan shall be made if, after giving effect thereto:

(A) the Borrowers would not be in compliance with the Revolving Exposure Limitations; or
(B) the aggregate principal amount of the outstanding Facility A Swingline Loans would exceed the Facility A Swingline Sublimit.
(ii) The European Administrative Agent, the European Swingline Lender and the Facility B Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the European Administrative Agent (with a copy to the Administrative Agent) requesting a Eurocurrency Borrowing under Facility B on behalf of the Company to be made pursuant to this Section 2.05(a)(ii), and provided that such Eurocurrency Borrowing request is received by the European Administrative Agent not later than 10 a.m., London time, the European Swingline Lender may elect to have the terms of this Section 2.05(a)(ii) apply to such Borrowing Request by advancing, on behalf of the Facility B Lenders and in the amount so requested, same day funds to the Company on the date (A) such request is received, in the case of any such Borrowing denominated in dollars, Canadian Dollars, Euros or Sterling or (B) that is one Business Day after the date such request is received, in the case of any such Borrowing denominated in Yen, to the Funding Account(s) (each such Loan, a “Facility B US Swingline Loan”), with settlement among them as to the Facility B US Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Facility B US Swingline Loan shall be subject to all the terms and conditions applicable to other Revolving Loans funded by the Facility B Lenders, except that (i) such Facility B US Swingline Loan shall accrue interest at a rate determined by reference to the Overnight LIBO Rate and (ii) all payments thereon shall be payable to the European Swingline Lender solely for its own account. In addition, no Facility B US Swingline Loan shall be made if, after giving effect thereto:
(A) the Borrowers would not be in compliance with the Revolving Exposure Limitations;
(B) the aggregate principal amount of the outstanding Facility B Swingline Loans would exceed the Facility B Swingline Sublimit; or
(C) the aggregate principal amount of the outstanding Facility B US Swingline Loans would exceed $15,000,000.
(iii) The European Administrative Agent, the European Swingline Lender and the Facility B Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the European Administrative Agent (with a copy to the Administrative Agent) requesting a Eurocurrency Borrowing on behalf of the European Borrower to be made pursuant to this Section 2.05(a)(iii) (or the European Borrower delivers such

Borrowing Request), and provided that such Eurocurrency Borrowing request is received by the European Administrative Agent not later than 10:00 a.m., London time, the European Swingline Lender may elect to have the terms of this Section 2.05(a)(iii) apply to such Borrowing Request by advancing, on behalf of the Facility B Lenders and in the amount so requested, same day funds to the European Borrower on the date such Borrowing Request is received to the Funding Account(s) (each such Loan, a “European Swingline Loan”), with settlement among them as to the European Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each European Swingline Loan shall be subject to all the terms and conditions applicable to other European Revolving Loans funded by the Facility B Lenders, except that (i) such European Swingline Loan shall accrue interest at a rate determined by reference to the Overnight LIBO Rate and (ii) all payments thereon shall be payable to the European Swingline Lender solely for its own account. In addition, no European Swingline Loan shall be made if, after giving effect thereto:
(A) the Borrowers would not be in compliance with the Revolving Exposure Limitations;
(B) the aggregate principal amount of the outstanding Facility B Swingline Loans would exceed the Facility B Swingline Sublimit; or
(C) the aggregate principal amount of the outstanding European Swingline Loans would exceed $15,000,000.
(iv) The European Administrative Agent, the UK Swingline Lender and the Facility B Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the European Administrative Agent (with a copy to the Administrative Agent) requesting a Eurocurrency Borrowing on behalf of the UK Borrower to be made pursuant to this Section 2.05(a)(iv) (or the UK Borrower delivers such Borrowing Request), and provided that such Eurocurrency Borrowing request is received by the European Administrative Agent not later than 10:00 a.m., London time, the UK Swingline Lender may elect to have the terms of this Section 2.05(a)(iv) apply to such Borrowing Request by advancing, on behalf of the Facility B Lenders and in the amount so requested, same day funds to the UK Borrower on the date such Borrowing Request is received to the Funding Account(s) (each such Loan, a “UK Swingline Loan”), with settlement among them as to the UK Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each UK Swingline Loan shall be subject to all the terms and conditions applicable to other UK Revolving Loans funded by the Facility B Lenders, except that (i) such UK Swingline Loan shall accrue interest at a rate determined by reference to the Overnight LIBO Rate and (ii) all payments thereon shall be payable to the UK Swingline Lender solely for its own account. In addition, no UK Swingline Loan shall be made if, after giving effect thereto:

(A) the Borrowers would not be in compliance with the Revolving Exposure Limitations;
(B) the aggregate principal amount of the outstanding Facility B Swingline Loans would exceed the Facility B Swingline Sublimit; or
(C) the aggregate principal amount of the outstanding UK Swingline Loans would exceed $5,000,000.
(v) The Canadian Administrative Agent, the Canadian Swingline Lender and the Facility B Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative delivers a Borrowing Request to the Canadian Administrative Agent and the Canadian Swingline Lender (with a copy to the Administrative Agent) requesting a Canadian Prime Rate Borrowing or an ABR Borrowing on behalf of the Canadian Borrower (or the Canadian Borrower requests such Borrowing) to be made pursuant to this Section 2.05(a)(v), and provided that such Canadian Prime Rate Borrowing request or ABR Borrowing request, as applicable, is received by the Canadian Administrative Agent and the Canadian Swingline Lender not later than 11 a.m., Local Time, the Canadian Swingline Lender may elect to have the terms of this Section 2.05(a)(v) apply to such Borrowing Request by advancing, on behalf of the Facility B Lenders and in the amount so requested, same day funds to the Canadian Borrower on the date such Borrowing Request is received to the Funding Account(s) (each such Loan, a “Canadian Swingline Loan”), with settlement among them as to the Canadian Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other Loans funded by the Facility B Lenders that are Canadian Prime Rate Loans or Canadian Loans that are ABR Loans, as applicable, except that all payments thereon shall be payable to the Canadian Swingline Lender solely for its own account. In addition, no Canadian Swingline Loan shall be made if, after giving effect thereto:
(A) the Borrowers would not be in compliance with the Revolving Exposure Limitations;
(B) the aggregate principal amount of the outstanding Facility B Swingline Loans would exceed the Facility B Swingline Sublimit; or
(C) the aggregate principal amount of the outstanding Canadian Swingline Loans would exceed $5,000,000.
(b) Lender Participations. Upon the making of a Facility A Swingline Loan or a Facility B Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Facility A Lender or Facility B Lender, as applicable, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the applicable Swingline Lender, the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Facility A Commitments or Facility B Commitments, as applicable. The applicable Swingline Lender, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent may, at any time, require the applicable Lenders to fund, in the currency in which the applicable Swingline Loan was denominated, their participations. From and after the date, if any, on which any Lender is required to fund (and has funded) its participation in any Swingline Loan purchased hereunder, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by such Agent in respect of such Loan.
(c) Swingline Settlements. Each of the Administrative Agent, the Canadian Administrative Agent and the European Administrative Agent, on behalf of the US Swingline Lender, the European Swingline Lender, the UK Swingline Lender or the Canadian Swingline Lender, as applicable, shall request settlement (a “Settlement”) with the Facility A Lenders or Facility B Lenders, as applicable, on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the applicable Lenders of such requested Settlement by facsimile or e-mail no later than 11:00 a.m. Local Time (i) on the date of such requested Settlement (the “Settlement Date”) with regard to US Swingline Loans, (ii) two Business Days prior to the Settlement Date with regard to Canadian Swingline Loans (or on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing) and (iii) two Business Days prior to the Settlement Date with regard to European Swingline Loans and UK Swingline Loans (or on the date of such requested Settlement, if a Default or an Event of Default has occurred and is continuing) (the date of any request made pursuant to clauses (i), (ii) or (iii) above, a “Settlement Request Date”). Each Facility A Lender or Facility B Lender, as applicable (other than the Swingline Lenders, in the case of the Swingline Loans) shall transfer, in the currency in which the applicable Loan was denominated, the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, to an account of such Agent as such Agent may designate, not later than 2:00 p.m., Local Time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the applicable Agent shall be applied against the amounts of the applicable Swingline Lender’s Swingline Loans and, together with such Swingline Lender’s Applicable Percentage of such Swingline Loan, shall (so long as no Event of Default pursuant to clause (h) or (i) of Article VII shall have occurred and be continuing) constitute Revolving Loans of such applicable Lenders (and shall no longer constitute Swingline Loans). Any such amounts comprising Revolving Loans and transferred to the applicable Agent to be applied against Swingline Loans made pursuant to Section 2.05(a)(ii), 2.05(a)(iii) or 2.05(a)(iv) shall constitute Eurocurrency Revolving Loans with an Interest Period of one week. If any such amount referred to in this clause (c) is not transferred to the applicable Agent by any applicable

Lender on such Settlement Date, the applicable Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.
SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower (or any Borrower may request the issuance of Letters of Credit for its own account), in a form reasonably acceptable to the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, and the applicable Issuing Bank (a “Letter of Credit Request”), at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Representative or any Borrower to, or entered into by the Borrower Representative or any Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative (or the applicable Borrower) shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (in the case of Facility A Letters of Credit), the Canadian Administrative Agent (in the case of Canadian Letters of Credit) with a copy to the Administrative Agent, or the European Administrative Agent (with respect to European Letters of Credit, UK Letters of Credit and US Letters of Credit that are Facility B Letters of Credit) with a copy to the Administrative Agent, prior to 9:00 a.m., Local Time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension, a Letter of Credit Request, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency of such Letter of Credit (which shall be in dollars, in the case of each Facility A Letter of Credit, dollars, Sterling or Euros, in the case of each Facility B Letter of Credit issued on behalf of the European Borrower or the UK Borrower, dollars or Canadian Dollars, in the case of each Facility B Letter of Credit issued on behalf of the Canadian Borrower or dollars, Canadian Dollars, Euros, Sterling or Yen, in the case of each Facility B Letter of Credit issued on behalf of the Company), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the LC Sublimit, (ii) the aggregate principal amount of outstanding Letters of Credit that are standby Letters of Credit shall not exceed $65,000,000 and (iii) the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), subject to automatic extension or renewal for successive one-year periods (but in no event shall such renewed Letter of Credit expire on a date that is later than the date set forth in clause (ii) below) and (ii) the date that is five Business Days prior to the Maturity Date (it being understood that any Letter of Credit that provides for time drafts to be submitted thereunder shall have an expiry date which is in advance of such date five Business Days prior to the Maturity Date by the number of days contemplated for such time drafts).
(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Facility A Lender, with respect to a Facility A Letter of Credit, or each Facility B Lender, with respect to a Facility B Letter of Credit, and each Facility A Lender or Facility B Lender, as applicable, hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, (i) each Facility A Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, (ii) with respect to any Facility B Letter of Credit other than a Canadian Letter of Credit, each Facility B Lender hereby absolutely and unconditionally agrees to pay to the European Administrative Agent and (iii) with respect to any Canadian Letters of Credit, each Facility B Lender hereby absolutely and unconditionally promises to pay the Canadian Administrative Agent, in each case in the same currency as the applicable LC Disbursement, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to (i) the Administrative Agent (in the case of any Facility A Letter of Credit), (ii) the European Administrative Agent (with respect to any Facility B Letter of Credit other than a Canadian Letter of Credit) and (iii) the Canadian Administrative Agent (with respect to any Canadian Letter of Credit), in each case in the currency in which the applicable Letter of Credit was issued, an amount equal to such LC Disbursement not later than 1:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Borrower Representative or the applicable Borrower shall have received notice of such LC Disbursement prior to 12:00 p.m., Local Time, on such date, or, if such notice has not been received by the Borrower Representative or the applicable Borrower prior to such time on such date, then not later than 12:00 p.m., Local Time, on (i) the Business Day that the Borrower Representative or the applicable Borrower receives such notice, if such notice is received prior to 12:00 p.m., Local Time, on the day of receipt, or

(ii) the Business Day immediately following the day that the Borrower Representative or the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative on behalf of the applicable Borrower (or the applicable Borrower) may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Borrowing of Revolving Loans or a Swingline Loan in an equivalent amount and like currency and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Revolving Loans or a Swingline Loan; provided further that no such payment shall be permitted to be financed with a Eurocurrency Borrowing. If any Borrower fails to make such payment when due, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall notify each Facility A Lender or Facility B Lender, as applicable, of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, in the same currency as the applicable LC Disbursement, its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the applicable Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as the case may be, of any payment from a Borrower pursuant to this paragraph, such Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then such Agent shall distribute such payment to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers or the Loan Guarantors of their respective obligations to reimburse such LC Disbursement.
(f) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. No Administrative Agent, Collateral Agent, Lender or Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent, Canadian Administrative Agent or the European Administrative Agent, as applicable, and the Borrower Representative (or applicable Borrower) by telephone (confirmed by facsimile or .pdf transmission) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers or the Loan Guarantors of their obligations to reimburse the applicable Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.
(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless a Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that a Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (x) ABR Revolving Loans, in the case of an LC Disbursement in respect of a Facility A Letter of Credit or a Canadian Letter of Credit denominated in dollars, (y) Canadian Prime Rate Loans, in the case of an LC Disbursement in respect of a Canadian Letter of Credit denominated in Canadian Dollars, and (z) Overnight LIBO Loans, in the case of an LC Disbursement in respect of Facility B Letters of Credit other than Canadian Letters of Credit; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (d) or (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent (not to be unreasonably withheld or delayed), the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, each Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b) owing by it. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required (or permitted) to issue additional Letters of Credit or to renew existing Letters of Credit. If any Issuing Bank (or with respect to any Issuing Bank that is an Affiliate of a Lender hereunder, if any such Lender that is an Affiliate thereof) assigns, in one transaction or a series of transactions, all of its Loans and Commitments hereunder pursuant to Section 9.04, such Issuing Bank shall be deemed to have agreed to be replaced by the Administrative Agent as an Issuing Bank pursuant to this Section 2.06(i) and no notification to the Lenders shall be required.
(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph or if any of the other provisions hereof require cash collateralization (or, on the Business Day on or immediately following the maturity of the Loans if the Loans have been accelerated, without any further notice), the Borrowers shall deposit in an account with the applicable Collateral Agent, in the name of such Collateral Agent and for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks (each an “LC Collateral Account”), an amount, in cash and in the currency in which the applicable Letters of Credit are denominated, equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the applicable Collateral Agent as collateral for the payment and performance of the Secured Obligations. Each Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account or such account shall be subject to a Deposit Account Control Agreement and/or acknowledgement of notice, as applicable, and each Borrower hereby grants the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) a security interest in the LC Collateral Accounts. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of each Collateral Agent and at each Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by each Collateral Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower or Borrower Representative for the account of the applicable Borrower within two Business Days after all such Defaults have been cured or waived.
(k) On the Effective Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit under the applicable Facility (as reflected on Schedule 2.06) at the request of the Company pursuant to this Section 2.06 and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Effective Date, (ii) each such Existing Letter of Credit shall be included in the calculation of LC Exposure and “Facility A LC Exposure” or “Facility B LC Exposure”, as applicable, and (iii) all liabilities of the Company and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations.
(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (and the Administrative Agent shall notify the European Administrative Agent and/or the Canadian Administrative Agent, as applicable) (i) on each Business Day, the aggregate undrawn amount of all outstanding Letters of Credit issued by it (including a breakdown of the aggregate undrawn amount of all standby Letters of Credit and all trade Letters of Credit issued by it), (ii) on each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, whether such Letter of Credit is a trade, financial or performance Letter of Credit, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it on such date, and no Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit without first notifying the Administrative Agent as set forth herein, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount and currency of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.
SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Local Time, to the account of the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. Each of the Administrative Agent, the Canadian Administrative Agent and the European Administrative Agent, as applicable, will make such Loans available to the Borrower Representative (or, if directed by the Borrower Representative, to the account of the applicable Borrower) by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative

Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, and disbursed in its discretion.
(b) Unless the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, such Lender’s share of such Borrowing, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable (a “Non-Funding Lender”), then the applicable Lender and the Borrowers agree (jointly and severally with each other Borrower, but severally and not jointly with the applicable Lenders) to pay to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans (in the case of dollar-denominated amounts), Canadian Prime Rate Loans (in the case of Canadian Dollar-denominated amounts) or Overnight LIBO Loans (in the case of Euro, Yen or Sterling-denominated amounts). If such Lender pays such amount to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing. Notwithstanding the foregoing, the Borrowers shall preserve their rights and remedies against any Non-Funding Lender which has not made Loans required by the terms and provisions hereof.
SECTION 2.08 Interest Elections. (a) Each Borrowing of Revolving Loans initially shall be of the Type specified in the applicable Borrowing Request and (i) in the case of a Eurocurrency Borrowing of Revolving Loans, shall have an initial Interest Period as specified in such Borrowing Request and (ii) in the case of BA Drawings, shall have a Contract Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type, to convert BA Drawings to Canadian Prime Rate Loans, to convert Canadian Prime Rate Loans (other than Swingline Loans) into BA Drawings or to continue such Borrowing and, in the case of a Eurocurrency Borrowing of Revolving Loans, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the (i) Administrative Agent, with respect to each Facility A Revolving Loan, (ii) the European Administrative Agent (with a copy to the Administrative Agent), with respect to any Facility B Revolving Loan other than a Canadian Revolving Loan, and (iii) the Canadian Administrative Agent (with a copy to the Administrative Agent) with respect to any Canadian Revolving Loan, of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of Revolving Loans of the Type resulting from such election to be made on the effective date of such election, subject to clause (f) below in the case of BA Drawings. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by facsimile to the European Administrative Agent or by hand delivery, facsimile or .pdf transmission to the Administrative Agent or the Canadian Administrative Agent, as applicable, of a written Interest Election Request in a form approved by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, and signed by the Borrower Representative.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(A) the Borrower, the Facility and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (C) and (D) below shall be specified for each resulting Borrowing);
(B) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(C) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing, a Canadian Prime Rate Borrowing, an Overnight LIBO Rate Borrowing or a BA Drawing; and
(D) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and if the resulting Borrowing is a BA Drawing, the Contract Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Contract Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent, the Canadian Administrative Agent or the European Administrative

Agent, as applicable, shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing of Revolving Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to (i) an ABR Borrowing, in the case of a Eurocurrency Borrowing of either Facility A Revolving Loans or Canadian Revolving Loans denominated in dollars, (ii) a Eurocurrency Borrowing with an Interest Period of one month, in the case a Eurocurrency Borrowing of Facility B Revolving Loans other than Canadian Revolving Loans and (iii) a Canadian Prime Rate Borrowing, in the case of any BA Drawing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing of Revolving Loans may be converted to or continued as a Eurocurrency Borrowing, (ii) no outstanding Canadian Prime Rate Loans may be converted to BA Drawings, and (iii) unless repaid, (A) each Eurocurrency Borrowing of Facility A Loans or of Canadian Revolving Loans denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (B) each Eurocurrency Borrowing of Facility B Revolving Loans other than Canadian Revolving Loans shall be converted at the end of the Interest Period applicable thereto to a Eurocurrency Borrowing with an Interest Period of one month (or such shorter period determined by the European Administrative Agent in its Permitted Discretion) and (C) each BA Drawing shall be converted to, or repaid with the proceeds of, a Canadian Prime Rate Borrowing at the end of the Contract Period applicable thereto.
(f) At or before 12:00 p.m. 3 Business Days before the last day of the Contract Period of any BA Drawing, the Borrower Representative shall give to the Canadian Administrative Agent its written Interest Election Request in respect of such BA Drawing which shall specify either that the Canadian Borrower intends to repay the maturing B/As on such date or to continue to issue B/As on such date to provide for the payment of the maturing B/As. If the Borrower Representative fails to deliver such timely notice with respect to a BA Drawing prior to the end of the Contract Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Contract Period such Borrowing shall be converted to Canadian Prime Rate Loans. Upon the conversion to or continuation of any Borrowing or portion thereof as a BA Drawing, the Discount Proceeds that would otherwise be payable to the Canadian Borrower by each Facility B Lender pursuant to Section 2.21(d) in respect of such new BA Drawing shall be applied against the principal amount of such Borrowing (in the case of a conversion) or the reimbursement obligation owed to such Lender in respect of such maturing B/As (in the case of a continuation) (collectively, the “maturing amounts”) and the Canadian Borrower shall pay to such Facility B Lender an amount equal to the excess of the maturing amounts over such Discount Proceeds.
SECTION 2.09 Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate in full the Commitments and/or may at any time terminate in full the European Sublimit, the UK Sublimit and/or the Canadian Sublimit upon (i) the payment in full in cash of all outstanding Loans, European Loans, UK Loans or Canadian Loans, as applicable, together with accrued and unpaid interest thereon and on any Letters of Credit, European Letters of Credit, UK Letters of Credit or Canadian Letters of Credit, as applicable, (ii) the cancellation and return of all outstanding Letters of Credit, European Letters of Credit or Canadian Letters of Credit, as applicable (or alternatively, with respect to each applicable Letter of Credit, the furnishing to the applicable Collateral Agent of a cash deposit in the currency in which the applicable Letters of Credit are denominated (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and in the currency in which the applicable Letters of Credit are denominated) equal to 103% of the LC Exposure as of such date), (iii) the payment in full in cash of the accrued and unpaid fees, if applicable, and (iv) the payment in full in cash of all reimbursable expenses and other Obligations, Obligations of the European Borrower, Obligations of the UK Borrower or Obligations of the Canadian Borrower, as applicable, together with accrued and unpaid interest thereon. Upon the termination in full of the European Sublimit and the satisfaction in full of the Obligations of the European Borrower (other than Obligations in respect of contingent liabilities not then due), (x) the European Borrower will be released from its obligations under this Agreement and the other Loan Documents (including, but not limited to, all reporting obligations contained in Section 5.01 relating to the European Borrowing Base) in its capacity as such, other than in respect of obligations which expressly survive the term of this Agreement, (y) all Collateral securing the European Loans, and any Loan Guaranties of the European Loans, will be released and (z) all events relating to any European Account Transfer Trigger Event will cease to have effect. Notwithstanding the foregoing, the termination of the European Sublimit without a corresponding termination of the Commitments shall have no effect on the availability to the Company of all or any portion of the Facility B Commitments. Upon the termination in full of the UK Sublimit and the satisfaction in full of the Obligations of the UK Borrower (other than Obligations in respect of contingent liabilities not then due), (x) the UK Borrower will be released from its obligations under this Agreement and the other Loan Documents (including, but not limited to, all reporting obligations contained in Section 5.01 relating to the UK Borrowing Base) in its capacity as such, other than in respect of obligations which expressly survive the term of this Agreement and (y) all Collateral securing the UK Loans, and any Loan Guaranties of the UK Loans, will be released. Notwithstanding the foregoing, the termination of the UK Sublimit without a corresponding termination of the Commitments shall have no effect on the availability to the Company of all or any portion of the Facility B Commitments. Upon the termination in full of the Canadian Sublimit and the satisfaction in full of the Obligations of the Canadian Borrower (other than Obligations in respect of contingent liabilities not then due excluding, for greater certainty, any Obligations in respect of BA Drawings), (x) the Canadian Borrower will be released from its obligations under this Agreement and the other Loan Documents (including, but not limited to, all reporting obligations contained in Section 5.01 relating to the Canadian Borrowing Base) in its capacity as such, other than in respect of obligations which expressly survive the term of this Agreement and (y) all Collateral securing the Canadian Loans, and any Loan Guaranties of the Canadian Loans, will be released. Notwithstanding the foregoing, the termination of the Canadian Sublimit without a corresponding termination of the Commitments shall have no effect on the availability to the Company of all or any portion of the Facility B Commitments. For the avoidance of doubt, all payments of principal, interest, fees and expenses, and the furnishing of cash deposits, in each case contemplated in this Section 2.09(b) shall be made (i) to the Administrative Agent to the extent such payment or deposit is made in connection with a Facility A Loan or Facility A Letter of Credit, (ii) to the European Administrative Agent to the extent such payment or deposit is made in connection with a Facility B Loan other than a Canadian Loan or a Facility B Letter of Credit other than a Canadian Letter of Credit and (iii) to the Canadian Administrative Agent to the extent such payment or deposit is made in connection with a Canadian Revolving Loan or Canadian Letter of Credit.
(c) The Borrowers may from time to time reduce the Commitments; provided that (i) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) each such reduction shall be applied to the Facility A Commitments and the Facility B Commitments ratably in accordance with the aggregate amount of the Commitments at such time, and (iii) the Borrowers shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Borrowers would not be in compliance with the Revolving Exposure Limitations.
(d) The Borrower Representative shall notify (x) the Administrative Agent of any election to terminate or reduce the Facility A Commitments, (y) the European Administrative Agent (with a copy to the Canadian Administrative Agent and the Administrative Agent) of any election to terminate or reduce the Facility B Commitments, the European Sublimit or the UK Sublimit and (z) the Canadian Administrative Agent (with a copy to the Administrative Agent) of any election to terminate or reduce the Canadian Sublimit, in each case under paragraph (b) or (c) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(e) The Borrowers shall have the right to request an increase of the Commitments by an aggregate amount of up to $150,000,000 by obtaining additional Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld or delayed, (iii) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (iv) the procedures described in Section 2.09(f) have been satisfied. Each such increase shall increase the Facility A Commitments and the Facility B Commitments ratably in accordance with the aggregate amount of the Commitments at such time.

(f) Any amendment hereto providing for the increase of the Commitment of a Lender or addition of a Lender shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers, the Loan Parties party hereto and the Lender(s) being added or increasing their Commitment, subject only to the approval of the Supermajority Lenders if any such increase would cause the Commitments to exceed $500,000,000. As a condition precedent to such an increase, (a) the Loan Parties shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender, if requested by the Administrative Agent) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, (ii) certifying that any security and guarantee confirmations as may have been reasonably requested by the Administrative Agent have been delivered and (iii) certifying that, before and after giving effect to such increase, (A) the representations and warranties of the Loan Parties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default shall have occurred and be continuing and (b) each Loan Party shall deliver any confirmation of the security interests or guarantee granted by it pursuant to the Loan Documents as the Administrative Agent may reasonably request. In no event shall the interest rate applicable in respect of additional Commitments or increases in Commitments made pursuant to this clause (f) be higher than the interest rate paid and payable to the then existing Lenders in respect of their Commitments and the terms applicable to such additional or increased Commitments shall be substantially the same as for the existing Commitments).
(g) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages. Eurocurrency Loans shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.
SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable (i) for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) for the account of each applicable Facility B Lender, the then unpaid principal amount of any BA Drawing in accordance with Section 2.21, and (iii) the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by such Agent. For the avoidance of doubt, all payments of principal contemplated in this Section 2.10(a) shall be made (i) to the Administrative Agent to the extent such payment is made in connection with a Facility A Revolving Loan or Facility A Protective Advance, (ii) to the European Administrative Agent to the extent such payment is made in connection with (x) a Facility B Revolving Loan other than a Canadian Revolving Loan or (y) a Facility B Protective Advance other than a Canadian Protective Advance, and (iii) to the Canadian Administrative Agent to the extent such payment is made in connection with a Canadian Revolving Loan, a BA Drawing or a Canadian Protective Advance.
(b) On each Business Day during any Full Cash Dominion Period, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, shall apply, subject to Section 2.18(b), and in a manner consistent with the last sentence of Section 2.09(b), all funds credited to any applicable Collection Account as of 10:00 a.m., Local Time, on such Business Day (whether or not immediately available) and made available to it by the applicable Collateral Agent first to prepay any Protective Advances that may be outstanding, pro rata, second to prepay the Swingline Loans and third to prepay other Revolving Loans (without a corresponding reduction in Commitments). Any such application of funds shall be made (i) from Collection Accounts of the US Loan Parties first in respect of Obligations of the Company, as directed by the Company (or, if on such date the applicable conditions precedent set forth in Section 4.02 have not been satisfied, in respect of the Obligations of the Company under each Facility ratably in accordance with the then outstanding amounts thereof) and second in respect of Obligations of the European Borrower, the UK Borrower and the Canadian Borrower, as directed by the Company (or, if on such date the applicable conditions precedent set forth in Section 4.02 have not been satisfied, in respect of the Obligations of the European Borrower, the UK Borrower and the Canadian Borrower, as directed by the Administrative Agent), in each case, in a manner consistent with the first sentence of this clause (b), (ii) from Collection Accounts of the Specified European Loan Parties or the Canadian Loan Parties, solely in respect of Obligations of the European Borrower, the UK Borrower and the Canadian Borrower, respectively, as directed by the Company (or, if on such date the applicable conditions precedent set forth in Section 4.02 have not been satisfied, in respect of the Obligations of the European Borrower, the UK Borrower and the Canadian Borrower, as directed by the Administrative Agent), in a manner consistent with the first sentence of this clause (b), and (iii) from Collection Accounts of the UK Borrower, solely in respect of the Obligations of the UK Borrower, as directed by the Administrative Agent. Notwithstanding the foregoing, in the event that (x) the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, receives amounts pursuant to this Section 2.10(b) in any currency in which no Obligations are then outstanding, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, may elect to either (A) solely to the extent the conditions set forth in Section 4.02 have been met, return such amounts to the applicable Loan Party upon such Loan’s Party request, (B) convert such amounts to another currency and apply such converted amounts to outstanding Obligations pursuant to this Section 2.10(b) or (C) retain such amounts for a reasonable period of time pending any action taken pursuant to clauses (A) or (B) above or (y) on any Interim Calculation Date, the European Administrative Agent receives amounts from Collection Accounts of the Specified European Loan Parties pursuant to this Section 2.10(b) in excess of the Adjusted Funding Amount, the European Administrative Agent may elect to either (A) retain such excess amounts for a reasonable period of time to fund future requests for European Swingline Loans pursuant to Section 2.05, (B) apply such excess amounts to the Obligations outstanding on such date pursuant to this Section 2.10(b) or (C) solely to the extent the conditions set forth in Section 4.02 have been met, return such amounts to the applicable Loan Party upon such Loan Party’s request.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender, the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11 Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time, and without premium or penalty, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, except that the Borrowers shall not prepay any BA Drawings except on the last day of the Contract Period applicable thereto (subject to any mandatory prepayment requirements hereunder).
(b) Except for Protective Advances permitted under Section 2.04, in the event and on such occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations, the Borrowers shall promptly prepay (or, in the case of LC Exposure, cash collateralize) Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount necessary such that, on a pro forma basis following such prepayments or cash collateralization, the Borrowers shall be in compliance with the Revolving Exposure Limitations (it being understood that, in order to comply with this clause (b), the Borrowers shall prepay all such Revolving Loans and Swingline Loans prior to any cash collateralization of LC Exposure hereunder).
(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any transaction permitted pursuant to Section 6.05(g), Section 6.05(l) or Section 6.05(q), the Borrowers shall, immediately after such

Net Proceeds are received by the Company or any Subsidiary, prepay the Revolving Loans and Swingline Loans in an aggregate amount equal to the lesser of (x) 100% of such Net Proceeds and (y) the aggregate amount of Revolving Loans and Swingline Loans outstanding. However, notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Loans would be required to be made under this Section 2.11(c) other than on the last day of the Interest Period therefor, the Administrative Agent, at the direction of the Borrower Representative, shall keep such funds in a non-interest bearing account and shall not apply such funds to the prepayment of any such Eurocurrency Loan until the last day of such Interest Period.
(d) The Borrower Representative shall notify the Administrative Agent, the Canadian Administrative Agent and the European Administrative Agent, as applicable (and in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (confirmed by facsimile or, in the case of any notification to the Administrative Agent or the Canadian Administrative Agent, .pdf transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing of Revolving Loans, not later than 10:00 a.m., Local Time, two Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing of Revolving Loans, a Canadian Prime Rate Borrowing of Revolving Loans or an Overnight LIBO Borrowing of Revolving Loans, not later than 10:00 a.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing of Revolving Loans, the applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing of Revolving Loans shall be in an amount that would be permitted in the case of an advance of a Borrowing of Revolving Loans of the same Type as provided in Section 2.02. Each prepayment of a Borrowing of Revolving Loans shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued but unpaid interest to the extent required by Section 2.13.
(e) For the avoidance of doubt, all payments of principal, interest or fees made pursuant to this Section 2.11 shall be made (i) to the Administrative Agent to the extent such payment or deposit is made in connection with a Facility A Loan or Facility A Letter of Credit, (ii) to the European Administrative Agent to the extent such payment is made in connection with (x) a Facility B Letter of Credit other than a Canadian Letter of Credit or (y) a Facility B Loan other than a Canadian Loan, and (iii) to the Canadian Administrative Agent to the extent such payment is made in connection with a Canadian Letter of Credit or a Canadian Loan.
(f) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Indebtedness referred to in Section 6.02(p), the Borrowers shall, immediately after such Net Proceeds are received by the Company or any Subsidiary, prepay the Revolving Loans and Swingline Loans in an aggregate amount equal to the lesser of (x) 100% of such Net Proceeds and (y) the aggregate amount of Revolving Loans and Swingline Loans outstanding. However, notwithstanding the foregoing, so long as no

Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Loans would be required to be made under this Section 2.11(f) other than on the last day of the Interest Period therefor, the Administrative Agent, at the direction of the Borrower Representative, shall keep such funds in a non-interest bearing account and shall not apply such funds to the prepayment of any such Eurocurrency Loan until the last day of such Interest Period.
(g) For the avoidance of doubt, no mandatory prepayment hereunder shall cause a permanent reduction in the Commitments.
SECTION 2.12 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender under Facility A and Facility B during the period from and including the Effective Date to but excluding the date on which the Lenders’ Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. Notwithstanding anything to the contrary contained herein, all commitment fees shall be paid by the Company to the Administrative Agent.
(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Facility A Lender a participation fee with respect to its participations in Facility A Letters of Credit, (ii) to the European Administrative Agent for the account of each Facility B Lender a participation fee with respect to its participations in Facility B Letters of Credit other than Canadian Letters of Credit, (iii) to the Canadian Administrative Agent for the account of each Facility B Lender a participation fee with respect to its participations in Canadian Letters of Credit, which, in each case, shall accrue at the same Applicable Spread used to determine the interest rate applicable to Eurocurrency Revolving Loans (or, in the case of documentary Letters of Credit, 50% of such Applicable Spread) on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any such LC Exposure, and (iv) to the applicable Issuing Bank a fronting fee, which shall accrue at a rate per annum to be agreed with each Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) relating to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the first day of each calendar quarter shall be payable on the first Business Day of each calendar quarter and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an

Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available dollars, to the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable, (or to the applicable Issuing Bank, in the case of fees payable to an Issuing Bank) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders, ratably. Fees paid shall not be refundable under any circumstances.
SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Facility A Loan) shall bear interest at the Alternate Base Rate plus the Applicable Spread.
(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread.
(c) The Loans comprising each Overnight LIBO Borrowing (including each Facility B Swingline Loan other than any Canadian Swingline Loan and each Facility B Protective Advance other than any Canadian Protective Advance) shall bear interest at the Overnight LIBO Rate plus the Applicable Spread.
(d) The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Spread.
(e) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans and participation fees on account of Letters of Credit shall bear interest at 2% plus the rate otherwise applicable to such Loans or participation fees, as applicable, as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, (x) if such amount is denominated in dollars, such amount shall accrue at 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, (y) if such amount is denominated in Euros, Sterling or Yen, such amount shall accrue at 2% plus the rate applicable to Overnight LIBO Rate Loans as provided in paragraph (c) of this Section and (z) if such amount is denominated in Canadian Dollars, such amount shall accrue at 2% plus the rate applicable to Canadian Prime Rate Loans as provided in paragraph (d) of this Section.
(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Accrued interest shall be payable (i) to the Administrative Agent for the account of each Facility A Lender, ratably, with respect to interest on any Facility A Revolving Loan or Facility A Swingline Loan, (ii) to the Administrative Agent with respect to interest on any Facility A Protective Advance, (iii) to the European Administrative Agent for the account of each Facility B Lender, ratably, with respect to interest on any Facility B Revolving Loan other than any Canadian Revolving Loan or any Facility B Swingline Loan other than any Canadian Swingline Loan, (iv) to the European Administrative Agent with respect to interest on any European Protective Advance, any UK Protective Advance or any Facility B US Protective Advance, (v) to the Canadian Administrative Agent for the account of each Facility B Lender, ratably, with respect to interest on a Canadian Revolving Loan or a Canadian Swingline Loan, and (vi) to the Canadian Administrative Agent with respect to interest on any Canadian Protective Advance.
(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed, (ii) interest computed on Loans and Letters of Credit denominated in Sterling shall be computed on the basis of a year of 365 days, and shall be payable for the actual number of days elapsed and (iii) interest and fees computed on Loans and Letters of Credit denominated in Canadian Dollars shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable Alternate Base Rate, Canadian Prime Rate, Discount Rate, Adjusted LIBO Rate or Overnight LIBO Rate shall be determined by the Administrative Agent, the Canadian Administrative Agent or the European Administrative Agent, as applicable, and such determination shall be conclusive absent manifest error.
(h) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
(i) All interest hereunder shall be paid in the currency in which the Loan giving rise to such interest is denominated.
SECTION 2.14 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(B) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or .pdf transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of Revolving Loans to, or continuation of any Borrowing of Revolving Loans as, a Eurocurrency Borrowing shall be ineffective, and any such request for a continuation of a Eurocurrency Borrowing of Facility A Revolving Loans or Canadian Revolving Loans denominated in dollars shall be deemed to be a request to convert such Borrowing to an ABR Borrowing, (ii) if any Borrowing Request requests a Eurocurrency Borrowing of Facility A Revolving Loans or Canadian Revolving Loans denominated in dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests (or any Interest Rate Election requests a conversion to or continuation of) a Eurocurrency Borrowing of Facility B Revolving Loans other than Canadian Revolving Loans denominated in dollars, such Borrowing shall be made as an Alternate Rate Borrowing (and any request set forth in such Interest Rate Election shall be deemed to be a request to convert such Borrowing to an Alternate Rate Borrowing).
(b) If at any time:
(A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Overnight LIBO Rate; or
(B) the Administrative Agent is advised by the Required Lenders that the Overnight LIBO Rate will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in any Overnight LIBO Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone, facsimile or .pdf transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, any Overnight LIBO Borrowing shall be made as an Alternate Rate Borrowing.
SECTION 2.15 Increased Costs. (a) If any Change in Law shall:
(A) subject any Lender or any Issuing Bank to any (or any increase in any) Other Connection Taxes with respect to this Agreement or any other Loan Document, any Letter of Credit, or any participation in a

Letter of Credit or any Loan made or Letter of Credit issued by it, except any such Taxes imposed on or measured by its net income or profits (however denominated), capital taxes imposed by a Canadian Governmental Authority or franchise taxes imposed in lieu of net income, profits or Canadian capital taxes and except to the extent the Loan Parties have paid additional amounts to such Lender or Issuing Bank with respect to such Taxes pursuant to Section 2.17;
(B) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or Overnight LIBO Rate) or any Issuing Bank; or
(C) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans, Overnight LIBO Loans, Bankers’ Acceptances or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Overnight LIBO Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit, Swingline Loan or Protective Advance, or of purchasing or accepting Bankers’ Acceptances or making or maintaining BA Equivalent Loans or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit, Swingline Loans or Protective Advances held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Taxes from any such payment (including, for the avoidance of doubt, any such deduction or withholding required to be made by the applicable Loan Party, the Administrative Agent, the European Administrative Agent, the Canadian

Administrative Agent, any Collateral Agent or, in the case of any Lender that is treated as a partnership for U.S. federal income tax purposes, by such Lender for the account of any of its direct or indirect beneficial owners), the applicable Loan Party, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, the applicable Collateral Agent, the Lender or the applicable direct or indirect beneficial owner of a Lender that is treated as a partnership for U.S. federal income tax purposes (any such person a “Withholding Agent”) shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, each Collateral Agent, each Lender, any Issuing Bank or, in the case of any Lender that is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, its direct or indirect beneficial owner, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.
(b) The Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. This paragraph (b) shall not apply to the extent that the Other Taxes are compensated for by an increased payment under Section 2.17(a).
(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, each Collateral Agent, each Lender and each Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender (or its beneficial owner) or such Issuing Bank in connection with the Loans or any amounts payable hereunder or under any other Loan Documents or otherwise with respect to any Loan Document, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, a Collateral Agent, a Lender or an Issuing Bank (with a copy to the Administrative Agent), as applicable, shall be conclusive absent manifest error. This paragraph (c) shall not apply to the extent that the Indemnified Taxes or Other Taxes are compensated for by an increased payment under Section 2.17(a) or a payment or reimbursement under Section 2.17(b).
(d) Each Lender shall indemnify the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent, as applicable, within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f) Each US Fee Receiver hereby represents that it is a Permitted Fee Receiver and agrees, to the extent legally entitled to do so, to update Internal Revenue Service Form W-9 (or its successor form) or applicable Internal Revenue Service Form W-8 (or its successor form) upon any change in such Person’s circumstances or if such form expires or becomes inaccurate or obsolete, and to promptly notify the Borrower Representative and the Administrative Agent if such Person becomes legally ineligible to provide such form. In the case of a Lender that is a domestic partnership or disregarded entity for U.S. federal income tax purposes, this requirement shall also apply to its beneficial owners. As of the Effective Date, no Loan Parties will withhold on any fees paid under this Agreement.
(g) Any Foreign Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding of Tax. In addition, any Lender, if requested by the Borrower Representative, the Administrative Agent or the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such forms shall not be required if the Foreign Lender is not legally entitled to do so. Without limiting the generality of the foregoing, in the case of the Company or any other US Loan Party, any Foreign Lender to the Company or any other US Loan Party shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:
(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payment in question is not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,
(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner, or
(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative to determine the withholding or deduction required to be made.
In addition, if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Withholding Agent sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.
Each Lender agrees that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.
(h) If the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid by any Loan Party pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this

Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over pursuant to this Section 2.17(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank in the event the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will any Issuing Bank or Lender be required to pay any amount to any Loan Party the payment of which would place the Issuing Bank or such Lender in a less favorable net after-Tax position than the Issuing Bank or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person nor shall it be construed to require the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank, as the case may be, to apply for or otherwise initiate any refund contemplated in this Section 2.17.
(i) All amounts set out, or expressed to be payable under any Loan Document by any party to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank which (in whole or in part) constitute the consideration for a supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable in connection therewith. If, in connection with this Agreement, VAT is chargeable to, or in respect of any payment made by any Loan Party to, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank, such Loan Party shall promptly pay to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as the case may be, an amount equal to the amount of such VAT (and the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Lender or such Issuing Bank, as the case may be, shall promptly provide an appropriate VAT invoice to such party).
(j) For the avoidance of doubt and without duplication, where any party is required under any Loan Document to reimburse the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Lender or any Issuing Bank, as the case may be, for any costs or expenses, that party shall also at the same time pay and indemnify each such Administrative Agent, European Administrative Agent, the Canadian Administrative Agent, Collateral Agent, any Lender or any Issuing Bank, as the case may be, against all VAT and any stamp duty, registration or other similar tax payables, in each case incurred in connection with the entry into, performance or enforcement of any Loan Document.
(k) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Except as otherwise expressly set forth herein, all payments of Loans shall be paid in the currency in which such Loans were made and shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans made to the applicable Borrower held by them. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to (i) with respect to payments of Facility A Loans, LC Disbursements of any Issuing Bank in respect of Facility A Letters of Credit, fronting fees payable to any Issuing Bank in respect of Facility A Letters of Credit, fees payable pursuant to Section 2.12(a), participation fees in respect of Facility A Letters of Credit payable pursuant to Section 2.12(b), and fees payable pursuant to Section 2.12(c), the Administrative Agent at its offices at 10 South Dearborn, 22nd Floor, Chicago, Illinois 60603 USA, (ii) with respect to payments of Canadian Loans, LC Disbursements of any Issuing Bank in respect of Canadian Letters of Credit, fronting fees payable to any Issuing Bank in respect of Canadian Letters of Credit, the Canadian Administrative Agent at its offices at 200 Bay Street, Royal Bank Plaza, Floor 18, Toronto M57 2J2 Canada and (iii) for payments of Facility B Loans other than Canadian Loans, LC Disbursements of any Issuing Bank in respect of Facility B Letters of Credit other than Canadian Letters of Credit, fronting fees payable to any Issuing Bank in respect of Facility B Letters of Credit other than Canadian Letters of Credit, the European Administrative Agent at its offices at 125 London Wall, London EC2Y 5AJ, United Kingdom, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. Each of the Administrative Agent, the European Administrative Agent and the Canadian Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, in like funds, promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars, except that all payments in respect of Loans (and interest thereon) and LC Exposures shall be made in the same currency in which such Loan was made or Letter of Credit issued. During any Full Cash Dominion Period, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Obligations as of 10:00 a.m., Local Time, on the Business Day of receipt, subject to actual collection.

(b) Any proceeds of Collateral of any Loan Party received by the Administrative Agent or any Collateral Agent (i) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct or (ii) at any other time, not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account (which shall be applied in accordance with Section 2.10(b)), shall be applied, subject to the Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent and any Issuing Bank from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services Obligations, Acceptance Obligations, Swap Obligations or Synthetic Lease Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from, or guaranteed by, such Loan Party under the Loan Documents (other than in connection with Banking Services, Acceptance Obligations, Swap Obligations or Synthetic Lease Obligations), third, to pay interest due in respect of the Protective Advances owing by or guaranteed by such Loan Party, ratably, fourth, to pay the principal of the Protective Advances owing by or guaranteed by such Loan Party, ratably, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, in each case owing or guaranteed by such Loan Party, ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements owing or guaranteed by such Loan Party, ratably, seventh, to pay an amount to the US Collateral Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit issued on behalf of, or guaranteed by, such Loan Party, to be held as cash collateral for such Obligations, eighth, to the payment of any amounts owing with respect to Reported Banking Services Obligations, Reported Acceptance Obligations and Reported Secured Swap Obligations owing or guaranteed by such Loan Party, ratably, ninth, to the payment of any amounts owing with respect to Banking Services Obligations (other than Reported Banking Services Obligations), Acceptance Obligations (other than Reported Acceptance Obligations) and Secured Swap Obligations (other than Reported Secured Swap Obligations) owing or guaranteed by such Loan Party, ratably, tenth, to the payment of any other Secured Obligations (other than Synthetic Lease Obligations) due to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent or any Lender by, or guaranteed by, such Loan Party, ratably, and eleventh, any balance remaining after the Secured Obligations shall have been paid in full and no Letters of Credit shall be outstanding (other than Letters of Credit which have been cash collateralized in accordance with the foregoing) shall be paid over to the applicable Loan Party at its Funding Account. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, none of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, the Collateral Agents nor any Lender shall apply any payment which it receives from Collateral Proceeds to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans, Overnight LIBO Loans or Canadian Prime Rate Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. Each of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent

and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations to maximize realization of the Collateral (it being understood that, notwithstanding the foregoing, in no event shall payments be made pursuant to levels “eighth”, “ninth” or “tenth” above prior to the payment in full of all obligations described in levels “first” through “seventh” above). Notwithstanding the foregoing, any such application of proceeds from Collateral of the European Loan Parties and the Canadian Loan Parties shall be made solely in respect of Obligations of the European Loan Parties and the Canadian Loan Parties.
(c) At the election of the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as the case may be, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable by any Borrower under the Loan Documents, may be paid from the proceeds of Borrowings made by such Borrower hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, to make a Borrowing for the purpose of paying each payment of principal, interest and fees owing by such Borrower as it becomes due hereunder or any other amount due from such Borrower under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, to charge any deposit account of such Borrower maintained with such Agent for each payment of principal, interest and fees owing by such Borrower as it becomes due hereunder or any other amount due from such Borrower under the Loan Documents.
(d) If any Lender shall, by exercising any right of set-off or counterclaim, as a result of Section 2.18(b) or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (other than Section 2.18(b)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC

Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent, the European Administrative Agent and the Canadian Administrative Agent, if applicable, forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, if applicable, at a rate determined by the relevant Administrative Agent in accordance with banking industry rules on interbank compensation or, in the case of amounts due in dollars, the Federal Funds Effective Rate if greater.
(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent and, if applicable, the European Administrative Agent and/or the Canadian Administrative Agent, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
SECTION 2.19 Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is otherwise a Departing Lender (as defined below), then:
(a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment) and (iii) would not breach any applicable law;

(b) the Borrowers may, at their sole expense and effort, require such Lender or any Defaulting Lender (each herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee specified by the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld or delayed, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) any processing and recordation fee owing pursuant to Section 9.04(c)(iv) in connection with such assignment shall be paid by the applicable Borrower and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.20 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Issuing Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, such Collateral Agent, such Issuing Bank or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.
SECTION 2.21 Bankers’ Acceptances. (a) The Canadian Borrower may issue Bankers’ Acceptances denominated in Canadian Dollars for acceptance and purchase by the Facility B Lenders in accordance with the provisions of Section 2.01, Section 2.03 and this Section 2.21.
(b) Term. Each Bankers’ Acceptance shall have a Contract Period of approximately thirty days, sixty days, ninety days or one hundred and eighty days or (with the consent of each affected Lender) two hundred and seventy days or three hundred and sixty-five days, subject to availability. No Contract Period shall extend beyond the Maturity Date. If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the next preceding day that is a Business Day.
(c) Discount Rate. On each Borrowing date on which Bankers’ Acceptances are to be accepted, the Canadian Administrative Agent shall advise the Canadian Borrower as to the Canadian Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Facility B Lenders have agreed to purchase.
(d) Purchase. Each Facility B Lender agrees to purchase a Bankers’ Acceptance accepted by it. The Canadian Borrower shall sell, and such Facility B Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate. Such Facility B Lender shall provide to the Canadian Funding Office the Discount Proceeds less the Acceptance Fee payable by the Canadian Borrower with respect to such Bankers’ Acceptance. Such proceeds will then be made available to the Canadian Borrower by the Canadian Administrative Agent crediting an account as directed by the Canadian Borrower with the aggregate of the amounts made available to the Canadian Administrative Agent by such Facility B Lenders and in like funds as received by the Canadian Administrative Agent.
(e) Sale. Each Facility B Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.
(f) Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate borrowings under the Facility B Commitments by way of B/As, the Canadian Borrower hereby appoints each Facility B Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Facility B Lender, blank forms of B/As. In this respect, it is each Facility B Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all B/As required to be accepted and purchased by any Facility B Lender and which are signed and/or endorsed on its behalf by a Facility B Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Facility B Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Facility B Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Facility B Lender. No Facility B Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Facility B Lender or its officers, employees, agents or representatives. On request by the Canadian Borrower, a Facility B Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed by or on behalf of the Canadian Borrower and which are held by such Facility B Lender and have not yet been issued in accordance herewith. Each Facility B Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Facility B Lender agrees to provide such records to the Canadian Borrower at the Canadian Borrower’s expense upon request.

(g) Execution. Drafts drawn by the Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or the Borrower Representative or by their respective attorneys including attorneys appointed pursuant to Section 2.21(f) above. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower or Borrower Representative, as applicable, at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.
(h) Issuance. The Canadian Administrative Agent, promptly following receipt of a notice of borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Facility B Lenders of the notice and shall advise each such Facility B Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Facility B Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Facility B Lender shall be determined by the Administrative Agent by reference to such Facility B Lender’s Applicable Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Facility B Lender would not be C$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Canadian Administrative Agent in its sole discretion to C$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, the Borrowers shall be in compliance with the Revolving Exposure Limitations.
(i) Waiver of Presentment and Other Conditions. The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Facility B Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Facility B Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Facility B Lender as holder sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder. On the specified maturity date of a B/A, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the Canadian Borrower shall pay to such Facility B Lender that has accepted such B/A the full face amount of such B/A (or shall make provision for payment by way of conversion or continuation in accordance with Section 2.08) in full and absolute satisfaction of its obligations with respect to such B/A, and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Facility B Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such B/A.
(j) BA Equivalent Loans by Non BA Lenders. Whenever the Canadian Borrower requests a borrowing by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting and purchasing any B/As, make a Loan (a “BA Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as each Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Administrative Agent the amount of Discount Proceeds of such BA Equivalent

Loan for the account of the Canadian Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the Draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such BA Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the relevant Lenders and the Canadian Borrower as the B/A that such BA Equivalent Loan replaces). All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the discounted portion of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such BA Equivalent Loan, the Canadian Borrower shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of this Agreement. Each Non BA Lender may, at its discretion, request in writing to the Canadian Administrative Agent and the Canadian Borrower that BA Equivalent Loans made by it shall be evidenced by Discount Notes.
(k) Terms Applicable to BA Equivalent Loans. For greater certainty, all provisions of this Agreement that are applicable to B/As shall also be applicable, mutatis mutandis, to BA Equivalent Loans, and notwithstanding any other provision of this Agreement, all references to principal amounts or any repayment or prepayment of any Loans that are applicable to B/As or BA Drawings shall be deemed to refer to the full face amount thereof in the case of B/As and to the principal amount of any portion thereof consisting of BA Equivalent Loans. As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.21(f) relating to their execution by the Facility B Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:
(i) the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing date in respect of the same borrowing;
(ii) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and
(iii) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Facility B Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.
(l) Depository Bills and Notes Act. At the option of the Canadian Borrower and any Facility B Lender, Bankers’ Acceptances under this Agreement to be accepted by such

Facility B Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.21.
(m) Acceptance Fees. Upon acceptance of a Bankers’ Acceptance by a Facility B Lender, the Canadian Borrower shall pay to the Canadian Administrative Agent on behalf of such Facility B Lender a fee (the “Acceptance Fee”) payable in Canadian Dollars, calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Spread on the basis of the number of days in the Contract Period for such Bankers’ Acceptance. Any adjustment to the Acceptance Fee (including any adjustment as necessary to reflect the operation of Section 2.13(e)) shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Spread. Any increase in such Acceptance Fee shall be paid by the Canadian Borrower to the Canadian Administrative Agent on behalf of the Facility B Lenders on the last day of the Contract Period of the relevant Bankers’ Acceptance. Any decrease in such Acceptance Fee shall be paid by each Facility B Lender to the Canadian Borrower, through the Canadian Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.
SECTION 2.22 Circumstances Making Bankers’ Acceptances Unavailable. (a) If prior to the commencement of any Contract Period, (A) the Canadian Administrative Agent determines in good faith, which determination shall be conclusive and binding on the Canadian Borrower, and notifies the Canadian Borrower that, by reason of circumstances affecting the money market, there is no readily available market for Bankers’ Acceptances, or (B) the Canadian Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Discount Rate or CDOR Rate, as applicable, for such Contract Period; or (C) the Canadian Administrative Agent is advised by the Required Facility B Lenders that the Discount Rate or CDOR Rate, as applicable, for such Contract Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their portion of such BA Drawings included in such Borrowing for such Contract Period then:
(i) the right of the Canadian Borrower to request a borrowing by way of BA Drawing shall be suspended until the Canadian Administrative Agent determines that the circumstances causing such suspension no longer exist and the Canadian Administrative Agent so notifies the Canadian Borrower; and
(ii) any notice relating to a borrowing by way of BA Drawing which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Prime Rate Loans (all as if it were a notice given pursuant to Section 2.03).
(b) The Administrative Agent shall promptly notify the Canadian Borrower and the Facility B Lenders of the suspension in accordance with Section 2.22(a) of the Canadian Borrower’s right to request a borrowing by way of BA Drawing and of the termination of such suspension.

SECTION 2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (y) for the avoidance of doubt, the Commitment of any Defaulting Lender cannot be increased without such Defaulting Lender’s consent;
(c) if any Swingline Exposure, PA Exposure or LC Exposure exists at the time a Lender becomes a Specified Defaulting Lender then:
(i) all or any part of such Swingline Exposure, PA Exposure and LC Exposure shall be reallocated among the non-Specified Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Specified Defaulting Lenders’ Credit Exposures plus, without duplication, such Specified Defaulting Lender’s PA Exposure, Swingline Exposure and LC Exposure, does not exceed the total of all non-Specified Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 2.01 are satisfied at such time; and
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the applicable Administrative Agent (x) first, prepay such PA Exposure and Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii) if the Borrowers cash collateralize any portion of such Specified Defaulting Lender’s LC Exposure pursuant to this Section 2.23(c), no Borrower shall be required to pay any fees to such Specified Defaulting Lender pursuant to Section 2.12(b) with respect to such Specified Defaulting Lender’s LC Exposure during the period such Specified Defaulting Lender’s LC Exposure is cash collateralized; or
(iv) if the LC Exposure of the non-Specified Defaulting Lenders is reallocated pursuant to Section 2.23(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Specified Defaulting Lenders’ Applicable Percentages;

The Administrative Agent, Canadian Administrative Agent or European Administrative Agent, as applicable, shall promptly notify the Lenders of any reallocation described in this Section 2.23(c).
(d) so long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein); and
(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(d) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank or Swingline Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan, Letter of Credit or Protective Advance, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or any Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
(f) In the event that the Administrative Agent (or, in the case of any Facility B Lender, the Canadian Administrative Agent and the European Administrative Agent), the applicable Borrower(s), the applicable Issuing Bank(s) and the applicable Swingline Lender(s) each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and PA Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III
Representations and Warranties
Each Loan Party represents and warrants to the Lenders that:
SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02 Authorization; Enforceability. (a) The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, examination, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b) The choice of governing law provisions contained in this Agreement and each other Loan Document to which any Loan Party is a party are enforceable in the jurisdictions where such Loan Party is organized or incorporated or any Collateral of such Loan Party is located. Any judgment obtained in connection with any Loan Document in the jurisdiction of the governing law of such Loan Document will be recognized and be enforceable in the jurisdictions where such Loan Party is organized or any Collateral is located.
(c) Subject to applicable Insolvency Laws and applicable principles of public policy, no Foreign Loan Party, nor any of its property or assets has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized in respect of its obligations under the Loan Documents to which it or its property or assets is subject.
(d) The Loan Documents to which each Foreign Loan Party is a party are in proper legal form under the laws of the jurisdiction in which each such Foreign Loan Party is organized or incorporated and existing (i) for the enforcement thereof against each such Foreign Loan Party under the laws of each such jurisdiction and (ii) in order to ensure the legality, validity, enforceability, priority or admissibility in evidence of such Loan Documents (provided that, with respect such enforcement or admissibility, such documents may have to be translated into the official language of the relevant jurisdiction which may be done at the time of enforcement or admission, as applicable). It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents to which any Foreign Loan Party is a party that any such Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any such Foreign Loan Party is organized or that any registration charge or stamp or similar tax be paid on or in respect of the applicable Loan Documents or any other document, except for any such filing, registration, recording, execution or notarization that is referred to in Section 3.16 or is not required to be made until enforcement of the applicable Loan Document.
SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien, or require the sharing of any Lien, on any asset of any Loan Party or any of its Subsidiaries, except as provided in the Collateral Documents.
SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended January 3, 2009 and January 2, 2010, reported on by Deloitte & Touche LLP, a registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP. Neither the Company nor any of its consolidated Subsidiaries has any material Guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

(b) Except for the Disclosed Matters, since January 2, 2010, there has been no development, event, or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
SECTION 3.05 Properties. (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Group Member. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any party to any such lease or sublease exists, except, in the case of any such sublease, where such default or such failure to be valid and enforceable could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and its Subsidiaries has good and indefeasible (or in the Province of Ontario, Canada, marketable and insurable) title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than Permitted Liens and the Permitted Second Priority Lien, except where failure would not reasonably be expected to have a Material Adverse Effect.
(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all material Intellectual Property that is necessary to its business as currently conducted and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and the Loan Parties’ rights thereto are not subject to any licensing agreement or similar arrangement other than licenses in the ordinary course of business.
SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
(b) Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any material Environmental Liability or knows of any basis for it to have or be affected by any material Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.
(c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or shall register as, conduct its business or take any action which shall cause it to be registered for the purposes of the European Communities (Markets in Financial Instruments) Regulations 2007.
SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such taxes. Each Borrower is resident for Tax purposes only in the jurisdiction of its establishment or incorporation as the case may be. Each Loan Party and its Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canada and Quebec pension plans, employment insurance and employee income taxes. Each Loan Party and its Subsidiaries has, where applicable, properly operated the PAYE System and has duly made all deductions and payments required to be made in respect of national insurance contributions pursuant to UK Law.
SECTION 3.10 ERISA; Benefit Plans. (a) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) each Loan Party and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA, the Code and any other federal, state or local laws relating to the Plans, and with all regulations and published interpretations thereunder; (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Loan Party or any of its ERISA Affiliates has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106; (iv) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accrued benefits.
(b) No UK Loan Party nor any of its Subsidiaries or Affiliates is or has at any time after April 27, 2004 been (i) an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993), or (ii) “connected” with or an “associate” of (as those terms are used in Sections 39 and 43 of the UK Pensions Act 2004) such an employer.
(c) As of the Effective Date, Schedule 3.10 lists all Foreign Benefit Arrangements and Foreign Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries. Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all employer and employee contributions (including insurance premiums) required from any Loan Party or any of its Subsidiaries or Affiliates by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign

Pension Plan (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Pension Plan (based on those assumptions used to fund such Foreign Pension Plan) with respect to all current and former participants do not exceed the assets of such Foreign Pension Plan; (iii) each Foreign Pension Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Pension Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and regulatory requirements (whether discretionary or otherwise) and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Pension Plan and (B) with the terms of such plan or arrangement; provided, however, that with respect to (ii), (iii) and (iv) above, “Foreign Pension Plan” shall be read to exclude any government-run plan or scheme to which a Loan Party or any of its Subsidiaries or Affiliates is required to make contributions under applicable law.
(d) (i) All pension schemes operated or maintained for the benefit of a Loan Party or any of its Subsidiaries, Affiliates or ERISA Affiliates comply with all provisions of the relevant law and employ reasonable actuarial assumptions; (ii) no Loan Party or any of its Subsidiaries, Affiliates or ERISA Affiliates has any unsatisfied liability in respect of any pension scheme and there are no circumstances which may give rise to any such liability; (iii) all pension schemes operated by or maintained for the benefit of a Loan Party or any of its Subsidiaries, Affiliates or ERISA Affiliates and/or any of its or their respective current or former employees are, to the extent required by applicable law, funded or reserved; except in the case of subclauses (i), (ii) and (iii), to the extent failure to do so (or, with the expiry of a grace period, the giving of notice, the making of any determination under the Loan Documents or any combination of any of the foregoing taking into account all remedies of the Loan Parties under the Loan Documents) could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(e) Except as could not reasonably be expected to result, individually or in the aggregate, a Material Adverse Effect:
(i) There are no outstanding disputes concerning the assets held in any Canadian Pension Plans or Canadian Benefit Plans pursuant to any funding agreement;
(ii) All employee contributions to any Canadian Pension Plans and Canadian Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into such plans in a timely fashion;
(iii) All reports and disclosures relating to any Canadian Pension Plans and Canadian Benefit Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion;
(iv) To the knowledge of the Loan Parties, there have been no improper withdrawals, or applications of, the assets of any Canadian Pension Plans;

(v) No amount is owing by or in respect of any Canadian Pension Plans under the ITA or any provincial taxation statute;
(vi) No Canadian Pension Plan is a defined benefit pension plan that is registered with the applicable governmental authorities for such plans;
(vii) The Loan Parties, after diligent enquiry, have neither any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim;
(viii) No promises of benefit improvements under any Canadian Benefit Plan or Canadian Pension Plan have been made; and
(ix) Except as disclosed in Schedule 3.10, no Canadian Benefit Plan provides benefits to retired employees or promises benefits at and after retirement to active employees.
SECTION 3.11 Disclosure. Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, and taken as a whole, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.
SECTION 3.12 No Default. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
SECTION 3.13 Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of (x) the US Loan Parties and (y) the Canadian Loan Parties, in each case, on a consolidated basis, at a fair valuation, will exceed their respective debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of (x) the US Loan Parties and (y) the Canadian Loan Parties, in each case, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities generally become absolute and matured; (iii) (x) the US Loan Parties and (y) the Canadian Loan Parties, in each case on a consolidated basis, will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due, absolute and matured; (iv) (x) the US Loan Parties and (y) the Canadian Loan Parties, in each case on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date; (v) neither the US Loan Parties nor the Canadian Loan Parties, in each case on a consolidated basis, have ceased paying their current obligations in the ordinary course of business as they generally become due, (vi) the property of (x) the US Loan Parties and (y) the Canadian Loan Parties, in each case on a consolidated basis, at a fair valuation, is greater than the total amount of their respective debts and liabilities, subordinated, contingent or otherwise; and (vii) the property of (x) the US Loan Parties and (y) the Canadian Loan Parties, in each case on a consolidated basis, is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all their respective obligations, due and accruing.
(b) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each European Loan Party and each Account Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each European Loan Party and each Account Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities generally become absolute and matured; (iii) each European Loan Party and each Account Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become due, absolute and matured; (iv) each European Loan Party and each Account Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date; (v) no European Loan Party or Account Party has ceased paying its current obligations in the ordinary course of business as they generally become due, (vi) the property of each European Loan Party and each Account Party, at a fair valuation, is greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise; (vii) the property of each European Loan Party and each Account Party is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing; and (viii) in the case of a German Loan Party (A) it is not in a situation to admit its inability or shall be unable to pay its debts as they fall due (Zahlungsunfähigkeit), (B) it is not over-indebted (überschuldet) or in a situation to file for insolvency because of any of the reasons set out in Sections 17 to 19 of the German Insolvency Code (Insolvenzordnung), (C) its management is not required by law to file for insolvency because of any of the circumstances specified in the preceding sub-clauses (A) or (B) and (D) a competent court has not initiated any measures pursuant to Section 21 of the German Insolvency Code (Insolvenzordnung). In the case of any Designated Loan Party, any such determination set forth above (other than pursuant to clauses (iii), (v) and, with respect to any Designated Loan Party that is a German Loan Party, (viii) above) shall be made without giving effect to any intercompany obligations.
(c) No Loan Party intends to, or will permit any of its Subsidiaries to, and no Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14 Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries are adequate.
SECTION 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth, as of the Effective Date, (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of authorized Equity Interests of each Borrower (other than the Company), of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable (to the extent such concepts are applicable), and owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non assessable.
SECTION 3.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the applicable Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, and (a) upon filing of UCC financing statements and the taking of any other actions or making of filings required for perfection under the laws of the relevant Collateral Documents and specified in such Collateral Documents, as necessary (including but not limited to (i) the filing of financing statements under the PPSA and (ii) with respect to Liens created by a UK Loan Party where registration of particulars of such Liens is required, the registration at (x) the Companies Registration Office in England, Scotland and Wales, (y) the UK Trademark Registry at the Patent Office in England, Scotland and Wales and (z) the UK Land Registry or UK Charges Registry in England, Scotland and Wales), and, if applicable, the taking of actions or making of filings with respect to Intellectual Property registrations or applications issued or pending as specified, and, in the case of real property, filing of the Mortgages as necessary, such Liens constitute perfected and continuing Liens on the Collateral, securing the applicable Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral, except in the case of Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the US Collateral Agent, the Canadian Collateral Agent or the European Collateral Agent, as applicable, pursuant to any applicable law. As of the Effective Date, the jurisdictions in which the filing of UCC financing statements (or their equivalent under the PPSA) are necessary are listed on Schedule 3.16 and the jurisdictions in which the filing of the Mortgages are necessary are listed on Schedule 3.16.
SECTION 3.17 Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns, and no material unfair labor practice charges, against any Loan Party or its Subsidiaries pending or, to the knowledge of the Borrowers, threatened. The terms and conditions of employment, hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in material violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario), or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters. All material payments due from any Loan Party or any of its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages, vacation pay and employee health and welfare insurance and other benefits, including on account of the Canada and Quebec pension plans, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
SECTION 3.18 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
SECTION 3.19 Centre of Main Interests. For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings, each European Loan Party’s centre of main interests (as that term is used in Article 3(1) therein) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) therein) in any other jurisdiction.
SECTION 3.20 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 other than the property described on Schedule 1.01(d) located in North Bergen, New Jersey.
SECTION 3.21 Certain Documents. The Borrower Representative has delivered to the Administrative Agent a complete and correct copy of any agreements governing the Existing Euro Notes and the 2006 Synthetic Lease, including the Existing Euro Notes Documentation and the Synthetic Lease Documentation, and including any material amendments, supplements or modifications with respect to any of the foregoing.
ARTICLE IV
Conditions
SECTION 4.01 Effective Date. The effectiveness of this Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or .pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies (or facsimile or .pdf copies) of the Specified Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent (and, where applicable, the Canadian Administrative Agent and the European Administrative Agent), the Issuing Banks and the Lenders.
(b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company and its Subsidiaries for their 2008 and 2009 fiscal years, (ii) unaudited interim consolidated financial statements of the Company and its Subsidiaries for each fiscal month ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) monthly projections (including forecasts of Aggregate Availability) of the Company and its Subsidiaries for each fiscal month ending April 3, 2010 through January 1, 2011 and (iv) annual projections of the Company and its Subsidiaries for fiscal year 2011 through 2014.
(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or authorized manager or director, which shall (A) certify the resolutions of its Board of Directors, Board of Managers, shareholders, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of any officers or managers of such Loan Party authorized to sign the Loan Documents to which it is a party, (C) in respect of a UK Loan Party, contain a statement to the effect that its entry into and performance of the transactions contemplated by the Loan Documents do not and will not exceed any limit on its powers to borrow, grant security or give the guarantees and indemnities contemplated by the Loan Documents to which it is a party, and (D) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, a true and correct certified (if applicable) copy of its by-laws, memorandum and articles of association or operating, management or partnership agreement (or, in each case, such certificate shall certify that any such documents delivered to the Administrative Agent in connection with the Existing Credit Agreement continue to be true, complete and correct copies) and (with respect to any European Loan Party or Canadian Loan Party) a certified list of its shareholders; and (ii) a long form certificate of good standing, status or compliance, as applicable, for each Loan Party from its jurisdiction of organization (to the extent such concept is relevant or applicable in such jurisdiction).
(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower Representative and dated the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
(e) Fees. The Lenders, the Agents and the Lead Arrangers shall have received all fees required to be paid, and all reasonable and documented out-of-pocket expenses for which invoices have been presented (including the reasonable fees, disbursements and other charges of one legal counsel of the Administrative Agent, as well as one local counsel of the Administrative Agent in each relevant jurisdiction, and in the event of any conflict of interest, additional counsel for affected indemnified persons), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.
(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties (other than the European Loan Parties) are organized, and such search report shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
(g) Funding Accounts. The Administrative Agent shall have received a notice from the Borrower Representative setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
(h) Collateral Access and Control Agreements. (i) The Borrowers shall have used commercially reasonable efforts to obtain the Collateral Access Agreements required to be provided pursuant to the Security Agreements and any such agreements so obtained shall have been delivered to the Administrative Agent and (ii) the Administrative Agent shall have received (x) each Deposit Account Control Agreement and Lock Box Agreement required to be provided pursuant to the Security Agreements and (y) each account transfer agreement or other document that the European Administrative Agent deems necessary to ensure future compliance with Section 5.17.
(i) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of each Borrower (other than the European Borrower and the UK Borrower which shall provide a representation as to solvency in a director’s certificate).
(j) Borrowing Base Certificate. The Administrative Agent shall have received (a) an Aggregate Borrowing Base Certificate which calculates the Aggregate Borrowing Base as of April 3, 2010 and (b) a US Borrowing Base Certificate, Canadian Borrowing Base Certificate, UK Borrowing Base Certificate and European Borrowing Base Certificate which calculates each such Borrowing Base as of April 3, 2010, in each case on a pro forma basis after giving effect to the Effective Date.

(k) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities and obligations current, the Loan Parties’ Aggregate Availability shall not be less than $150,000,000.
(l) Pledged Stock; Stock Powers; Pledged Notes. The US Collateral Agent, the Canadian Collateral Agent or the European Collateral Agent, as applicable and with the exception of the Netherlands Loan Parties, shall have received (i) the certificates representing shares of Equity Interests pledged pursuant to the applicable Security Agreements, together with an undated stock power or stock transfer form, as applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the US Collateral Agent, the Canadian Collateral Agent or the European Collateral Agent, as applicable and with the exception of the Netherlands Loan Parties, pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof or pursuant to a duly notarized German Share Pledge Agreement and the German Partnership Interest Pledge Agreement.
(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by any Collateral Agent to be filed, registered or recorded in order to create in favor of the applicable Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(n) Approvals. All material governmental and third party approvals (including landlords’ and other consents) necessary in connection with the Transactions, the continuing operations of the Company and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing contemplated hereby.
(o) Mortgages, etc. The Loan Parties shall have delivered to the US Collateral Agent, with respect to each Mortgaged Property subject to an Existing Mortgage pursuant to the Existing Credit Agreement, each of the following, in form and substance reasonably satisfactory to the Administrative Agent:
(i) an amendment to the Existing Mortgage covering such parcel of real property in form and substance reasonably satisfactory to the Administrative Agent;
(ii) (1) an ALTA or other mortgagee’s title insurance policy for such Mortgaged Property, together with such endorsements thereto as may be required by the US Collateral Agent or (2) a “date-down” endorsement to (or modification of) the existing title insurance policy for such parcel of Mortgaged Property issued by the title company that issued such existing title insurance policy, which endorsement (or modification) shall update the effective date of such existing title insurance policy and amend the description of the insured Existing Mortgage to include the amendment to such Existing Mortgage;
(iii) evidence that the Company has paid all premiums in respect of the endorsement to the existing title policy for such Mortgaged Property, as well as all charges for mortgage recording taxes and mortgage filing fees payable in connection with the recording of the amendment to the Existing Mortgage covering such parcel of Mortgaged Property, and all related expenses, if any;
(iv) an opinion of counsel in the state in which such parcel of real property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent; and
(v) (1) a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property (together with, if required, a notice about special flood hazard area status and flood disaster assistance duly executed by the Company or the applicable Loan Party in the event any such Mortgaged Property is located in a special flood hazard area) and (2) if any portion of such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (now or as hereafter in effect or any successor act thereto), (a) flood insurance with a financially sound and reputable insurer, in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto (any such insurance “Flood Insurance”) and (b) evidence of such insurance in form and substance reasonably acceptable to the Administrative Agent.
(p) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the applicable terms of the Security Agreements (including Section 5.09 of this Agreement and the applicable provisions of the Security Agreements).
(q) Appraisals and Field Exams. The Administrative Agent shall have received appraisals of Inventory and real property and field exams from appraisers satisfactory to the Administrative Agent.

(r) Customer List. The Administrative Agent shall have received a true and complete list of the names and addresses of the wholesale customers of each Loan Party.
(s) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.
(t) USA Patriot Act. Each Lender shall have received all information necessary to enable such Lender to identify each Borrower and each other Loan Party to the extent required for compliance with the Patriot Act or other “know your customer” and anti-money laundering rules and regulations.
(u) Acknowledgement and Consent. The Administrative Agent shall have received an Acknowledgement and Consent, substantially in the form of Schedule 1 to the US Security Agreement, duly executed by each issuer of any US Pledged Stock or US Pledged Note that is not a US Loan Party and has not delivered an Acknowledgment and Consent in connection with the Existing Credit Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent.
(v) Synthetic Lease Documents. The Administrative Agent shall have received duly executed copies of the Synthetic Lease Documentation, including the Synthetic Lease Amendment, in form and substance reasonably acceptable to the Administrative Agent.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. After the Effective Date, the Administrative Agent shall make available to the Lenders executed versions of the Loan Documents. Notwithstanding the foregoing, neither this Agreement nor the obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., New York time, on May 6, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than any such amendments (“Immaterial Amendments”) that are purely administrative in nature and, for the avoidance of doubt, do not involve amendments to the amount or tenor of such Letter of Credit), is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that such representations and warranties (i) that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c) Each Borrowing and each issuance of any Letter of Credit shall be made in compliance with the Revolving Exposure Limitations.
Each Borrowing and each issuance, amendment (other than any Immaterial Amendment), renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02. Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make (or authorize the European Administrative Agent or Canadian Administrative Agent to make) Loans and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit (or amend, renew or extend any Letter of Credit) for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing or causing to be issued (or amending, renewing or extending) any such Letter of Credit is in the best interests of the Lenders (it being understood that in no event shall the Administrative Agent continue to make (or authorize the European Administrative Agent or the Canadian Administrative Agent to make) Revolving Loans or an Issuing Lender issue (or amend (other than pursuant to Immaterial Amendments), renew or extend) Letters of Credit if an Event of Default pursuant to clauses (a), (b), (d) (solely with respect to a failure to be in compliance with Section 6.16), (h), (i), (m), (n), (o) or (p) of Article VII shall have occurred and be continuing).
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full in cash and all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06(j) hereof) and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:
SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Company will furnish to the Administrative Agent (with copies to be provided to each Lender by the Administrative Agent):
(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any required auditors’ communications to the Audit Committee related to significant deficiencies and material weaknesses prepared by said accountants;
(b) within 45 days after the end of each of the first three fiscal quarters of the Company’s fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
(c) within 30 days (or, with respect to the twelfth fiscal month of each fiscal year, within 60 days) after the end of each fiscal month of the Company (other than the third, sixth and ninth fiscal month of each fiscal year), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;
(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) demonstrating compliance with Section 6.16 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e) concurrently with any delivery of financial statements under clause (a) above, an auditor’s report of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default (which report may be limited to the extent required or advised by accounting rules or guidelines);
(f) as soon as available, but in any event 15 days prior to the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement in form acceptable to the Administrative Agent and including forecasts of Aggregate Availability) of the Company for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
(g) as soon as available, but in any event within 20 days (or, in the case of the last fiscal month of each fiscal year, 30 days) of the end of each fiscal month (or within three Business Days of the end of each week at any time during a Full Cash Dominion Period), an Aggregate Borrowing Base Certificate, a US Borrowing Base Certificate, a Canadian Borrowing Base Certificate, a UK Borrowing Base Certificate and a European Borrowing Base Certificate, in each case which calculates such Borrowing Base, and supporting information in connection therewith, together with any additional reports with respect to the Aggregate Borrowing Base, the US Borrowing Base, the Canadian Borrowing Base, the UK Borrowing Base or the European Borrowing Base of a Borrower as the Administrative Agent or any Collateral Agent may reasonably request; provided that no Canadian Borrowing Base Certificate, UK Borrowing Base Certificate or European Borrowing Base Certificate or additional reports with respect thereto shall be required if the European Sublimit, UK Sublimit or Canadian Sublimit, as applicable, shall have been terminated;
(h) as soon as available but in any event within 20 days (or, in the case of the last fiscal month of each fiscal year, 30 days) of the end of each fiscal month (or within three Business Days of the end of each week at any time during a Full Cash Dominion Period) and at such other times as may be reasonably requested by the Administrative Agent or any Collateral Agent, as of the period then ended:
(i) a detailed aging of each Loan Party’s Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the applicable Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;
(ii) a schedule detailing the Loan Parties’ Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Loan Parties are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by any Loan Party and complaints and claims made against any Loan Party), and (3) reconciled to the applicable Borrowing Base Certificate delivered as of such date;
(iii) a worksheet of calculations prepared by the Loan Parties to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;
(iv) a reconciliation of the Loan Parties’ Accounts and Inventory between the amounts shown in the applicable Loan Party’s general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above; and
(v) a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement;
(i) as soon as available but in any event within 20 days (or, in the case of the last fiscal month of each fiscal year, 30 days) of the end of each fiscal month and at such other times as may be requested by the Administrative Agent, as of the month then ended, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;
(j) within 45 days of each March 31 and September 30, in the case of the US Loan Parties and Canadian Loan Parties, or within 15 days of the end of each calendar month, in the case of the European Loan Parties, (or upon the reasonable request of the Administrative Agent), an updated customer list for each Loan Party, which list shall state the customer’s name, mailing address and phone number (to the extent available) and shall be certified as true and correct by a Financial Officer of the Borrower Representative;
(k) promptly upon the Administrative Agent’s reasonable request:
(i) copies of invoices in connection with the invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and
(iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;
(l) as soon as possible and in any event within 30 days of filing thereof, copies of all U.S. federal income tax returns (including all related schedules) filed by any

Loan Party with the U.S. Internal Revenue Service; provided that for taxable years during which the Company or any Loan Party did not incur any loss and for which the Company or any Loan Party is not utilizing any net operating loss carrybacks or forwards, the Company is required to provide only copies of page one through four and material related schedules of U.S. federal income tax returns filed for such taxable years;
(m) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; provided that any documents required to be delivered pursuant to this clause (m) shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed in Section 9.01; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided further that: (x) upon written request by the Administrative Agent, the Company shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; and
(n) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent, any Collateral Agent or any Lender (through the Administrative Agent) may reasonably request.
SECTION 5.02 Notices of Material Events. The Loan Parties will furnish to the Administrative Agent and each Lender prompt written notice (and in any event within five days after such Loan Party obtains knowledge of any of the following events) of the following:
(a) the occurrence of any Default or Event of Default;
(b) any actual knowledge of the Loan Parties of, or any receipt of any notice of, any governmental investigation or any litigation, arbitration or administrative proceeding commenced or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries that (i) seeks damages in excess of $25,000,000, (ii) seeks material injunctive relief, (iii) is asserted or instituted against any Plan, Foreign Pension Plan, Foreign Benefit Arrangement, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any of its Subsidiaries, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws, or

(vi) contests any tax, fee, assessment, or other governmental charge in excess of $25,000,000;
(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral in excess of $5,000,000;
(d) any loss, damage, or destruction to the Collateral in the amount of $25,000,000 or more per occurrence or related occurrences, whether or not covered by insurance;
(e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a cost in excess of $2,000,000 is located (which shall be delivered within five Business Days after receipt thereof);
(f) the occurrence of any ERISA Event or breach of the representations and warranties in Section 3.10 that, alone or together with any other ERISA Events or breaches of such representations and warranties that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries, whether directly or by virtue of their affiliate with any ERISA Affiliate, in an aggregate amount exceeding $25,000,000;
(g) the release into the environment of any Hazardous Material that is required by any applicable Environmental Law to be reported to a Governmental Authority and which could reasonably be expected to lead to any material Environmental Liability;
(h) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(i) any material amendments to the Kate Spade JV Agreement, which notice shall be delivered, promptly after the same becomes effective, with a copy of such agreement and amendments thereof delivered to the Administrative Agent simultaneously therewith.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where any of the following could not reasonably be expected to result in a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits used or useful in the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.
SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or local generally accepted accounting principles, as the case may be, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06 Books and Records; Inspection Rights. Without limiting Sections 5.11 or 5.12 hereof, each Loan Party will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries in accordance with GAAP or local generally accepted accounting principles, as the case may be, are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent, any Collateral Agent or any Lender (including employees of the Administrative Agent, any Collateral Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent, any Collateral Agent or any Lender), upon reasonable prior notice during normal business hours, to visit and inspect its properties and to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and the applicable Loan Party or Subsidiary will make its officers and independent accountants available to discuss its affairs, finances and condition with such representatives, all at such reasonable times as are requested during normal business hours. For purposes of this Section 5.06, it is understood and agreed that a single site visit and inspection may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and Subsidiaries and their respective assets. All such site visits and inspections shall be at the sole expense of the Loan Parties. The Loan Parties acknowledge that the Administrative Agent and each Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ and their respective Subsidiaries assets for internal use by the Administrative Agent, each Collateral Agent and the Lenders.
SECTION 5.07 Compliance with Laws. (a) Each Loan Party will, and will cause each of its Subsidiaries to, comply with all Contractual Obligations and Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b) US and Foreign Plans and Arrangements.

(i) For each Company Plan, each Loan Party will, and will cause each of its Subsidiaries, Affiliates and ERISA Affiliates to, in a timely fashion comply with and perform all of its obligations under and in respect of such Company Plan, including under plan terms, any funding agreements and all applicable laws and regulatory requirements (whether discretionary or otherwise); and
(ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Company Plan by a Loan Party or any Subsidiary, Affiliate or ERISA Affiliate thereof shall be paid or remitted by each Loan Party, or Subsidiary, Affiliate or ERISA Affiliate thereof in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws; except, in the case of subclauses (i) and (ii) as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; and
(iii) The Loan Parties shall deliver to each Lender: (A) if requested by such Lender, copies of each annual and other return, report or valuation with respect to each Company Plan, as filed with any applicable Governmental Authority; (B) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Loan Parties shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; (C) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Loan Party or any Subsidiary, Affiliate or ERISA Affiliate of any Loan Party may receive from any applicable Governmental Authority with respect to any Company Plan; (D) notification within 30 days of (i) any increases having a cost to one or more of the Loan Parties or any Subsidiary, Affiliate or Loan Party thereof in excess of $10,000,000 per annum in the aggregate, in the benefits of any existing Company Plan, or (ii) the establishment of any new Company Plan (or, in the case of any Canadian Plan, any plan that is a “Registered Pension Plan” as that term is defined under subsection 248(1) of the Income Tax Act (Canada)), or the commencement of contributions to any such plan to which any Loan Party, Subsidiary, Affiliate or ERISA Affiliate was not previously contributing; and (E) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Company Plan.
(c) UK Loan Party Pension Plans and Benefit Plans.
(i) A UK Loan Party shall ensure that (A) neither it nor any of its Subsidiaries or Affiliates is or has been at any time after April 27, 2004 an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the UK Pensions Act 2004) such an employer and (B) no Person who becomes a Subsidiary or Affiliate of a UK Loan Party after the date of this Agreement, was formerly an employer (for the purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) or was formerly “connected” with or an “associate” of (as those terms are used in Sections 38 and 43 of the UK Pensions Act 2004) such an employer.
(d) European Loan Party Pension Plans and Benefit Plans.
(i) No European Loan Party shall establish, nor shall it permit any of its Subsidiaries or Affiliates to establish, any voluntary pension scheme and/or any voluntary benefit plan without the prior consent of the Administrative Agent.
(ii) Each European Loan Party shall, and shall cause its Subsidiaries and Affiliates to, maintain and operate its obligations under (A) its benefit plans, if any, and (B) the voluntary pension schemes and/or voluntary benefit plans consented to by the Administrative Agent, if any, in all respects in conformity with the requirements of applicable law or contract; and
(iii) All pension schemes established or maintained by a Loan Party or any Subsidiary, Affiliate or ERISA Affiliate thereof shall comply with all provisions of the relevant law and employ reasonable actuarial assumptions; and no Loan Party or any Subsidiary, Affiliate or ERISA Affiliate thereof shall have any unsatisfied liability in respect of any pension scheme and there shall be no circumstances which may give rise to any liability; except, in the case of subclauses (ii) and (iii), as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(e) Environmental Covenant. The Loan Parties and each of their Subsidiaries: (i) shall be at all times in compliance with all applicable Environmental Laws, and undertake reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and (ii) generate, use, treat, store, release, transport, dispose of, and otherwise manage all Hazardous Materials in a manner that would not reasonably be expected to result in a material liability to any Loan Party or any of its Subsidiaries or to materially affect any real property owned or operated by any of them; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, any Loan Party or any of their Subsidiaries; it being understood that this clause (e) shall be deemed not breached by a noncompliance with any of the foregoing (i) or (ii) if, upon learning of such noncompliance or any condition that results from such noncompliance, any affected Loan Parties and Subsidiaries promptly develop and diligently implement a response to such noncompliance and any such condition that is consistent with principles of prudent environmental management and all applicable Environmental Laws, and such response and condition, in the aggregate with any other such responses and conditions, could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used only for working capital needs and general corporate purposes, including refinancing, repayment, repurchase and cash settlements of certain existing Indebtedness and acquisitions. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09 Insurance. Each Loan Party will maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire or flood and loss in transit; theft, burglary, pilferage, larceny, employee dishonesty, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, (b) all insurance required pursuant to the Collateral Documents or (in the case of Loan Parties located outside of the United States) such other insurance maintained with other carriers as is satisfactory to the Administrative Agent in its Permitted Discretion and (c) if any portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (now or as hereafter in effect or any successor act thereto), Flood Insurance. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained, which may be a Memorandum of Insurance. The Borrowers shall require all such policies to name the US Collateral Agent, the Canadian Collateral Agent or the European Collateral Agent (on behalf of the Agents, the Lenders and the Issuing Banks) as additional insured or loss payee, as applicable.
SECTION 5.10 Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
SECTION 5.11 Appraisals. On two occasions (or, (x) with respect to appraisals of real property and Intellectual Property, one occasion and (y) with respect to Inventory appraisals, at any time that Aggregate Availability is less than $70,000,000, three occasions) per calendar year, as directed by the Administrative Agent or any Collateral Agent, the Loan Parties will provide the Administrative Agent or such Collateral Agent with appraisals or updates thereof of their Inventory, Intellectual Property or real property, as applicable, from an appraiser selected and engaged by the Administrative Agent or such Collateral Agent, and prepared on a basis satisfactory to the Administrative Agent or such Collateral Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations. Notwithstanding the foregoing, in addition to the appraisals permitted above, there shall be no limitation on the number of Inventory, Intellectual Property or real property appraisals (a) during any Level 1 Minimum Aggregate Availability Period or (b) if an Event of Default shall have occurred and be continuing. For purposes of this Section 5.11, it is understood and agreed that a single Inventory, Intellectual Property or real estate appraisal may consist of examinations conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets. All such Collateral appraisals shall be at the sole expense of the Loan Parties.
SECTION 5.12 Field Examinations. At the request of the Administrative Agent or any Collateral Agent, the Loan Parties will permit, upon reasonable notice, the Administrative Agent and/or any Collateral Agent to conduct field examinations during normal business hours to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems. Two such field examinations per calendar year shall be performed by the Administrative Agent and shall be at the sole expense of the Loan Parties; provided that there shall be no limitation on the number or frequency of field examinations at the sole expense of the Loan Parties (a) during any Level 1 Minimum Aggregate Availability Period or (b) if an Event of Default shall have occurred and be continuing. For purposes of this Section 5.12, it is understood and agreed that a single field examination may be conducted at multiple relevant sites, both domestic and international, and involve one or more relevant Loan Parties and their assets.
SECTION 5.13 [Reserved].
SECTION 5.14 Additional Collateral; Further Assurances. (a) Subject to applicable law, the Company and each Subsidiary that is a Loan Party shall cause each of its Subsidiaries formed or acquired after the date of this Agreement and organized under the laws of the United States, Canada, the Netherlands, Germany, England and Wales, Ireland or, solely to the extent any such Subsidiary formed or acquired after the date hereof opens any deposit account that the European Administrative Agent determines is part of the European Borrower’s cash structure, any other member state of the European Union, or, in each case, any political subdivision thereof (within five Business Days after such formation or acquisition, or such longer period as may be agreed to by the Administrative Agent) (A) in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit D hereto (the “Joinder Agreement”) or such other Loan Guaranty in form and substance satisfactory to the Administrative Agent and (B) to execute and deliver such amendments, supplements or documents of accession to any Collateral Documents as the applicable Collateral Agent deems necessary for such new Subsidiary to grant to such Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) a perfected first priority security interest in the Collateral described in such Collateral Document with respect to such new Subsidiary. Upon execution and delivery of such documents and agreements, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the applicable Collateral Agent (in each case for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by such Loan Party.
(b) (i) The Company and each Subsidiary that is a US Loan Party will cause (a) 100% (or such lesser percentage owned by the Company or such US Loan Party, as applicable) of the issued and outstanding Equity Interests of each of its direct domestic Subsidiaries and (b) 65% (or such greater percentage that, due to a change in applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any other material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign Subsidiary directly owned by the Company or any US Loan Party to be subject at all times to a first priority, perfected Lien in favor of the US Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request and (ii) subject to applicable law, each Subsidiary of the Company that is a Foreign Loan Party (other than any Account Party) will cause 100% of the issued and outstanding Equity Interests of each of its direct Subsidiaries that is organized in the same jurisdiction as such Foreign Loan Party to be subject at all times to a first priority, perfected Lien in favor of the applicable Collateral Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
(c) Without limiting the foregoing, subject to applicable law, each Loan Party will and will cause each Subsidiary to execute and deliver, or cause to be executed and delivered, to the Administrative Agent and each Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, hypothecs and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent or any Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties (including, for the avoidance of doubt, to reflect any change in the Secured Parties hereunder). In addition, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent and each Collateral Agent filings with any governmental recording or registration office in any jurisdiction required by the Administrative Agent or any Collateral Agent, in the exercise of its Permitted Discretion, in order to perfect or protect the Liens of the applicable Collateral Agent granted under any Collateral Document in any Intellectual Property.
(d) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Company or any Subsidiary that is a Loan Party (or (x) any deposit accounts opened by any Subsidiary of the Company organized under the laws of any member state of the European Union or (y) any existing deposit accounts of any Subsidiary of the Company organized under the laws of any member state of the European Union are determined by the European Administrative Agent, in its Permitted Discretion, to comprise part of the European Borrower’s cash structure) after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Agents, the applicable Lenders and the applicable Issuing Banks upon acquisition thereof), the Company will notify the Administrative Agent and the Lenders thereof, the Borrower will promptly cause such assets (in the case of any deposit accounts referred to above, solely to the extent the European Administrative Agent determines such deposit accounts are part of the European Borrower’s cash structure) to be subjected to a Lien securing the applicable Secured Obligations and will take, and cause its Subsidiaries that are Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or any Collateral Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section and Section 4.01(o), all at the expense of the Loan Parties.
(e) For the purposes of Section 5.14(c) and 5.14(d), (i) references to the actions and deliverables required under Section 4.01(o)(i) with respect to any applicable hereafter-acquired property shall be deemed to require delivery of Mortgages on such property, including evidence that a counterpart of such Mortgage has been recorded in the place necessary, in the Administrative Agent’s judgment, to create a valid and enforceable first priority Lien in favor of the US Collateral Agent for the benefit of itself and the Lenders; (ii) references to “date-down” endorsements (or modifications) in Section 4.01(o)(ii) shall refer to ALTA or other mortgagee’s title insurance policies, together with such endorsements thereto as may be required by the applicable Collateral Agent; and (iii) Mortgages filed pursuant to this Section 5.14 shall be delivered to the applicable Collateral Agent in conjunction with an ALTA survey prepared of such Mortgaged Property and certified to the applicable Collateral Agent by a surveyor acceptable to the Administrative Agent.
SECTION 5.15 Financial Assistance. (a) Each Netherlands Loan Party and its Subsidiaries shall comply in all respects with applicable legislation governing financial assistance, including Sections 2:98C and 2:207C of the Dutch Civil Code. Each Canadian Loan Party, UK Loan Party and German Loan Party shall comply in all respects with applicable legislation governing financial assistance and/or capital maintenance, as applicable.
(b) The obligations of the Norwegian Loan Parties hereunder shall be limited, if (and only if) required by the provisions as set out in the Norwegian Private Limited Liability Companies Act 1997, regulating unlawful financial assistance and other prohibited loans, guarantees and joint and several liability and it is understood that the liability of the Norwegian Loan Parties hereunder only applies to the extent permitted by the provisions of the Norwegian Private Limited Liability Companies Act.
SECTION 5.16 Collateral Access Agreements and Deposit Account Control Agreements. The Borrowers shall (i) use their commercially reasonable efforts to deliver to the Administrative Agent any Collateral Access Agreements required pursuant to the Security Agreements and (ii) deliver to the Administrative Agent any Deposit Account Control Agreement required to be delivered pursuant to any Security Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.17 Transfer of Accounts of Specified European Loan Parties. At any time following the occurrence of a European Account Transfer Trigger Event, at the request of the European Administrative Agent in its sole discretion, the Specified European Loan Parties shall either (i) immediately cause all of their deposit accounts to be transferred to the name of the European Administrative Agent or (ii) to the extent such deposit accounts cannot be transferred to the European Administrative Agent, promptly open new deposit accounts with (and in the name of) the European Administrative Agent, and the Specified European Loan Parties shall ensure that all monies owing to them will immediately be re-directed to the transferred or new accounts held by the European Administrative Agent.
SECTION 5.18 European Cash Management. (a) Except as otherwise provided in this Agreement or any other Loan Document (including pursuant to Section 2.10(b)), the Company and each Specified European Loan Party will, and will cause each of their Subsidiaries to, ensure that all cash collections (other than any Specified Cash Collections) of such entity continue to be swept (whether directly or indirectly) or otherwise deposited into the Collection Accounts of the Specified European Loan Parties in substantially the same manner as in effect on the date hereof (after giving effect to the Transactions).
(b) On the 15th day of each calendar month (or, if such date is not a Business Day, on the first Business Day thereafter) (the “Transfer Date”), the European Borrower shall deposit, or shall cause to be deposited, the Netherlands Intercompany Receivable Amount (calculated as of the Transfer Date), if any, into a Collection Account of the European Borrower.
SECTION 5.19 Post-Closing Obligations. (a) On or prior to the date that is 60 days following the Effective Date, the European Borrower shall provide the European Collateral Agent with a status report with respect to each of the bank accounts set forth on Schedule 5.19(a) (the “Scheduled Bank Accounts”), each of which are currently expected to be closed on or prior to such date. To the extent any Scheduled Bank Accounts remain open on such date, the European Borrower shall provide the European Collateral Agent with a similar status report on each 30-day anniversary thereof (each, a “Reporting Date”) until the date that all Scheduled Bank Accounts are either closed or subject to a first priority security interest in favor of the European Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, as described below. The European Borrower and/or each other Loan Party holding any applicable Scheduled Bank Account shall, at the European Collateral Agent’s request delivered on or prior to the date that is five Business Days following any Reporting Date, (i) deliver to the European Collateral Agent, each in form and substance reasonably satisfactory to the European Collateral Agent, one or more security agreements pursuant to which such Loan Party grants a security interest to the European Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, in each Scheduled Bank Account that remains open as of such date and has been designated by the European Collateral Agent, (ii) deliver all notices required to be delivered pursuant to any such security agreement to any banking institution at which any such account is held, (iii) use commercially reasonable efforts to procure any acknowledgments of any such banking institution required pursuant to any such security agreement, (iv) take all actions which may be required by law or which the Administrative Agent or the European Collateral Agent may reasonably request to ensure perfection of the Liens created or intended to be created by any such security agreement, prior and superior in right to any other Person and (v) deliver to the Agents, the applicable Lenders and the applicable Issuing Banks an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, stating that each such security agreement shall constitute a fully perfected Lien on, and security interest in, each such Scheduled Bank Account, in the case of each of clauses (i) through (v) above, within 30 days (or such later date agreed to by the European Collateral Agent) of receipt of such request.
(b) On or prior to the date that is 30 days following the Effective Date (or such later date as the Administrative Agent may approve in its sole discretion), deliver to the Administrative Agent the Deposit Account Control Agreement listed on Schedule 5.19(b).
(c) Juicy Couture Ireland Limited shall use commercially reasonable efforts to procure, within 30 days of the execution of the Irish Debenture (or such later date agreed to by the European Collateral Agent (it being understood that the European Collateral Agent may, in its sole discretion, waive the requirements set forth in this Section 5.19(c))), the consent from Value Retail Dublin Limited necessary to fully effect the charge given under clause 3.5 of the Irish Debenture in respect of the agreement for license relating to part of Kildare Village dated 27 January 2009 and the license relating to part of Kildare Village dated 27 January 2009.
(d) Liz Claiborne Europe shall use commercially reasonable efforts, on or prior to the date that is 60 days following the Effective Date (or such later date agreed to by the European Collateral Agent in its sole discretion), to (x) implement a blocked account mechanism or other mechanism, in each case, reasonably satisfactory to the European Collateral Agent, in respect of each of the accounts of Liz Claiborne Europe as the European Collateral Agent shall determine (in its sole discretion) to be a Collection Account, and (y) deliver to the European Collateral Agent (A) documentation, in form and substance reasonably satisfactory to the European Collateral Agent, granting a first priority fixed charge over each such Collection Account in favor of the European Collateral Agent and (B) an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, stating that such documentation shall constitute a fully perfected Lien on, and security interest in, each such account. In the event that Liz Claiborne Europe shall fail to deliver such documentation on or prior to such date referred to above after the use of commercially reasonable efforts to do so, the assets of Liz Claiborne Europe shall be excluded from any Borrowing Base.
(e) On or prior to the dates specified on Schedule 5.19(e), the Company will take, or cause to be taken, the actions specified on Schedule 5.19(e).
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full in cash and all Letters of Credit have expired or terminated (or have been cash collateralized in accordance with Section 2.06(j) hereof) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness, except:
(a) the Secured Obligations;
(b) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof;
(c) Indebtedness of any Borrower to any Subsidiary or any other Borrower and of any Subsidiary to any Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04(d), Section 6.04(f) and Section 6.04(g) and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Borrower or to any other Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(d) Guarantees by any Borrower of Indebtedness of any Subsidiary or any other Borrower and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04(e) and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary if, and on the same terms as, the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(e) Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph (e) shall not exceed $100,000,000 at any time outstanding;
(f) Indebtedness which represents an extension, refinancing, replacement or renewal of any of the Indebtedness described in paragraphs (b), (e), (i), (j), (k), (m) and (s) of this Section 6.01; provided that, unless otherwise expressly permitted by this Section 6.01, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, replaced or renewed, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party or any of their respective Subsidiaries, (iii) no Loan Party or Subsidiary of any Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto (except as would otherwise be permitted pursuant to clause (d)

above), (iv) such extension, refinancing, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, replaced or renewed and (v) if the Indebtedness that is refinanced, replaced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, replacement, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, replaced, renewed, or extended Indebtedness;
(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(h) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, custom broker bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(i) Indebtedness of the Company or any other US Loan Party; provided that both immediately before and immediately after giving pro forma effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such Indebtedness is to be incurred, calculated on a Pro Forma Basis, shall be at least 1.25 to 1.00); provided further that the aggregate principal amount of Indebtedness permitted by this paragraph (i) shall not exceed $200,000,000 at any one time outstanding;
(j) Indebtedness of Foreign Subsidiaries that are not Loan Parties; provided that the aggregate principal amount of Indebtedness permitted by this paragraph (j) shall not exceed $50,000,000 at any time outstanding;
(k) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this paragraph (k) shall not exceed $50,000,000 at any time outstanding;
(l) (x) Indebtedness in respect of the Existing Euro Notes and (y) Indebtedness which represents an extension, refinancing, replacement or renewal thereof (including any Guarantees thereof to the extent permitted pursuant to the following proviso) (the “Euro Notes Refinancing Debt”); provided that, (i) the principal amount (or accreted value, if applicable) of the Euro Notes Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Existing Euro Notes so extended, refinanced, replaced or renewed, plus, in the case of any Euro Notes Refinancing Debt that constitutes Trademark Secured Debt, any additional amounts such that, after making the prepayments required to be made pursuant to Section 2.11(f), the Net Proceeds of such issuance of Euro Notes Refinancing Debt remaining shall not exceed the principal amount (or accreted value, if applicable) of the Existing Euro Notes so extended, refinanced, replaced or renewed, (ii) such Euro Notes Refinancing Debt shall be either (A) unsecured or (B) secured by Liens on assets that do not constitute Collateral (other than Trademarks to the extent permitted pursuant to Section 6.02(p)) and are otherwise permitted pursuant to Section 6.02, and (iii) such Euro Notes Refinancing Debt does not have a shorter average weighted maturity than the Existing Euro Notes;
(m) Indebtedness in respect of the Synthetic Lease Documentation;
(n) Capital Lease Obligations in connection with sale and leaseback transactions permitted pursuant to Section 6.14;
(o) Indebtedness of any German Loan Party under (i) direct pension commitments or (ii) old-age part-time arrangements, to the extent such German Loan Party is required by applicable law to enter into such old-age part-time arrangements; provided that statutory insolvency protection measures for liabilities under (i) and (ii) are fulfilled;
(p) earn-out obligations pursuant to the Mac & Jac Purchase Agreement in an aggregate amount not to exceed $20,000,000;
(q) a Guarantee granted pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code) by a Netherlands Loan Party;
(r) any joint and several liability arising under any fiscal unity (fiscale eenheid) between the Netherlands Group Members;
(s) Indebtedness in respect of the Existing Convertible Notes;
(t) other unsecured Indebtedness not otherwise permitted by this Section 6.01; provided the aggregate principal amount of all Indebtedness permitted by this paragraph (t) shall not exceed $150,000,000 at any time outstanding;
(u) unsecured Guarantees permitted by Section 6.04(s); and
(v) Indebtedness of the European Borrower incurred pursuant to the Unitex Agreement, in an aggregate principal amount, when added to the fair market value of all Accounts sold pursuant to Section 6.05(o) for which payment from the account debtor is not yet due (based on the payment terms in effect when the Account was sold), not to exceed $2,500,000 at any time outstanding.
SECTION 6.02 Liens. No Loan Party will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;
(b) Permitted Encumbrances;
(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent permitted by clause (f) of Section 6.01;
(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;
(e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except to the extent permitted by clause (f) of Section 6.01;
(f) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry;
(g) Liens arising out of sale and leaseback transactions permitted pursuant to Section 6.14;
(h) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
(i) Liens securing Indebtedness permitted by Section 6.01(i) in an aggregate amount not to exceed $75,000,000 at any time outstanding;

(j) Liens securing Indebtedness permitted by Section 6.01(j); provided that such Lien shall only apply to the property of the applicable Foreign Subsidiary;
(k) Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that such Lien shall not apply to any property or assets of the Company or any Subsidiary other than (i) the real property subject to such Lien on the Original Effective Date (prior to giving effect to the Existing Credit Agreement) and (ii) Liens on the Collateral, subject to the Intercreditor Agreement;
(l) Liens securing Indebtedness permitted pursuant to Section 6.01(o), to the extent required by mandatory law; provided that such Lien shall only apply to the property of the applicable German Loan Party
(m) Liens relating to pooled deposit or sweep accounts of the European Borrower and its Affiliates to the extent permitted under the applicable European Security Agreement;
(n) Liens not otherwise permitted by this Section 6.02 so long as (i) neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Subsidiaries) $25,000,000 at any one time and (ii) such Liens do not cover any Collateral other than any non-consensual Liens arising by operation of law;
(o) Liens arising from any purchase option with respect to the Option Assets under the JCPenney License Agreement;
(p) Liens on Trademarks of the US Loan Parties and Liens on the Mexx Trademark, in each case securing Indebtedness of the Company or any other US Loan Party permitted pursuant to Section 6.01 (the “Trademark Secured Debt”) in an aggregate amount of not less than $150,000,000; provided that (x) the Net Proceeds received by the Company and its Subsidiaries in connection with such Indebtedness shall be used to prepay the Loans in accordance with Section 2.11(f), (y) such Liens may be first priority Liens so long as such Trademarks and/or the Mexx Trademark, as applicable, shall be subject to a second priority perfected security interest in favor of the applicable Collateral Agent (for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks) and such Liens shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent and (z) the Administrative Agent and the applicable Collateral Agents shall have been granted a non-exclusive royalty free license with respect to such Trademarks and/or the Mexx Trademark, as applicable, to the extent any such Trademarks and/or the Mexx Trademark, as applicable, are used in connection with any Collateral;
(q) Liens on the Alabama Property arising from the grant by the Company of an option to purchase such property;
(r) Liens on Accounts of the European Borrower with an aggregate value of no more than $2,500,000 securing Indebtedness permitted pursuant to Section 6.01(v);

(s) Liens on the Collateral (other than the Trademarks referred to in clause (p) above) (the “Permitted Second Priority Liens”) securing the Trademark Secured Debt; provided that (x) the Net Proceeds received by the Company and its Subsidiaries in connection with such Indebtedness shall be used to prepay the Loans in accordance with Section 2.11(f), (y) such Liens shall be junior to the liens granted pursuant to the Loan Documents to the applicable Collateral Agent, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, and shall be subject to an intercreditor agreement reasonably satisfactory to the Required Lenders and (z) the applicable Collateral Agent(s) shall have been granted a second priority perfected Lien, for the benefit of the Agents, the applicable Lenders and the applicable Issuing Banks, in any collateral securing the Trademark Secured Debt that does not otherwise constitute Collateral.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (i) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clauses (a), (r) and (s) above, (ii) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrance and clauses (a) and (s) above, (iii) real property subject to a Mortgage, other than those permitted under clauses (a), (b), (f) and (g) of the definition of Permitted Encumbrance and clauses (a), (g) and (s) above, (iv) Trademarks of the US Loan Parties, other than those permitted under clause (a) of the definition of Permitted Encumbrance and clauses (a), (p) and (s) above, or, in each case, other than as provided in Section 6.02(k). Notwithstanding anything to the contrary contained in this Agreement or any Collateral Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Lien), nothing herein and no approval by the Administrative Agent, any Collateral Agent or the Lenders of any Lien or Permitted Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Administrative Agent, any Collateral Agent or the Lenders of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien or Permitted Lien or any holder of any Lien or Permitted Lien.
SECTION 6.03 Fundamental Changes. (a) No Loan Party will, nor will it permit any of its Subsidiaries to, amalgamate with, merge into or consolidate with any other Person, or permit any other Person to amalgamate with, merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of a Borrower may merge or amalgamate into a Borrower in a transaction in which such Borrower continues or is the surviving entity and assumes all obligations of such Borrower under the Loan Documents, (ii) any Loan Party (other than a Borrower) may merge or amalgamate into or with any Loan Party (other than a Borrower) in a transaction in which a Loan Party continues or is the surviving entity and assumes all obligations of the Loan Party under the Loan Documents, (iii) any Subsidiary may transfer its assets to a Loan Party and any Subsidiary which is a non-Loan Party may transfer its assets to a non-Loan Party, (iv) any Subsidiary may liquidate or dissolve if (x) the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and (y) in connection with any such dissolution of a Loan Party, all of the material assets of such Loan Party are transferred to another Loan Party (it being understood that any transfer of assets to an entity that is not a Loan Party must be separately permitted pursuant to Section 6.04), and (v) any non-Loan Party may merge into, amalgamate with or consolidate with, another non-Loan Party; provided that any such merger, amalgamation or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger, amalgamation or consolidation shall not be permitted unless also permitted by Section 6.04.
(b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Company and its Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto (including the provision of services).
SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger or amalgamation) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:
(a) Permitted Investments, subject to, in the case of Loan Parties, control agreements in favor of the applicable Collateral Agent (in each case for the benefit of the applicable Agents, the applicable Lenders and the applicable Issuing Banks) or otherwise subject to a perfected security interest in favor of the applicable Collateral Agent (in each case for the benefit of the applicable Agents, the applicable Lenders and the applicable Issuing Banks);
(b) investments (and commitments (including consummation of any “put” arrangement in connection therewith) in respect thereof) in existence on the date of this Agreement and described on Schedule 6.04 and renewals, replacements and extensions thereof;
(c) investments by the Loan Parties and their Subsidiaries in Equity Interests in their respective Subsidiaries; provided that in the case of any investments made pursuant to this paragraph (c) after the Effective Date by Loan Parties in Subsidiaries that are not Loan Parties, both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such investment is to occur shall be at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (iii) no Level 2 Minimum Aggregate Availability Period shall be in effect;
(d) loans or advances made by (i) any Borrower to any Subsidiary or any other Borrower or (ii) any Subsidiary to any Borrower or any other Subsidiary, provided that in the case of any loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties, both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such investment is to occur shall be at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (iii) no Level 2 Minimum Aggregate Availability Period shall be in effect;
(e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that in the case of any Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party, both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such investment is to occur shall be at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (iii) no Level 2 Minimum Aggregate Availability Period shall be in effect;
(f) investments made by any Loan Party in any Subsidiary that is not a Loan Party of the types described in paragraphs (c), (d) and (e) of this Section 6.04; provided that both immediately before and after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Level 2 Minimum Aggregate Availability Period shall be in effect; provided further that the aggregate principal amount of all investments permitted by this paragraph (f) shall not exceed $50,000,000 at any time outstanding;
(g) investments (including loans and advances) made by any Loan Party in any Subsidiary that is not a Loan Party; provided that (i) such investments are made in the ordinary course of business in connection with the Company’s and its Subsidiaries’ cash management systems and (ii) both immediately before and immediately after giving pro forma effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) no Level 2 Minimum Aggregate Availability Period shall be in effect.
(h) loans or advances made by any Loan Party and the Subsidiaries to their employees on an arms’-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $5,000,000 in the aggregate at any time outstanding;
(i) subject to the applicable provisions of any Security Agreements (including Sections 4.2(a) and 4.4 of the US Security Agreement and Sections 4.2(a) and 4.4 of the Canadian Security Agreement, and any comparable provision of any European Security Agreement, Netherlands Security Agreement, UK Security Agreement or German Security Agreement), notes payable, or stock or other securities issued by Account Debtors to any Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(j) investments in the form of Swap Agreements permitted by Section 6.08;

(k) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges or amalgamates with a Borrower or any Subsidiary (including in connection with a Permitted Acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation, merger or amalgamation;
(l) investments received in connection with the dispositions of assets permitted by Section 6.05;
(m) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
(n) Permitted Acquisitions; provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Level 2 Minimum Aggregate Availability Period shall be in effect;
(o) Guarantees by the Company or any of its Subsidiaries of leases (other than Capital Leases) or of other obligations of the Company or any of its Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(p) investments of the assets of Kate Spade LLC in a joint venture organized under the laws of Japan; provided that both immediately before and immediately after giving pro forma effect thereto no Default or Event of Default shall have occurred and be continuing; provided further that the aggregate principal amount of all investments permitted by this paragraph (p) shall not exceed $20,000,000;
(q) purchases of additional Equity Interests in Lucky Brand Dungarees, Inc. pursuant to the Lucky Brand Purchase Agreement in an aggregate amount not to exceed $15,000,000;
(r) other investments not otherwise permitted by this Section 6.04; provided that both immediately before and immediately after giving pro forma effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such investment is to occur shall be at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (iii) no Level 2 Minimum Aggregate Availability Period shall be in effect; provided further that the aggregate principal amount of all investments permitted by this paragraph (r) shall not exceed $75,000,000 in any fiscal year of the Company;
(s) purchases of additional Equity Interests in Kate Spade Japan Co., Ltd. (such Equity Interests, the “Acquired JV Interests”) pursuant to Article VI of the Kate Spade JV Agreement in an aggregate amount not to exceed $50,000,000 and any unsecured Guarantee by the Company in respect thereof; provided that in the case of any purchases made or any guarantee performed pursuant to this paragraph (s), both immediately before and immediately after giving pro forma effect to such purchase or performance, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Aggregate Availability shall not be less than $75,000,000; and
(t) unsecured Guarantees by the Company or any Subsidiary of obligations pursuant to leases assigned to third parties pursuant to Section 6.05(p), entered into in the ordinary course of business;
provided that, in the event that any investment, loan or advance is made in any Person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of this Section 6.04.
SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, transfer, assign, lease or otherwise dispose of any asset, rights, or properties, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:
(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
(b) sales, transfers and dispositions to any Borrower or any Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.10 and 6.04;
(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
(d) sales, transfers and dispositions of investments permitted by clauses (g), (i) and (j) of Section 6.04;
(e) sale and leaseback transactions permitted pursuant to Section 6.14;
(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;
(g) sales, transfers and other dispositions of assets that are not permitted by any other paragraph of this Section; provided that (i) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed an amount equal to 15% of Total Assets and (ii) the Net Proceeds received from any such sales, transfers or other dispositions are used to prepay Loans in accordance with Section 2.11(c);
(h) licenses of Intellectual Property entered into by the Company or a Subsidiary in the ordinary course of business;

(i) Restricted Payments permitted by Section 6.09;
(j) dispositions of cash and Permitted Investments in the ordinary course of business or in connection with a transaction otherwise permitted under this Agreement;
(k) dispositions of cash and property permitted by Section 6.04(g);
(l) the sale of the Option Assets pursuant to the terms of the JCPenney License Agreement (the date of the consummation of such sale, the “Trademark Disposition Date”); provided that (i) the aggregate cash consideration received by the Company on the Trademark Disposition Date in respect of such sale shall be the required amounts set forth in Section 5.3 of the JCPenney License Agreement and (ii) the Net Proceeds received by the Company and its Subsidiaries on the Trademark Disposition Date from such sale shall be used to prepay the Loans in accordance with Section 2.11(c);
(m) the sale of the Rhode Island Property or the Ohio Property; provided that in connection with any such sale, the Company and/or any of its Subsidiaries shall have repaid the Synthetic Lease Obligations in an amount equal to or greater than the lesser of (x) the outstanding Synthetic Lease Obligations and (y) the Net Proceeds of such sale, on or prior to the date that is one Business Day following receipt thereof by the Company and/or any of its Subsidiaries;
(n) dispositions of property permitted by Section 6.04(p);
(o) the transfer of Accounts of the European Borrower pursuant to the Unitex Agreement; provided that the fair market value of all Accounts sold pursuant to this clause (o) for which payment from the account debtor is not yet due (based on the payment terms in effect when the Account was sold), together with the aggregate principal amount of Indebtedness incurred pursuant to Section 6.01(v) outstanding, shall not exceed $2,500,000 in the aggregate at any time;
(p) the sale, transfer or assignment of leased real property, together with fixtures and equipment located on such real property, in each case in connection with store closures in the ordinary course of business; and
(q) the sale of the Alabama Property or the Pennsylvania Property; provided, in each case, that the Net Proceeds received from any such sale are used to prepay Loans in accordance with Section 2.11(c);
provided that all sales, transfers, leases and other dispositions permitted hereby permitted by paragraphs (b) (to the extent the applicable transaction is not solely among Loan Parties), (e), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) above shall be made for fair value and (other than with respect to clause (p)) for at least 75% cash consideration (it being understood that as it relates solely to the exercise of the “Year 10 Option Period” (as defined in the JCPenney License Agreement) the payment of the required cash amounts set forth in Section 5.3 of the JCPenney License Agreement shall satisfy the foregoing cash consideration requirement).
SECTION 6.06 [Reserved].

SECTION 6.07 [Reserved].
SECTION 6.08 Swap Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Subsidiary of the Company), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.
SECTION 6.09 Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except
(i) each Loan Party and its Subsidiaries may declare and pay dividends or other distributions with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;
(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(iii) the Company may make payments required to be made pursuant to the Permitted Company Deferral Plan;
(iv) the Company may make Restricted Payments, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees of the Company and the Subsidiaries and for deceased and terminated employees and present and former directors (including from their estates);
(v) the Company may make Restricted Payments (including in cash), not exceeding $10,000,000 during any fiscal year; provided that that both immediately before and immediately after giving pro forma effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such payment is to occur shall be at least 1.00 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time); and
(vi) the Company may make Restricted Payments (including in cash) so long as, both immediately before and immediately after giving pro forma effect thereto, (x) no Default or Event of Default shall have occurred and be continuing, (y) the Fixed Charge Coverage Ratio for the Test Period in effect at the time such payment is to occur shall be at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time), and (z) no Level 2 Minimum Aggregate Availability Period shall be in effect.

(b) No Loan Party will, nor will it permit any of its Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness (other than the Synthetic Lease Obligations), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (other than the Synthetic Lease Obligations), except:
(A) payment of Indebtedness created under the Loan Documents;
(B) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than (x) payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof (including, for the avoidance of doubt, the Hong Kong Intercompany Loan and, except as provided pursuant to clause (H) below, the Hong Kong Intercompany Receivable and any other Intercompany Services Receivable) and (y) payments or repayments of any kind which result in a breach of Section 5.15 (Financial Assistance), including but not limited to any payments (including interest) or repayments with respect to the Existing Euro Notes and the €293,000,000 intercompany indebtedness between LCI Acquisition U.S. Inc. as lender and Mexx Europe International B.V. as borrower with the proceeds (directly or indirectly) of any Borrowings hereunder by the Canadian Borrower, the UK Borrower or the European Borrower;
(C) refinancings, replacements and renewals of Indebtedness to the extent permitted by Section 6.01;
(D) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(E) payment of Indebtedness owed to the Company or any Group Member;
(F) payment of Indebtedness owed by non-Loan Parties to Loan Parties;
(G) prepayments or repurchases of the Existing Euro Notes or the Existing Convertible Notes in an aggregate amount not to exceed $50,000,000 in any fiscal year of the Company; provided that (i) both immediately before and immediately after giving pro forma effect thereto, (x) no Default or Event of Default shall have occurred and be continuing and (y) Aggregate Availability shall not have been less than the greater of (i) $109,375,000 and (ii) an amount equal to 31.25% of the Commitments then in effect at any time during the three-month period immediately preceding such prepayment or repurchase and (ii) in no event shall any such prepayments or repurchases of the Existing Euro Notes be made with proceeds of European Loans, UK Loans or Canadian Loans hereunder;
(H) payments to (x) Liz Claiborne International Limited in respect of the Hong Kong Intercompany Receivable or (y) any other non-Loan Party in respect of any Intercompany Services Receivable, in each case, the proceeds of which shall be used to pay (i) the applicable payee’s operating costs and expenses and other corporate overhead costs and expenses which are reasonable and customary, in each case incurred in the ordinary course of business, consistent with past practice, (ii) franchise and excise taxes and other fees, taxes and expenses required to maintain such payee’s corporate existence, (iii) customary salary, bonus and other benefits payable to officers and employees of such payee, consistent with past practice or (iv) taxes that are due and payable by such payee;
(I) prepayments or repurchases of the Existing Euro Notes and/or the Existing Convertible Notes with the Net Proceeds of (i) any capital contributions made to the Company, (ii) any issuance of common stock of the Company, (iii) any incurrence of Subordinated Indebtedness of the Company or any Subsidiary, (iv) any asset sale permitted pursuant to Section 6.05(g), and (iv) any incurrence of Indebtedness described in Section 6.02(p); provided that (x) both immediately before and immediately after giving pro forma effect thereto, (1) no Default or Event of Default shall have occurred and be continuing and (2) Aggregate Availability shall not have been less than the greater of (A) $109,375,000 and (B) an amount equal to 31.25% of the Commitments then in effect at any time during the three-month period immediately preceding such prepayment or repurchase, and (y) any Net Proceeds received by the Company and its Subsidiaries in connection with such Subordinated Indebtedness, Indebtedness, asset sale, issuance of common stock or capital contribution are first applied to prepay the Loans in full in accordance with Section 2.11(a) (or in the case of any such Indebtedness described in clause (iv) above, Section 2.11(f) or, in the case of asset sales described in clause (iv) above, Section 2.11(c));
(J) payment of the cash portion of the settlement amount required to be paid to any holder of Existing Convertible Notes upon the conversion thereof in accordance with the terms of the Existing Convertible Note Documents; provided that both immediately before and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing;
(K) other payments in respect of Indebtedness; provided (i) that both immediately before and immediately after giving pro forma effect thereto, (x) no Default or Event of Default shall have occurred and be continuing, (y) the Fixed Charge Coverage Ratio for the Test Period in

effect at the time such payment is to occur shall be at least 1.25 to 1.00 (determined on a Pro Forma Basis in respect of the Test Period in effect at such time) and (z) no Level 2 Minimum Aggregate Availability Period shall be in effect and (ii) in no event shall any payments or repayments of any kind be made with respect to the Existing Euro Notes with proceeds of European Loans, UK Loans or Canadian Loans hereunder;
(L) conversion of the Existing Convertible Notes into equity in accordance with the terms of the Existing Convertible Note Documents; and
(M) repurchase or exchange of the Existing Euro Notes with common stock of the Company.
SECTION 6.10 Transactions with Affiliates. No Loan Party will, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary not involving any other Affiliate, (c) any loans, advances, Guarantees and other investments permitted by Section 6.04(c), (d) or (e), (d) any Indebtedness permitted under Section 6.01(c) or (d), (e) any Restricted Payment permitted by Section 6.09, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, equity incentive and stock ownership plans approved by a Borrower’s or Subsidiary’s board of directors.
SECTION 6.11 Restrictive Agreements. No Loan Party will, nor will it permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its material (individually or in the aggregate) property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions imposed on the Loan Parties existing on the date hereof identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to restrictions on the pledge of Equity Interests in Kate Spade Japan Co., Ltd. pursuant to the Kate Spade JV Agreement, and (vi) clause (a) of the foregoing shall not apply to customary restrictions set forth in license agreements in the ordinary course of business so long as such provisions do not prohibit, restrict or impose any condition upon the ability of such Loan Party or any of its Subsidiaries to (x) create, incur or permit to exist Liens upon its property or assets in favor of any Agent, for the benefit of the applicable Lenders and Issuing Banks or (y) dispose of the Collateral or restrict any Agent’s method and price for disposing of Collateral (other than any such restrictions set forth in the Existing Donna Karan License).
SECTION 6.12 Amendment of Material Documents. No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, the JCPenney License Agreement, the Synthetic Lease Documentation, the Euro Notes Documentation or any Indebtedness permitted pursuant to Section 6.01(i) or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in the case of each of clause (a) and (b) to the extent any such amendment, modification or waiver would be materially adverse to the Lenders (including, for the avoidance of doubt, any amendment or modification providing for an earlier Trademark Disposition Date than as set forth in the JCPenney License Agreement in effect on November 2, 2009).
SECTION 6.13 [Reserved].
SECTION 6.14 Sale and Leaseback Transaction. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is either (a) consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset or (b) a sale and leaseback of (i) the Global Headquarters on terms reasonably satisfactory to the Administrative Agent or (ii) the Ohio Property; provided in the case of this clause (b)(ii), that in connection with any such sale and leaseback, the Company and/or any of its Subsidiaries shall have repaid the Synthetic Lease Obligations in an amount equal to or greater than the lesser of (x) the outstanding Synthetic Lease Obligations and (y) the Net Proceeds of such sale and leaseback, on or prior to the date that is one Business Day following receipt thereof by the Company and/or any of its Subsidiaries.
SECTION 6.15 Changes in Fiscal Periods. No Loan Party will, nor will it permit any Subsidiary to, permit the fiscal year of such Loan Party to end on a day other than (x) December 31, with respect to the European Loan Parties, or (y) the Saturday closest to December 31, with respect to all other Loan Parties, or change the Company’s method of determining fiscal quarters or fiscal months; provided that the Company may, with the consent of the Administrative Agent

(such consent not to be unreasonably withheld or delayed), change its fiscal year end once during the term of this Agreement to the Saturday closest to the end of any calendar month.
SECTION 6.16 Minimum Aggregate Availability. The Loan Parties will not permit the Aggregate Availability at any time to be less than the greater of (i) $45,000,000 and (ii) an amount equal to 11.25% of the Commitments then in effect.
ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a) a Borrower shall fail to pay any principal of any Loan owing by it or any reimbursement obligation owing by it in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) a Borrower shall fail to pay any interest on any Loan owing by it or any fee or any other amount owing by it (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any respect when made or deemed made (or in any material respect if such representation or warranty is not by its terms already qualified as to materiality);
(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or 5.19 or in Article VI;
(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied (i) for a period of five days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02(other than Section 5.02(a)), 5.03 (other than with respect to a Loan Party’s existence) through 5.07, 5.09, 5.10 or 5.12 of this Agreement, (ii) for a period of 5 days after such breach if such breach relates to the provisions of Section 5.18, (iii) for a period of 15 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any

Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document or (iv) for a period beyond any period of grace (if any) provided in such other Loan Document.
(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable subject to any applicable grace periods;
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h) (i) an involuntary proceeding (including the filing of any notice of intention in respect thereof) shall be commenced or an involuntary petition shall be filed seeking (A) bankruptcy, liquidation, winding-up, dissolution, reorganization, examination, suspension of general operations or other relief in respect of a Loan Party or any Subsidiary of a Loan Party (other than any member of the European Group) or its debts, or of a substantial part of its assets, under any Insolvency Law now or hereafter in effect, (B) the composition, rescheduling, reorganization, examination, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations of any Loan Party or any Subsidiary of a Loan Party (other than a member of the European Group), (C) the appointment of a receiver, interim receiver, receiver and manager, liquidator, provisional liquidator, administrator, examiner, trustee, custodian, sequestrator, conservator, examiner, agent or similar official for any Loan Party or any Subsidiary of a Loan Party (other than a member of the European Group) or for any substantial part of its assets or (D) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over any substantial part of the assets of any Loan Party or any Subsidiary of a Loan Party (other than a member of the European Group) and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(ii) any corporate action, legal proceedings or other procedure or step is taken in relation to:
(A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, examination or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the European Group;

(B) a composition, compromise, assignment or arrangement with any creditor of any member of the European Group;
(C) the appointment of a liquidator, receiver, administrative receiver, administrator, examiner, compulsory manager or other similar officer in respect of any member of the European Group or any of its assets; or
(D) enforcement of any Lien over any assets of any member of the European Group, or any analogous procedure or step is taken with respect to any member of the European Group or its assets in any applicable jurisdiction;
(iii) any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the European Group having an aggregate value of $10,000,000 and is not discharged within 30 days;
(i) (i) any Loan Party or any Material Subsidiary of a Loan Party (other than a member of the European Group) shall (A) voluntarily commence any proceeding, file any petition, pass any resolution or make any application seeking liquidation, reorganization, administration or other relief under any Insolvency Law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (C) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, custodian, sequestrator, administrator, examiner, conservator or similar official for such Loan Party or any such Material Subsidiary of a Loan Party or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;
(ii) any member of the European Group is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(iii) the value of the assets of any member of the European Group is less than its liabilities (taking into account contingent and prospective liabilities but, in the case of any Designated Loan Party, excluding intercompany obligations); or
(iv) a moratorium is declared in respect of any indebtedness of any member of the European Group (if a moratorium occurs, the ending of the moratorium will not cure any Event of Default caused by that moratorium).

(j) any Loan Party or any Subsidiary of a Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of $40,000,000 (to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal by proper proceedings diligently pursued;
(l) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings to terminate any Plan, (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could, in the opinion of the Required Lenders, reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;
(m) a Change in Control shall occur;
(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
(o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or
(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan

Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
then, and in every such event (other than an event with respect to any Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent, the Canadian Administrative Agent, the European Administrative Agent and each Collateral Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to it under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.
ARTICLE VIII

The Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent
and the Collateral Agents
(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent, each of them individually as its agent and authorizes the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
(b) Any bank serving as the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or a Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or a Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to, invest in and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or a Collateral Agent hereunder.
(c) Neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent or any of its Affiliates in any capacity. Neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower Representative or a Lender, and neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the adequacy, accuracy or completeness of any information (whether oral or written) set forth or in connection with any Loan Document, (v) the legality, validity, enforceability, effectiveness, adequacy or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or any Collateral Agent.
(d) The Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent shall each be entitled to rely upon, and shall not incur any liability for relying upon, (i) any representation, notice, request, certificate, consent, statement, instrument, document or other writing or communication believed by it to be genuine, correct and to have been authorized, signed or sent by the proper Person, (ii) any statement made to it orally or by telephone and believed by it to be made or authorized by the proper Person or (iii) any statement made by a director, authorized signatory or employee of any Person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify. The Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(e) The Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent or each Collateral Agent, as the case may be. The Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent, as the case may be.
(f) Subject to the appointment and acceptance of a successor Administrative Agent, European Administrative Agent, the Canadian Administrative Agent or Collateral Agent, as the case may be, as provided in this paragraph, the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent and each Collateral Agent, may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor (which shall, (x) in the case of the European Collateral Agent only, be an Affiliate of the Administrative Agent acting through an office in the United Kingdom and (y) in the case of the Canadian Administrative Agent only, be an Affiliate of the Administrative Agent acting through a branch or an office in Canada). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint its successor in such capacity, which shall be a commercial bank or an Affiliate of any such commercial bank or a Lender (and (x) in the case of the European Collateral Agent only, be an Affiliate of the Administrative Agent acting through an office in the United Kingdom and (y) in the case of the Canadian Collateral Agent only, be an Affiliate of the Administrative Agent acting through an office in Canada). Upon the acceptance of its appointment as Administrative Agent, European Administrative Agent, Canadian Administrative Agent or a Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent, and the retiring Administrative Agent, European Administrative

Agent, Canadian Administrative Agent or Collateral Agent shall be discharged from its duties and any further obligations hereunder. The retiring Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent shall, at its own cost, make available to the successor Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent any documents and records and provide any assistance which the successor Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent may reasonably request for the purposes of performing its functions as Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent under the Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s, European Administrative Agent’s, Canadian Administrative Agent’s or Collateral Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent, European Administrative Agent, Canadian Administrative Agent or Collateral Agent.
(g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent any Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
(h) Each Lender hereby agrees that (a) it has been provided access to each Report prepared by or on behalf of the Administrative Agent; (b) neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that neither the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent nor any Collateral Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, and it will not share the Report with any other Person except as otherwise permitted pursuant to Section 9.12 of this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, each Collateral Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender (except as permitted pursuant to Section 9.12 of this Agreement).
(i) The US Collateral Agent shall act as the secured party, on behalf of the Administrative Agent, the Lenders and the Issuing Banks, with respect to all Collateral of each Loan Party that is organized in any jurisdiction, other than any Participating Member State, the United Kingdom or Canada, the Canadian Collateral Agent shall act as the secured party, on behalf of the Administrative Agent, the Lenders and the Issuing Banks, with respect to all Collateral of each Loan Party that is organized under the laws of Canada or any province or other political subdivision thereof and the European Collateral Agent shall act as the secured party, on behalf of the Administrative Agent, the Lenders and the Issuing Banks, with respect to all Collateral of a Loan Party that is organized in any Participating Member State or in the United Kingdom.
(j) Each Lender, each Issuing Bank, the US Collateral Agent, the Canadian Collateral Agent, the European Administrative Agent, the Canadian Administrative Agent and the Administrative Agent appoints the European Collateral Agent to act as security trustee under and in connection with the Netherlands Security Agreement and the UK Security Agreement on the terms and conditions set forth on Schedule 8.
(k) The Syndication Agent and Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
(l) For the purposes of holding any security granted by any Borrower or any other Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by any Borrower or any Loan Party, each Agent, each Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Canadian Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Canadian Collateral Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Agents, the Lenders and the Issuing Banks as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Agent, each Lender and each Issuing Bank hereby irrevocably appoints and authorizes the Canadian Collateral Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Agents, the Lenders and the Issuing Banks to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Canadian Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Agents, the Lenders and the Issuing Banks, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes an Agent, a Lender or an Issuing Bank shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes an Agent, a Lender or an Issuing Bank, as applicable all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes an Agent, a Lender or an Issuing Bank, all actions taken by the Custodian in such capacity. The substitution of the Canadian Collateral Agent pursuant to the provisions of this Article VIII shall also constitute the substitution of the Attorney and the Custodian.
(m) Each Lender and each Issuing Bank hereby irrevocably appoints the European Collateral Agent to constitute, register, manage and enforce any security interest created by any Collateral Document governed by French law on its behalf in accordance with the provisions of article 2328-1 of the French Civil Code.
(n) In relation to any Austrian Collateral Document, each Lender, each Issuing Bank, the European Borrower, Mexx Direct GmbH & Co. KG (a German limited partnership (KG) having its registered office at Korschenbroich, Germany with registered number HRA 6551(commercial register of the local court of Neuss)) and each Loan Party organized under Austrian law hereby
(i) grants to the European Collateral Agent a power of attorney (Vollmacht):
(a) to execute for and on behalf of each of them any and all Austrian Collateral Documents, any related notices and to do and perform all acts it deems necessary or desirable to create valid rights (including rights in rem (dingliche Rechte)) under any Austrian Collateral Document; and
(b) to appoint for and on behalf of each of them, itself or any other Person as its representative in relation to any Austrian Collateral Document, to exercise for and on behalf of them all rights set forth in the Austrian Collateral Documents (including, without limitation, the right to give notice, to make any declaration in relation thereto, to enforce the security rights, to make all calculations in relation thereto and to release the security as provided therein).
(ii) agrees that the European Collateral Agent also acts for others and itself in relation to the Austrian Collateral Documents, any related notice and any measure or other act (including, without limitation, legal proceedings in Austrian courts) it deems necessary at any time from time to time;

(iii) authorizes the European Collateral Agent to authorize any other Person with substitute powers to act for and on behalf of them; and
(iv) agrees to have executed for and on behalf of each of them any Austrian Collateral Documents and any related notices, which relate to the Existing Credit Agreement.
(o) All references to the Existing Credit Agreement in the Austrian Collateral Documents shall be deemed to refer also to this Agreement. All rights and security interest granted to, or created for the benefit of, the European Collateral Agent or any Secured Party (as defined in the respective Austrian Collateral Document) under the Austrian Collateral Documents shall not cease to exist by reason of the entering into or execution of this Agreement. All rights and security interest granted to, or created for the benefit of, the European Collateral Agent or any Secured Party (as defined in the respective Austrian Collateral Document) and all obligations of the European Borrower, Mexx Direct GmbH & Co. KG and each Loan Party organized under Austrian law, shall continue to be in full force and effect with respect to the Existing Credit Agreement and this Agreement.
(p) The European Borrower, Mexx Direct GmbH & Co. KG and each Loan Party organized under Austrian law hereby waive all their objections and defenses in relation to the Existing Credit Agreement which any of them may have had or has pursuant to Austrian law or otherwise against the European Collateral Agent, any Lender, any Issuing Bank or any other Person to which any European Loan Party or Canadian Loan Party owes any monies or incurs any obligations or other liabilities under any Loan Documents as the same may be amended, restated or otherwise modified from time to time.
(q) In relation to any Collateral Document governed by Italian law (each an “Italian Collateral Document”), each Lender, each Issuing Bank and each Agent hereby grants to the European Collateral Agent a power of attorney (i.e. mandato con rappresentanza) in order to:
(a) execute in its name and on its behalf any and all Italian Collateral Documents in the capacity of secured creditor (creditore garantito); and
(b) appoint in its name and on its behalf the European Collateral Agent as its agent under such Italian Collateral Document, and therefore to exercise in its name and on its behalf any and all rights set forth therein in favor of the secured creditors (which shall include, without limitation, the right to send any notice and make any declaration thereunder, the right to enforce the security and to make any calculation in relation thereto and the right to release the security in the circumstances set forth therein).
(r) Each Lender and each Issuing Bank hereby irrevocably appoints the European Collateral Agent to constitute, register, manage and enforce any security interest created by any Collateral Document governed by Spanish law on its behalf and therefore to exercise in its name and on its behalf any and all rights in favor of the Secured Parties (which shall include, without limitation, the right to send any notice and make any declaration thereunder, the right to enforce the security and to make any calculation in relation thereto and the right to release the security in the circumstances set forth therein).
(s) In relation to any Collateral Document governed by the laws of Germany (for the purposes of this Article VIII, each a “German Law Security Agreement”), each Lender, each Agent, each Issuing Bank, each other Secured Party and each Foreign Loan Party hereby:
(i) grants to the European Collateral Agent a power of attorney (Vollmacht):
(a) to execute for and on behalf of each of them any German Law Security Agreement, any related notices and to do and perform all acts it deems necessary or desirable to create valid rights (including rights in rem (dingliche Rechte)) under any German Law Security Document in their favor and to execute for and on behalf of each of them any German Security Trust Agreement appointing the European Collateral Agent as security trustee with respect to any security interest created under the German Law Security Agreements; and
(b) to appoint for and on behalf of each of them, itself or any other Person as its representative in relation to any German Law Security Agreement, to exercise for and on behalf of them all rights set forth in any German Law Security Agreement in their favor (including, without limitation, the right to give notice, to make any declaration in relation thereto, to enforce the security rights, to make all calculations in relation thereto and to release the security as provided therein).
(ii) releases the European Collateral Agent from the restrictions of section 181 German Civil Code (BGB), in particular, but not limited to, with respect to the exercise of the power of attorney (Vollmacht) granted pursuant to this Article VIII and agrees that the European Collateral Agent also acts for others and itself in relation to any German Law Security Agreement, any related notice and any measure or other act (including, without limitation, legal proceedings in Germany) it deems necessary at any time from time to time; and
(iii) authorizes the European Collateral Agent to authorize any other Person with substitute powers to act for and on behalf of them.
Each German Loan Party represents to each of the Lenders that the release granted pursuant to Section 11.07 is effective under the term of its constitutional documents.
(t) In relation to each Collateral Document governed by Luxembourg Law, each Lender and each Issuing Bank hereby irrevocably appoints the European Collateral Agent to (i) without limitation, constitute, register, manage, enforce or release, as the case may be, any security interest created thereby, as well as take any action as may be necessary or useful in connection therewith and (ii) more generally, exercise on behalf of each of them, any and all rights and powers set forth therein.

(u) Each of the Lenders hereby acknowledges that is has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby (i) acknowledges that JPMorgan Chase Bank, N.A. is acting under the Intercreditor Agreement in multiple capacities as the Collateral Agent and the Credit Agreement Representative (as defined in the Intercreditor Agreement) and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against JPMorgan Chase Bank, N.A. any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 9.04) hereby agrees that JPMorgan Chase Bank, N.A., in its various capacities thereunder, may take such action on its behalf as is contemplated by the terms of the Intercreditor Agreement. Each Lender hereby agrees that, notwithstanding anything herein to the contrary, the Lien and security interest granted to the US Collateral Agent on the US Collateral pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the US Collateral Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy.
(v) Each of the Lenders hereby acknowledges that (x) it has received and reviewed the US Reaffirmation Agreement, (y) it consents to the terms thereof, including any amendments to the US Security Agreement contained therein, and agrees to be bound thereby and directs the Administrative Agent to execute the US Reaffirmation Agreement.
(w) Each of the Lenders hereby acknowledges that (x) it has received and reviewed the Canadian Reaffirmation Agreement, (y) it consents to the terms thereof, including any amendments to the Canadian Security Agreement contained therein, and agrees to be bound thereby and directs the Canadian Administrative Agent to execute the Canadian Reaffirmation Agreement.
ARTICLE IX
Miscellaneous
SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by facsimile, in the case of any notice to the European Administrative Agent, or by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or .pdf transmission, in the case of any notice to any other Person, as follows:
(i) if to any Loan Party, to the Borrower Representative at:
Liz Claiborne, Inc.
5901 West Side Avenue (or One Claiborne Avenue)
North Bergen, New Jersey 07047

Attention: Robert Vill
Telephone: 201-295-7515
Facsimile: 201-295-7825
with a copy to the General Counsel
Liz Claiborne, Inc.
5901 West Side Avenue (or One Claiborne Avenue)
North Bergen, New Jersey 07047
Attention: The General Counsel
Telephone: 212-626-3240
Facsimile: 212-626-5746
(ii) if to the Administrative Agent, the US Collateral Agent or the US Swingline Lender, to:
JPMorgan Chase Bank, N.A.
270 Park Avenue, 44th Floor
New York, NY 10017
Attention: Scott Troy
Facsimile: 646-534-2274
(iii) if to the European Collateral Agent, to:
J.P. Morgan Europe Limited
10 Aldermanbury
London EC2V 7RF
United Kingdom
Attention: Tim Jacob
Facsimile: +44 20 7325 6813
(iv) if to the European Administrative Agent, the European Swingline Lender or the UK Swingline Lender, to:
J.P. Morgan Europe Limited
Loans Agency 9th floor
125 London Wall
London EC2Y 5AJ
United Kingdom
Attention: Loans Agency
Facsimile: +44 20 7777 2360
(v) if to the Canadian Collateral Agent, to:
J.P. Morgan Chase Bank, N.A., Toronto Branch
200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto M5J 2J2 Canada

Attention: Agostino Marchetti
Telecopy: (416) 981-2365
(vi) if to the Canadian Administrative Agent or the Canadian Swingline Lender, to:
J.P. Morgan Chase Bank, N.A., Toronto Branch
200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto M5J 2J2 Canada
Attention: Agostino Marchetti
Telecopy: (416) 981-2365
(vii) if to any Issuing Bank, as notified to the Administrative Agent and the Borrower Representative.
(viii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile or .pdf transmission shall be deemed to have been given when sent; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Event of Default certificates delivered pursuant to Section 5.01(e) unless otherwise agreed by the Administrative Agent, the Canadian Administrative Agent and/or the European Administrative Agent, as the case may be, and the applicable Lender; provided further that notices to the European Administrative Agent must be delivered by facsimile. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d) Any notice or document to be delivered to any Loan Party incorporated or domiciled in Austria under or in connection with this Agreement or any other Loan Document shall be sent to an address located outside of the territory of the Republic of Austria (unless it is necessary and reasonably desirable for the perfection of any Collateral Document or any security interest for such notice or document to be sent to an address located within the territory of the Republic of Austria).
(e) Mexx Austria GmbH hereby appoints and authorizes the European Borrower as its representative for receipt of all communication, notices and documents, including all Loan Documents, which are deemed to have been duly received by Mexx Austria GmbH at the time when received by the European Borrower.
SECTION 9.02 Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b) Neither this Agreement nor any other Loan Document (other than the Intercreditor Agreement) nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers (and, in the case of any such waiver, amendment or modification that changes any provision of the Loan Guaranty, the other Loan Parties) and the Required Lenders or (ii) in the case of any other Loan Document (other than the Intercreditor Agreement), pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the applicable Collateral Agent (to the extent it is a party to such Loan Document) and each Loan Party that is a party thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) increase the advance rates set forth in the definition of US Borrowing Base, Canadian Borrowing Base, UK Borrowing Base or European Borrowing Base without the written consent of each Lender, (v) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared or change any provision requiring ratable funding, without the written consent of each Lender, (vi) modify eligibility criteria, as such eligibility criteria are in effect on the Effective Date (including adding new categories of eligible assets or eliminating any category of the reserves, or increasing the sublimits set forth in any Borrowing Base, increasing the PP&E Component or increasing the Eligible Trademark Amount), in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders (it being understood, for the avoidance of doubt, that any reduction in the Synthetic Lease Reserves pursuant to the definition thereof as in effect on the date hereof shall be permitted), (vii) reduce or eliminate reserves related to the Synthetic Lease Obligations without the consent of each Lender (it being understood, for the avoidance of doubt, that any reduction in the Synthetic Lease Reserves pursuant to the definition thereof as in effect on the date hereof shall be permitted), (viii) change any of the provisions of this Section or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (ix) release any Loan Guarantor that constitutes a Material Subsidiary from its obligation under its Loan Guaranty or limit its liability thereunder (except, in each case, as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (x) except as provided in paragraph (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (xi) add additional available currencies to any Facility without the written consent of each Lender directly affected thereby, (xii) increase the Canadian Sublimit, the European Sublimit or the UK Sublimit without the written consent of the Supermajority Lenders, (xiii) change Section 2.11(c) without the written consent of the Supermajority Lenders, (xiv) reduce the thresholds set forth in, or waive compliance with, Section 6.16 without the consent of the Supermajority Lenders, (xv) except as expressly permitted pursuant to Section 6.02(p), subordinate the Liens in favor of the applicable Collateral Agents on all or substantially all of the Collateral without the written consent of the Supermajority Lenders, or (xvi) except as otherwise provided in Section 2.09, increase the total Commitments without the written consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Lender that is an Issuing Bank or any Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
(c) Neither the Intercreditor Agreement nor any provision thereof may be waived, amended or modified except with the consent of the Required Lenders (or any greater number of Lenders that would have been required if such waiver, amendment or modification had been subject to the provisions of clause (b) above).
(d) The Lenders hereby irrevocably authorize each Collateral Agent, at its option and in its sole discretion, to release any Liens granted to such Collateral Agent by the

Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to each affected Lender, (ii) constituting property being sold or disposed of in compliance with the terms of this Agreement, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies by a Collateral Agent or the Lenders pursuant to Article VII, or (v) if such Liens were granted by any Loan Party with respect to which 100% of its Equity Interests have been sold in a transaction permitted pursuant to Section 6.05. Except as provided in the preceding sentence, no Collateral Agent will release any Liens on Collateral without the prior written authorization of the Required Lenders. The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Loan Guarantor from its obligation under its Loan Guaranty if 100% of the Equity Interests of such Loan Guarantor have been sold in a transaction permitted pursuant to Section 6.05. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Notwithstanding anything to the contrary set forth above, the Lenders hereby irrevocably authorize the US Collateral Agent and/or the European Collateral Agent, as applicable, to subordinate any Liens on the Trademarks of the US Loan Parties and/or the Mexx Trademark, as applicable, in favor of such Collateral Agent to the Liens on such trademarks granted to the holders of any Indebtedness referred to in Section 6.02(p).
(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Lender affected thereby,” or “the Supermajority Lenders” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash, at par, the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of paragraph (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, each Collateral Agent, each Lead Arranger, each Bookrunner and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, the Lead Arrangers, each Collateral Agent and each Bookrunner (limited, in the absence of an actual conflict of interest, to one counsel and one third party appraiser and/or field examiner in each relevant jurisdiction), as the case may be, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Bookrunner, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
(i) appraisals, subject to the limitations set forth in Section 5.11;
(ii) insurance reviews;
(iii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or any Collateral Agent or the internally allocated fees for each Person employed by the Administrative Agent or any Collateral Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Specialized Due Diligence Group of the Administrative Agent (and the Borrowers agree to modify or adjust the computation of the Borrowing Base—which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the Borrowing Base—to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);
(iv) taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Collateral Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Liens of each Collateral Agent;
(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged when due to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
(b) The Borrowers shall, jointly and severally, indemnify the Agents, the Lead Arrangers, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of their Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.
(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such.
(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit and, for the avoidance of doubt, any successor by merger of any Lender), except that (i) the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more assignees (other than the Company or any Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(i) the Borrower Representative, provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee; and
(ii) the Administrative Agent and any Lender that is an Issuing Bank that has Letters of Credit outstanding in an aggregate amount in excess of $5,000,000 at such time.
(c) Assignments shall be subject to the following additional conditions:
(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(ii) in order to comply with the Dutch Act on the Financial Supervision (Wet op het financieel toezicht), the amount transferred by any Lender under this Section 9.04(c) at any time shall include an outstanding portion of at least €50,000 (or its equivalent in other currencies) or such other amount as may be required from time to time by the Dutch Act on the Financial Supervision (or implementing legislation) or if less, the new Lender shall confirm in writing to the Borrowers that it is a professional market party within the meaning of the Dutch Act on the Financial Supervision;
(iii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;
(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by the assignee or the assignor; and
(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, provincial, territorial and state securities laws.
For the purposes of this Section 9.04, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(d) Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.
(e) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, each Collateral Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(f) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c)(iv) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(g) (i) Any Lender may, without the consent of the Borrowers, any Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender (without duplication of any benefits of the Lender under such Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower Representative and the Administrative Agent, the European Administrative Agent or the Canadian Administrative Agent, as applicable, is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers and any Withholding Agent, to comply with Section 2.17(g) as though it were a Lender.
(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (unless the same has been cash collateralized in accordance with Section 2.06(j) hereof) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or .pdf transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall promptly notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than Section 9.21 of this Agreement (which shall be governed by the laws of Germany or the State of New York, as applicable), Section 9.30 (which shall be governed by the laws of the Netherlands or the State of New York, as applicable) and Section 10.10 of this Agreement (which shall be governed by the laws of Germany) and other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any US Federal or New York State court sitting in the Borough of Manhattan, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the European Administrative Agent, the Canadian Administrative Agent, any Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12 Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers and the other Loan Parties relating to the Borrowers and the other Loan Parties or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any other Loan Party; provided that, in the case of information received from the Borrowers or any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.
SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrowers that pursuant to the requirements of such Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with such Act. The Borrowers agree to provide such information to each Lender on request.
SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens (in each case for the benefit of the Agents, the Lenders and the Issuing Banks) in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than any Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent and, promptly upon the request of the Administrative Agent, shall deliver such Collateral to the applicable Collateral Agent or otherwise deal with such Collateral in accordance with the instructions of the applicable Collateral Agent.
SECTION 9.17 Interest Rate Limitation. (a) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
(b) If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by the laws of Canada or of any political subdivision thereof or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Agreement, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Canadian Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrower Representative. Any amount or rate of interest referred to in this Section 9.17(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Canadian Administrative Agent shall be conclusive for the purposes of such determination.
SECTION 9.18 Waiver of Immunity. To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.18 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.
SECTION 9.19 Currency of Payment. Each payment owing by any Borrower hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent, the US Collateral Agent, the Canadian Collateral Agent or the European Collateral Agent (the “Currency of Payment”) at the place specified herein (such requirements are of the essence of this Agreement). If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency at the Spot Selling Rate on the Business Day preceding that on which final judgment is given. The obligations in respect of any sum due hereunder to any Lender or any Issuing Bank shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Lender or Issuing Bank of any sum adjudged to be so due in such other currency, such Lender or Issuing Bank may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. Each Borrower agrees that (a) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Lender or Issuing Bank in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, such Borrower shall immediately pay the shortfall (in the Currency of Payment) to such Lender or Issuing Bank and (b) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Lender or Issuing Bank, such Lender or Issuing Bank shall promptly pay the excess over to such Borrower in the currency and to the extent actually received.
SECTION 9.20 Conflicts. In the event of any conflict between the terms of this Agreement and the terms of any other Loan Document (other than the Intercreditor Agreement), the terms of this Agreement shall, to the extent of such conflict, prevail.
SECTION 9.21 Parallel Debt. (a) To grant the security and to ensure the continuing validity of security granted pursuant to any Netherlands Security Agreement, any German Security Agreement and any Greek Account Pledge Agreement, as applicable, to the European Collateral Agent, each Netherlands Loan Party, each German Loan Party and each Greek Loan Party, as applicable (each a “Relevant Loan Party”), irrevocably and unconditionally undertakes in advance to pay to the European Collateral Agent amounts equal to any amounts owing from time to time by a Foreign Loan Party to any Guaranteed Party under (a) any Loan Document, (b) any Secured Swap Obligations, (c) any Acceptance Obligations and/or (d) any Banking Services Obligations, in each case as and when those amounts are due (collectively, in respect of a Relevant Loan Party, its “Parallel Debt”).
(b) Each Relevant Loan Party, the Administrative Agent, the European Collateral Agent and the other Guaranteed Parties acknowledge that each Parallel Debt is a several and a separate and independent obligation from, and shall not in any way limit or affect, the corresponding obligations of a Foreign Loan Party to any Guaranteed Party under (a) any Loan Document, (b) any Secured Swap Obligations, (c) any Banking Services Obligations and/or (d) any Acceptance Obligations (collectively, the “Corresponding Debt”) nor shall the amounts for which a Relevant Loan Party is liable under its Parallel Debt be limited or affected in any way by the Corresponding Debt provided that:
(i) the Parallel Debt of each Relevant Loan Party shall be decreased to the extent that the Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;
(ii) the Corresponding Debt shall be decreased to the extent that the Parallel Debt of a Relevant Loan Party has been irrevocably paid or (in the case of guarantee obligations) discharged; and
(iii) the amount of the Parallel Debt of each Relevant Loan Party shall at all times be equal to the amount of the Corresponding Debt.

(c) For the purpose of this Section 9.21, the European Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any Guaranteed Party, and its claims in respect of each Parallel Debt shall not be held on trust.
(d) The Liens granted under the Netherlands Security Agreements, the German Security Agreements and any Greek Account Pledge Agreement, to the European Collateral Agent to secure each Parallel Debt is granted to the European Collateral Agent in its capacity as sole creditor of each Parallel Debt.
(e) All monies received or recovered by the European Collateral Agent pursuant to this Section 9.21, and all amounts received or recovered by the European Collateral Agent from or by the enforcement of any Lien granted to secure a Parallel Debt, shall be applied in accordance with Section 2.18(b).
(f) The European Administrative Agent shall have its own independent right to demand and receive payment of each Parallel Debt.
(g) Without limiting or affecting the European Collateral Agent’s rights against the Loan Parties (whether under this Section 9.21 or under any other provision of the Loan Documents), each Loan Party acknowledges that:
(i) nothing in this Section 9.21 shall impose any obligation on the European Collateral Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as a Lender; and
(ii) for the purpose of any vote taken under any Loan Document, the European Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
(h) For the avoidance of doubt, (i) the Parallel Debt of each Relevant Loan Party will become due and payable at the same time the Corresponding Debt (or a part thereof) becomes due and payable and (ii) a Relevant Loan Party may not repay or prepay its Parallel Debt unless directed to do so by the European Collateral Agent or the Lien pursuant to a Netherlands Security Agreement, a German Security Agreement or a Greek Account Pledge Agreement, as applicable, is enforced by the European Collateral Agent.
SECTION 9.22 Canadian Anti-Money Laundering Legislation. (a) Each Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders, the Issuing Banks and the Agents may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender, any Issuing Bank or any Agent, or any prospective assignee or participant of a Lender, any Issuing Bank or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b) If the Canadian Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Canadian Administrative Agent:
(i) Shall be deemed to have done so as an agent for each Lender and each Issuing Bank, and this Agreement shall constitute a “written agreement” in such regard between each Lender, each Issuing Bank and the Canadian Administrative Agent within the meaning of the applicable AML Legislation; and
(ii) Shall provide to each Lender and each Issuing Bank copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders and each of the Issuing Banks agrees that neither the Canadian Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender or any Issuing Bank, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so.
SECTION 9.23 Subordination. To the fullest extent permitted by applicable law, each Loan Party party hereto hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the applicable Collateral Agent, all Indebtedness owing to it by the Company or any of its Subsidiaries shall be fully subordinated to the indefeasible payment in full in cash of such Loan Party’s Secured Obligations or Guaranteed Obligations, as the case may be.
SECTION 9.24 Process Agent. Each Foreign Loan Party hereby irrevocably designates, appoints and the Company, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Foreign Loan Party in care of the Company at the Company’s address set forth in Section 9.01, and such Foreign Loan Party hereby irrevocably authorizes and directs the Company to accept such service on its behalf. As an alternative method of service, each Foreign Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Company or such Foreign Loan Party at its address specified in Section 9.01. Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.25 No Novation. The parties hereto agree that the Lenders shall continue to benefit from any security, guarantee, mortgage, lien or other encumbrance governed by French law relating to the Existing Credit Agreement in accordance with article 1278 of the French Civil Code (Code civil).
SECTION 9.26 UK Loan Parties. Each UK Loan Party hereby confirms and agrees that it is joining the Existing Credit Agreement, as amended and restated hereby, as a UK Loan Party and a European Loan Party for purposes of this Agreement and the other Loan Documents.
SECTION 9.27 French Loan Guarantor. The parties to this Agreement agree that (a) if a Loan Party fails to pay any amount due and payable hereunder (the “Defaulting Loan Party”) and as a result a French Loan Guarantor makes any payment to the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents (whether from the proceeds of the enforcement of any European Security Agreement or under Article X hereof), such French Loan Guarantor shall be subrogated to any rights the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents may have against the Defaulting Loan Party to the extent of such payment and the Defaulting Loan Party shall indemnify the French Loan Guarantor fully therefor (such indemnification being referred to as the “Indemnification Claim”);
(b) in the circumstances referred to in paragraph (a) above, the relevant French Loan Guarantor shall assign the Indemnification Claim to the European Borrower and such assignment shall thus pro tanto discharge the obligations of such French Loan Guarantor to the European Borrower under the relevant French Intercompany Loan;
(c) as a result of the assignment referred to in paragraph (b) above, the European Borrower may request payment of the Indemnification Claim from the Defaulting Loan Party;
(d) if the Defaulting Loan Party is the European Borrower, the provisions of paragraph (a) above shall apply and the Indemnification Claim shall be set off pro tanto against the relevant French Intercompany Loan; and
(e) the European Borrower undertakes not to declare any French Intercompany Loan due and payable and the French Loan Guarantors undertake not to repay the French Intercompany Loans until all Facility B Obligations owing by the European Loan Parties and the Canadian Loan Parties have been paid in full.
SECTION 9.28 Greek Loan Party (a). Mexx Europe International B.V. as the sole shareholder of Mexx Hellas EPE approves the execution of this Agreement and the Greek Account Pledge Agreement by Mexx Hellas EPE and recognizes such agreements as fully valid and binding for Mexx Hellas EPE.
SECTION 9.29 Netherlands Security Agreements. Each Loan Party party to any Netherlands Security Agreement confirms that such Netherlands Security Agreement shall remain in full force and effect and it is expressly agreed by the parties to the Netherlands Security Agreements that the Netherlands Security Agreements shall continue to secure all the liabilities and obligations that such Netherlands Security Agreements are expressed to secure

(including but not limited to the payment obligations of each relevant Loan Party under this Agreement).
SECTION 9.30 Reaffirmation and Accession by the Loan Parties. (a) By executing and delivering this Agreement, each Loan Party hereby reaffirms each of its obligations, acknowledgments, consents and liabilities pursuant to each of the Hong Kong Subordination Agreement and the Intercompany Note, or to the extent that a Loan Party was not previously a party to the Hong Kong Subordination Agreement and the Intercompany Note, hereby becomes a party to and accedes to each of the Hong Kong Subordination Agreement and the Intercompany Note (x) as “Payor” with respect to the Subordination Agreement and (y) as “Payee” and, to the extent such Loan Party is a borrower from time to time from any other Loan Party, as “Payor” with respect to the Intercompany Note, in each case with respect to clauses (x) and (y) above, with the same force and effect as if originally named as a party therein and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities assumed by the other Loan Parties as “Payee” and/or “Payor”, as applicable, thereunder and each of the Loan Parties hereby expressly agrees to and accepts such reaffirmation and/or accession (as applicable).
(b) Each of the US Loan Parties hereby acknowledges and reaffirms that it has granted a Lien to the US Collateral Agent on the US Collateral and that, upon the occurrence and during the continuance of an Event of Default, the US Collateral Agent shall have the rights and remedies set forth in Article V of the US Security Agreement.
ARTICLE X
Loan Guaranty
SECTION 10.01 Guaranty. (a) Each Loan Guarantor and any of its successors or assigns (other than those that have delivered a separate Loan Guaranty) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees, to the extent permissible under the laws of the country in which such Loan Guarantor is located or organized, to the Lenders, the Agents and the Issuing Banks (collectively, the “Guaranteed Parties”) the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agents, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any other Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations. Notwithstanding anything in the foregoing to the contrary, in no event shall the Guaranteed

Obligations guaranteed hereunder by any European Loan Party or Canadian Loan Party include the Secured Obligations of any US Loan Party.
(b) If any payment by a Loan Guarantor or any discharge given by a Guaranteed Party (whether in respect of the obligations of any Loan Guarantor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event: (a) the liability of each Loan Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and (b) each Guaranteed Party shall be entitled to recover the value or amount of that security or payment from each Loan Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
(c) To the fullest extent permitted by applicable law, the obligations of each Loan Guarantor under this Article X will not be affected by an act, omission, matter or thing which, but for this Article X, would reduce, release or prejudice any of its obligations under this Article X (without limitation and whether or not known to it or any Guaranteed Party) including: (a) any time, waiver or consent granted to, or composition with, any Loan Guarantor or other person; (b) the release of any other Loan Guarantor or any other person under the terms of any composition or arrangement with any creditor of any member of the European Group; (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Loan Guarantor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security; (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Loan Guarantor or any other person; (e) any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of a Loan Document or any other document or security; (f) any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or (g) any insolvency or similar proceedings.
(d) Without prejudice to the generality of the above, each Loan Guarantor expressly confirms, as permissible under applicable law, that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any amount made available under any of the Loan Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing or replacing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
(e) Each Loan Guarantor waives any right it may have of first requiring any Guaranteed Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Loan Guarantor under this Article X. This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

(f) This Loan Guaranty is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Guaranteed Party.
(g) This Loan Guaranty does not apply to any liability to the extent that it would result in this Loan Guaranty constituting unlawful financial assistance within the meaning of Section 2:98(c) and/or Section 2:207(c) of the Dutch Civil Code and within the meaning of Section 30 of the German Limited Liability Company Act (GmbHG) or Section 57 of the German Stock Corporation Act (Aktiengesetz), or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Loan Guarantor.
(h) The parties hereto hereby agree that the Guaranteed Obligations of each Loan Guarantor incorporated under the laws of France shall be limited to the satisfaction of the French Guaranteed Obligations.
(i) The guaranty granted by any Loan Guarantor organized under the laws of Luxembourg (each a “Luxembourg Loan Guarantor”) under this Article X shall be limited to an aggregate amount not exceeding the higher of (x) 90% of such Luxembourg Loan Guarantor’s capitaux propres (as referred to in article 34 of the Luxembourg Law of 19 December 2002 on the commercial register and annual accounts, as amended (the “Law of 2002”) as at the date on which a demand is made and (y) 90% of such Luxembourg Loan Guarantor’s capitaux propres (as referred to in article 34 of the Law of 2002) as at the date of this Agreement (it being understood that the limitations set forth above shall not apply to the obligations and liabilities of any such Luxembourg Loan Guarantor to the extent they relate to the obligations and liabilities under any Loan Document of any subsidiary of the Luxembourg Loan Guarantor which may become a Borrower).
(j) This Loan Guaranty does not apply to any liability of a Loan Party incorporated in Finland (a “Finnish Loan Party”) to the extent that it would (i) constitute unlawful financial assistance within the meaning of chapter 13 section 10 of the Finnish Companies Act (2006/624, as amended); or constitute unlawful distribution of assets within the meaning of chapter 13 sections 1 and 2 of the Finnish Companies Act (2006/624, as amended).
(k) The guarantee obligations to be assumed by any Italian Loan Party shall be limited to the extent required to enable the Company to comply with applicable provision on financial assistance, including, without limitation, article 2358 of the Italian Civil Code, and accordingly they would not include any guarantee or security in respect of any indebtedness incurred in relation to the financing and/or the refinancing of an acquisition or subscription of shares issued or to be issued by the Italian Loan Party or by any direct or indirect controlling entity of the Italian Loan Party.
(l) The maximum amount that any Italian Loan Party might be required to pay in respect of its guarantee obligations under this Agreement shall not exceed the greater of (i) an amount equal to 80% multiplied by the sum of (A) the total value of the “patrimonio netto” (as such term is defined in Article 2424 of the Italian Civil Code) of the Italian Loan Party, as stated from time to time in its latest financial statements duly approved by a shareholders’ resolution plus (B) the global amount of intercompany financing made available to the Italian Loan Party and outstanding other than the intercompany financing contemplated in item (ii)

below and (ii) an amount equal to 1.50 multiplied by the aggregate amount on-lent or made available, directly or indirectly, by the Borrowers to the Italian Loan Party from amounts borrowed from the Borrowers under this Agreement; provided, however, that for the purposes of article 1938 of the Italian Civil Code (if applicable) the maximum amount that the Italian Loan Party might be required to pay in respect of its guarantee obligations pursuant to this Agreement shall not exceed $300,000,000.
(m) Notwithstanding anything to the contrary herein, the obligations and liabilities of a Loan Party incorporated in Sweden (a “Swedish Loan Party”) under this Agreement and the scope of the Agreement (including for the avoidance of doubt the Intercompany Note and the Hong Kong Subordination Agreement) shall be limited if (and only if) required by an application of the provisions of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) regulating (i) prohibited loans, guarantees and other security and (ii) distribution of assets (including profits and dividends and any other form of transfer of value (Sw. värdeöverföring) within the meaning of the Swedish Companies Act) taking into account also any other security granted and/or guarantee given by a Swedish Loan Party subject to the corresponding limitation, and it is understood that the obligations of a Swedish Loan Party for such obligations and liabilities under this Agreement shall apply only to the extent permitted by the above-mentioned provisions as applied together with other applicable provisions of the Swedish Companies Act, and the obligations of the Swedish Loan Party hereunder shall be limited in accordance herewith.
(n) Limitation on Guaranty by Swiss Loan Party.
(i) If and to the extent that (x) any Loan Party incorporated in Switzerland (each of them a “Swiss Loan Party”) guarantees or secures, or grants an indemnity in respect of, obligations, liabilities, indemnities or undertakings of a Loan Party other than the relevant Swiss Loan Party or any of its Subsidiaries, i.e. obligations, liabilities, indemnities or undertakings of its (direct or indirect) parent company (upstream security) or its sister companies (cross-stream security) (“Upstream- or Cross-stream Obligations”), and (y) the fulfillment of such Upstream- or Cross-stream Obligations constitutes a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a dividend or constructive dividend (Gewinnausschüttung) under Swiss corporate law, then the aggregate liability under such Upstream- or Cross-stream Obligations shall be limited to that Swiss Loan Party’s Free Reserves Available for Distribution at the time of the enforcement of the Upstream- or Cross-stream Obligations (all in accordance with Art. 675 paragraph 2 and Art. 671 paragraph 1 and 2 no. 3 of the Swiss Code of Obligations or Art. 798 paragraph 1 and Art. 801 of the Swiss Code of Obligations respectively).
(ii) If and only to the extent required by applicable law in force at the relevant time, for the purpose of clause (i) above, “Free Reserves Available for Distribution” means the maximum amount of the relevant Swiss Loan Party’s profits and reserves available for distribution at the time of the enforcement of Upstream- or Cross-stream Obligations, being equal to the positive difference between (x) the assets of the relevant Swiss Loan Party and (y) the aggregate of (A) all liabilities other than Up- and Cross-stream Obligations, (B) the amount of the registered share capital, and (C) the statutory reserves (gesetzliche Reserven) to the extent such reserves must be maintained by mandatory law at any given time. Each such amount shall be established in accordance with Swiss law and shall be confirmed by the auditors of the relevant Swiss Loan Party based on an interim audited balance sheet. The relevant Swiss Loan Party shall arrange for the interim audited balance sheet and the confirmation of the auditors immediately after having been requested to make a payment or the rights under any of the Loan Documents have been asserted in relation to Upstream- or Cross-stream Obligations.
(iii) Upon the fulfillment of such Upstream- or Cross-stream Obligations, the relevant Swiss Loan Party in respect of the relevant payments, shall (x) if and to the extent required by applicable law (including any applicable treaties for the avoidance of double taxation or bilateral agreements between Switzerland and the European Union) in force at the relevant time, (A) use its best endeavors to procure that such payments may be used to discharge its obligations and liabilities under the Loan Documents without deduction of Swiss Federal Withholding Tax by discharging the liability of such tax by notification pursuant to applicable law rather than payment of the tax, (B) if the notification procedure pursuant to sub-paragraph (A) above does not apply, deduct the Swiss Federal Withholding Tax at such rate (1) as then in force or (2) as provided by any applicable treaties for the avoidance of double taxation or bilateral agreements between Switzerland and the European Union from any such payments and promptly pay any such Swiss Federal Withholding Tax deducted to the Swiss Federal Tax Administration, and (C) notify the European Collateral Agent that such notification or deduction, as applicable, has been made, and provide the European Collateral Agent with evidence that, as applicable, such a notification of the Swiss Federal Tax Administration has been made or such Swiss Federal Withholding Tax deducted has been paid to the Swiss Federal Tax Administration, (y) use its best endeavors to procure that any person who is entitled to a full or partial refund of the Swiss Federal Withholding Tax deducted from such payments will promptly after such deduction (1) request a refund of the Swiss Federal Withholding Tax under applicable law (including treaties for the avoidance of double taxation or bilateral agreements between Switzerland and the European Union), and (2) pay to the European Collateral Agent upon receipt any amount so refunded; and (z) notwithstanding anything to the contrary in the Loan Documents, not be required to gross up, indemnify or hold harmless any Lender for the deduction of Swiss Federal Withholding Tax; provided that this should not in any way limit any obligations of the Borrowers or any of the other Loan Parties (other than any Swiss Loan Party) under the Loan Documents to indemnify the Lenders in respect of the deduction of the Swiss Federal Withholding Tax and, for the avoidance of doubt, the amount of any such Swiss Withholding Tax shall constitute Secured Obligations of the Loan Parties hereunder (other than any Swiss Loan Party).
(o) Each Loan Guarantor incorporated in Spain hereby expressly waives any right to require attachment (excusion o orden) and any presumption of obligations being several (division) under Articles 1,830 et. seq. of the Spanish Civil Code (Código Civil).
Any guarantee, indemnity, obligation and liability granted or assumed pursuant to Article X by a Spanish Loan Guarantor shall not extend to any obligation incurred by any Loan Party to the extent that such guarantee, indemnity, obligation or liability would constitute unlawful financial assistance within the meaning of Article 81 of Spanish Act 1564/1989 dated 22 December on Limited Liability Companies (Real Decreto Legislativo 1564/1989 de 22 de diciembre, por el que se aprueba el Texto Refundido de la Ley de Sociedades Anónimas) or

Article 40.5 of the Spanish Limited Liability Companies Act 2/1995 (Ley de Sociedades de Responsabilidad Limitada).
The Lenders, the Administrative Agent, the European Borrower and the Spanish Loan Party acknowledge and accept that the amendments made to the Existing Credit Agreement as a consequence of this Agreement are of a modificative nature (novación modificativa) and do not involve the cancellation or extinction of the original obligations assumed by the Loan Parties under the Existing Credit Agreement and, consequently, the Spanish Security Agreements remain in full force and effect securing the “secured obligations” (as this term is defined in the corresponding Spanish Security Agreement) as amended pursuant to this Agreement.
(p) The obligations of each Guarantor organized under Austrian law under this Agreement shall at all times be limited to the extent that such obligations would not violate mandatory Austrian capital maintenance rules pursuant to Austrian company laws, in particular, Section 82 of the Act on Companies with Limited Liability (Gesetz über Gesellschaften mit beschränkter Haftung) or, as applicable, Section 52 of the Austrian Act on Stock Corporations (Aktiengesetz).
(q) The total liability of any Loan Guarantor organized under the laws of Belgium (each a “Belgian Loan Guarantor”) under this Section 10.01 shall (a) not cover any liability which would constitute illegal financial assistance (as determined in Article 629 (or Article 329, as applicable) of the Belgian Companies Code) and (b) in any event be limited to an aggregate amount not exceeding the sum of (without double counting):
(i) the aggregate of all principal amounts borrowed by a Belgian Loan Guarantor (or its direct or indirect Subsidiaries) under any intragroup arrangement (regardless of the form thereof, including through the subscription of debt instrument) that have been financed directly or indirectly by a borrowing under this Agreement (without any reduction for any repayment thereof); plus
(ii) the aggregate of (A) ninety per cent (90%) of such Belgian Loan Guarantor’s net assets (eigen vermogen/capitaux propres) (as determined in accordance with the Belgian Companies Code and accounting principles generally accepted in Belgium) as shown by its most recent audited annual financial statements at the time the relevant demand is made and (B) the amount equal to any subordinated debt it may owe, at the time a demand for payment under this guarantee is made.
SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require any Agent, any Issuing Bank or any Lender to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
As an original and independent obligation under this Loan Guaranty, each Loan Guarantor shall:

(a) indemnify each Guaranteed Party and its successors, endorsees, transferees and assigns and keep the Guaranteed Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Loan Parties or any of them, to make due and punctual payment of any of the Secured Obligations or resulting from any of the Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Guaranteed Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Loan Guaranty); and
(b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Guaranteed Parties has attempted to enforce any rights against any Loan Party or any other Person or otherwise.
SECTION 10.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, any Agent, any Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.
(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of any Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by any Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any other Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Collateral Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agents, the Issuing Banks and the Lenders and no Obligation is outstanding.
SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agents, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.
SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither any Agent, any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08 [Reserved].
SECTION 10.09 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any corporate law, or any provincial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
SECTION 10.10 Limitations on Enforcement in respect of German Loan Parties (a) Each Lender agrees to restrict the enforcement of any Loan Guaranty or indemnity granted pursuant to this Agreement by a German Loan Party which is constituted in the form of a German limited liability company (Gesellschaft mit beschränkter Haftung — GmbH) or a limited partnership (Kommanditgesellschaft) with a GmbH as its sole general partner (Komplementär — GmbH & Co. KG) (each a “Specified German Guarantor”) to the extent that (i) such Loan Guaranty or indemnity secures liabilities of its direct or indirect shareholder(s) or partners (upstream) or any entity affiliated to such shareholder or partner (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of any Subsidiary of a Specified German Guarantor and, for the avoidance of doubt, the own liabilities of such Specified German Guarantor) and (ii) the payment under such Loan Guaranty or indemnity would cause the amount of a Specified German Guarantor’s net assets (or, if a Specified German Guarantor is a GmbH & Co. KG, the net assets of its general partner), as adjusted pursuant to the following provisions, to fall below the amount of its or its general partner’s registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of sections 30 and 31 GmbHG, (each such event is hereinafter referred to as a “Capital Impairment”). For the purposes of the calculation of a Capital Impairment, the following balance sheet items shall be adjusted as follows:

(i) the amount of any increase of the Specified German Guarantor’s or its general partner’s registered share capital after the date of this Agreement that has been effected without prior written consent of the European Administrative Agent shall be deducted from the Specified German Guarantor’s or its general partner’s registered share capital
(ii) loans provided to the Specified German Guarantor or its general partner by any member of the group shall be disregarded if and to the extent such loans are subordinated or are considered subordinated by operation of law and such loans are not shown in the balance sheet as liability of the Specified German Guarantor or its general partner, as applicable; and
(iii) loans or other contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded.
(b) In a situation where a Specified German Guarantor or its general partner would not have sufficient assets to maintain its registered share capital after satisfaction (in whole or in part) of the relevant demand, such Specified German Guarantor or its general partner shall dispose of all assets, to the extent legally permitted, which are not necessary for its business (nicht betriebsnotwendig) on market terms where the relevant assets are shown in the balance sheet of such Specified German Guarantor or its general partner with a book value which is significantly lower than the market value of such assets, unless such disposal would not be commercially justifiable, provided that the European Collateral Agent consents to the fact that a disposal would not be commercially justifiable.
(c) The limitation pursuant to this Section 10.10 shall apply, subject to the following requirements, if following the call of guarantee obligations by a Lender, the Specified German Guarantor or its general partner notifies the European Collateral Agent (“Management Notification”) within 15 Business Days upon receipt of the relevant demand that a Capital Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment would occur and providing prima facie evidence that a realization or other measures undertaken in accordance with the mitigation provisions set out above would not prevent such Capital Impairment). If the Management Notification is contested by the European Collateral Agent or the Lenders, the Specified German Guarantor undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by the applicable auditors in order to have such auditors determine whether (and if so, to what extent) any payment under the Loan Guaranty would cause a Capital Impairment (the “Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out in Sections 10.10(a)(i), (ii) and (iii) above, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as constantly applied by the Specified German Guarantor (and its general partner, if applicable) in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The Specified German Guarantor shall provide the Auditor’s Determination to the European Collateral

Agent within 25 Business Days from the date on which the European Collateral Agent contested the Management Notification in writing. The Auditor’s Determination shall be binding on the Specified German Guarantor and the Lenders.
(d) Notwithstanding the above, the provisions of paragraph (a) of this Section 10.10 shall not apply:
(i) if the Specified German Guarantor is party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss agreement (Gewinnabführungsvertrag) pursuant to section 30 para 1 sentence 2 of the Limited Liability Company Act (GmbHG) unless the dominating entity is insolvent;
(ii) if the Specified German Guarantor (or its general partner, if applicable) has a recourse right (Rückgriffsanspruch) towards its direct or indirect shareholder(s) or partners (upstream) or any entity affiliated to such shareholder or partner (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) which is fully recoverable (werthaltig), whereby (a) the full recoverability (Werthaltigkeit) is assumed, unless the Specified German Guarantor sets out in reasonable detail to what extent the recourse right (Rückgriffsanspruch) is not fully recoverable (nicht vollwertig) and, if reasonably requested by the European Collateral Agent, an auditor has confirmed that the recourse right (Rückgriffsanspruch) is not fully recoverable (nicht vollwertig) pursuant to section 30 para 1 sentence 2 of the Limited Liability Company Act (GmbHG) and (b) the Specified German Guarantor ensures that such a recourse right (Rügriffsanspruch) is agreed with the relevant shareholder, partner or affiliated entity referred to above;
(iii) for so long as the Specified German Guarantor or its general partner fail to deliver the Management Notification and/or the Auditor’s Determination pursuant to Section 10.10(c), unless the Specified German Guarantor or its general partner, as applicable, prove in a court proceeding that the disputed amount is necessary for maintaining its registered share capital;
(iv) to any amounts borrowed under the Loan Documents to the extent the proceeds of such borrowing are on-lent to the Specified German Guarantor or its general partner or its subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the Specified German Guarantor or its general partner and the repayment of such loans as a result of such on-lending is not prohibited by operation of law; or
(v) (for the avoidance of doubt) to any amounts borrowed under the Loan Documents by the Specified German Guarantor or its general partner to the extent that any amounts so borrowed are still outstanding at the time the relevant demand for repayment is made against the Specified German Guarantor or its general partner.

SECTION 10.11 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Administrative Agent, the Collateral Agents, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.
SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agents, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.13 Place of Performance. (a) At all times, the exclusive place of performance (Erfüllungsort) of all rights and obligations under this Agreement and the other Loan Documents shall be at place where the Administrative Agent has its office in New York, New York or any other place reasonably designated by the Administrative Agent from time to time. The performance of any rights and obligations under this Agreement and any other Loan Document shall in no case be deemed to be in the Republic of Austria. For the avoidance of doubt, all payments made hereunder by any European Loan Party shall be deemed to be made at the place where the applicable Collection Account from which such payment is made is held and, with respect to any Collection Account held in the Republic of Austria, payments made from such account hereunder shall be deemed to have been made at the place where the head office of the European Collateral Agent in the Netherlands is domiciled or at any other place reasonably designated by the European Collateral Agent or the European Administrative Agent from time to time. Payments hereunder are to be made only in bank accounts maintained outside of the Republic of Austria.
(b) No original or certified copy of this Agreement or any other Loan Document shall be brought into the Republic of Austria. Notwithstanding anything aforesaid, nothing herein shall prevent the parties hereto from bringing an original or certified copy of this Agreement or any other Loan Document into the Republic of Austria if this is required to enforce or defend their rights arising out of, or in connection with, this Agreement or any other Loan Document.
(c) In case of any dispute in an Austrian court the parties hereto agree that the original text of this Agreement and any other Loan Document shall be explicitly accepted without further evidence (außer Streit gestellt) in such proceedings. If any party hereto should not explicitly accept (außer Streit stellen) the original wording of these documents in proceedings in an Austrian court, such party shall solely bear all stamp duties and other related charges, fees, interest and costs levied by Austrian tax authorities if consequently a copy of any or all of such documents need to be submitted to the Austrian court.
ARTICLE XI
The Borrower Representative
SECTION 11.01 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, each Borrower hereby appoints, to the extent the Borrower Representative requests any Loan on behalf of such Borrower, the Borrower Representative as its agent to receive all of the proceeds of such Loan in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loan to such Borrower. Neither the Agents, the Lenders nor the Issuing Banks and their respective officers, directors, agents or employees, shall be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.
SECTION 11.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.
SECTION 11.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder, each such notice to refer to this Agreement describing such Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent, the Collateral Agents and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.
SECTION 11.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative acceptable to the Administrative Agent. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.
SECTION 11.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Agents and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, any Borrowing Base Certificate and any certificates required pursuant to Article V. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.
SECTION 11.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Aggregate Borrowing Base Certificate and the Borrowing Base Certificate of each Borrower and Compliance Certificates required pursuant to the provisions of this Agreement. For the purpose of this Section 11, the Borrower Representative of each German Loan Party is hereby released from the restrictions of section 181 German Civil Code (BGB). Each German Loan Party represents to each of the Lenders that the release hereby granted is effective under the term of its constitutional documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

LIZ CLAIBORNE, INC.

By:	/s/ Nicholas Rubino

	Name:	Nicholas Rubino
	Title:	SVP, Chief Legal Officer, General Counsel and Corporate Secretary

LIZ CLAIBORNE CANADA INC.

By:	/s/ Nicholas Rubino

	Name:	Nicholas Rubino
	Title:	Director

MEXX EUROPE B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

JUICY COUTURE EUROPE LIMITED

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Attorney in fact
Signature Page to the Second Amended and Restated Credit Agreement

LOAN PARTIES (OTHER THAN BORROWERS):

BOODLE, INC.
DB NEWCO CORP.
HAVANA LLC
JERG, INC.
JUICY COUTURE, INC.
KATE SPADE LLC
L. C. AUGUSTA, INC.
L.C. CARIBBEAN HOLDINGS, INC.
L.C. LICENSING, INC.
L.C. SERVICE COMPANY, INC.
L.C. SPECIAL MARKETS, INC.
LC LIBRA, LLC
LCI ACQUISITION U.S., INC.
LCI HOLDINGS, INC.
LCI INVESTMENTS, INC.
LIZ CLAIBORNE ACCESSORIES, INC.
LIZ CLAIBORNE ACCESSORIES-SALES, INC.
LIZ CLAIBORNE COSMETICS, INC.
LIZ CLAIBORNE EXPORT, INC.
LIZ CLAIBORNE FOREIGN HOLDINGS, INC.
LIZ CLAIBORNE JAPAN, INC.
LIZ CLAIBORNE PUERTO RICO, INC.
LIZ CLAIBORNE SALES, INC.
LIZ CLAIBORNE SHOES, INC.
LUCKY BRAND DUNGAREES, INC.
LUCKY BRAND DUNGAREES STORES, INC.
MONET INTERNATIONAL, INC.
MONET PUERTO RICO, INC.
NONEE I HOLDING, LLC
NONEE I, LLC
SEGRETS, INC.
SKYLARK SPORT MARKETING CORPORATION
WESTCOAST CONTEMPO PROMENADE, INC.
WESTCOAST CONTEMPO RETAIL, INC.
WESTCOAST CONTEMPO (U.S.A.) INC.

By:	/s/ Nicholas Rubino
Name: Nicholas Rubino
Title: SVP, Chief Legal Officer, General Counsel and Corporate Secretary
Signature Page to the Second Amended and Restated Credit Agreement

JUICY COUTURE CANADA INC.

By:	/s/ Mark Weisz

	Name:	Mark Weisz
	Title:	Director

JUICY COUTURE IRELAND LIMITED

By:	/s/ G. J. Berghuis

	Name:	G. J. Berghuis
	Title:	Attorney in fact

LIZ CLAIBORNE EUROPE

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX AUSTRIA GMBH

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX BELGIUM NV

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director
Signature Page to the Second Amended and Restated Credit Agreement

RETRAIN NV

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX SCANDINAVIA FINLAND OY

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX BOUTIQUES SARL

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX DEUTSCHLAND GMBH

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX DIRECT GMBH & CO KG

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director
Signature Page to the Second Amended and Restated Credit Agreement

MEXX HOLDING GMBH

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX MODEHANDELS GMBH

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

VERWALTUNGSGESELLSCHAFT MEXX DIRECT MBH

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX HELLAS EPE

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Administrator
Signature Page to the Second Amended and Restated Credit Agreement

MEXX IRELAND LIMITED

/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

/s/ I.J.S. Vhegen

	Name:	I.J.S. Vhegen
	Title:	Director/Secretary

MEXX ITALY S.R.L.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX LUXEMBOURG S.À.R.L.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

LIZ CLAIBORNE 3 B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

LIZ CLAIBORNE 2 B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director
Signature Page to the Second Amended and Restated Credit Agreement

MEXX DIRECT HOLDING B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX EUROPE HOLDING B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX EUROPE INTERNATIONAL B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX GROUP B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX HOLDING INTERNATIONAL B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director
Signature Page to the Second Amended and Restated Credit Agreement

MEXX HOLDING NETHERLANDS B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX NEDERLAND B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX NEDERLAND RETAIL B.V.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX SCANDINAVIA AS

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director

MEXX SOUTHERN EUROPE, S.L.

By:	/s/ G.J. Berghuis

	Name:	G.J. Berghuis
	Title:	Director
Signature Page to the Second Amended and Restated Credit Agreement

MEXX MODEHANDELS AG
By:	/s/ G.J. Berghuis
	Name:	G.J. Berghuis
	Title:	Director

MEXX SWITZERLAND GMBH
By:	/s/ G.J. Berghuis
	Name:	G.J. Berghuis
	Title:	Director

MEXX LIMITED
By:	/s/ G.J. Berghuis
	Name:	G.J. Berghuis
	Title:	Director

WESTCOAST CONTEMPO FASHIONS LIMITED
By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Director

MEXX SCANDINAVIA AB
By:	/s/ G.J. Berghuis
	Name:	G.J. Berghuis
	Title:	Director

Signature Page to the Second Amended and Restated Credit Agreement

MEXX EUROPRODUCTION B.V.
By:	/s/ G.J. Berghuis
	Name:	G.J. Berghuis
	Title:	Managing Director

MEXX SPORT BENELUX B.V.
By:	/s/ G.J. Berghuis
	Name:	G.J. Berghuis
	Title:	Director
Signature Page to the Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent, US Collateral Agent and Lender
By:	/s/ Scott Troy
	Name:	Scott Troy
	Title:	Vice President
Signature Page to the Second Amended and Restated Credit Agreement

J.P. MORGAN EUROPE LIMITED, individually, as European Administrative Agent and European Collateral Agent
By:	T.J. Jacob
	Name:	Tim Jacob
	Title:	Senior Vice President
Signature Page to the Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually, as Canadian Administrative Agent and Canadian Collateral Agent
By:	/s/ A. Marchetti
	Name:	Auggie Marchetti
	Title:	SVP
Signature Page to the Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., individually, as Lender
By:	/s/ Christine Hutchinson
	Name:	Christine Hutchinson
	Title:	Principal

Signature Page to the Second Amended and Restated Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, individually, as Lender
By:	/s/ Peter F. Crispino
	Name:	Peter F. Crispino
	Title:	Duly Authorized Signatory
Signature Page to the Second Amended and Restated Credit Agreement

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), individually, as a Lender
By:	/s/ Justin Button
	Name:	Justin Button
	Title:	VP

Signature Page to the Second Amended and Restated Credit Agreement

SUNTRUST BANK, individually, as a Lender
By:	/s/ Angela Leake
	Name:	Angela Leake
	Title:	Vice President
Signature Page to the Second Amended and Restated Credit Agreement

Schedule 1.01(a)
Commitments

	Facility A	Facility B
Bank	Commitment	Commitment	Total Commitment
JPMorgan Chase Bank, N.A.	$34,285,714.29	$45,714,285.71	$80,000,000
Bank of America, N.A.	$34,285,714.29	$45,714,285.71	$80,000,000
Wells Fargo Capital Finance, LLC	$34,285,714.29	$45,714,285.71	$80,000,000
Suntrust Robinson Humphrey Inc.	$34,285,714.29	$45,714,285.71	$80,000,000
General Electric Capital Corporation	$12,857,142.86	$17,142,857.14	$30,000,000

TOTAL	$150,000,000	$200,000,000	$350,000,000

Schedule 1.01(b)

Eligible Real Property

US Loan Party:	Real Property:
(Owner)	Address
LCI Holdings, Inc.	One Claiborne Avenue North Bergen, New Jersey 07047 or 5901 West Side Avenue North Bergen, New Jersey 07047 One Liz Way Mount Pocono, Pennsylvania 18344

1

SCHEDULE 1.01(c)
MANDATORY COST FORMULAE
1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2. On the first day of each Interest Period (or as soon as possible thereafter) the European Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the European Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.
3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the European Administrative Agent. This percentage will be certified by that Lender in its notice to the European Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the European Administrative Agent as follows:
(a)	in relation to a Loan denominated in Sterling:

AB + C (B - D) + E x 0.01

100 - (A + C)
per cent. per annum
(b)	in relation to a Loan in any currency other than Sterling:

E x 0.01
300
per cent. per annum
Where:
A. is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B. is the percentage rate of interest (excluding the Applicable Spread and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.10(c) of the Credit Agreement) payable for the relevant Interest Period on the Loan.
C. is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
D. is the percentage rate per annum payable by the Bank of England to the European Administrative Agent (or such other bank as may be designated by the European Administrative Agent in consultation with the Borrower Representative) on interest bearing Special Deposits.
E. is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the European Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the European Administrative Agent pursuant to paragraph 7 below and expressed in Sterling per £1.0 million.
5. For the purposes of this Schedule:
(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b) “Facility Office” means the office or offices notified by a Lender to the European Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;
(c) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);
(e) “Reference Banks” means, in relation to each of the Eurodollar Base Rate and the Eurodollar Rate and Mandatory Cost, the principal office in London, England of J.P. Morgan Europe Limited, or such other bank or banks as may be designated by the European Administrative Agent in consultation with Borrower Representative;
(f) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and
(g) “Unpaid Sum” means any sum due and payable but unpaid by any Loan Party under the Loan Documents.

2

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7. If requested by the European Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the European Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in Sterling per £1.0 million of the Tariff Base of that Reference Bank.
8. Each Lender shall supply any information required by the European Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(c) the jurisdiction of its Facility Office; and
(d) any other information that the European Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the European Administrative Agent of any change to the information provided by it pursuant to this paragraph.
9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the European Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the European Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
10. The European Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11. The European Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.
12. Any determination by the European Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

3

The European Administrative Agent may from time to time, after consultation with Borrower Representative and the Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule 1.01(c) in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

4

Schedule 1.01(d)
Mortgaged Properties

Address of Property
Loan Party/Owner:	Mortgaged:	Mortgagee
LCI Holdings, Inc.	One Claiborne Avenue, North Bergen, NJ 07047 or 5901 West Side Avenue North Bergen, New Jersey 07047	JPMORGAN CHASE BANK, N.A., as U.S. Collateral Agent, Mortgagee

LCI Holdings, Inc.	One Liz Way, Mt. Pocono, PA 18344	JPMORGAN CHASE BANK, N.A., as U.S. Collateral Agent, Mortgagee

Mexx Deutschland GmbH	Mühlenstrasse 57 41352 Korschenbroich Germany	J.P. MORGAN EUROPE LIMITED as European Collateral Agent, Mortgagee

1

Schedule 1.01(e)

Specified Loan Documents
Germany
1.	Notice and acknowledgement relating to updated schedule of Mexx Modehandels GmbH account pledge agreement
2.	Notice and acknowledgement relating to updated schedule of Mexx Modehandels GmbH account pledge agreement (2)
3.	Notice and acknowledgement relating to updated schedule of Mexx Modehandels GmbH account pledge agreement (3)
4.	Notice and acknowledgement relating to updated schedule of Mexx Direct GmbH & Co. KG account pledge agreement
5.	Subordination Agreement between Mexx Modehandels GmbH, Mexx Holdings GmbH and Mexx Deutschland GmbH, amongst others

6.	Security Transfer Agreement between Mexx Europe B.V. and J.P. Morgan Europe Limited
England
1.	Debenture between Juicy Couture Europe Limited and J.P. Morgan Europe Limited
2.	Blocked Account Agreement between Juicy Couture Europe Ltd, J.P. Morgan Chase Bank N.A. and J.P. Morgan Europe Ltd
3.	Control Agreement re payables between Juicy Couture Europe Ltd, J.P. Morgan Chase Bank N.A. and J.P. Morgan Europe Ltd

4.	Notice and acknowledgement re Control Agreement

5.	Notice of Charge re Lloyds TSB payment account from Juicy Couture Europe Ltd to Lloyds TSB

6.	Debenture between Liz Claiborne Europe and J.P. Morgan Europe Ltd.
7.	Shares Charge between Liz Claiborne Inc. and J.P. Morgan Europe Ltd
8.	Bank Account Charge between Mexx Holding International B.V. Mexx Europe International B.V. and J.P. Morgan Europe Ltd
9.	Notice from Mexx Holding International B.V. to Citibank

10.	Notice from Mexx Europe International B.V. to Citibank

11.	Shares Charge between Mexx Europe International B.V. and J.P. Morgan Europe Ltd.

12.	Notices and acknowledgements under original bank account pledge

1

Canada
1.	Confirmation of Security Interest in Intellectual Property from Mexx Europe B.V.
US
2.	Control Agreement between Juicy Couture Europe Ltd., J.P. Morgan Chase Bank NA and J.P. Morgan Europe Ltd
3.	Account Security Agreement between Juicy Couture Europe Ltd. and J.P. Morgan Chase Bank NA
The Netherlands
1.	Notice (including waivers for the right of pledge and rights of set off arising from the General Banking Conditions) and acknowledgement re update to schedule of Mexx Belgium B.V. account bank pledge
2.	Account Pledge Agreement between Mexx Europroduction B.V., Mexx Sports Benelux B.V., Mexx Nederland Retail B.V. and J.P. Morgan Europe Limited
3.	Notice and Acknowledgement between Mexx Europroduction B.V., Mexx Sports Benelux B.V., Mexx Nederland Retail B.V. and ING Bank N.V.
4.	Supplemental Deed of Pledge from Mexx Europe B.V.
Austria
1.	Amendment Agreement to the Account Pledge between Mexx Austria and J.P. Morgan Europe Ltd

2.	Notice and acknowledgement re Amendment Agreement to Account Pledge

3.	Amendment Agreement between Mexx Europe B.V. and J.P. Morgan Europe Ltd

4.	Amendment Agreement between Mexx Direct GmbH & Co. KG and J.P. Morgan Europe Ltd

5.	Subordination Agreement between Mexx Austria and Mexx Europe B.V.

6.	Parent Undertaking from Mexx Holding Netherlands B.V.
Belgium
1.	Notice and acknowledgement re update to Account Bank Pledge
France
1.	Bank Account Pledge between Liz Claiborne Europe and J.P. Morgan Europe Ltd

2.	Notice from J.P. Morgan Europe Ltd to Société Générale

3.	Notice from J.P. Morgan Europe Ltd to, BNP Paribas Fortis

2

4.	Notice from J.P. Morgan Europe Ltd to HSBC

5.	Amendment & Pledge Confirmation Agreement between Mexx Boutiques SARL and J.P. Morgan Europe Ltd

6.	Notice from J.P. Morgan Europe Ltd to CIC
7.	Notice from J.P. Morgan Europe Ltd to HSBC

8.	Pledge Confirmation Agreement between Mexx Europe B.V. and J.P. Morgan Europe Ltd

9.	Pledge Confirmation Agreement between Mexx Direct GmbH & Co. KG and J.P. Morgan Europe Ltd
Greece
1.	Amendment agreement to account bank charge between Mexx Hellas EPE and J.P. Morgan Europe Ltd
2.	Notice and acknowledgement re Amendment Agreement
Ireland
1.	Share Charge (Juicy Couture Ireland Ltd) between Juicy Couture Europe Ltd. and J.P. Morgan Europe Ltd

2.	Debenture between Juicy Couture Ireland Limited and J.P. Morgan Europe Ltd

3.	Notice and acknowledgement re Debenture

4.	Bank Account Charge (Floating) between Liz Claiborne Europe and J.P. Morgan Europe Ltd

5.	Notice and acknowledgement re Bank Account Charge

6.	Amended and Restated Bank Account Charge between Mexx Europe B.V. and J.P. Morgan Europe Ltd

7.	Notice and acknowledgement re Amended and Restated Bank Account Charge
8.	Amended and Restated Deed of Charge over Bank Accounts between Mexx Ireland Ltd and J.P. Morgan Europe Ltd
9.	Notice and acknowledgement re Amended and Restated Deed of Charge over Bank Accounts
10.	Subordination Agreement between Mexx Ireland Ltd and Mexx Europe International B.V.

3

Italy
1.	Deed of Acknowledgement to the pledge agreement over the bank account between Mexx Europe B.V. and J.P. Morgan Europe Ltd
2.	Notice to account bank from Mexx Europe B.V. to BNP Paribas Fortis
3.	Deed of Acknowledgement to the pledge agreement over the bank account between Mexx Italy S.r.l. and J.P. Morgan Europe Ltd
4.	Notice from Mexx Italy S.r.l. to ING Bank N.V.

5.	Notice from Mexx Italy S.r.l. to Unicredit

6.	Agreement re waiver of receivables between Mexx Italy S.r.l. and Mexx Europe B.V.
7.	Assignment of receivables agreement between Mexx Italy S.r.l., Mexx Europe International B.V. and Mexx Europe B.V.
Luxembourg
1.	Confirmation Agreement between Mexx Luxembourg S.à.r.l. and J.P. Morgan Europe Ltd
2.	Notice and acknowledgement between Mexx Luxembourg S.à.r.l., J.P. Morgan Europe Ltd and ING Luxembourg S.A.
Norway
1.	Amendment Agreement re changes of Pledge of Accounts Agreement between Mexx Scandinavia AS, J.P. Morgan Europe Ltd and JPMorgan Chase Bank N.A.
Sweden
1.	Amendment Agreement to existing Account bank pledge between Mexx Europe B.V. and J.P. Morgan Europe Limited
2.	Amendment agreement to existing Account bank pledge between Mexx Scandinavia AB and J.P. Morgan Europe Limited
Switzerland
1.	Subordination Agreement between Mexx Modehandels AG and Mexx Europe B.V.

4

Schedule 2.06
Schedule 2.06
Existing Letters of Credit
Facility A Letters of Credit:
(As of April 30, 2010)

							Liability/
					Expiry/Maturity		Outstanding	Standby LC
Name of Issuing Bank	Letter of Credit No.	Applicant	Beneficiary	Issue Date	Date	Currency	Balance	(Y/N)

JPMorgan Chase Bank, N.A.	HLCLIZ55001769	Juicy Couture, Inc.	DO DO FASHION LIMITED	4/23/2010	7/27/2010	USD	210,762.35	N
JPMorgan Chase Bank, N.A.	HLCLIZ55001768	Liz Claiborne, Inc.	VENTURA ENTERPRISE CO. INC	11/25/2009	7/30/2010	USD	388,204.34	N
Total							598,966.69

1

Schedule 2.06
Schedule 2.06
Existing (Standby) Letters of Credit
Facility A Letters of Credit:
(As of April 30, 2010)

							Liability/
					Expiry/Maturity		Outstanding	Standby LC
Name of Issuing Bank	Letter of Credit No.	Applicant	Beneficiary	Issue Date	Date	Currency	Balance	(Y/N)
JPMorgan Chase Bank, N.A.	TPTS-699168	Liz Claiborne Inc.	Hartford Fire Insurance Company	10/27/09	10/5/10	USD	5,042,066	Y
JPMorgan Chase Bank, N.A.	TPTS-763153	Liz Claiborne Inc.	Lumbermens Mutual Casualty Company, American Motorists Insurance Company, American Manufacturers Mutual Insurance Company, American Protection Insurance Company, Natlsco, Inc.	6/19/09	10/14/10	USD	130,000	Y
JPMorgan Chase Bank, N.A.	CPCS-790154	Liz Claiborne Inc.	Zurich American Insurance Company	8/27/09	8/28/10	USD	5,385,000	Y
JPMorgan Chase Bank, N.A.	CPCS-752205	Liz Claiborne Inc.	Chair, Workers’ Compensation Board	10/01/09	10/20/10	USD	46,000	Y
JPMorgan Chase Bank, N.A.	CPCS-773046	Liz Claiborne Inc.	229 Newbury Street Trust	10/15/09	10/31/10	USD	65,000	Y
JPMorgan Chase Bank, N.A.	TPTS-749364	Liz Claiborne Inc.	Empire State Building Company	6/8/09	9/15/10	USD	173,500	Y
JPMorgan Chase Bank, N.A.	TPTS-725492	Liz Claiborne Inc.	17-19 Associates LLC	2/12/10	1/20/11	USD	340,836	Y
JPMorgan Chase Bank, N.A.	YPYS-725490	Liz Claiborne Inc.	17-19 Associates LLC	2/12/10	1/20/11	USD	834,700	Y

2

Schedule 2.06

							Liability/
					Expiry/Maturity		Outstanding	Standby LC
Name of Issuing Bank	Letter of Credit No.	Applicant	Beneficiary	Issue Date	Date	Currency	Balance	(Y/N)
JPMorgan Chase Bank, N.A.	TPTS-731207	Liz Claiborne Inc.	650 Fifth Avenue Company	3/23/09	3/30/11	USD	500,000	Y
JPMorgan Chase Bank, N.A.	TPTS-701548	Liz Claiborne Inc.	125569 Canada Inc.	4/24/09	4/1/11	CAD	166,620	Y
JPMorgan Chase Bank, N.A.	TPTS-733655	Liz Claiborne Inc.	Chicago Oak Street Partners, LLC	5/6/09	5/1/11	USD	245,000	Y
JPMorgan Chase Bank, N.A.	CPCS-759972	Liz Claiborne Inc.	Marcarko Ltee	2/5/10	1/31/11	CAD	15,000	Y
JPMorgan Chase Bank, N.A.	CPCS-792315	Liz Claiborne Inc.	Ohio Bureau of Workers Compensation	11/17/09	10/29/10	USD	57,000	Y
JPMorgan Chase Bank, N.A.	TPTS-773043	Liz Claiborne Inc.	Aveda Services Inc. and The Estee Lauder Companies	8/4/09	8/19/10	USD	1,000,000	Y
JPMorgan Chase Bank, N.A.	CPCS-805289	Liz Claiborne Inc.	Galleria Mall Investors, LP.	2/5/10	1/31/11	USD	100,000	Y
JPMorgan Chase Bank, N.A.	CPCS-805184	Liz Claiborne Inc.	Keystone-Florida Property Holding Corp.	2/5/10	1/31/11	USD	100,000	Y
JPMorgan Chase Bank, N.A.	TPTS-676766	Liz Claiborne Inc.	48 West 25th Street, LLC	12/31/09	12/31/10	USD	825,000	Y
JPMorgan Chase Bank, N.A.	TPTS-774676	Liz Claiborne Inc.	US Bank	7/9/09	6/30/10	USD	2,000,000	Y
JPMorgan Chase Bank, N.A.	CPCS-805185	Liz Claiborne Inc.	STJTC II, LLC	2/10/10	12/31/10	USD	100,000	Y

3

Schedule 2.06

							Liability/
					Expiry/Maturity		Outstanding	Standby LC
Name of Issuing Bank	Letter of Credit No.	Applicant	Beneficiary	Issue Date	Date	Currency	Balance	(Y/N)
JPMorgan Chase Bank, N.A.	CPCS-785707	Liz Claiborne Inc.	US Bank National Association	2/19/10	6/30/10	CAD	240,000	Y
JPMorgan Chase Bank, N.A.	CPCS-822619	Liz Claiborne Inc.	The Levy Group Inc.	2/18/10	10/31/10	USD	178,000	Y
JPMorgan Chase Bank, N.A.	CPCS-769781	Liz Claiborne Inc.	Port Logistics Group, Inc.	3/22/10	9/30/10	USD	400,000	Y
JPMorgan Chase Bank, N.A.	CPCS-819698	Liz Claiborne Inc.	JPMorgan Chase Bank, N.A.	4/16/10	02/28/11	GBP	770,000	Y
JPMorgan Chase Bank, N.A.	CPCS-817769	Liz Claiborne Inc.	JPMorgan Chase Bank, N.A.	4/19/10	8/31/10	GBP	68,000	Y
Total						USD	17,522,102
Total						CAD	421,620
Total						GBP	838,000

4

Schedule 2.06
Schedule 2.06
Existing Letters of Credit
Facility B Letters of Credit:
(As of April 26, 2010)

						Liability/
				Expiry/Maturity		Outstanding	Standby LC
Letter of Credit No.	Applicant	Beneficiary	Issue Date	Date	Currency	Balance	(Y/N)
Banque Artesia Netherlands
G02/9351	Mexx Nederland	St.Pf.Prod.Sch. v. Voedselvoorz.	30-5-93	None	Euro	22,625	Y
G02/9361	Mexx Nederland	Vastgoedmij. Goudsemarkt	13-10-93	None	Euro	12,223	Y

G02/98043	Mexx Group	Robeca/Points of Sale	08-07-98	31-12-2016	Euro	57,176	Y
G02/98006	Mexx Group	MBO-Ruijters	19-02-98	None	Euro	31,039	Y
G02/98017	Mexx Group	Rodamco Retail Nederland nv	01-04-98	None	Euro	69,882	Y

Total					Euro	192,945

ING Bank Netherlands
1999.011.927	Mexx Nederland	De Planeet Real Estate NV	24-11-1999	None	Euro	1,167	Y

1999.012.422	Mexx Nederland	Stichting Pensioenfonds Hoogovens	08-12-1999	None	Euro	40,840	Y
2004.010.597	Mexx Group	Counterguarantee ING Czech Republic for Mexx CR	20-12-2004	None	Euro	87,769	Y

5

Schedule 2.06

						Liability/
				Expiry/Maturity		Outstanding	Standby LC
Letter of Credit No.	Applicant	Beneficiary	Issue Date	Date	Currency	Balance	(Y/N)
2005.002.698	Mexx Group	St. Philips Pensioenfonds	11-04-2005	None	Euro	16,300	Y
2004.006.344	Mexx Group	Guarantee for credit facility Hungary	09-02-2005	31-07-2012	Euro	100,000	Y
2006.009.787	Mexx Europe Holding	Counterguarantee ING Czech Republic for Mexx CR	12-12-2006	15-01-2013	Euro	25,140	Y
2008.009.295	Mexx Group	Guarantee for Mexx Austria GmbH - Kaufhaus Steffl Betriebs AG	01-12-2008	None	Euro	30,000	Y
2009.006.001	Mexx Group	MN services BV	9/3/2009	None	Euro	51,576.00	Y
2009.005.993	Mexx Group	Dela Vastgroep BV	9/15/2009	None	Euro	69,317.50	Y
2009.005.896	Mexx Nederland Retail	TCN	9/3/2009	None	Euro	15,210.73	Y
	Mexx Europe	DHL Spain	2/15/2009	None	Euro	5,250.00	Y
K6377449	Mexx Europe	Rodamco	01/04/2010		Euro	49,046.07	Y
Total					Euro	491,616

Fortis Bank Belgium
899132062910	Mexx Benelux	Wijnegem, Brussel Staete	16/03/2001	15/12/2014	Euro	140,191	Y
899132062203	Mexx Benelux	Kortrijk, Heveko	21/02/2001	31/12/2016	Euro	12,890	Y
808080144235	Mexx Benelux	Brussels International Trad	01/09/2008	30/04/2016	Euro	12,691	Y
899132063112	Mexx Benelux	Shop Immo	30/07/2001	31/05/2010	Euro	204,370	Y
899132063213	Mexx Benelux	Vanhout Liesbeth	02/08/2001	31/12/2011	Euro	32,037	Y
899132063314	Mexx Benelux	M en D Benelux NV	02/08/2001	30/04/2010[1]	Euro	115,955	Y
899132063415	Mexx Benelux	Luiks BV	02/08/2001	30/04/2010[2]	Euro	29,747	Y
802140119465	Mexx Benelux	Brugge, Redevco Immo	21/02/2002	06/04/2011	Euro	89,861	Y
899132063516	Mexx Benelux	Flanders Investment Company	13/09/2001	28/02/2011	Euro	48,029	Y
804090028522	Mexx Benelux	St. Niklaas Waasland S.C. (shop 95)	09/09/2004	15/05/2013	Euro	102,385	Y
806020065915	Mexx Benelux	St. Niklaas Waasland S.C. (shop 95)	20/04/2006	23/02/2013	Euro	49,742	Y
809050059258	Mexx Benelux	Compagnie Immobiliere du Brabanne	5/27/2009	2/2/2012	Euro	6,206	Y
809050057238	Mexx Benelux	Compagnie Immobiliere du Brabanne	5/27/2009	8/31/2014	Euro	133,842	Y
809040013997	Mexx Benelux	Van Gestel en CO	5/15/2009	12/31/2015	Euro	50,849	Y
809020067161	Mexx Benelux	Elisetic (beneficiary change due to change landlord April, 2009)	2/23/2009	3/31/2018	Euro	80,000	Y
Total					Euro	1,108,794	Y

[1]	In process of extending/re-issuance until 30/04/2019.

[2]	In process of extending/re-issuance until 30/04/2019.

6

Schedule 2.06

						Liability/
				Expiry/Maturity		Outstanding	Standby LC
Letter of Credit No.	Applicant	Beneficiary	Issue Date	Date	Currency	Balance	(Y/N)
ING/BBL Bank Belgium
	Mexx Benelux	Buytaert Jan	08/06/1997	30/06/2018	Euro	7,210	Y
	Mexx Benelux	Imea AGO	15/07/1997	Indefinite period of time	Euro	7,065	Y
	Mexx Benelux	Balda (Oostende)	09/01/2008	31/12/2011	Euro	52,678	Y
Total					Euro	66,953

Commerzbank Germany
MOBAV00026000300	Mexx Deutschland GmbH	MTC Munchener Mode- u. Textil-Center GmbH	12.01.2001	Indefinite	Euro	22,959	Y
MOBAV00292000100	Mexx Deutschland GmbH	Haus der Mode 5 Eschborn GbR	18.10.2000	Indefinite	Euro	10,067	Y
MOBAV02246000100	Mexx Deutschland GmbH	Häuser der Mode Eschborn GbR	03.09.2002	Indefinite	Euro	30,034	Y
MOEAV87053882901	Mexx Deutschland GmbH	Haus der Mode	11.12.1991	Indefinite	Euro	25,000	Y
MOEAV97078000100	Mexx Deutschland GmbH	Luserke GbR; Luerske Vermögensverw. GmbH	19.03.1997	Indefinite	Euro	18,148	Y
MOBAV03049000100	Mexx Deutschland GmbH	Luserke GbR; Luerske Vermögensverw. GmbH	18.02.2003	Indefinite	Euro	17,633	Y
MOBAV03191000500	Mexx Deutschland GmbH	GLOBABNA Immob. Verw. GmbH & Co Mitteld. Mode Center KG	10.07.2003	Indefinite	Euro	20,500	Y
DAUAV70010450001	Mexx Deutschland GmbH	FMM II Fashion Mall Munich GmbH & Co. KG	21.11.2008	Indefinite	Euro	61,852.11	Y
MOEAV97244000100	Mexx Modehandels GmbH	Neue Mitte Oberhausen Projektentw. GmbH & Co KG	01.09.1997	Indefinite	Euro	40,311	Y

7

Schedule 2.06

						Liability/
				Expiry/Maturity		Outstanding	Standby LC
Letter of Credit No.	Applicant	Beneficiary	Issue Date	Date	Currency	Balance	(Y/N)
MOEAV98209000100	Mexx Modehandels GmbH	Debis Immobilienmanagem.GmbH	28.07.1998	Indefinite	Euro	69,945	Y

MOBAV01228000200	Mexx Modehandels GmbH	Kommanditges. Grundstücksges. Alster m.b.H. & Co.	06.08.2001	Indefinite	Euro	39,427	Y
MOBAV00235000200	Mexx Modehandels GmbH	Neue Mitte Oberhausen Projektentw. GmbH & Co KG	22.08.2000	Indefinite	Euro	121,859	Y

MOBAV02029000300	Mexx Modehandels GmbH	Deutsche Grundbesitz Anlagengesellschaft	29.01.2002	Indefinite	Euro	39,407	Y
MOBAV04078000300	Mexx Modehandels GmbH	VR Franconia GmbH	18.03.2004	Indefinite	Euro	58,860	Y
MOBAV05292000100	Mexx Modehandels GmbH	VR Bavaria GmbH	19.10.2005	Indefinite	Euro	40,095	Y
Total					Euro	616,097

						Liability/
				Expiry/Maturity		Outstanding	Standby LC
Letter of Credit No.	Applicant	Beneficiary	Issue Date	Date	Currency	Balance	(Y/N)
JP Morgan Chase
CPCS-816417	Mexx Europe BV	The Levy Group Inc.	4/9/2010	8/15/2010	USD	565,000	Y
4L4S-716778	Mexx Europe BV	Fortis Bank Nederland NV	1/14/2009	1/14/2011	Euro	6,875,000	Y

8

Schedule 3.05
A. Owned Real Property:

Loan Party:	Addresses:
Liz Claiborne, Inc.	Lot 1, according to the Interstate Industrial Park Plat No. 7, as said Map appears of record in the office of the Judge of Probate of Montgomery County, Alabama in Plat Book 42, at Page 120

LCI Holdings, Inc.	One Claiborne Avenue North Bergen, New Jersey 07047 or 5901 West Side Avenue North Bergen, New Jersey 07047

LCI Holdings, Inc.	One Liz Way Mount Pocono, Pennsylvania 18344

Mexx Deutschland GmbH	Mühlenstrasse 57 41352 Korschenbroich Germany

1

Schedule 3.05 B
3.05 B. Leased Real Property
1. Liz Claiborne Canada Inc.

Termination /
					Postal	Assignment
No.	Mall Name:	Address:	City:	Province:	Code:	Date, if any
1.	Trinity Crossing (Innes & Lanthier)	4210 Innes Road, unit G2-5	Ottawa	ON	K4A5E6	To be assigned — undetermined
2.	RioCan Centre Burloak	3527 Wyecroft Road	Oakville	ON	L6L 0B6	To be assigned — undetermined
3.	South Trail Crossing	4307 130th Ave. South East	Calgary	AB	T2Z 3V8	To be assigned — undetermined
4.	RioCan Beacon Hill	11834 Sarcee Trail NW	Calgary	AB	T3R 0A1	To be assigned — undetermined
5.	Riocan Signal Hill Centre	5518 Signal Hill Centre South West	Calgary	AB	T3H 3P8	To be assigned — undetermined
6.	Yonge Street	267 Yonge Street	Toronto	ON	M5B 1P4	To be assigned — undetermined
7.	Ottawa Train Yards	100 Trainyards Drive	Ottawa	ON	K1G 3S2	To be terminated
8.	Smartcentres Gatineau	79, boulevard de La Gappe, Unit C5	Gatineau	QC	J8T 0B5	To be assigned — 6/15/10
9.	RioCan Chapman Mills Marketplace	3161 Greenbank Road	Ottawa	ON	K2J 4H9	To be assigned — undetermined
10.	SmartCentres London North	104-1300 Fanshawe Park Road West	London	ON	N6G 5B1	To be assigned — undetermined
11.	Westshore Town Centre	2945 Jacklin Road	Victoria	BC	V9B 5E3	To be assigned — 6/15/10
12.	Vaughan Mills	1 Bass Pro Mills Drive	Vaughan	ON	L4K 5W4	To be assigned — undetermined
13.	RioCan Kirkland Centre	3264 Jean-Yves	Kirkland	QC	H9J 2R6	To be assigned — undetermined
14.	RioCan Marketplace	2181 Steeles Avenue West	Toronto	ON	M3J 3N2	To be assigned — undetermined
15.	King’s Crossing Fashion Outlet	97 Dalton Avenue	Kingston	ON	K7K 0C4	To be assigned — undetermined
16.	Cookstown Manufacturer’s Outlet Mall	3311 Simcoe Road 89	Cookstown	ON	L0L 1L0	To be terminated — 7/30/10
17.	St. Jacobs Outlet Mall	25 Benjamin Road	Waterloo	ON	N2V 2G8	To be assigned — 6/15/10
18.	Silver City Centre	2280 City Park Drive	Gloucester	ON	K1J 1J6	To be assigned — undetermined
19.	Heartland Town Centre	775 Britania Road West	Mississauga	ON	L5V 2Y1	To be assigned — undetermined
20.	College Square	1365 Woodroffe Ave.	Nepean	ON	K2G 1V7	To be assigned — undetermined
21.	Kanata Entertainment Centrum	625 Kanata Avenue	Kanata	ON	K2T 1H6	To be terminated
22.	Mayfield Common	320 Mayfield Common	Edmonton	AB	T5P 4B3	To be assigned — undetermined
23.	RioCan Shawnessy Centre	85 Shawville Blvd. SE	Calgary	AB	T2Y 3H9	To be assigned — 6/15/10

1

Schedule 3.05 B

Termination /
					Postal	Assignment
No.	Mall Name:	Address:	City:	Province:	Code:	Date, if any
24.	SmartCentres Kenaston	1589 Kenaston Blvd	Winnipeg	MA	R3P 2N3	To be assigned — 6/15/10
25.	Spall Plaza	1950 Harvey Avenue	Kelowna	BC	V1Y 8J8	To be assigned — 6/15/10
26.	Deerfoot Outlet Mall	901 64th Avenue NE	Calgary	AB	T2P 7P4	To be assigned — undetermined
27.	Sauvé Street	550 Sauve West	Montreal	QC	H3L 1Z8
28.	RioCan Kirkland Centre	3244 Jean-Yves	Kirkland	QC	H9J 2R6
29.	Trinity Commons	190 Great Lakes Drive, Block E	Brampton	ON	L6R 2K7
30.	Heartland Town Centre	5950 Rodeo Drive	Mississauga	ON	L5R 3V6
31.	RioCan Colossus Centre	55 Colossus Drive, Bldg H	Vaughan	ON	L4L 9J8
32.	Canada One Factory Outlets	7500 Lundy’s Lane	Niagara Falls	ON	L2H 1G8
33.	Riocan Signal Hill Centre	5522 Signal Hill Centre South West	Calgary	AB	T3H 3P8
34.	RioCan Langley Centre	20150 Langley By-Pass	Langley	BC	V6A 9J9
35.	Place Montreal Trust	1500 McGill College	Montreal	QC	H3A 3J5
36.	Ste. Catherine Street (First Floor)	1125 Ste. Catherine West	Montreal	QC	H3B 1H8
37.	Ste. Catherine Street (2nd Floor)	1123 Ste-Catherine West	Montreal	QC	H3B 1H8
38.	Ste. Catherine Street (Basement)	1123 Ste. Catherine West	Montreal	QC	H3B 1H8
39.	Fairview Pointe Claire	6801 Route Trans-Canadienne	Pte-Claire	QC	H9R 5J2
40.	Carrefour Laval	3035 boul. Le Carrefour	Laval	QC	H7T 1C8
41.	St-Denis Street	4190 St-Denis Street	Montreal	QC	H2W 2M5
42.	Galeries D’Anjou	7999 boul. Galeries d’Anjou	Anjou	QC	H1M 1W9
43.	Les Promenades St. Bruno	217 boul. Des Promenades	St-Bruno	QC	J3V 5K3
44.	Rockland Shopping Centre	2305 Chemin Rockland	Ville Mont-Royal	QC	H3P 3E9
45.	Place Laurier	2700 Boul. Laurier	Ste-Foy	QC	G1V 2L8
46.	Bayshore Shopping Centre	100 Bayshore Drive	Ottawa	ON	K2B 8C1
47.	St Laurent Shopping Centre	1200 St-Laurent Blvd	Ottawa	ON	K1K 3B8
48.	Rideau Centre	50 Rideau Street	Ottawa	ON	K1N 9J7
49.	Richmond Centre	6551 No. 3 Road	Richmond	BC	V6Y 1K3
50.	Fairview Park	2960 Kindsway Dr.	Kitchener	ON	N2C 1X1
51.	Lime Ridge Mall	999 Upper Wentworth St.,	Hamilton	ON	L9A 4X5
52.	Toronto Eaton Centre	220 Yonge Street, 2nd Level	Toronto	ON	M5B 2H1
53.	Square One Shopping Centre	100 City Centre Drive	Mississauga	ON	L5B 2C9
54.	Sherway Gardens	25 The West Mall, Unit 1915	Etobicoke	ON	M9C 1B8
55.	Masonville Place	1680 Richmond Street	London	ON	N6G 3Y9
56.	Fairview Mall	1800 Sheppard Avenue East	Toronto	ON	M2J 5A7

2

Schedule 3.05 B

Termination /
					Postal	Assignment
No.	Mall Name:	Address:	City:	Province:	Code:	Date, if any
57.	Yorkdale Shopping Centre	3401 Dufferin Street Unit 142	Toronto	ON	M6A 2T9
58.	Yorkdale Shopping Centre	3401 Dufferin Street Unit 160	Toronto	ON	M6A 2T9
59.	West Edmonton Mall	8882-170th Street	Edmonton	AB	T5T 4M2
60.	Chinook Centre (will be cancelled once new store is ready)	6455 Macleod Trail South, #159	Calgary	AB	T2H 0K9
61.	Market Mall	3625 Shaganappi Trail N.W.	Calgary	AB	T3A 0E2
62.	Orchard Park Shopping Centre	2271 Harvey Avenue	Kelowna	BC	V1Y 6H2
63.	SmartCentres Cambridge	60 Pinebush Road	Cambridge	ON	N1R 8K5
64.	Pacific Centre	702 West Georgia St.	Vancouver	BC	V7T 1A1
65.	Metropolis at Metrotown	4800 Kingsway	Burnaby	BC	V5H 4J2
66.	Robson Street	1119 Robson Street	Vancouver	BC	V6E 1B5
67.	Carrefour de la Rive Sud	582 Chemin de Touraine	Boucherville	QC	J4B 5E4
68.	Les Galeries de Lanaudiere	492 Montée des Pionniers	Lachenaie	QC	J6V 1N9
69.	Place Rosemere	401 Labelle Boulevard	Rosemere	QC	J7A 3T2
70.	Mega Centre Notre-Dame	2190, Autoroute Chomedey	Laval	QC	H7X 4G8
71.	Mega Centre Lebourgneuf	200 Rue Bouvier	Quebec	QC	G2J 1R8
72.	RioCan Sainte Foy	1453 Jules Verne	Ste-Foy	QC	G2G 2R8
73.	RioCan Centre Kingston	616 Gardiner’s Road	Kingston	ON	K7M 3X9
74.	RioCan Merivale Place	1651 Merivale Road	Nepean	ON	K2G 3K2
75.	Kanata Entertainment Centrum	655 Kanata Avenue	Kanata	ON	K2T 1H6
76.	Silver City Centre	2280 City Park Drive	Gloucester	ON	K1J 1J6
77.	Scarborough Town Centre	300 Borough Drive	Scarborough	ON	M6A 3A1
78.	Green Lane Centre	18166 Yonge St., Bldg. A	Newmarket	ON	L3Y 4V8
79.	RioCan Harwood Centre	20 Kingston Road West	Ajax	ON	L1T4K8
80.	Wellington Commons	1230 Wellington Road	London	ON	N6E 1M3
81.	Vaughan Mills	1 Bass Pro Mills	Vaughan	ON	L4K 5W4
82.	Hillcrest Mall	9350 Yonge Street	Richmond Hill	ON	L4C 5G2
83.	Place du Royaume	1401 Talbot Boulevard	Chicoutimi	QC	G7H 5N6
84.	Devonshire Mall	3100 Howard Avenue	Windsor	ON	N8X 3Y8
85.	SmartCentres Kenaston	1589 Kenaston Blvd	Winnipeg	MA	R3P 2N3
86.	South Edmonton Common	2019, 99th Street North West	Edmonton	AB	T6N 1M1
87.	Skyview Power Centre	13666 137th Avenue	Edmonton	AB	T5L 5G6
88.	Royal Oak Centre	8888 Country Hills Blvd NW	Calgary	AB	T3G 5T4	To be terminated — 9/30/10
89.	SmartCentres Queensborough	805 Boyd Street	New Westminster	BC	V3M 5X2
90.	Le Mail Carnaval	5000 Boulevard Taschereau	Greenfield Park	QC	J4V 3M3

3

Schedule 3.05 B

Termination /
					Postal	Assignment
No.	Mall Name:	Address:	City:	Province:	Code:	Date, if any
91.	Les Rivieres	4125 Boul. Des Forges, # L7	Trois-Rivieres	QC	G8Y 1W1
92.	South Trail Crossing	4307 130th Ave. South East	Calgary	AB	T2Z 3V8
93.	Midtown Plaza	201, 1 Ave. S.	Saskatoon	SC	S7K 1J9
94.	Deerfoot Outlet Mall	901 64 Ave. N.E.	Calgary	AB	T2E 7P4
95.	The Shops at Don Mills	24 Karl Fraser Road #J006A & J007	Toronto	ON	M3C 0E8
96.	Mega Centre Vaudreuil	3150 Boulevard de la Gare	Vaudreuil	QC	J7V 8W5
97.	Rockland Shopping Centre	2305 Chemin Rockland	Ville Mt-Royal	QC	H3P 3E9
98.	RioCan Beacon Hill	11826 Sarcee Trail NW	Calgary	AB	T3R 0A1
99.	Eglinton Town Centre	6 Lebovic Avenue	Scarborough	ON	M1L 4V9
100.	Woodgrove Centre	6631 Island Hwy. N.	Nanaimo	BC	V9T 4T7
101.	Scarborough Town Centre	300 Borough Drive	Scarborough	ON	M1P 4P5
102.	Pen Centre	221 Glendale Avenue	St-Catharines	ON	L2T 2K9
103.	Dixie Outlet Mall	1250 South Service Road	Mississauga	ON	L5E 1V4
104.	Milton Crossroads West Shopping Centre	1180 Steeles Ave. W. #L1 & L2	Milton	ON	L9T 6C8
105.	CrossIron Mills	261055 CrossIron Boulvard #275	Rocky View	AB	T4A 0G3
106.	Promenades Tremblant	255 rue De L’Aulnaie #202	Mont-Tremblant	QC	J8E 0E5
107.	Factoreries St-Sauveur	180B Chemin du Lac Millette	St-Sauveur	QC	J0R 1R6
108.	South Point Exchange	15057 32nd Avenue, Unit #920	South Surrey	BC	V4P 0A2
109.	Queen Street	364 Queen Street West	Toronto	ON	M5V 2A2
110.	Quartiers Dix30	9405 Leduc, #L9H	Brossard	QC	J4Y 0A5
111.	Georgian Mall	509 Bayfield Street	Barrie	ON	L4M 4Z8
112.	Millstream village	2401 A Millstream Road	Victoria	BC	V9B 3R5
113.	Le Carrefour Champêtre Bromont	90 Boulevard Le Carrefour, Suite 200	Bromont	QC	J2L 3L1
114.	The Promenade Shopping Centre	1 Promenade Circle	Thornhill	ON	L4J 4P8
115.	Les Rivieres	4125 Boul. Des Forges	Trois-Rivieres	QC	G8Y 1W1
116.	Stone Road Mall	435 Stone Road	Guelph	ON	N1G 2X6
117.	Oakville Place	240 Leighland Avenue	Oakville	ON	L6H 3H6
118.	Cookstown Manufacturer’s Outlet Mall	3311 Simcoe Road 89	Cookstown	ON	L0L 1L0
119.	Dartmouth Crossing	37 Hector Gate	Dartmouth	NS	B3B 0C1
120.	Champlain Place	477 Paul Street, Unit P-002	Dieppe	NB	E1A 4X5
121.	Les Galeries de la Capitale	5401 Boul. Des Galeries, Unit 159	Quebec	QC	G2K 1N4
122.	Polo Park	1485 Portage Avenue, Unit # L171B	Winnipeg	MA	R3G 0W4

4

Schedule 3.05 B

Termination /
					Postal	Assignment
No.	Mall Name:	Address:	City:	Province:	Code:	Date, if any
123.	Upper Canada Mall	17600 Yonge Street	New Market	ON	L3Y 4Z1
124.	Carrefour Laval	3035 boul. Le Carrefour, Unit J008A	Laval	QC	H7T 1C8
125.	Square One Shopping Centre	100 City Centre Drive, Unit 2-104	Mississauga	ON	L5B 2C9
126.	Yorkdale Shopping Centre	3401 Dufferin Street, Unit 85	Toronto	ON	M6A 2T9
127.	Montreal Eaton Centre	705 rue Sainte-Catherine Ouest, Units 3121 & 4111A	Montreal	QC	H3B 4G5
128.	Rideau Centre	50 Rideau Street, Unit 256	Ottawa	ON	K1N 9J7
129.	Granville Street	2723 Granville Street	Vancouver	BC	V6H 3J1
130.	West Edmonton Mall	8882 170th Street, Unit L115	Edmonton	AB	T5T 4M2
131.	The Promenade Shopping Centre	1 Promenade Circle, Unit 0246B	Thornhill	ON	L4J 4P8
132.	Polo Park	1485 Portage Ave., Unit 0226A	Winnipeg	MA	R3G 0W4
133.	Metropolis at Metrotown	4700 Kingsway, Unit 1185	Burnaby	BC	V5H 4M1
134.	Toronto Eaton Centre	220 Yonge Street, Unit B006	Toronto	ON	M5B 2H1
135.	905 Hodge Street	905 Hodge	St-Laurent	QC	H4N 2B3
136.	905 Hodge Street	905 Hodge	St-Laurent	QC	H4N 2B3
137.	Marcel Laurin	103 Marcel Laurin	Montreal	QC	H4N 2M3	To be terminated — 8/15/10
138.	CrossIron Mills	261055 CrossIron Boulevard, Unit 305	Rocky View	AB	T4A 0G3
139.	Smartcentres Gatineau	79, boulevard de La Gappe, Unit C6	Gatineau	QC	J8T 0B5
140.	Chinook Centre (relocation in 2010)	6455 Macleod Trail South, Unit 0271	Calgary	AB	T2H 0K9
141.	Riocan Signal Hill Centre(1)	5470 Signal Hill Centre South West, Unit E5470	Calgary	AB	T3H 3P8
142.	Queen Street(1)	356 Queen Street	Toronto	ON	M5V 2A2
143.	McLaughlin Road(1)	6185 McLaughlin Road	Mississauga	ON	L5R 3W7
144.	Carrefour Laval(2)	3035 boul. Le Carrefour, Unit SD 07S	Laval	QC	H7T 1C8
145.	Sherway Gardens(2)	25 The West Mall, Unit s125	Etobicoke	ON	M9C 1B8
146.	Chinook Centre(2)	6455 Macleod Trail South, Unit 929	Calgary	AB	T2H 0K9

5

Schedule 3.05 B

Termination /
					Postal	Assignment
No.	Mall Name:	Address:	City:	Province:	Code:	Date, if any
147.	Rideau Centre(2)	50 Rideau Street, Unit S057	Ottawa	ON	K1N 9J7
148.	Place Montreal Trust(2)	1500 McGill College, Unit S538	Montreal	QC	H3A 3J5
149.	Lime Ridge Mall(2)	999 Upper Wentworth St., Unit S402	Hamilton	ON	L9A 4X5
150.	Les Rivieres(2)	4125 Boul. Des Forges, # L7	Trois-Rivieres	QC	G8Y 1W1
151.	Pacific Centre(2)	702 West Georgia St., Unit P202 Cage 19	Vancouver	BC	V7T 1A1
152.	Les Promenades St. Bruno(2)	217 boul. Des Promenades, Unit S208C	St-Bruno	QC	J3V 5K3
153.	Scarborough Town Centre(2)	300 Borough Drive, Unit 879A	Scarborough	ON	M6A 3A1
154.	Yorkdale Shopping Centre(2)	3401 Dufferin Street, Unit 857	Toronto	ON	M6A 2T9
155.	Midtown Plaza(2)	201, 1 Ave. South, Unit S247	Saskatoon	SC	S7K 1J9
156.	Square One Shopping Centre(2)	100 City Centre Drive, Unit S-109	Mississauga	ON	L5B 2C9
157.	Galeries D’Anjou(2)	7999 boul. Galeries d’Anjou, Unit S003	Anjou	QC	H1M 1W9
158.	Yorkdale Shopping Centre(2)	3401 Dufferin Street, Unit 1002	Toronto	ON	M6A 2T9
159.	Metropolis at Metrotown(2)	4700 Kingsway, Unit S12	Burnaby	BC	V5H 4M1
160.	Champlain Place(2)	477 Paul Street, Unit P-002	Dieppe	NB	E1A 4X5
161.	Toronto Eaton Centre(2)	220 Yonge Street, Unit R020	Toronto	ON	M5B 2H1
162.	Park Royal Shopping Centre(2)	2002 Park Royal South, Unit 1078	West Vancouver	BC	V7T 2W4	To be terminated once store is assigned. This is external storage space outside the Mall.
163.	Uptown	3500 Uptown Boulevard, Unit 107	Victoria	BC	V8Z OB9	Lease subject to waiver of all conditions
164.	Yonge & Eglington	2529 — 2533 Yonge Street	Toronto	ON	M4P 2H9

6

Schedule 3.05 B

Notes:

Note that all leases to be assigned on undetermined dates will be assigned no later than October 15, 2010.

Note that, with respect to the leases to be assigned, the related Personal Property (as such term is defined in the No Interest Letter delivered by the US Collateral Agent and the Canadian Collateral Agent on or about February 10, 2010) at these premises will also be assigned.

(1) Note that these are subleased.

(2) Note that these are storage leases.

7

Schedule 3.05 B
2. Mexx Modenhandels GmbH (Property leases in Germany)

No.	Store No:	Address:	Location:	City:	Postal Code:

1.	70513	Annastrasse 17	ground floor, basement(s), first floor, attic	Augsburg	86150
2.	70604	Schlossstrasse 34-36/Grunewaldstrasse 1-3	Unit 0.10.5	Berlin — Steglitz	12163
3.	70144	Potsdammer Platz Arkaden Block B	Shop 12, basement	Berlin Potsdamer LS	10785
4.	71037	Am Bursigturm 2	ground floor (unit 18/19)	Berlin-Hallen am Borsigturm	13507
5.	70482	Wilmersdorferstrasse 109-111	first floor	Berlin P&C Kant Center	10627
6.	70237	Marktbrucke 4	ground floor, first floor	Bonn LS	53111
7.	70608	Damm 17	ground floor, first floor	Braunschweig	38100
8.	70980	Space Park Plaza 3	Unit A-13	Bremen	28237
9.	70433	Westenhellweg 55-57	basement, ground floor	Dortmund Fam	44137
10.	70308	Webergasse 1 Unit 104	groundfloor	Dresden LS	01067
11.	70256	Schadowstrasse 39	basement, ground floor, first floor	Dusseldorf Tuchth. Fam	40212
12.
13.	71012	Limbecker Platz 1	ground floor (unit 01112007)	Essen Limbecker Platz	45127
14.	70209	Zeil 117	basement, ground floor, first floor	Frankfurt am Main Fam	06313
15.	70606	Am Einkaufcentrum	Unit 0.89 and 0.92	Guntersdorf — Nova Eventis	06254
16.	70204	Osdorfer Landstrasse 131	Unit 29a	Hamburg Brechtstr LS	22609
17.	70236	Gerhofstrasse 1-3	groundfloor, firstfloor	Hamburg Gerh.st Fam	20354
18.	70773	Heegbarg 33	Unit 137, groundfloor	Hamburg-Alstertal	22391
19.	70935	Ernst- August- Platz 2	ground floor, unit 00.S.41 and 00.L.02.1	Hannover	30159
20.	70189	Kaiserstrasse 143/145	not specified, for details see enclosed map	Karlsruhe LS	76133
21.	70784	Schilderstrasse 46-48	ground floor, first floor	Koln	50667
22.	70157	Hohestrasse 115/115A	basement, ground floor, first floor	Koln Hohestr Fam	50667
23.	70306	Aachener Str. 1253	Unit 1.26 and 1.27	Koln RheinCenter Ki	50858

1

Schedule 3.05 B

No.	Store No:	Address:	Location:	City:	Postal Code:

24.	70896	Willy-Brandt-Platz 7	Unit 0004U and 0075AU, basement	Leipzig	04109
25.	70934	Peterstrasse 16	basement, ground floor	Leipzig Peterstrasse	04109
26.	70689	Breite strasse 29	ground floor, first floor	Lubeck	23552
27.	70567	O6.5 — Planken	ground floor, first floor	Mannheim	68161
28.	70214	Willy-Brandt-Platz 5	Unit 0-19	Munich LS	81829
29.	70895	OEZ, Hanauer Str. 68	Unit 00-460 ground floor	Munich OEZ	80993
30.	70307	Shop 1/365, Hanauerstrasse 68	Unit 1/365	Munich Olympia Ki	80993
31.	70507	Ludgeristrasse 32-34	ground floor	Munster	48143
32.	70107	Breite Gasse 88	ground floor, first floor	Nurnberg LS	90402
33.	70091	Centro Allee 197	ground floor	Oberhausen Centro Ki	46047
34.	70188	Centro Allee 55	ground floor	Oberhausen Centro LS	46047
35.	70443	Rhein-Neckar-Zentrum Robert Schumanstrasse 1	ground floor	Rhein Neckar Z. Fam Viernheim	68519
36.	70400	Tillsitterstrasse 15	ground floor	Sindelfingen WBo	71065
37.	70605	Koningstrasse 58	ground floor, first floor	Stuttgart	70173
38.	70414	Koningstrasse 12	first floor	Stuttgart LS P&C	70173
39.	71032	Guntenbergstrasse 5	second floor (unit 01.46)	Weiterstadt	64331
40.	70979	Alte Freiheit 9	ground floor (unit 01.66)	Wuppertal	42103
41.	70238	Alter Spandauer Weg 1	ground floor, unit 68, 69, 70	Berlin Wusterm. FO	14641
42.	70560	Bremer Strasse 115-117	ground floor, unit B 1	Bremen (Permanent location)	28203
43.	70508	Otto-Hahn-Str. 1	unit 56-57	Ingolstadt FO	85055
44.	70239	Friedrich Ebert Strasse 9-13	ground floor	Korschenbroich FO	41352
45.	70295	Reyerhutterstrasse 45-47	ground floor	M.Gladbach FO	41065
46.	70462	Industriestrasse 59	ground floor	Mulheim Karlich FO	56218
47.	70836	Laurenzstrasse 51	ground floor/first floor ? unit 104-105	Ochtrup — FO	48607
48.	70904	Schützenstrasse 50	ground floor, unit 9	Radolfzell — FO	78315
49.	70402	Almosenberg	Unit 55-56	Wertheim FO	97877
50.	70837	An der Vorburg 1	ground floor, unit 44	Wolfsburg FO	38440
51.	70998	Londoner Bogen 10 — 90	ground floor, unit 32	Zweibrucken FO	66482

2

Schedule 3.05 B
3. Liz Claiborne Europe (Property lease in the Netherlands)

No.	Store No:	Address:	Location:	City:	Postal Code:

1.	70423	Piazza 25	Basement, ground floor	Eindhoven	5611 AE
4. Mexx Nederland Retail BV (Property leases in the Netherlands)

No.	Store No:	Address:	Location:	City:	Postal Code:

1.	70600	Belfort 1	Blok 1A, unit 9 and 10, groundfloor, first floor	Almere	1315 VA
2.	70016	Binnenhof 73	ground floor, basement (storage)	Amstelveen	1181 ZJ
3.	70015	Gelderlandplein 2	ground floor	Amsterdam Gelderlandplein	1082 KX
4.	70547	Laat 114-118	ground floor	Alkmaar	1811 EL
5.	70314	Langestraat 44/46	ground floor	Amersfoort	3811 AH
6.	70264	Mooierstraat 23	ground floor	Amersfoort	3811 EB
7.	70933	Barteljoristraat 13-17	ground floor	Haarlem	2011 RA
8.	70010	Roselaarplein 20-21	ground floor	Roosendaal WBo	4701 BR
9.	70566	Museumweg 10	ground floor, first floor	Lelystad	8242 PD
10.	70255	Achterdoelen 100-102	ground floor	Ede	6711 AV
11.	70358	Kerkstraat 59-61	ground floor	Hilversum	1211 CL
12.	70426	Marktlaan 13-15	ground floor	Hoofddorp	2132 DL
13.	70203	Haarlemmerstraat 95/97	ground floor	Leiden	2312 DM
14.	70265	Molenstraat 4	ground floor	Naaldwijk	2671 EX
15.	70298	Prins J.F. Promenade 115	ground floor	Rijswijk	2284 DE
16.	70196	Prins W.A. Promenade 21	ground floor	Rijswijk	2284 DH
17.	70777	Hamstraat 12	ground floor	Roermond	6041 HB
18.	70299	Zuidplein Hoog 789	ground floor	Rotterdam Zuidplein	3083 BJ
19.	70410	Hoofdstraat 52-56	ground floor	Veenendaal	3901 AR
20.	70199	Liesveld 132	ground floor (+ storage)	Vlaardingen	3131 CM
21.	71002	Woensel 275	ground floor and first floor	Woensel	5625 AG

3

Schedule 3.05 B
5. Mexx Nederland BV (Property leases in the Netherlands)

No.	Store No:	Address:	Location:	City:	Postal Code:

1.	70170	Kalverstraat 178	ground floor	Amsterdam Kalverstraat LS	1012 XB
2.	70001	PC Hooftstraat 118-120	ground floor	Amsterdam PC Hooft LS	1071 CD
3.	70013	Aankomstpassage 28	ground floor	Amsterdam Schiphol LS	1118 AX
4.	70129	Ketelstraat 14	ground floor	Arnhem LS	6811 CX
5.	70424	Wouwsestraat 2	ground floor, first and second floor	Bergen op Zoom Fam	4611 PL
6.	70169	Ginnekenstraat 83/85	ground floor	Breda Fam	4811 JE
7.	70302	Arena 175	ground floor	Den Bosch Ki	5211 XT
8.	70128	Hoge Steenweg 25	ground floor	Den Bosch LS	5211 JN
9.	70211	Wagenstraat 14	ground floor, first, second and third floor	Den Haag Fam	2512 AX
10.	70297	Kleiweg 25	ground floor	Gouda	2801 GD
11.	70092	Corio Centrum 27, Unit 28	ground floor	Heerlen LS	6411 LX
12.	70303	Mincklerstraat 20, 6211 GN	basement, ground floor	Maastricht Mega	6211 GX
13.	70296	Steenweg 7	ground floor	Roermond	6041 EV
14.	70018	Lijnbaan 83	basement, ground floor	Rotterdam Lijnbaan Fam	4701 BR
15.	70115	Oudegracht 91	ground floor	Utrecht Ki	5038 BD
16.	70161	Oudegracht 129-139a	ground floor	Utrecht LS	3511 AD
17.	70002	Nieuwe Marktpassage 25	N/A	Gouda*	25, 2801HW
6. Westcoast Contempo Fashions Limited (Property leases in Canada)

No.	Address
1.	6700 Southridge Drive, Burnaby, British Columbia V3N 5G3
2.	555 Chabanel Street West, Suite M-04 and part of Suite M-20, Montreal, Quebec
3.	101 — 65 Wingold Ave, Toronto, Ontario M6B 1P8(sublease)
7. Liz Claiborne Europe (Property leases in United Kingdom)

No.	Address
1.	27 Bruton St., London W1J6QN England
2.	The Hartnell Building, 1st floor, 26 Bruton St., London W1J6QL England

*	Mexx Nederland BV subleases the store to the HSC partner.

4

Schedule 3.05 B
8. Juicy Couture Canada Inc. (Property lease in Canada)

No.	Address
1.	Yorkdale Shopping Center, 3401 Dufferin Street, Suite 61 Toronto ON M6A 2T9**
2.	Vaughan Mills, 1 Bass Pro Mills Drive, Space #202, Vaughan, ON L4K 5W4
9. Juicy Couture Ireland Limited (Property lease in Ireland)

No.	Address
1.	10a Kildare Village, Nurney Road, Kildare Town, County Kildare, Ireland
10. Juicy Couture Europe Limited (Property leases in United Kingdom)

No.	Address
1.	Unit U107 Upper Level, West Mall, Bluewater,Dartford Kent, UK
2.	Unit 20 A, Bicester Village , Bicester, Oxfordshire, England**

Note:

**	Leases on these locations are partially executed by the tenant entities and the tenant entities are waiting for the fully executed leases back from the landlords.

5

Schedule 3.05 B
Other Leased Real Property — US

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
	1441 Broadway (Sublease to IDA)	1441 Broadway (portion of space)		New York	NY	10018	LCI Facilities	NYC Industrial Development Agency (Sub Tenant)	Liz Claiborne, Inc. (Sub Landlord)
	1441 Broadway (Sub-Sublease from IDA)	1441 Broadway (portion of space)		New York	NY	10018	LCI Facilities	Liz Claiborne, Inc. (as Lessee)	NYC Industrial Development Agency (as Lessor)
001-57700V (FN1)	650 Boulder Drive	650 Boulder Drive		Breinigsville	PA	18031	LCI Facilities	Liz Claiborne, Inc.	Liberty Property Limited Partnership
001-61500-14	Bill McComb’s Apartment	325 Fifth Avenue		New York	NY		McCombs Apartment	Liz Claiborne, Inc.	Briji & Amita Mittal
001-61500-2 (partially sublet)	1440 Broadway Office	1440 Broadway		New York	NY	10018	LCI Facilities	Liz Claiborne, Inc.	1440 Broadway Owner LLC
001-61500-3 (partially sublet)	1441 Broadway	1441 Broadway		New York	NY	10018	LCI Facilities	Liz Claiborne, Inc.	Lechar Realty Corp
001-61500-8V (FN1)	Empire State Building	350 Fifth Avenue, 16th Floor		New York	NY	10118	Monet Facilities	Monet International, Inc.	Empire State Building Company
001-61500-9 (LCI is a subtenant)	DKNY Jeans Office	240 West 40th Street		New York	NY	10018	DKNY Facilities	LC Libra LLC	The Donna Karan Company LLC
006-00000V (FN1) (partially sublet)	Atlanta Showroom	260 Peachtree Street		Atlanta	GA	30303	LC Service Company	L.C. Service Company, Inc.	260 Properties, L.L.C.
085-51000V (FN1)	120 Herrod Boulevard (Cosmetics)	120 Herrod Boulevard		Dayton	NJ	8810	LCI Facilities	Liz Claiborne Cosmetics, Inc.	Forsgate Industrial Complex
102-05700	Interstate Shopping Center	Route 17 South		Ramsey	NJ	7446	Liz Claiborne Company Store	LCI Holdings, Inc.	Gabrellian Associates
102-06100	Winter Park Village	400 North Orlando Avenue		Winter Park	FL	32789	Liz Claiborne Company Store	LCI Holdings, Inc.	Winter Park Town Center, Ltd.
102-10010	Louisiana Boardwalk	380 Boardwalk Boulevard		Bossier City	LA	71111	DKNY	LCI Holdings, Inc.	Louisiana Riverwalk, LLC
102-10080	Round Rock Premium Outlets	4401 North IH 35		Round Rock	TX	78664	Liz Claiborne	LCI Holdings, Inc.	CPG Tinton Falls Urban Renewal, LLC
102-10100	Tanger Factory Outlet Center	4840 Tanger Outlet Boulevard		Charleston	SC	29418	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-10110	Adirondack Outlet Mall	1454 State Route 9		Lake George	NY	12845	Liz Claiborne	LCI Holdings, Inc.	Adirondack Factory Outlet Center, Inc.
102-10120	Rio Grande Valley Premium Outlets	5001 E. Expressway		Mercedes	TX	78570	Liz Claiborne	LCI Holdings, Inc.	CPG Mercedes, L.P.
102-10130	Orlando Outlet World	5401 West Oakridge		Orlando	FL	32819	Liz Claiborne	LCI Holdings, Inc.	Orlando Outlet Owner LLC
102-10140 Hybrid (FN4)	Philadelphia Premium Outlets	18 Lightcap Road		Limerick	PA	19464	Liz Claiborne	LCI Holdings, Inc.	Chelsea Limerick Holdings LLC
102-10150	The Outlet Shoppes at El Paso	7051 South Desert Boulevard		El Paso	TX	79835	Liz Claiborne	LCI Holdings, Inc.	El Paso Outlet Center, LLC
102-10170	Louisiana Boardwalk	326 Plaza Loop		Bossier City	LA	71111	Liz Claiborne	LCI Holdings, Inc.	Louisiana Riverwalk, LLC

1

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
102-10220	Houston Premium Outlets	29300 Hempstead Road		Cypress	TX	77433	Liz Claiborne	LCI Holdings, Inc.	CPG Houston Holdings, L.P.
102-16010 Hybrid (FN4)	Las Vegas Premium Outlets	I-15 at US 95 on Grand Central Parkway	Unit 1380	Las Vegas	NV	89106	DKNY	LCI Holdings, Inc.	Simon/Chelsea Las Vegas Development, LLC
102-16020 Hybrid (FN4)	Philadelphia Premium Outlets	18 Lightcap Road		Limerick	PA	19464	DKNY	LCI Holdings, Inc.	Chelsea Limerick Holdings LLC
102-16050	Jersey Gardens	651 Kapkowski Road		Elizabeth	NJ	7201	DKNY	LCI Holdings, Inc.	JG Elizabeth, LLC
102-30100	Lake Buena Vista Factory Stores	15831 Apopka Vineland Road		Orlando	FL	32821	Liz Claiborne	LCI Holdings, Inc.	Lake Buena Vista Joint Venture
102-30200	Prime Outlets at St. Augustine	500 Belz Outlet Bolevard		St. Augustine	FL	32084	Liz Claiborne	LCI Holdings, Inc.	LVP St. Augustine Outlets LLC
102-30300	Tanger Outlet Center	1475 North Burkhart Road	Suite B-130	Howell	MI	48855	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-30400	Blowing Rock Outlet Center	US Highway 321, Suite 100		Blowing Rock	NC	28605	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-30600 (FN6)	Prime Outlets at Hagerstown	700 Prime Outlets Blvd.		Hagerstown	MD	21740	Liz Claiborne	LCI Holdings, Inc.	Outlet Village of Hagerstown Limited Partnership
102-30900	WaterMark Place Outlet Center	4665 Vision Land Parkway		Bessemer	AL	35022	Liz Claiborne	LCI Holdings, Inc.	WaterMark Place — Birmingham, LLC
102-31000	Factory Stores at Park City	6699 North Landmark Drive	Suite L120	Park City	UT	84098	Liz Claiborne	LCI Holdings, Inc.	COROC/Park City L.L.C.
102-31100	Allen Premium Outlets	820 West Stacy Road, Suite 190		Allen	TX	75013	Liz Claiborne	LCI Holdings, Inc.	Chelsea GCA Realty Partnership, L.P.
102-31300	Las Vegas Outlet Center	7400 Las Vegas Blvd., South		Las Vegas	NV	89123	Liz Claiborne	LCI Holdings, Inc.	Chelsea Las Vegas Holdings LLC
102-31500 Hybrid (FN4)	Opry Mills	168 Opry Mills Drive		Nashville	TN	37214	Liz Claiborne	LCI Holdings, Inc.	Opry Mills Mall Limited Partnership
102-31700	Arundel Mills	7000 Arundel Mills Circle, Suite 438		Hanover	MD	21076	Liz Claiborne	LCI Holdings, Inc.	Arundel Mills, LP
102-32100	Sawgrass Mills Mall	12801 West Sunrise Blvd., Suite 411		Sunrise	FL	33323	Liz Claiborne	LCI Holdings, Inc.	Sunrise Mills (MLP) Limited Partnership
102-32200	The Factory Stores	1500 SE East Devils Lake Road	Suite 500, Space B100	Lincoln City	OR	97367	Liz Claiborne	LCI Holdings, Inc.	COROC/Lincoln City L.L.C.
102-32400	Las Americas Premium Outlets	4201 Camino de la Plaza	Suite G-138	San Diego	CA	92173	Liz Claiborne	LCI Holdings, Inc.	Chelsea San Diego Finance, LLC
102-32500	Great Lakes Crossings Mall	4680 Baldwin Road, Suite M-903		Auburn Hills	MI	48326	Liz Claiborne	LCI Holdings, Inc.	Taubman Auburn Hills Associates Limited Partnership
102-32600 Hybrid (FN4)	Hilton Head Factory Stores II	1414 Fording Island Road		Bluffton	SC	29910	Liz Claiborne / Liz Golf	LCI Holdings, Inc.	COROC/Hilton Head II, L.L.C.

2

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
102-32700 Hybrid (FN4)	Tanger Factory Outlet Center	10819 Kings Road Unit 400		North Myrtle Beach	SC	29572	Liz Claiborne / Liz Golf	LCI Holdings, Inc.	TWMB Associates, LLC
102-32900	The Outlets at Castle Rock	5050 Factory Shops Blvd, Space #400		Castle Rock	CO	80104	Liz Claiborne	LCI Holdings, Inc.	Craig Realty Group — Castle Rock, LLC
102-33000	Liberty Village Premium Outlets	One Church Street		Flemington	NJ	8822	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-33200	The Walk	2000 Artic Avenue, Space 500		Atlantic City	NJ	8401	Liz Claiborne	LCI Holdings, Inc.	Atlantic City Associates, LLC
102-33300	Factory Stores at Vacaville	121-D Nut Tree Road		Vacaville	CA	95687	Liz Claiborne	LCI Holdings, Inc.	CPG Finance II, LLC
102-33400	Silver Sands Factory Shops	10406 Emrald Coast Parkway West	Suite 41	Destin	FL	32550	Liz Claiborne	LCI Holdings, Inc.	Silver Sands Joint Venture Partners II
102-33500	Lakes Region Factory Stores	120 Laconia Road		Tilton	NH	3276	Liz Claiborne	LCI Holdings, Inc.	COROC/Lakes Region, L.L.C.
102-33600	The Outlets of Hershey	31 Outlet Square		Hershey	PA	17033	Liz Claiborne	LCI Holdings, Inc.	FSH, Associates, LP
102-33700	Factory Stores of America	361 Sweeney Drive		Crossville	TN	38555	Liz Claiborne	LCI Holdings, Inc.	CPG Finance II, LLC
102-33800 Hybrid (FN4)	Outlets at Albertville	6415 Labeaux Avenue NE		Albertville	MN	55301	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-34000	Tanger Factory Outlet Center	4638 Factory Stores Blvd.		South Myrtle Beach	SC	29579	Liz Claiborne	LCI Holdings, Inc.	COROC/Myrtle Beach L.L.C.
102-34100 Hybrid (FN4)	Chicago Premium Outlets	1650 Premium Outlets Blvd.	Suite 1001	Aurora	IL	60504	Liz Claiborne	LCI Holdings, Inc.	Simon/Chelsea Chicago Development, LLC
102-34200 Hybrid (FN4)	Jackson Outlet Village	537 Monmouth Road	Space #300	Jackson	NJ	8527	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-34300	Edinburgh Premium Outlets	3026 Outlet Drive	Suite B030	Edinburgh	IN	46124	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-34500	Horizon Outlet Center	1477 Retherferd Street		Tulare	CA	93274	Liz Claiborne	LCI Holdings, Inc.	PRE/Tulare (CA) LLC
102-34700	Lake Park Outlets	5263 Mill Store Road		Lake Park	GA	31636	Liz Claiborne	LCI Holdings, Inc.	PRE/Lake Park (GA), LLC
102-34900 Hybrid (FN4)	Seattle Premium Outlets	10600 Quil Ceda Blvd.		Tulalip	WA	98271	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-35000	Woodburn Company Stores	1001 Arney Road		Woodburn	OR	97071	Liz Claiborne	LCI Holdings, Inc.	Craig Realty Group — Woodburn, LLC
102-35100	Columbia Gorge Premium Outlets	450 NW 257th Way		Troutdale	OR	97060	Liz Claiborne	LCI Holdings, Inc.	Chelsea Financing Partnership, L.P.
102-37600 Hybrid (FN4)	Aurora Premium Outlets	549 South Chillicothe Road, Suite 360		Aurora	OH		DKNY	LCI Holdings, Inc.	CPG Partners, L.P.
102-37700	Designer Outlet Gallery	55 Hartz Way		Secaucus	NJ	7094	DKNY	LCI Holdings, Inc.	Secaucus Outlet Center, LLC
102-37900	Tanger Factory Outlet Center	1770 West Main Street		Riverhead	NY	11901	DKNY	LCI Holdings, Inc.	Tanger Properties Limited Partnership

3

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
102-38000	Prime Outlets at Ellenton	5105 Factory Stores Shops		Ellenton	FL	34222	DKNY	LCI Holdings, Inc.	Gulf Coast Factory Shops Limited Partnership
102-38100	Woodbury Common Premium Outlets	227 Red Apple Court	Route 32	Central Valley	NY	10917	DKNY	LCI Holdings, Inc.	CPG Partners, L.P.
102-38200 Hybrid (FN4)	Tanger Factory Outlet Center	4015 IH 35 South	Suite 101B	San Marcos	TX	78666	DKNY	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-38600	The Crossings Premium Outlets	1000 Route 611		Tannersville	PA	18372	DKNY	LCI Holdings, Inc.	Chelsea Pocono Finance, LLC
102-38900	Orlando Outlet World	4955 International Drive		Orlando	FL	32819	DKNY	LCI Holdings, Inc.	Orlando Outlet Owner LLC
102-39000	Gilroy Premium Outlets	8155 Arroyo Circle	Suite A011B	Gilroy	CA	95020	DKNY	LCI Holdings, Inc.	Gilroy Premium Outlets, LLC
102-39100	Wrentham Village Premium Outlets	One Premium Outlet Blvd.		Wrentham	MA	2093	DKNY	LCI Holdings, Inc.	CPG Partners, L.P.
102-70200	283 US Route 1	283 US Route 1	Suite 14	Kittery	ME	03904-6506	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-70400	Vanity Fair Outlet Center	Reading Vanity Fair	801 Hill Avenue	Reading	PA	19610	Liz Claiborne	LCI Holdings, Inc.	VF Outlet, Inc.
102-70600	Prime Outlets at Williamsburg	5699 — 12 Richmond Road		Williamsburg	VA	23188-1704	Liz Claiborne	LCI Holdings, Inc.	Williamsburg Outlets, L.L.C
102-70700	Tanger Factory Outlet Center	2601 South McKenzie Street		Foley	AL	36535	Liz Claiborne	LCI Holdings, Inc.	COROC/Riviera L.L.C.
102-70800	Five Oaks	1645 Parkway, Suite #610		Sevierville	TN	37862	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-71000	Prime Outlets at Pleasant Prairie	11211 120th Avenue		Pleasant Prairie	WI	53158-1704	Liz Claiborne	LCI Holdings, Inc.	Prime Outlets at Pleasant Prairie LLC
102-71300 Hybrid (FN4)	Woodbury Common Premium Outlets	231 Red Apple Court	Route 32, Box 11	Central Valley	NY	10917	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P
102-71500 Hybrid (FN4)	Prime Outlets at Queenstown	401 Outlet Center Drive		Queenstown	MD	21658	Liz Claiborne	LCI Holdings, Inc.	Second Horizon Group Limited Partnership
102-71600	Prime Outlets at Birch Run	12154 Beyer Road #330		Birch Run	MI	48415	Liz Claiborne	LCI Holdings, Inc.	Birch Run Outlets II, LLC
102-71800	Gilroy Premium Outlets	8155-1 Arroyo Circle, Store 1		Gilroy	CA	95020	Liz Claiborne	LCI Holdings, Inc.	Gilroy Premium Outlets, LLC
102-72100	Tanger Factory Outlet Center	Tanger Drive, Suite 101		Williamsburg	IA	52361	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties, LP.
102-72400 (FN5)	Casa Grande Outlet Center	2300 East Tanger Dr. Building A		Casa Grande	AZ	85222	Liz Claiborne	LCI Holdings, Inc.	All State Associates of Pinal XV, LLC
102-72700	Prime Outlets at Calhoun	455 Belwood Road		Calhoun	GA	30701	Liz Claiborne	LCI Holdings, Inc.	Calhoun Outlets LLC
102-73000 Hybrid (FN4)	Tanger Factory Outlet Center	4015 IH 35 South, Suite 101		San Marcos	TX	78666	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-73400	Fashion Outlets of Santa Fe	8380 Cerrillos Road		Santa Fe	NM	87505	Liz Claiborne	LCI Holdings, Inc.	Fashion Outlets of Santa Fe, LLC

4

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
102-73600 Hybrid (FN4)	Tanger Factory Outlet Center	Tanger Drive, Suite 101		Riverhead	NY	11901	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-73800	Vero Beach Outlets	1896 94th Drive, H-140		Vero Beach	FL	32966	Liz Claiborne	LCI Holdings, Inc.	Vero Fashion Outlets, LLC
102-74100	West Branch Outlet Center	2990 Cook Road	Suite 130	West Branch	MI	48661	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-74200 Hybrid (FN4)	Aurora Premium Outlets	549 South Chillicothe Road, Suite 360		Aurora	OH		Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-74300	Tanger Outlet Center	2796 Tanger Way	Suite 101	Barstow	CA	92311	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-74400	Tanger Factory Outlet Center	801 Stanley K. Tanger Blvd.	Unit # 801	Lancaster	PA	17602	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-74500	Desert Hills Premium Outlets	48400 Seminole Road	Suite 700	Cabazon	CA	92230	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-74600 Hybrid (FN4)	Napa Premium Outlets	607 Factory Stores Drive		Napa	CA	94558	Liz Claiborne	LCI Holdings, Inc.	Chelsea Financing Partnership, LP
102-74700 Hybrid (FN4)	Rehoboth Outlet Center	Rehoboth Outlet Center 1, Suite 327		Rehoboth Beach	DE	19971	Liz Claiborne	LCI Holdings, Inc.	COROC/Rehoboth I L.L.C.
102-74800	Factory Outlet Village	4540 Highway 54- Suite BB1		Osage Beach	MO	65065	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-74900	The Crossings Premium Outlets	500 Crossings Dactory Stores, Suite 201		Tannersville	PA	18372	Liz Claiborne	LCI Holdings, Inc.	Chelsea Pocono Finance, LLC
102-75400	Tanger Factory Outlet Center	2100 Tanger Blvd.	Suite 101	Gonzales	LA	70737	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-75900	Branson Outlet Center	300 Tanger Drive, Suite 101		Branson	MO	65616	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-76000	Locust Grove Outlet Center	1000 Tanger Blvd, Suite 303		Locust Grove	GA	30248	Liz Claiborne	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-76100	Clinton Crossing Premium Outlets	20 Killingworth Turnpike	Suite 100	Clinton	CT	6413	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-76200 Hybrid (FN4)	Carolina Premium Outlets	1025 Industrial Park Drive	Suite 10	Smithfield	NC	27577	Liz Claiborne	LCI Holdings, Inc.	CPG Finance I, LLC
102-76300	Georgia Islands Factory Shoppes	One Magnolia Bluff Way		Darien	GA	31305	Liz Claiborne	LCI Holdings, Inc.	PRE/Darien (GA) LLC
102-76400	Lighthouse Place Premium Outlets	1670 Lighthouse Place		Michigan City	IN	46360	Liz Claiborne	LCI Holdings, Inc.	Lighthouse Place Premium Outlets LLC
102-76700	Fashion Outlets of Niagara	1690 Military Road		Niagara Falls	NY	14304	Liz Claiborne	LCI Holdings, Inc.	Fashion Outlets of Niagara, LLC
102-76800 Hybrid (FN4)	Prime Outlets at Ellenton	5705 Factory Shops Boulevard		Ellenton	FL	34222	Liz Claiborne	LCI Holdings, Inc.	Gulf Coast Factory Shops Limited Partnership
102-77000	Prime Outlets at Grove City	Intersection of I-79 & Route 208	Suite 200	Grove City	PA	16127	Liz Claiborne	LCI Holdings, Inc.	Grove City Factory Shops Limited Partnership

5

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
102-77200	Pigeon Forge Outlet Center	135 Wears Valley Road, Eat		Pigeon Forge	TN	37863	Liz Claiborne	LCI Holdings, Inc.	Pigeon Forge Outlets Partners, LLC
102-77300 Hybrid (FN4)	Camarillo Premium Outlets	950 Camarillo Center Drive	Suite 978	Camarillo	CA	93010	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-77400	Seaside Factory Outlet Center	1111 N Roosevelt Street, Suite 360		Seaside	OR	97138	Liz Claiborne	LCI Holdings, Inc.	NW Capital Investment Group, LLC
102-77700	Prime Outlets at Naples	6040 Collier Blvd.		Naples	FL	34114	Liz Claiborne / Liz Golf	LCI Holdings, Inc.	Coral Isle Factory Shops Limited Partnership
102-78500 Hybrid (FN4)	Leesburg Corner Premium Outlets	241 Fort Evans Road NE		Leesburg	VA	20176	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-78700 Hybrid (FN4)	Wrentham Village Premium Outlets	One Premium Outlet Blvd, Suite 450		Wrentham	MA	02093-0656	Liz Claiborne	LCI Holdings, Inc.	CPG Partners, L.P.
102-78900 (FN6)	Sanibel Outlet Center	20350 Summerlin Road		Fort Meyers	FL	33908	Liz Claiborne / Liz Golf — Temp	LCI Holdings, Inc.	Tanger Properties Limited Partnership
102-79600	Tanger Factory Outlet Center	4015 IH 35 South, Suite 505		San Marcos	TX	78666	Liz Claiborne Clearance	LCI Holdings, Inc.	Tanger Properties Limited Partnership
105-92220	3340 Leonis Boulevard	3340 Leonis Boulevard		Vernon	CA	90058	Lucky Facilities	Lucky Brand Dungarees, Inc.	The Feit Living Trust dated June 10, 1997
107-01300	St. Johns Town Center	4712 River City Drive	Suite 111	Jacksonville	FL	32246	Lucky	Lucky Brand Dungarees Stores, Inc.	St. Johns Town Center, LLC
107-01400	Mall of America	170 South Boulevard		Bloomington	MN	55425	Lucky	Lucky Brand Dungarees Stores, Inc.	MOAC Mall Holdings LLC
107-01500	La Encantada	2905 Skyline Drive		Tuscon	AZ	85718	Lucky	Lucky Brand Dungarees Stores, Inc.	TWC Tucson, LLC
107-01600	Menlo Park Mall	Route 1 & Parsonage Road		Edison	NJ	8837	Lucky	Lucky Brand Dungarees Stores, Inc.	Shopping Center Associates
107-01700	Christiana Mall	323 Christiana Mall		Newark	DE	19720	Lucky	Lucky Brand Dungarees Stores, Inc.	Christiana Mall LLC
107-01800	The Shops at La Cantera	15900 La Cantera Parkway		San Antonio	TX	78254	Lucky	Lucky Brand Dungarees Stores, Inc.	La Cantera Retail Limited Partnership
107-01900	The Mall at Green Hills	2126 Abbott Martin Road	Suite 306	Nashville	TN	37215	Lucky	Lucky Brand Dungarees Stores, Inc.	Davis Street Land Company of Tennessee, L.L.C.
107-02000	NorthPark Center	8687 North Central Expressway		Dallas	TX	75225	Lucky	Lucky Brand Dungarees Stores, Inc.	NorthPark Partners, LP
107-02100	Las Americas Premium Outlets	4125 Las Camino De Le Plaza		San Diego	CA	92173	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Chelsea San Diego Finance, LLC
107-02200	Bridgewater Commons	400 Commons Way	Suite #2285	Bridgewater	NJ	8807	Lucky	Lucky Brand Dungarees Stores, Inc.	Bridgewater Commons Mall, LLC
107-02300	The Oaks	222 West Hillcrest Drive	Space T24	Thousand Oaks	CA	91360	Lucky	Lucky Brand Dungarees Stores, Inc.	Macerich Oaks, LLC
107-02400	Grant Avenue	222 Grant Avenue		San Francisco	CA	94108	Lucky	Lucky Brand Dungarees Stores, Inc.	The Marshall M Litchmann and Carolyn Grobe Litchmann Trust dated August 15, 1989

6

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-02500	Simi Valley Town Center	1555 Simi Town Center Way	Unit No. 540	Simi Valley	CA	93063	Lucky	Lucky Brand Dungarees Stores, Inc.	Simi Valley Mall, LLC
107-02700	Burlington Mall	75 Middlesex Turnpike		Burlington	MA	1803	Lucky	Lucky Brand Dungarees Stores, Inc.	Bellwether Properties of Massachusetts Limited Partnership
107-02800	Willow Grove Park	2087 & 2091 at Willow Grove Park	2500 Moreland Road	Willow Grove	PA	19090	Lucky	Lucky Brand Dungarees Stores, Inc.	WG Park, L.P.
107-03000	The Summit	209 Summit Blvd.		Birmingham	AL	35243	Lucky	Lucky Brand Dungarees Stores, Inc.	Bayer Retail Company, L.L.C.
107-03300A	The Westchester	125 Westchester Avenue		White Plains	NY	10601	Lucky	Lucky Brand Dungarees Stores, Inc.	Westchester Mall, LLC
107-03300B	The Westchester	125 Westchester Avenue		White Plains	NY	10601	Lucky	Lucky Brand Dungarees Stores, Inc.	Westchester Mall, LLC
107-03500	Plaza Frontenac	97 Plaza Frontenac	1701 South Lindbergh Blvd.	St. Louis	MO	63131	Lucky	Lucky Brand Dungarees Stores, Inc.	Davis Street Land Company of Missouri L.L.C., as Trustee
107-03700 *	Seattle Premium Outlets	10600 Quil Ceda Blvd.	Suite 626	Tulalip	WA	98271	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	CPG Partners, L.P.
107-25000	Century City Mall	10250 Santa Monica Blvd.		Los Angeles	CA	90067	Lucky	Lucky Brand Dungarees Stores, Inc.	Century City Mall, LLC
107-25010	Southlake Town Square	Grand Avenue District	302 Grand Avenue West	Southlake	TX	76092	Lucky	Lucky Brand Dungarees Stores, Inc.	SLTS Grand Avenue II, LP
107-25020	Keystone Fashion Mall	8701 Keystone Crossing	Room 35C	Indianapolis	IN	46240	Lucky	Lucky Brand Dungarees Stores, Inc.	SDG Fashion Mall Limited Partnership
107-25030	Copley Place	100 Huntington Avenue		Boston	MA	2116	Lucky	Lucky Brand Dungarees Stores, Inc.	Copley Place Associates, LLC
107-25040	Ridgewood Ave	67 Ridgewood Ave		Ridgewood	NJ	7450	Lucky	Lucky Brand Dungarees Stores, Inc.	66-67 East Ridgewood Avenue, LLC
107-25050	Northbrook Court	1122 Northbrook Court		Northbrook	IL	60062	Lucky	Lucky Brand Dungarees Stores, Inc.	Westcoast Estates
107-25060	Northshore Mall	210 Andover Street		Peabody	MA	01960-164	Lucky	Lucky Brand Dungarees Stores, Inc.	Mall at Northshore, LLC
107-25070	The Summit Sierra	13925 S. Virginia Street	Suite 228	Reno	NV	89511	Lucky	Lucky Brand Dungarees Stores, Inc.	Reno Retail Company, L.L.C.
107-25080	North Point Mall	1036 North Point Mall		Alpharetta	GA	30022	Lucky	Lucky Brand Dungarees Stores, Inc.	GGP-North Point, Inc.
107-25090	Saddle Creek	7615 West Farmington Avenue		Germantown	TN	38138	Lucky	Lucky Brand Dungarees Stores, Inc.	Shops at Saddle Creek, Inc.
107-25100	Walden Galleria	One Walden Galleria		Cheektowaga	NY	14225	Lucky	Lucky Brand Dungarees Stores, Inc.	Pyramid Walden Company, L.P.
107-25110	Crocker Park	264 Crocker Park Boulevard		Westlake	OH	44145	Lucky	Lucky Brand Dungarees Stores, Inc.	Crocker Park, LLC
107-25120	Coconut Point Town Center	23150 Fashion Drive	Suite 103	Estero	FL	34134	Lucky	Lucky Brand Dungarees Stores, Inc.	Coconut Point Town Center, LLC

7

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-25130	The Palladium at CityPlace	700 South Rosemary Avenue		West Palm Beach	FL	33401	Lucky	Lucky Brand Dungarees Stores, Inc.	Cityplace Retail, L.L.C.
107-25140	Orlando Premium Outlets	8200 Vineland Ave.	Space #805	Orlando	FL	32821	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Chelsea Orlando Development Limited Partnership
107-25150	Del Amo Fashion Center	3525 Carson Street		Torrance	CA	90503	Lucky	Lucky Brand Dungarees Stores, Inc.	Del Amo Fashion Center Operating Company, L.L.C.
107-25160	Greenwich Avenue	244 Greenwich Avenue		Greenwich	CT	6830	Lucky	Lucky Brand Dungarees Stores, Inc.	D’ELIA Associates, LLC
107-25170	Smith Haven Mall	313 Smith Haven Mall	Rts. 25 & 347	Lake Grove	NY	11755	Lucky	Lucky Brand Dungarees Stores, Inc.	Mall at Smith Haven, LLC
107-25180	Stonebriar Centre	1102 Stonebriar Centre	2601 Preston Road	Frisco	TX	75034	Lucky	Lucky Brand Dungarees Stores, Inc.	Stonebriar Mall Limited Partnership
107-25190	North County	200E Via Rancho Parkway		Escondido	CA	92025	Lucky	Lucky Brand Dungarees Stores, Inc.	EWH Escondido Associates, LP & North County Fair LP

107-25210	Beachwood Place	23600 Cedar Road		Beachwood	OH	44122	Lucky	Lucky Brand Dungarees Stores, Inc.	Beachwood Place Limited Partnerhsip
107-25220	Otay Ranch Town Center	2015 Birch Road		Chula Vista	CA	91915	Lucky Kid	Lucky Brand Dungarees Stores, Inc.	GGP-Otay Ranch, L.P.
107-25230	Topanga Plaza	6600 Topanga Canyon Blvd.		Canoga Park	CA	91303	Lucky	Lucky Brand Dungarees Stores, Inc.	Westfield Topanga Owner LP
107-25260	Victoria Gardens	7826 Monet Avenue	Suite 3005	Rancho Cucamonga	CA	91739	Lucky	Lucky Brand Dungarees Stores, Inc.	RR Foley, Inc.
107-25270	Bridge Street Town Centre	330 Bridge Street		Huntsville	AL	35806	Lucky	Lucky Brand Dungarees Stores, Inc.	Huntsville Shores, LLC
107-25280A	Montana Avenue	1426 Montana Avenue	Unit 8	Santa Monica	CA	90403	Lucky	Lucky Brand Dungarees Stores, Inc.	American Commercial Properties I, LLC
107-25280B	Montana Avenue	1426 Montana Ave	Unit 7	Santa Monica	CA	90403	Lucky (Men’s & Kids)	Lucky Brand Dungarees Stores, Inc.	American Commercial Properties I, LLC
107-25290-1	535 Broadway (Soho)	535 Broadway		New York	NY	10012	Lucky	Lucky Brand Dungarees Stores, Inc.	Zale Delaware, Inc.
107-25290-2	535 Broadway (Soho)	535 Broadway		New York	NY	10012	Lucky	Lucky Brand Dungarees Stores, Inc.	Jack Jangana, Joyce Jangana and Jenny Jangana
107-25300	Fashion Square	14006 Riverside Drive		Sherman Oaks	CA	91423	Lucky	Lucky Brand Dungarees Stores, Inc.	Sherman Oaks Fashion Associates, LP
107-25310	The Promenade Shops at Saucon Valley	2845 Center Valley Parkway		Center Valley	PA	18034	Lucky	Lucky Brand Dungarees Stores, Inc.	Saucon Valley Lifestyle Center, L.P.
107-25330	Brandon Town Center	909 Brandon Town Center		Brandon	FL	33511	Lucky	Lucky Brand Dungarees Stores, Inc.	Brandon Shoping Center Partners, Ltd.

8

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-25370	Circle Centre Mall	49 West Maryland Street		Indianapolis	IN	46204	Lucky	Lucky Brand Dungarees Stores, Inc.	Circle Centre Mall LLC
107-25430	Galleria Dallas	13350 North Dallas Parkway		Dallas	TX	75240	Lucky	Lucky Brand Dungarees Stores, Inc.	Galleria Mall Investors LP
107-25440	Perkins Rowe	10202 Perkins Rowe		Baton Rouge	LA	70810	Lucky	Lucky Brand Dungarees Stores, Inc.	Perkins Rowe Associates II, L.L.C.
107-25460	Providence Place	One Providence Place		Providence	RI	2903	Lucky	Lucky Brand Dungarees Stores, Inc.	Rouse Providence, LLC
107-25480	Willowbrook Mall	1576 WIllowbrook Mall		Houston	TX	77070	Lucky	Lucky Brand Dungarees Stores, Inc.	GGP-Willowbrook, L.P.
107-25490	Stoneridge	1136 Stoneridge Mall Road		Pleasanton	CA	94588	Lucky	Lucky Brand Dungarees Stores, Inc.	Stoneridge Properties LLC
107-25500	South Hills Village	301 South Hills Village		Pittsburgh	PA	15241	Lucky	Lucky Brand Dungarees Stores, Inc.	South Hills Village Associates, L.P.
107-25520	Prince Street	127 Prince Street	133 Wooster Street (Building)	New York	NY	10012	Lucky Kid	Lucky Brand Dungarees Stores, Inc.	Soho Development Corp.
107-25530	The Domain	11601 Century Oaks Terrace	Suite 101	Austin	TX	78758	Lucky	Lucky Brand Dungarees Stores, Inc.	SPGIL Domain, L.P.
107-25560	Saint Louis Galleria	1400 Saint Louis Galleria		Richmond Heights	MO	63117	Lucky	Lucky Brand Dungarees Stores, Inc.	Saint Louis Galleria L.L.C.
107-25570A	Kalakaua Avenue	2113 Kalakaua Avenue		Honolulu	HI	96813	Lucky	Lucky Brand Dungarees Stores, Inc.	Saratoga Partners, LLC
107-25570B	Kalakaua Avenue	2113 Kalakaua Avenue		Honolulu	HI	96813	Lucky Kid	Lucky Brand Dungarees Stores, Inc.	Saratoga Partners, LLC
107-25590	Washington Square	9585 S. W. Washington Square		Tigard	OR	97223	Lucky	Lucky Brand Dungarees Stores, Inc.	PPR Washington Square LLC
107-25600	West Town Mall	7600 Kingston Pike		Knoxville	TN	37919	Lucky	Lucky Brand Dungarees Stores, Inc.	West Town Mall, LLC
107-25610	Natick West	1245 Worcester Street		Natick	MA	01760-1553	Lucky	Lucky Brand Dungarees Stores, Inc.	GGP — Natick West L.L.C.
107-25620	Destin Commons	4300 Legendary Drive		Destin	FL	32541	Lucky	Lucky Brand Dungarees Stores, Inc.	Destin Commons, Ltd.
107-25630	Westfield Annapolis	2002 Annapolis Mall		Annapolis	MD	21401	Lucky	Lucky Brand Dungarees Stores, Inc.	Annapolis Mall Limited Partnership
107-25640	Twelve Oaks Mall	27986 Novi Road		Novi	MI	48377-3418	Lucky	Lucky Brand Dungarees Stores, Inc.	Twelve Oaks Mall, LLC
107-25650	Park Meadows	8401 Park Meadows Center Drive		Littleton	CO	80124	Lucky	Lucky Brand Dungarees Stores, Inc.	Rouse-Park Meadows, LLC
107-25660	Valley Plaza Mall	2701 Ming Ave.		Bakersfiled	CA	93304	Lucky	Lucky Brand Dungarees Stores, Inc.	Bakersfield Mall LLC
107-25690	Town Square	6551 Las Vegas Blvd. South		Las Vegas	NV	89119	Lucky	Lucky Brand Dungarees Stores, Inc.	Turnberry/Centra Sub, LLC
107-25710	The Mall at Partridge Creek	17420 Hall Road		Clinton	MI	48038	Lucky	Lucky Brand Dungarees Stores, Inc.	Partridge Creek Fashion Park LLC
107-25720	Smith Street	135 Smith Street		Brooklyn	NY	12043	Lucky	Lucky Brand Dungarees Stores, Inc.	Smith Street Holdings LLC

9

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-25730	East Broad Street	253-255 East Broad Street		Westfield	NJ	7090	Lucky	Lucky Brand Dungarees Stores, Inc.	H&S Managers, LLC
107-25740	Perimeter Mall	4400 Ashford Dunwood Road		Atlanta	GA	30346	Lucky	Lucky Brand Dungarees Stores, Inc.	Perimeter Mall, LLC
107-25750	Old Orchard Shopping Center	175 Old Orchard	Space K8	Skokie	IL	60077	Lucky	Lucky Brand Dungarees Stores, Inc.	Old Orchard Urban Limited Partnership
107-25750-2	Old Orchard Shopping Center	175 Old Orchard		Skokie	IL	60077	Lucky	Lucky Brand Dungarees Stores, Inc.	Old Orchard Urban Limited Partnership
107-25760	Irvine Spectrum Center	Phase III	83 Fortune Drive	Irvine	CA	92618	Lucky	Lucky Brand Dungarees Stores, Inc.	The Irvine Company LLC
107-25770	Stonestown Galleria	3254 Twentieth Avenue		San Francisco	CA	94132	Lucky	Lucky Brand Dungarees Stores, Inc.	Stonestown Shopping Center, L.P.
107-25780	Oxmoor Center Mall	7900 Shelbyville Road		Louisville	KY	40222	Lucky	Lucky Brand Dungarees Stores, Inc.	Hocker Oxmoor, LLC
107-25790	La Jolla	7844 Girard Avenue		La Jolla	CA	92037	Lucky	Lucky Brand Dungarees Stores, Inc.	Josephine S. Norton & Tyler K. Norton
107-25800	Hillsdale Shopping Center	131 Hillsdale Shopping Center		San Mateo	CA	94403	Lucky	Lucky Brand Dungarees Stores, Inc.	Bohannon Development Company
107-25810	Solomon Pond	601 Donald Lynch Boulevard		Marlborough	MA	1752	Lucky	Lucky Brand Dungarees Stores, Inc.	Mall at Solomon Pond, LLC
107-25840	The Shops at Pembroke Gardens	421 SW 145th Terrace		Pembroke	FL	33027	Lucky	Lucky Brand Dungarees Stores, Inc.	AD Pembroke Gardens, LLC
107-25850	Fashion Centre at Pentagon City	1100 S. Hayes Street		Arlington	VA	22202	Lucky	Lucky Brand Dungarees Stores, Inc.	Fashion Centre Associates, LLC
107-25860	Freehold Raceway Mall	3710 Route 9		Freehold	NJ	7728	Lucky	Lucky Brand Dungarees Stores, Inc.	Freemall Associates, LLC
107-25870	The Falls	8888 SW 136 Street		Miami	FL	33176	Lucky	Lucky Brand Dungarees Stores, Inc.	The Falls Shopping Center Associates LLC
107-25880	Deer Park Town Center	20530 North Rand Road		Deer Park	IL	60010	Lucky	Lucky Brand Dungarees Stores, Inc.	DDR Deer Park Town Center LLC
107-25890	Del Monte Center	238 Del Monte Center		Monterey	CA	93940	Lucky	Lucky Brand Dungarees Stores, Inc.	DelMonte-DMCH, LLC; DelMonte-DMSJH, LLC; DelMonte-KMBC, LLC; DelMonte-POH, LLC
107-25900	Southcenter Mall	627 Southcenter Mall		Tukwila	WA	96188	Lucky	Lucky Brand Dungarees Stores, Inc.	WEA Southcenter LLC
107-25910	Ross Park	1000 Ross Park Mall Drive		Pittsburgh	PA	15237	Lucky	Lucky Brand Dungarees Stores, Inc.	Penn Ross Joint Venture
107-25940	Arden Fair	1689 Arden Way		Sacramento	CA	95815	Lucky	Lucky Brand Dungarees Stores, Inc.	Arden Fair Associates, L.P.
107-25960	Montgomery Mall	7101 Democracy Boulevard		Bethesda	MD	20817	Lucky	Lucky Brand Dungarees Stores, Inc.	Montgomery Mall LLC

10

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-26050	Renaissance at Colony Park	1000 Highland Colony Parkway		Ridgefield	MS	39157	Lucky	Lucky Brand Dungarees Stores, Inc.	Renaissance at Colony Park, LLC
107-26060	The Grove at Shrewsbury	599 Route 35	Space S-06	Shrewsbury	NJ	7702	Lucky	Lucky Brand Dungarees Stores, Inc.	Route 35 Shrewsbury Limited Partnership
107-26080	ABQ Uptown	2240 Q Street		Albuquerque	NM	87110	Lucky	Lucky Brand Dungarees Stores, Inc.	Hunt Uptown, LLC
107-26090	The Mall in Columbia	10300 Little Patuxent Parkway		Columbia	MD	21044	Lucky	Lucky Brand Dungarees Stores, Inc.	The Mall in Columbia Business Trust
107-26100	Towson Town Center	825 Dulaney Valley Road		Towson	MD	21204	Lucky	Lucky Brand Dungarees Stores, Inc.	Towson TC, LLC
107-26110	Westfield Oakridge	925 Blossom Hill Road		San Jose	CA	95123	Lucky	Lucky Brand Dungarees Stores, Inc.	Oakridge Mall LP
107-26140	Legacy Place	950 Providence Highway	Building B, Space 610	Dedham	MA	2026	Lucky	Lucky Brand Dungarees Stores, Inc.	Legacy Place, LLC
107-26180	Galleria at Roseville	1151 Galleria Boulevard		Roseville	CA	95678	Lucky	Lucky Brand Dungarees Stores, Inc.	Roseville Shoppingtown LLC
107-33000 Hybrid (FN4)	Jackson Outlet Village	537 Monmouth Road	Space #300	Jackson	NJ	8527	Lucky Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
107-33010	Prime Outlets at Ellenton	5625 Factory Shops Blvd.		Ellenton	FL	34222	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Gulf Coast Factory Shops Limited Partnership
107-33030	Prime Outlets at San Marcos	3939 IH-35 South		San Marcos	TX	78666	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Prime Outlets at San Marcos II Limited Partnership
107-33040 * Hybrid (FN4)	Tanger Factory Outlet Center	Tanger Drive, Suite 101-01		Riverhead	NY	11901	Lucky Outlet	LCI Holdings, Inc.	Tanger Properties Limited Partnership
107-33050 * Hybrid (FN4)	Camarillo Premium Outlets	950 Camarillo Center Drive	Suite 978	Camarillo	CA	93010	Lucky Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
107-33060 Hybrid (FN4)	North Georgia Premium Outlets	800 Highway 400 South, Suite 895		Dawsonville	GA	30534	Lucky Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
107-33070 Hybrid (FN4)	Chicago Premium Outlets	1650 Premium Outlets Blvd.	Suite 1001	Aurora	IL	60504	Lucky Outlet	LCI Holdings, Inc.	Simon/Chelsea Chicago Development, LLC
107-33080 Hybrid (FN4)	Carolina Premium Outlets	1025 Industrial Park Drive	Suite 10	Smithfield	NC	27577	Lucky Outlet	LCI Holdings, Inc.	CPG Finance I, LLC
107-33090 Hybrid (FN4)	Outlets at Albertville	6415 Labeaux Avenue NE		Albertville	MN	55301	Lucky Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
107-33100	Carlsbad Premium Outlets	5610 Paseo Del Norte		Carlsbad	CA	92008	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	CPG Carlsbad Holdings, LLC
107-33110 Hybrid (FN4)	Las Vegas Premium Outlets	I-15 at US 95 on Grand Central Parkway	Unit 1380	Las Vegas	NV	89106	Lucky Outlet	LCI Holdings, Inc.	Simon/Chelsea Las Vegas Development, LLC
107-33120	Tanger Outlet Center	2796 Tanger Way		Barstow	CA	92311	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Tanger Properties Limited Partnership
107-33130	Jersey Gardens	651 Kapowski Road		Elizabeth	NJ	7201	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	JG Elizabeth, LLC

11

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-33140	Prime Outlets at St. Augustine	500 Belz Outlet Boulevard		St. Augustine	FL	32084	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	LVP St. Augustine Outlets LLC
107-33150	The Outlets at Castle Rock	5050 Factory Shops Boulevard		Castle Rock	CO	80108	Lucky Outlet — Temp	Lucky Brand Dungarees Stores, Inc.	Craig Realty Group — Castle Rock, LLC
107-33170	The Outlets at Silverthorne	145-L Stephens Way		Silverthorne	CO	80498	Lucky Outlet — Temp	Lucky Brand Dungarees Stores, Inc.	Craig Realty Group — Silverthorne, LLC
107-33180 Hybrid (FN4)	Rehoboth Outlet Center	Rehoboth Outlet Center 1, Suite 327		Rehoboth Beach	DE	19971	Lucky Outlet	LCI Holdings, Inc.	COROC/Rehoboth I L.L.C.
107-33190	Houston Premium Outlets	29300 Hempstead Road		Cypress	TX	77433	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	CPG Houston Holdings, L.P.
107-33200 Hybrid (FN4)	Hilton Head Factory Stores II	1414 Fording Island Road		Bluffton	SC	29910	Lucky Outlet	LCI Holdings, Inc.	COROC/Hilton Head II, L.L.C.
107-33210	Prime Outlets at Williamsburg	5645-120 Richmond Road		Williamsburg	VA	23188	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Williamsburg Mazel, LLC
107-33220	Tanger Outlet Center at the Arches	455 Commack Road		Deer Park	NY	11729	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Deer Park Enterprise, LLC
107-33240	Jersey Shore Premium Outlets	1 Premium Outlet Blvd., Space 561		Tinton Falls	NJ	7753	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	CPG Tinton Falls Urban Renewal, LLC
107-33250	Fashion Outlets of Las Vegas	32100 Las Vegas Blvd. South		Primm	NV	89019	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Fashion Outlet of Las Vegas, LLC
107-33260	Prime Outlets at Hagerstown	700 Prime Outlets Blvd.		Hagerstown	MD	21740	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Outlet Village of Hagerstown Limited Partnership
107-33270	Philadelphia Premium Outlets	18 Lightcap Road		Limerick	PA	19464	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Chelsea Limerick Holdings, LLC
107-33280	Factory Stores at Park City	6699 North Landmark Drive		Park City	UT	84098	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	COROC/Park City L.L.C.
107-33290 Hybrid (FN4)	Opry Mills	168 Opry Mills Drive		Nashville	TN	37214	Lucky Outlet	LCI Holdings, Inc.	Opry Mills Mall Limited Partnership
107-33300	Leesburg Corner Premium Outlets	241 Ft. Evans Road NE		Leesburg	VA	20176	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	CPG Partners, LP
107-33310	Fashion Outlets of Niagara	1900 Military Road		Niagara Falls	NY	14304	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Fashion Outlets of Niagara LLC
107-33330	Gilroy Premium Outlets	8155 Arroyo Circel at Leavesley Road		Gilroy	CA	95020	Lucky Outlet — Temp	Lucky Brand Dungarees Stores, Inc.	Gilroy Premium Outlets, LLC
107-33350	Kittery I Outlet Center	283 US Route 1	Suite 105	Kittery	ME	3904	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Tanger Properties Limited Partnership
107-33360	Tanger Outlet Center	4840 Tanger Outlet Blvd.		Charleston	SC	29418	Lucky Outlet — Temp	Lucky Brand Dungarees Stores, Inc.	Tanger Properties Limited Partnership
107-33370 Hybrid (FN4)	Napa Premium Outlets	607 Factory Stores Drive		Napa	CA	94558	Lucky Outlet	LCI Holdings, Inc.	Chelsea Financing Partnership, LP
107-33400	Tanger Factory Outlet Center	10823 Kings Road		North Myrtle Beach	SC	29572	Lucky Outlet — Temp	Lucky Brand Dungarees Stores, Inc.	TWMB Associates, LLC

12

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-33410	Citadel Outlets	100 Citadel Drive		Commerce	CA	90040	Lucky Outlet — Temp	Lucky Brand Dungarees Stores, Inc.	Craig Realty Group Citadel, LLC
107-33420	Woodburn Company Stores	1001 Arney Road	Suite 508	Woodburn	OR	97071	Lucky Outlet — Temp	Lucky Brand Dungarees Stores, Inc.	Craig Realty Group — Woodburn, LLC
107-33440	The Outlet Shoppes at El Paso	7051 S. Desert Boulevard		El Paso	TX	79835	Lucky Outlet — Temp	Lucky Brand Dungarees Stores, Inc.	El Paso Outlet Center, LLC
107-33470	Wrentham Village Premium Outlets	One Premium Outlets Blvd.		Wrentham	MA	2093	Lucky Outlet — Temp	Lucky Brand Dungarees Stores, Inc.	CPG Partners, L.P. — Wrentham
107-36000	Baybrook Mall	1206 Byabrook Mall		Friendswood	TX	77546	Lucky	Lucky Brand Dungarees Stores, Inc.	Baybrook Mall, L.P.
107-36100	Fresno Fashion Fair	639 E. Shaw Avenue	Space T-7	Fresno	CA	93710	Lucky	Lucky Brand Dungarees Stores, Inc.	Macerich Fresno Limited Partnership
107-36200	Tyson’s Corner Center	1961 Chain Bridge Road		McLean	VA	22102	Lucky	Lucky Brand Dungarees Stores, Inc.	Tysons Corner Holdings LLC
107-60300	Aventura Mall	19501 Biscayne Avenue	Unit #807	Miami	FL	33180	Lucky	Lucky Brand Dungarees Stores, Inc.	Aventura Mall Venture
107-60400	Third Street Promenade	1213-1215 Third Street Promenade	(ground floor)	Santa Monica	CA	90401	Lucky	Lucky Brand Dungarees Stores, Inc.	The Romano Family Trust of 1993 Dated October 11, 1993
107-60500	621 Fifth Avenue	621 Fifth Avenue		San Diego	CA	92101	Lucky	Lucky Brand Dungarees Stores, Inc.	Zeiden Properties, LLC
107-60600	38 Greene Street (Soho)	38 Greene Street	a/k/a 94 Grand Street	New York	NY	10013	Lucky	Lucky Brand Dungarees Stores, Inc.	Grand Greene LLC
107-61000	Fashion Island	221 Newport Center Dr.		Newport Beach	CA	92660	Lucky	Lucky Brand Dungarees Stores, Inc.	The Irvine Company, LLC
107-61100	Mission Viejo	418 Shops at Mission Viejo		Mission Viejo	CA	92691	Lucky	Lucky Brand Dungarees Stores, Inc.	Mission Viejo Associates, L.P.
107-61200	San Francisco Centre	865 Market Street	Building 2 (Emporium)	San Francisco	CA	94103	Lucky	Lucky Brand Dungarees Stores, Inc.	Emporium Mall LLC
107-61300	Chestnut Street	2301 Chestnut Street		San Francisco	CA	94123	Lucky / Lucky Kid	Lucky Brand Dungarees Stores, Inc.	Joyce Castellino
107-61400	The Pavilion at Paseo Nuevo	805 State Street		Santa Barbara	CA	93101	Lucky	Lucky Brand Dungarees Stores, Inc.	SPHEAR Investments, LLC
107-61500	Kierland Commons	7122 East Greenway Parkway	Suite 120	Scottsdale	AZ	85254	Lucky	Lucky Brand Dungarees Stores, Inc.	Kierland Greenway, L.L.C.
107-61600	Tyson’s Galleria	2001 International Drive	Space 2014	McLean	VA	22102	Lucky	Lucky Brand Dungarees Stores, Inc.	Tyson’s Galleria LLC
107-61700	Country Club Plaza	4704 Broadway		Kansas City	MO	64112	Lucky	Lucky Brand Dungarees Stores, Inc.	Highwoods Realty Limited Partnership
107-61800	Walnut Street	1643 Walnut Street		Philadelphia	PA	19103	Lucky	Lucky Brand Dungarees Stores, Inc.	1634 Walnut Associates, L.P.
107-61900	University Village	2614 NE University Village Street		Seattle	WA	98105	Lucky	Lucky Brand Dungarees Stores, Inc.	University Village Limited Partnership
107-62000	Miracle Mile Shops	at Planet Hollywood Resort & Casino	3663 Las Vegas Blvd. South	Las Vegas	NV	89109	Lucky	Lucky Brand Dungarees Stores, Inc.	Boulevard Invest, LLC

13

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-62100	The Mall at Short Hills	1200 Morris Turnpike	Suite A-216	Short Hills	NJ	7078	Lucky	Lucky Brand Dungarees Stores, Inc.	Short Hills Associate
107-62200	Newbury Street	229 Newbury Street		Boston	MA	2116	Lucky	Lucky Brand Dungarees Stores, Inc.	229 Newbury Street Trust
107-62300	Woodfield Mall	Suite 5, Space L-314		Schaumburg	IL	80173	Lucky	Lucky Brand Dungarees Stores, Inc.	Woodfield Mall LLC
107-62400	Belmont Shore	5267 East Second Street		Long Beach	CA	90803	Lucky	Lucky Brand Dungarees Stores, Inc.	5251 Associates, Ltd.
107-62500	12155 Ventura Blvd. / Studio City	12155 Ventura Blvd		Studio City	CA	90803	Lucky	Lucky Brand Dungarees Stores, Inc.	12155 Ventura Partnership
107-62600	The Village at Corte Madera	1812 Redwood Highway		Corte Madera	CA	94925	Lucky	Lucky Brand Dungarees Stores, Inc.	Corte Madera Village, LLC
107-62700	Cherry Creek	Cherry Creek Mall	3000 E. First Avenue, Space #259	Denver	CO	80206	Lucky	Lucky Brand Dungarees Stores, Inc.	Taubman Cherry Creek Shopping Center, L.L.C.
107-62900	Town Center at Boca Raton	6000 West Glades Road, Room 1210		Boca Raton	FL	33431	Lucky	Lucky Brand Dungarees Stores, Inc.	The Town Center at Boca Raton
107-63000	The Shops at Willow Bend	6121 West Park Blvd.	Store #D-212	Plano	TX	75093	Lucky	Lucky Brand Dungarees Stores, Inc.	Willow Bend Shopping Center Limited Partnership
107-63100	International Plaza	2223 N. Westshore Boulevard	Space #222	Tampa	FL	33607	Lucky	Lucky Brand Dungarees Stores, Inc.	Tampa Westshore Associates Limited Partnership
107-63200	North Bridge	520 N. Michigan Avenue	Space #200	Chicago	IL	60611	Lucky	Lucky Brand Dungarees Stores, Inc.	RN 124/125 Company L.L.C.
107-63300	Halsted Street	2048 North Halsted		Chicago	IL	60614	Lucky	Lucky Brand Dungarees Stores, Inc.	2048 LLC
107-63400	1113 Manhattan Ave.	1113 Manhattan Avenue		Manhattan Beach	CA	90266	Lucky	Lucky Brand Dungarees Stores, Inc.	Mary Jo Shields as Trustee
107-63500	1739 Connecticut Ave.	1739 Connecticut Avenue		N.W. Washington	DC	2009-1126	Lucky	Lucky Brand Dungarees Stores, Inc.	Grosvenor Urban Retail, L.P.
107-63600	Valley Fair	Stevens Creek Boulevard		Santa Clara	CA	95050	Lucky	Lucky Brand Dungarees Stores, Inc.	VF Mall, LLC
107-63700	Paseo Colorado	318 Colorado Blvd		Pasadena	CA	91101-2311	Lucky	Lucky Brand Dungarees Stores, Inc.	Paseo Colorado Holdings, LLC
107-63900	Gateway	133 South Rio Grande Street		Salt Lake City	UT	84101	Lucky	Lucky Brand Dungarees Stores, Inc.	Inland Western Salt Lake City Gateway, L.L.C.
107-64000	216 Columbus Avenue	216 Columbus Aveue		New York	NY	10023-4002	Lucky	Lucky Brand Dungarees Stores, Inc.	The Walton Company, A NY Partnership
107-64100	1151 3rd Avenue	1151 3rd Avenue		New York	NY	10021-6011	Lucky	Lucky Brand Dungarees Stores, Inc.	201 East 67 LLC, c/o Meir Argaman
107-64200	The West Village	3699 McKinney Ave. No. 315		Dallas	TX	75204	Lucky	Lucky Brand Dungarees Stores, Inc.	West Village 2004 PO Limited Partnership
107-64300	172 5th Avenue	172 5th Avenue		New York	NY	10010-5903	Lucky	Lucky Brand Dungarees Stores, Inc.	Attn: Mr. Arthur Cornfeld c/o ABC Properties
107-64400	Georgetown	3271-73 M Street NW		Georgetown	DC	20007	Lucky	Lucky Brand Dungarees Stores, Inc.	SML Interests, Ltd., LLC

14

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-64700	The Promenade at Sagemore	500 Route 73 South		Marlton	NJ	8053	Lucky	Lucky Brand Dungarees Stores, Inc.	Sagemore Management Company, LLC
107-64800	Lincoln Road	928 Lincoln Road		Miami Beach	FL	33139	Lucky	Lucky Brand Dungarees Stores, Inc.	South Florida Arts Center, Inc.
107-64900	Chandler	3111 West Chandler Blvd.	Suite #1192	Chandler	AZ	85226	Lucky	Lucky Brand Dungarees Stores, Inc.	TWC Chandler LLC
107-65000	Brea Mall	1013 Brea Mall		Brea	CA	92821	Lucky	Lucky Brand Dungarees Stores, Inc.	The Retail Property Trust
107-65400	King Street	273 King Street		Charleston	SC	29401	Lucky	Lucky Brand Dungarees Stores, Inc.	Oristo Downtown, LLC, Oristo Wentworth, LLC, Oyster Row, LLC and Lybrand Family
107-65500	The Mall at Chestnut Hill	199 Boylston Street		Chestnut Hill	MA	2467	Lucky	Lucky Brand Dungarees Stores, Inc.	WMACH LLC
107-65600	Winter Park	323 Park Ave		Winter Park	FL	32789	Lucky	Lucky Brand Dungarees Stores, Inc.	Park Avenue Holdings
107-65800	Scottsdale Fashion Square	7014 East Camelback Road		Scottsdale	AZ	85251	Lucky	Lucky Brand Dungarees Stores, Inc.	Scottsdale Fashion Square LLC
107-65900	Easton Town Center	4095 The Strand West		Columbus	OH	43219	Lucky	Lucky Brand Dungarees Stores, Inc.	Easton Town Center II, LLC
107-66000	Hollywood & Highland	6801 Hollywood Blvd.		Los Angeles	CA	90028	Lucky	Lucky Brand Dungarees Stores, Inc.	CIM/H&H Retail, LP
107-66100	Main Street, Westport, CT	49 Main Street of 33-51 Main Street		Westport	CT	6880	Lucky	Lucky Brand Dungarees Stores, Inc.	Winwest 3351 Main, LLC
107-66200	Kenwood Towne Centre	7875 Montgomery Road	Space R-19	Cincinnati	OH	45236	Lucky	Lucky Brand Dungarees Stores, Inc.	The Shoppes at Union Hill, LLC
107-66300	Glendale Galleria	2204 Glendale Galleria		Glendale	CA	91210	Lucky	Lucky Brand Dungarees Stores, Inc.	Glendale II Mall Associates, LLC
107-66400A	The Plaza at King of Prussia	160 North Gulph Road	Upper Merion Township	King of Prussia	PA	19406	Lucky	Lucky Brand Dungarees Stores, Inc.	King of Prussia Associates
107-66400B	The Plaza at King of Prussia	160 North Gulph Road		King of Prussia	PA	19706	Lucky	Lucky Brand Dungarees Stores, Inc.	King of Prussia Associates
107-66500	Aspen Grove Lifestyle Center	7301 South Santa Fe Drive		Littleton	CO	80120	Lucky	Lucky Brand Dungarees Stores, Inc.	DDR Aspen Grove Lifestyle Center Properties, LLC
107-66600	University Town Center	4545 La Jolla Village Drive		San Diego	CA	92122	Lucky	Lucky Brand Dungarees Stores, Inc.	W&G Handelsges mbH
107-66700	Streets at Southpoint	6910 Fayetteville Rd.		Durham	NC	22713	Lucky	Lucky Brand Dungarees Stores, Inc.	Southpoint Mall, LLC
107-66800	Farmers Market	189 The Grove Drive		Los Angeles	CA	90036	Lucky	Lucky Brand Dungarees Stores, Inc.	The Grove at Farmers Market, LLC
107-66900	Bellevue Square	220 Bellevue Square		Bellevue	WA	98004	Lucky	Lucky Brand Dungarees Stores, Inc.	Bellevue Square LLC
107-67000	Stanford Shopping Center	Building D #83		Palo Alto	CA	94304	Lucky	Lucky Brand Dungarees Stores, Inc.	SPG Center, LLC

15

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-67100	Mall at Millenia	4200 Conroy Road		Orlando	FL	32839	Lucky	Lucky Brand Dungarees Stores, Inc.	Forbes Taubman Orlando, L.L.C
107-67200	Highland Village	4029 Westhiemer	Unit # 4029	Houston	TX	77027	Lucky	Lucky Brand Dungarees Stores, Inc.	Highland Village Limited Partnership
107-67300 *	Woodbury Common Premium Outlets	208 Red Apple Court		Central Valley	NY	10917	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	CPG Partners, L.P.
107-67400	Desert Hills Premium Outlets	48400 Seminole Road	Suite 325	Cabazon	CA	92230	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	CPG Partners, L.P.
107-67500	Oakbrook Center	158 Oakbrook Center		Oakbrook	IL	60523	Lucky	Lucky Brand Dungarees Stores, Inc.	Oakbrook Shopping Center LLC.
107-67600	Somerset Collection	2800 Big Beaver	Space North U209	Troy	MI	48084	Lucky	Lucky Brand Dungarees Stores, Inc.	Somerset Collection Limited Partnership
107-67700	Sawgrass Mills Mall	12801 West Sunrise Blvd.		Sunrise	FL	33323	Lucky Outlet	Lucky Brand Dungarees Stores, Inc.	Sunrise Mills (MLP) Limited Partnership
107-67800	Fashion Valley Mall	7007 Friars Road Suite 567		San Diego	CA	92108	Lucky	Lucky Brand Dungarees Stores, Inc.	Fashion Valley Mall, LLC
107-67900	Fashion Show Mall	3200 Las Vegas Blvd. South		Las Vegas	NV	89109	Lucky	Lucky Brand Dungarees Stores, Inc.	Fashion Show Mall, LLC
107-68000	Houston Galleria IV	5137 West Alabama Suite 7040		Houston	TX	77506	Lucky	Lucky Brand Dungarees Stores, Inc.	SA Galleria IV, LP
107-68100	Roosevelt Field	630 Old Country Road		Garden City	NY	11530	Lucky	Lucky Brand Dungarees Stores, Inc.	The Retail Property Trust
107-68200	Ala Moana Center	1450 Ala Moana Blvd	#2021	Honolulu	HI	96814	Lucky	Lucky Brand Dungarees Stores, Inc.	GGP Ala Moana, L.L.C.
107-68300	Portland	521 N.W. 23rd Avenue	Suite 400	Portland	OR	97201	Lucky	Lucky Brand Dungarees Stores, Inc.	KBC Management, Inc.
107-68400	Garden State Plaza	1 Garden State Plaza		Paramus	NJ	7652	Lucky	Lucky Brand Dungarees Stores, Inc.	Westland Garden State Plaza Limited Partnership
107-68500	SouthPark Mall	4400 Sharon Road	Space L-3	Charlotte	NC	28211	Lucky	Lucky Brand Dungarees Stores, Inc.	SouthPark Mall Limited Partnership
107-68600	Galleria at Ft. Lauderdale	2414 E. Sunrise Blvd.		Ft. Lauderdale	FL	33304	Lucky	Lucky Brand Dungarees Stores, Inc.	Keystone-Florida Property Holding, Corp.
107-68700	Stony Point	9200 Stony Point Parkway		Richmond	VA	23235	Lucky	Lucky Brand Dungarees Stores, Inc.	Stony Point Associates LLC
107-68800	Broadway Plaza	1177 Broadway Plaza		Walnut Creek	CA	95496	Lucky	Lucky Brand Dungarees Stores, Inc.	Macerich Northwestern Associates
107-68900	Florida Mall	8001 South Orange Blossom Trail		Orlando	FL	32809	Lucky	Lucky Brand Dungarees Stores, Inc.	Florida Mall Associatees. Ltd.
107-69100	East Oak Street	47 East Oak Street		Chicago	IL	60611	Lucky	Lucky Brand Dungarees Stores, Inc.	GO1NG PLACES, INC.
107-69200	Alderwood	3000 184th Street SW		Lynwood	WA	98037	Lucky	Lucky Brand Dungarees Stores, Inc.	Alderwood Mall, L.L.C.
107-69300	Phipps Plaza	3500 Peachtree Road	Room 2020B	Atlanta	GA	30326	Lucky	Lucky Brand Dungarees Stores, Inc.	CPI-Phipps Limited Liability Company

16

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
107-69400	Barton Creek Square	2901 Capital of Texas Highway		Austin	TX	78746	Lucky	Lucky Brand Dungarees Stores, Inc.	Simon Property Group (Texas), L.P.
107-69500	The Gardens	3101 PGA Boulevard		Palm Beach Gardens	FL	33410	Lucky	Lucky Brand Dungarees Stores, Inc.	Forbes/Cohen Florida Properties Limited Partnership
107-69600	Dadeland Mall	7535 Dadeland Mall		Miami	FL	33156	Lucky	Lucky Brand Dungarees Stores, Inc.	SDG Dadeland Associates, Inc.
107-69700	Forum Shops at Caesars	3500 Las Vegas Blvd. South	Suite E18A Casino Level	Las Vegas	NV	89109	Lucky	Lucky Brand Dungarees Stores, Inc.	Forum Shops, LLC
107-96020 (FN5)	East 49th Street	2516 East 49th Street		Vernon	CA	90058	Lucky Facilities	Lucky Brand Dungarees, Inc.	East 49th Street, LLC
107-96020-1	Hampton Street	4929 Hampton Street		Vernon	CA	90058	Lucky Facilities	Lucky Brand Dungarees, Inc.	East 49th Street, LLC
111-20040V (FN1) (entirely sublet)	411 West Broadway	411 West Broadway	a/k/a 155 Spring Street	New York	NY	10012	Sigrid Olsen	LCI Holdings, Inc.	VNO 155 Spring Street LLC
111-44900V (FN1)	103 Main Street	103 Main Street		Westport	CT	6880	Sigrid Olsen	LCI Holdings, Inc.	Westport Main Street Retail L.L.C.
112-17000V (FN1) (entirely sublet)	Georgetown	3227-3229 M street		Washington	DC	20007	Mexx USA	LCI Holdings, Inc.	Papamichael Family Limited Partnership
112-17500V (FN1) (entirely sublet)	500 Broadway	500 Broadway		New York	NY	10013	Mexx USA	LCI Holdings, Inc.	Only Properties Co. — Herbert Moskowitz and Arthur Morse
116-07000	Woodbury Common Premium Outlets	216 Red Apple Court		Central Valley	NY	10917	Juicy Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
116-07100 (FN5)	Desert Hills Premium Outlets	48650 Seminole Drive Unit # D-156		Cabazon	CA	92230	Juicy Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
116-10020	Wrentham Village Premium Outlets	One Premium Outlet Blvd	Suite 637	Wrentham	MA	02093-0656	Juicy Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
116-10030 Hybrid (FN4)	Tanger Factory Outlet Center	Tanger Drive, Suite 101-01		Riverhead	NY	11901	Juicy Outlet	LCI Holdings, Inc.	Tanger Properties Limited Partnership
116-10040	Prime Outlets at San Marcos	3939 IH 35 South		San Marcos	TX	78666	Juicy Outlet	LCI Holdings, Inc.	San Marcos Factory Stores, Ltd
116-10050	Prime Outlets at Ellenton	5597 Factory Shops Blvd	Suite 335	Ellenton	FL	34222	Juicy Outlet	LCI Holdings, Inc.	Gulf Coast Factory Shops Limited Partnership
116-10060	Colonnade at Sawgrass	1800 Sawgrass Mills Circle		Sunrise	FL	33323	Juicy Outlet	LCI Holdings, Inc.	Sawgrass Mills Phase IV, L.L.C.
116-10070	Miromar Outlets	10801 Corkskrew Road		Estero	FL	33928	Juicy Outlet	LCI Holdings, Inc.	Miromar Outlet West, LLC
116-13000	Carlsbad Premium Outlets	5610 Paseo Del Norte		Carlsbad	CA	92008	Juicy Outlet	LCI Holdings, Inc.	CPG Carlsbad Holdings, LLC
116-13010	Camarillo Premium Outlets	910 Camarillo Center Drive		Camarillo	CA	93010	Juicy Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
116-13030	Designer Outlet Gallery	55 Hartz Way		Secaucus	NJ	7094	Juicy Outlet	LCI Holdings, Inc.	Secaucus Outlet Center, LLC

17

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
116-13040 Hybrid (FN4)	Las Vegas Premium Outlets	I-15 at US 95 on Grand Central Parkway	Unit 1380	Las Vegas	NV	89106	Juicy Outlet	LCI Holdings, Inc.	Simon/Chelsea Las Vegas Development, LLC
116-13050 Hybrid (FN4)	Seattle Premium Outlets	10600 Quil Ceda Blvd.		Tulalip	WA	98271	Juicy Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
116-13060	Katy Mills	5000 Katy Mills Circle, Suite 330		Katy	TX	77494	Juicy Outlet	LCI Holdings, Inc.	Katy Mills Mall Limited Partnership
116-13070	Orlando Outlet World	4955 International Drive		Orlando	FL	32819	Juicy Outlet	LCI Holdings, Inc.	Orlando Outlet Owner LLC
116-13080 Hybrid (FN4)	Leesburg Corner Premium Outlets	241 Fort Evans Road NE		Leesburg	VA	20176	Juicy Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
116-13090 Hybrid (FN4)	Chicago Premium Outlets	1650 Premium Outlets Blvd.	Suite 1001	Aurora	IL	60504	Juicy Outlet	LCI Holdings, Inc.	Simon/Chelsea Chicago Development, LLC
116-13110	Prime Outlets at Williamsburg	5625-110 Richmond Road		Williamsburg	VA	23188	Juicy Outlet	LCI Holdings, Inc.	Williamsburg Mazel, LLC
116-13120	Houston Premium Outlets	29300 Hempstead Road		Cypress	TX	77433	Juicy Outlet	LCI Holdings, Inc.	CPG Houston Holdings, L.P.
116-13130	Philadelphia Premium Outlets	18 Lightcap Road		Limerick	PA	19464	Juicy Outlet	LCI Holdings, Inc.	Chelsea Limerick Holdings, LLC
116-13140	Clinton Crossing Premium Outlets	20-A Killingworth Turnpike		Clinton	CT	6413	Juicy Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
116-13160	Jersey Gardens	651 Kapowski Road		Elizabeth	NJ	7201	Juicy Outlet	LCI Holdings, Inc.	JG Elizabeth, LLC
116-13170	Fashion Outlets of Las Vegas	32100 Las Vegas Blvd. South		Primm	NV	89019	Juicy Outlet	LCI Holdings, Inc.	Fashion Outlet of Las Vegas, LLC
116-13180 Hybrid (FN4)	North Georgia Premium Outlets	800 Highway 400 South, Suite 895		Dawsonville	GA	30534	Juicy Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
116-13190	Jersey Shore Premium Outlets	1 Premium Outlet Blvd., Space 761		Tinton Falls	NJ	7753	Juicy Outlet	LCI Holdings, Inc.	CPG Tinton Falls Urban Renewal, LLC
116-13200	Prime Outlets at Queenstown	209 Outlet Center Drive — Suite 209		Queenstown	MD	21658	Juicy Outlet	LCI Holdings, Inc.	Second Horizon Group Limited Partnership
116-13210	Fashion Outlets of Niagara	1900 Military Rd & Connecting Blvd		Niagara Falls	NY	14304	Juicy Outlet	LCI Holdings, Inc.	Fashion Outlets of Niagara LLC
116-13230	Riviera Centre Factory Stores	2601 McKenzie Street		Foley	AL	36535	Juicy Outlet	LCI Holdings, Inc.	COROC/Riviera L.L.C.
116-13240 (FN5)	Prime Outlets at Grove City	Intersection of I-79 & Route 208		Grove City	PA	16127	Juicy Outlet	LCI Holdings, Inc.	Grove City Factory Shops Limited Partnership
116-13250	The Crossings Premium Outlets	1000 Route 611		Tannersville	PA	18372	Juicy Outlet	LCI Holdings, Inc.	CPG Partners, LP
116-13270	Prime Outlets at St. Augustine	500 Belz Outlet Boulevard		St. Augustine	FL	32084	Juicy Outlet	LCI Holdings, Inc.	LVP St. Augustine Outlets LLC
116-13280	Tanger Outlet Center at the Arches	1340 The Arches Circle		Deer Park	NY	11729	Juicy Outlet	LCI Holdings, Inc.	Deer Park Enterprise, LLC

18

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
116-13350 ND (FN2)	Prime Outlets at Jeffersonvile	8000 Factory Shops Boulevard	Suite 360	Jeffersonville	OH	43128	Juicy Outlet	LCI Holdings, Inc.	Ohio Factory Shops Partnership
116-13380 ND (FN2)	Prime Outlets at Pleasant Prairie	11211 120th Avenue	Suite A025	Pleasant Prairie	WI	53158	Juicy Outlet	LCI Holdings, Inc.	Prime Outlets at Pleasant Prairie LLC
116-13420 ND (FN2)	Gaffney	1 Factory Shops Boulevard		Gaffney	SC	29341	Juicy Outlet	LCI Holdings, Inc.	Gaffney Outlets, LLC
116-19000 *	NorthPark Center	8687 N. Central Expressway		Dallas	TX	75225	Juicy	LCI Holdings, Inc.	NorthPark Partners, LP
116-19100 *	Phipps Plaza	3500 Peachtree Road, NE		Atlanta	GA	30326	Juicy	LCI Holdings, Inc.	CPI-Phipps Limited Liability Company
116-13300 ND	Silver Sands Factory Shops	10562 Emerald Coast Parkway		Destin	FL	32550	Juicy Outlet	LCI Holdings, Inc.	Silver Sands Joint Venture Partners II
116-35000	Scottsdale Fashion Square	7014 E. Camelback Road	Suite 1284	Scottsdale	AZ	85251	Juicy	LCI Holdings, Inc.	Scottsdale Fashion Square LLC
116-35010	The Westchester	125 Westchester Avenue	Suite 925	White Plains	NY	10601	Juicy	LCI Holdings, Inc.	Westchester Mall, LLC
116-35020	Newbury Street	12 Newbury Street		Boston	MA	2116	Juicy	LCI Holdings, Inc.	Norgand Realty LLC
116-35030	Fifth Avenue (Flat Iron)	103 Fifth Avenue		New York	NY	10003	Juicy	LCI Holdings, Inc.	Harlington Realty Co., LLC
116-35040	The Pavilion at Paseo Nuevo	803 State Street		Santa Barbara	CA	93101	Juicy	LCI Holdings, Inc.	Sphear Investments, LLC
116-35050	Grant Avenue	105 Grant Avenue		San Francisco	CA	94108	Juicy	LCI Holdings, Inc.	Trinity Management Services
116-35060	Fashion Island	573 Newport Center Drive		Newport Beach	CA	92660	Juicy	LCI Holdings, Inc.	The Irvine Company, LLC
116-35070	Ala Moana Center	1450 Ala Moana Boulevard #2059		Honolulu	HI	96814	Juicy	LCI Holdings, Inc.	GGP Ala Moana, L.L.C.
116-35080	Royal Hawaiian Shopping Center	2301 Kalakaua Avenue		Honolulu	HI	96815	Juicy	LCI Holdings, Inc.	Trustees of the Estate of Bernice Pauahi Bishop
116-35090	860 Madison Avenue	860 Madison Avenue		New York	NY	10021	Juicy	LCI Holdings, Inc.	Lighthouse Properties LLC
116-35100	San Francisco Centre	865 Market Street	Building 2 (Emporium)	San Francisco	CA	94103	Juicy	LCI Holdings, Inc.	Emporium Mall LLC
116-35110	Mall at Millenia	4200 Conroy Road		Orlando	FL	32839	Juicy	LCI Holdings, Inc.	Forbes Taubman Orlando, L.L.C
116-35120	The Pier at Caesar’s	1 Atlantic Ocean		Atlantic City	NJ	8401	Juicy	LCI Holdings, Inc.	Atlantic Pier Associates LLC
116-35130	The Shops at La Cantera	15900 La Cantera Parkway		San Antonio	TX	78256	Juicy	LCI Holdings, Inc.	La Cantera Retail Limited Partnership
116-35140	The Village at Merrick Park	1055 Village of Merrick Park		Coral Gables	FL	33146	Juicy	LCI Holdings, Inc.	Merrick Park LLC
116-35150	Bleeker Street	368 Bleeker Street	plus lower levels of 368,370,372 & 374 Bleeker Street	New York	NY	10014	Juicy	LCI Holdings, Inc.	Tamara Properties, Inc. and Gomidas Holding Corp.

19

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
116-35160	Valley Fair	Stevens Creek Boulevard		Santa Clara	CA	95050	Juicy	LCI Holdings, Inc.	VF Mall LLC
116-35170	Malibu Country Mart	3900 Cross Creek Road		Malibu	CA	90265	Juicy	LCI Holdings, Inc.	3900 Cross Creek LLC dba Malibu Country Mart
116-35180	The Domain	11601 Century Oaks Terrace	Suite 117	Austin	TX	78758	Juicy	LCI Holdings, Inc.	SPGIL Domain, L.P.
116-35190	Galleria Dallas	13350 Dallas Parkway		Dallas	TX	75240	Juicy	LCI Holdings, Inc.	Galleria Mall Investors LP
116-35200	The Plaza at King of Prussia	160 North Gulph Road	Upper Merion Township	King of Prussia	PA	19406	Juicy	LCI Holdings, Inc.	King of Prussia Associates
116-35210	The Mall at Short Hills	1200 Morris Turnpike		Short Hills	NJ	7078	Juicy	LCI Holdings, Inc.	Short Hills Associates, L.L.C.
116-35220	SouthPark Mall	4400 Sharon Road		Charlotte	NC	28211	Juicy	LCI Holdings, Inc.	SouthPark Mall Limited Partnership
116-35230	Town Center at Boca Raton	6000 Glades Road		Boca Raton	FL	33431	Juicy	LCI Holdings, Inc.	The Town Center at Boca Raton Trust
116-35240	Aventura Mall	19575 Biscayne Boulevard		Aventura	FL	33180	Juicy	LCI Holdings, Inc.	Aventura Mall Venture
116-35250	Natick West	1245 Worcester Street		Natick	MA	01760-1553	Juicy	LCI Holdings, Inc.	GGP — Natick West L.L.C.
116-35260	Century City Mall	10250 Santa Monica Boulevard		Los Angeles	CA	90067	Juicy	LCI Holdings, Inc.	Century City Mall, LLC
116-35270	Houston Galleria II	5085 West Heimer		Houston	TX	77056	Juicy	LCI Holdings, Inc.	HG Galleria I, II, III, L.P.
116-35290	Rodeo Drive	456, 458 & 460 North Rodeo Drive		Beverly Hills	CA	90210	Juicy	LCI Holdings, Inc.	Karl B. Schurz, as Trustee of the Karl B. Schurz Trust
116-35300	225 Worth Avenue	225 Worth Avenue Unit A & B		Palm Beach	FL	33480	Juicy	LCI Holdings, Inc.	P/A Florida Associates
116-35310	M Street	3034 M Street		Washington	DC	20007	Juicy	LCI Holdings, Inc.	3034 LLC
116-35320	Town Square	6543 Las Vegas Blvd South		Las Vegas	NV	89119	Juicy	LCI Holdings, Inc.	Turnberry/Centra Sub, LLC
116-35330	Tysons Galleria	2001 International Drive		McLean	VA	22102	Juicy	LCI Holdings, Inc.	Tysons Galleria L.L.C.
116-35340	St. Johns Town Center	4663 River City Drive		Jacksonville	FL	32246	Juicy	LCI Holdings, Inc.	STJTC II, LLC
116-35350	Cherry Creek	3000 East First Ave.		Denver	CO	80206	Juicy	LCI Holdings, Inc.	Taubman Cherry Creek Shopping Center, L.L.C.
116-35360	650 Fifth Avenue	650 Fifth Avenue		New York	NY	10022	Juicy	LCI Holdings, Inc.	650 Fifth Avenue Company
116-35370	The Village at Corte Madera	1630 Redwood Highway		Corte Madera	CA	94925	Juicy	LCI Holdings, Inc.	Corte Madera Village, LLC
116-35380	Arden Fair	1689 Arden Way		Sacramento	CA	95815	Juicy	LCI Holdings, Inc.	Arden Fair Associates, L.P.

20

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
116-35390	King Street	278 King Street		Charleston	SC	29043	Juicy	LCI Holdings, Inc.	Lyband Family LLC and Oristo Downtown LLC
116-35400	Plaza Frontenac	1701 South Lindbergh Blvd.		St. Louis	MO	63131	Juicy	LCI Holdings, Inc.	Davis Street Land Company of Missouri, L.L.C.
116-35410	Americana at Manhasset	2036 Northern Blvd		Manhasset	NY	11030	Juicy	LCI Holdings, Inc.	Fifth Avenue of Long Island Realty Associates
116-35420	The Americana at Brand	539 Americana Way		Glendale	CA	91210	Juicy	LCI Holdings, Inc.	The Americana at Brand, LLC
116-35430	East Oak Street	101 East Oak Street		Chicago	IL	60611	Juicy	LCI Holdings, Inc.	Chicago Oak Street Partners, LLC
116-35440	Waterside Shops at Pelican Bay	5485 Tamiami Trail N.		Naples	FL	34108	Juicy	LCI Holdings, Inc.	Waterside at Pelican Bay LLC
116-35450	Northbrook Court	1216 Northbrook Court		Northbrook	IL	60062	Juicy	LCI Holdings, Inc.	Westcoast Estates
116-35460	Walnut Street	1701 Walnut Street		Philadelphia	PA	19103	Juicy	LCI Holdings, Inc.	1701 Walnut Street, LLC
116-35470	Bridge Street Town Centre	330 Bridge Street		Huntsville	AL	35806	Juicy	LCI Holdings, Inc.	Huntsville Shores, LLC
116-35480	One Colorado	37 West Colorado Boulevard		Pasadena	CA	91105	Juicy	LCI Holdings, Inc.	One Colorado Investments LLC
116-35490	Garden State Plaza	One Garden State Plaza		Paramus	NJ	7652	Juicy	LCI Holdings, Inc.	Westland Garden State Plaza Limited Partnership
116-35500	Somerset Collection	2801 Big Beaver Road		Troy	MI	48084	Juicy	LCI Holdings, Inc.	Somerset Collection Limited Partnership
116-35510	Broadway Plaza	1275 Broadway Plaza		Walnut Creek	CA	94596	Juicy	LCI Holdings, Inc.	Macerich Northwestern Associates
116-35520	Fashion Valley Mall	7007 Friars Road		San Diego	CA	92108	Juicy	LCI Holdings, Inc.	Fashion Valley Mall, LLC
116-35530	The Mall at Green Hills	2126 Abbott Martin Road		Nashville	TN	37215	Juicy	LCI Holdings, Inc.	Davis Street Land Company of Tennessee, L.L.C.
116-35540	University Village	2610 NE University Village		Seattle	WA	98105	Juicy	LCI Holdings, Inc.	University Village Limited Partnership
116-35560	Ross Park	1000 Ross Park Mall Drive		Pittsburgh	PA	15237	Juicy	LCI Holdings, Inc.	Penn Ross Joint Venture
116-35570	North Star	7400 San Pedro Ave		San Antonio	TX	78216	Juicy	LCI Holdings, Inc.	North Star Mall, LLC
116-35580	Pioneer Place	700 SW 5th Ave		Portland	OR	97204	Juicy	LCI Holdings, Inc.	Pioneer Place Limited Partnership
116-35610	The Summit	220 Summit Boulevard		Birmingham	AL	35243	Juicy	LCI Holdings, Inc.	Bayer Retail Company VI, L.L.C.
116-35620	Kierland Commons	15215 North Kierland Boulevard	Suite 125	Scottsdale	AZ	85254	Juicy	LCI Holdings, Inc.	Kierland Greenway, LLC
116-35650 ND (FN2)	El Paseo Village	73-545 and 73-525 El Paseo Boulevard		Palm Desert	CA	92260	Juicy	LCI Holdings, Inc.	El Paseo Land Company, L.L.C.

21

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
116-35660	Stanford Shopping Center	660 Stanford Shopping Center		Palo Alto	CA	94304	Juicy	LCI Holdings, Inc.	SPG Center, LLC
116-35670 ND (FN2)	Santa Monica Place	395 Santa Monica Place		Santa Monica	CA	90401	Juicy	LCI Holdings, Inc.	Macerich Santa Monica, LLC
116-35680	Galleria at Roseville	1151 Galleria Boulevard		Roseville	CA	95678	Juicy	LCI Holdings, Inc.	Roseville Shoppingtown LLC
116-35710 *	Forum Shops at Caesars	3500 Las Vegas Boulevard South		Las Vegas	NV	89109	Juicy	LCI Holdings, Inc.	Forum Shops, LLC
116-35740	Forum Shops at Caesars	3500 Las Vegas Boulevard South		Las Vegas	NV	89109	Love G&P	LCI Holdings, Inc.	Forum Shops, LLC
119-38000V (FN1) (entirely sublet)	Third Street Promenade	1427 Third Street Promenade		Santa Monica	CA	90401	Kensie	LCI Holdings, Inc.	Alan M. Mont and Francine S. Ginsburg
120-18000 *	Woodbury Common Premium Outlets	234 Red Apple Court		Central Valley	NY	10917	Kate Spade Outlet	Kate Spade, LLC	CPG Partners, L.P.
120-18010	Prime Outlets at San Marcos	393 IH-35 South		San Marcos	TX	78666	Kate Spade Outlet	Kate Spade, LLC	San Marcos Factory Stores, Ltd.
120-18020 *	Chicago Premium Outlets	1650 Premium Outlet Blvd.		Aurora	IL	60504	Kate Spade Outlet	Kate Spade, LLC	Simon/Chelsea Chicago Development, LLC
120-18030	Colonnade at Sawgrass	1800 Sawgrass Mills Circle		Sunrise	FL	33323	Kate Spade Outlet	Kate Spade, LLC	Sawgrass Mills Phase IV, L.L.C.
120-18040 Hybrid (FN4)	Prime Outlets at Ellenton	5705 Factory Shops Boulevard		Ellenton	FL	34222	Kate Spade Outlet	LCI Holdings, Inc.	Gulf Coast Factory Shops Limited Partnership
120-18050	Tanger Factory Outlet Center	1770 West Main Street	Suite 208	Riverhead	NY	11901	Kate Spade Outlet	LCI Holdings, Inc.	Tanger Properties Limited Partnership
120-18060 Hybrid (FN4)	Prime Outlets at Queenstown	401 Outlet Center Drive		Queenstown	MD	21658	Kate Spade Outlet	LCI Holdings, Inc.	Second Horizon Group Limited Partnership
120-18070 * Hybrid (FN4)	Wrentham Village Premium Outlets	One Premium Outlet Blvd, Suite 450		Wrentham	MA	02093-0656	Kate Spade Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
120-18080 Hybrid (FN4)	Tanger Factory Outlet Center	10819 Kings Road Unit 400		North Myrtle Beach	SC	29572	Kate Spade Outlet	LCI Holdings, Inc.	TWMB Associates, LLC
120-18100 Hybrid (FN4)	Leesburg Corner Premium Outlets	241 Fort Evans Road NE		Leesburg	VA	20176	Kate Spade Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
120-18110	Prime Outlets at Jeffersonville	800 Factory Shops Boulevard	Suite 570	Jeffersonville	OH	43128	Kate Spade Outlet	LCI Holdings, Inc.	Ohio Factory Shops Partnership
120-18120	Desert Hills Premium Outlets	48650 Seminole Road Suite 105		Cabazon	CA	92230	Kate Spade Outlet	LCI Holdings, Inc.	CPG Partners, LP
120-18130 * Hybrid (FN4)	Camarillo Premium Outlets	950 Camarillo Center Drive	Suite 978	Camarillo	CA	93010	Kate Spade Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
120-18150	Las Vegas Premium Outlets	795 S. Grand Central Pkwy.		Las Vegas	NV	89106	Kate Spade Outlet	LCI Holdings, Inc.	Simon/Chelsea Las Vegas Development, LLC
120-18160	Philadelphia Premium Outlets	18 Lightcap Road		Limerick	PA	19464	Kate Spade Outlet	LCI Holdings, Inc.	Chelsea Limerick Holdings, LLC
120-18190 Hybrid (FN4)	Rehoboth Outlet Center	Rehoboth Outlet Center 1, Suite 327		Rehoboth Beach	DE	19971	Kate Spade Outlet	LCI Holdings, Inc.	COROC/Rehoboth I L.L.C.

22

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
120-18200	Houston Premium Outlets	29300 Hempstead Road		Cypress	TX	77433	Kate Spade Outlet	LCI Holdings, Inc.	CPG Houston Holdings, L.P.
120-18210 Hybrid (FN4)	Seattle Premium Outlets	10600 Quil Ceda Blvd.		Tulalip	WA	98271	Kate Spade Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
120-18230	Prime Outlets at Hagerstown	700 Prime Outlets Blvd.		Hagerstown	MD	21740	Kate Spade Outlet	LCI Holdings, Inc.	Outlet Village of Hagerstown Limited Partnership
120-18240	Prime Outlets at St. Augustine	500 Belz Outlet Boulevard		St. Augustine	FL	32064	Kate Spade Outlet	LCI Holdings, Inc.	LVP St. Augustine Outlets LLC
120-18250	Orlando Outlet World	4955 International Drive		Orlando	FL	32819	Kate Spade Outlet	LCI Holdings, Inc.	Orlando Outlet Owner LLC
120-18260	Prime Outlets at Williamsburg	5645-130 Richmond Road		Williamsburg	VA	23188	Kate Spade Outlet	LCI Holdings, Inc.	Williamsburg Mazel, LLC
120-18270	Tanger Outlet Center at the Arches	455 Commack Road		Deer Park	NY	11729	Kate Spade Outlet	LCI Holdings, Inc.	Deer Park Enterprise, LLC
120-18280	Jersey Shore Premium Outles	1 Premium Outlet Blvd.		Tinton Falls	NJ	7753	Kate Spade Outlet	LCI Holdings, Inc.	CPG Tinton Falls Urban Renewal, LLC
120-18290	Fashion Outlets of Las Vegas	32100 Las Vegas Blvd. South		Primm	NV	89019	Kate Spade Outlet	LCI Holdings, Inc.	Fashion Outlet of Las Vegas, LLC
120-18300 Hybrid (FN4)	North Georgia Premium Outlets	800 Highway 400 South, Suite 895		Dawsonville	GA	30534	Kate Spade Outlet	LCI Holdings, Inc.	CPG Partners, L.P.
120-18320	Clinton Crossing Premium Outlets	20-A Killingworth Turnpike		Clinton	CT	6413	Kate Spade Outlet	LCI Holdings, Inc.	CPG Partners, LP
120-18330	Fashion Outlets of Niagara	1900 Military Rd & Connecting Blvd		Niagara Falls	NY	14304	Kate Spade Outlet	LCI Holdings, Inc.	Fashion Outlets of Niagara LLC
120-18350	97 Depot Street	97 Depot Street		Manchester	Vt	5255	Kate Spade Outlet	LCI Holdings, Inc.	H.B. Realty Partners, L.P.
120-32000-1	454 Broome St. (Roof — HVAC)	454 Broome Street		New York	NY	10013	Kate Spade	Kate Spade, LLC	Chakrapani Corporation
120-32000-2	456 Broome St. (Ground Floor/Nieuw LL)	456 Broome Street		New York	NY	10013	Kate Spade	Kate Spade, LLC	Nieuw Broome Owners, LLC
120-32000-3	454 Broome St. (1st & Basmnt/Herb Wells)	454 Broome Street		New York	NY	10013	Kate Spade	Kate Spade, LLC	Herbert A. Wells, III
120-32010	Newbury Street	117 Newbury Street		Boston	MA	2116	Kate Spade	LCI Holdings, Inc.	Junior League of Boston, Inc.
120-32020	Greenwich Avenue	271 Greenwich Avenue		Greenwich	CT	6830	Kate Spade	LCI Holdings, Inc.	271 Greenwich Avenue, LLC
120-32030	East Oak Street	56 East Oak Street		Chicago	IL	60611	Kate Spade	LCI Holdings, Inc.	Chicago Title Land Trust Company
120-32040	Grant Avenue	207 Grant Avenue		San Francisco	CA	94108	Kate Spade	Kate Spade, LLC	Bonds Land Investment Co., Ltd
120-32060	Georgetown	3061 M Street NW		Washington	DC	20007	Kate Spade	Kate Spade, LLC	Lobert Properties

23

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
120-32070	Lenox Square	3393 Peachtree Road NE		Atlanta	GA	30326	Kate Spade	LCI Holdings, Inc.	The Retail Property Trust
120-32080	Houston Galleria I	5015 Westheimer		Houston	TX	77056	Kate Spade	Kate Spade, LLC	HG Shopping Centers, L.P.
120-32090	SouthPark Mall	4400 Sharon Road		Charlotte	NC	28211	Kate Spade	Kate Spade, LLC	SouthPark Mall Limited Partnership
120-32100	NorthPark Center	518 Northpark Center		Dallas	TX	75225	Kate Spade	Kate Spade, LLC	NorthPark Partners, LP
120-32130	The Plaza at King of Prussia	160 North Golph Road		King of Prussia	PA	19406	Kate Spade	Kate Spade, LLC	King of Prussia Associates
120-32140	Stanford Shopping Center	153 Stanford Shopping Center		Palo Alto	CA	94304	Kate Spade	Kate Spade, LLC	SPG Center, LLC
120-32150	Scottsdale Fashion Square	7014 East Camelback Road		Scottsdale	AZ	85251	Kate Spade	Kate Spade, LLC	Scottsdale Fashion Square LLC
120-32160	Somerset Collection	2800 West Big Beaver Road		Troy	MI	48084	Kate Spade	Kate Spade, LLC	Somerset Collection Limited Partnership
120-32170	Palmer Square North	10 Hulfish Street		Princeton	NJ	8542	Kate Spade	Kate Spade, LLC	Nassau Inn Limited Partnership
120-32180	Fashion Island	819 Newport Center Drive		Newport Beach	CA	92660	Kate Spade	Kate Spade, LLC	The Irvine Company, LLC
120-32190	466 Broome St. (Jack Spade)	466 Broome Street	with entrance at 56 Greene Street	New York	NY	10013	Jack Spade	Kate Spade, LLC	466-26 Soho LLC
120-32200	Royal Hawaiian Shopping Center	2201 Kalakaua Ave.		Honolulu	HI	96815	Kate Spade	Kate Spade, LLC	Trustees of the Estate of Bernice Pauahi Bishop
120-32270	Fifth Avenue	135 Fifth Avenue		New York	NY	10003	Kate Spade	LCI Holdings, Inc.	135 Fifth Avenue LLC
120-32290	San Francisco Centre	425 Market Street		San Francisco	CA	94103	Kate Spade	LCI Holdings, Inc.	S.F. Centre Limited Partnership
120-32310	The Americana at Brand	116 Caruso Avenue		Glendale	CA	91210	Kate Spade	LCI Holdings, Inc.	The Americana at Brand, LLC
120-32370	One Colorado	37 West Colorado Boulevard		Pasadena	CA	91105	Kate Spade	LCI Holdings, Inc.	One Colorado Investments LLC
120-32390	Pioneer Place	700 SW 5th Ave		Portland	OR	97204	Kate Spade	LCI Holdings, Inc.	Pioneer Place Limited Partnership
120-32400	The Mall at Chestnut Hill	199 Boylston St		Newton	MA	2467	Kate Spade	LCI Holdings, Inc.	WMACH LLC
120-32410	Broadway Plaza	1177 Broadway Plaza		Walnut Creek	CA	35496	Kate Spade	LCI Holdings, Inc.	Macerich Northwestern Associates
120-32420	Century City Mall	10250 Santa Monica Boulevard	#196	Los Angeles	CA	90067	Kate Spade	LCI Holdings, Inc.	Century City Mall, LLC
120-32440	The Village at Corte Madera	1814 Redwood Highway	Space B025	Corte Madera	CA	94925	Kate Spade	LCI Holdings, Inc.	Corte Madera Village, LLC
120-32460	Topanga Plaza	6600 Topanga Canyon Boulevard		Canoga Park	CA	91303	Kate Spade	LCI Holdings, Inc.	Westfield Topanga Owner LP

24

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
120-32470	Fashion Valley Mall	7007 Friars Rd.		San Diego	CA	92108	Kate Spade	LCI Holdings, Inc.	Fashion Valley Mall, LLC
120-32510	Ross Park	1000 Ross Park Mall Drive		Pittsburgh	PA	15237	Kate Spade	LCI Holdings, Inc.	Penn Ross Joint Venture
120-32550	International Plaza	2223 North Westshore Boulevard	Space 221	Tampa	FL	33607	Kate Spade	LCI Holdings, Inc.	Tampa Westshore Associates Limited Partnership
120-32560	Waterside Shops at Pelican Bay	5485 Tamiami Trail N.		Naples	FL	34108	Kate Spade	LCI Holdings, Inc.	Waterside at Pelican Bay LLC
120-32570	The Westchesher	125 Westchester Avenue		White Plains	NY	10601	Kate Spade	LCI Holdings, Inc.	Westchester Mall, LLC
120-32570ND (FN2)	The Westchester	125 Westchester Avenue	Suite 925	White Plains	NY	10601	Kate Spade	LCI Holdings, Inc.	Westchester Mall, LLC
120-32580	The Mall at Green Hills	2126 Abbott Martin Road	#313	Nashville	TN	37215	Kate Spade	LCI Holdings, Inc.	Davis Street Land Company of Tennessee, L.L.C.
120-32590	Fashion Show Mall	3200 Las Vegas Blvd.		Las Vegas	NV	89109	Kate Spade	LCI Holdings, Inc.	Fashion Show Mall, LLC
120-32610	Plaza Frontenac	97 Plaza Frontenac		St. Louis	MO	63131	Kate Spade	LCI Holdings, Inc.	Davis Street Land Company of Missouri L.L.C.
120-32650	Ala Moana Center	1450 Ala Moana Blvd.		Honolulu	HI		Kate Spade	LCI Holdings, Inc.	GGP Ala Moana L.L.C.
120-32660	Bleeker Street	400 Bleeker Street	a/k/a 288 West 11th Street	New York	NY	10014	Jack Spade	LCI Holdings, Inc.	400 Bleecker Street Co., LLC
120-32700 ND	Abbot Kinney	1132 Abbot Kinney Boulevard		Venice	CA	90291	Jack Spade	LCI Holdings, Inc.	Scott J. Borman
125-14040 Hybrid (FN4)	Woodbury Common Premium Outlets	231 Red Apple Court	Route 32, Box 11	Central Valley	NY	10917	Kensie	LCI Holdings, Inc.	CPG Partners, L.P
152-13310 ND (FN2)	Barceloneta	1 Prime Outlets Boulevard		Barceloneta	PR	617	Juicy Outlet	Liz Claiborne Puerto Rico, Inc.	PR Barceloneta, LLC
152-30800	Prime Outlets of Puerto Rico	1 Prime Outlets Blvd Suite 400		Barceloneta	PR	617	Liz Claiborne	Liz Claiborne Puerto Rico, Inc.	PR Barceloneta, LLC
152-32300	Route 66 Mall	18400 State Road #3, Suite 170		Canovanas	PR	729	Liz Claiborne	Liz Claiborne Puerto Rico, Inc.	FOM Puerto Rico, S.E.
152-69000	Plaza Las Americas	525 F.D. Roosevelt Avenue	Hato Rey	San Juan	PR	918	Lucky	Liz Claiborne Puerto Rico, Inc.	Plaza Las Americas, Inc.
230-60000-1	30 Irving Place	30 Irving Place	9th Floor	New York	NY		Narciso Rodriguez Facilities	Havana LLC	30 Irving Place Realty Co.
230-60000-2V (FN1) (partially sublet)	17-19 Union Square West	17-19 Union Square West		New York	NY		Narciso Facilities	Havana LLC	17-19 Associates, LLC
290-41100	209 West 38th Street	209 West 38th Street		New York	NY		Westcoast Contempo Facilities	Westcoast Contempo (USA) Inc.	Newmark & Company Real Estate, Inc., as Agent for 209-219 W 38 LLC

25

Schedule 3.05 B
Other Leased Real Property — US [updated as of 5/1/2010]

							Banner		Landlord Entity under the
Lease #	Location Name	Address 1	Address 2	City	State	Zip	/Tradename	Tenant Entity under the Lease	Lease
290-41400	California Market Center	110 East Ninth Street		Los Angeles	CA	90079	Westcoast Contempo Facilities	Westcoast Contempo (USA) Inc.	Jamison California Market Center, LP

325-50000-2	48 West 25th Street (6th & 7th Floor)	48 West 25th Street		New York	NY	10010	Kate Spade Facilities	Kate Spade, LLC	48 West 25th Street, LLC
325-50000-3	48 West 25th Street (4th Floor)	48 West 25th Street		New York	NY	10010	Kate Spade Facilities	Kate Spade, LLC	48 West 25th Street, LLC
325-50000-4	48 West 25th Street (5th Floor)	48 West 25th Street		New York	NY	10010	Kate Spade Facilities	Kate Spade, LLC	48 West 25th Street, LLC
330-65000-5	12723 Wentworth Street	12723 Wentworth Street	12800 Rangoon Street	Arleta	CA	91331	Juicy Facilities	Juicy Couture, Inc.	IPERS BREA/Golden State Business Parks, Inc.

330-65000-7	Cooper Building	860 S. Los Angeles Street		Los Angeles	CA	90014	Juicy Facilities	Juicy Couture, Inc.	Big Munga Development, LLC dba Mercantile Center
330-65000-8	12825 Rangoon Street	12825 Rangoon Street		Arleta	CA	91331	Juicy Facilities	Juicy Couture, Inc.	IPERS BREA/Golden State Business Parks, Inc.
360-41400-1	New Mart Building	127 East Ninth Street		Los Angeles	CA	90015	Lucky Facilities	Lucky Brand Dungarees, Inc.	Eisenberg Properties-New Mart Building, Inc.
360-50000-1	5233 Alcoa Avenue	5233 Alcoa Avenue		Vernon	CA	90058	Lucky Facilities	Lucky Brand Dungarees Stores, Inc.	The Guardian Life Insurance Company of America
360-50000-2	5400 Alcoa Avenue	5400 Alcoa Avenue		Vernon	CA	90058	Lucky Facilities	Lucky Brand Dungarees, Inc.	Kudenoff/Kroener Family Partnership
ND SP 107 El Paseo (FN2)	El Paseo Village	73-545 and 73-525 El Paseo Boulevard		Palm Desert	CA	92260	Lucky	Lucky Brand Dungarees Stores, Inc.	El Paseo Land Company, L.L.C.
ND SP 107 Oyster Bay (FN2)	The Mall at Oyster Bay			Oyster Bay	NY		Lucky	Lucky Brand Dungarees Stores, Inc.	Oyster Bay Associates Limited Partnership
ND SP 107 South Shore (FN2)	South Shore Plaza	250 Granite Street		Braintree	MA	02184	Lucky	Lucky Brand Dungarees Stores, Inc.	Braintree Property Associates Limited Partnership

ND SP 116 Oyster Bay (FN2)	The Mall at Oyster Bay			Oyster Bay	NY		Juicy	LCI Holdings, Inc.	Oyster Bay Associates Limited Partnership
ND SP 116 South Shore (FN2)	South Shore Plaza	250 Granite Street		Braintree	MA	02184	Juicy	LCI Holdings, Inc.	Braintree Property Associates Limited Partnership
ND SP 120 El Paseo (FN2)	El Paseo Village	73-545 and 73-525 El Paseo Boulevard		Palm Desert	CA	92260	Kate Spade	LCI Holdings, Inc.	El Paseo Land Company, L.L.C.
ND SP 120 Oyster Bay (FN2)	The Mall at Oyster Bay			Oyster Bay	NY		Kate Spade	LCI Holdings, Inc.	Oyster Bay Associates Limited Partnership
ND SP 123 King of PrussiaV (FN3)	Court at King of Prussia	304 Goddard Boulevard		King of Prussia	PA	19406	Liz Claiborne Full Price	LCI Holdings, Inc.	King of Prussia Associates

26

Schedule 3.05 B
FOOTNOTES:

FN1 —	any Lease # with a “V” means that the property have been vacated but there is still a lease obligation (a termination deal may be in negotiation).

FN2 —	any Lease # with a “ND” either at the beginning or at the end means there is a lease obligation but the store has not opened/lease has not commenced yet

FN3 —	This lease has open litigation. The store never opened and its enforceability and validity is being challenged by the Tenant Entity under the Lease.

FN4 —	Hybrid — these leases are a Hybrid where a portion of the space is operated as a “Lucky” store. The Tenant under the lease in LCI Holdings, Inc. but we have internally allocated a portion of the space to Lucky Brand Dungarees Stores, Inc. for the Lucky store portion and we intend to create an internal sublease document.

FN5 —	These leases currently have month to month terms. We are either in the process of negotiating extension documents and the terms will then be converted to a fixed term or we will continue to operate on a month to month basis.

FN6 —	These leases expires 4/30/2010, but may be extended.

* —	Leases with an asterisk have a separate storage space payment associated with them as of 2/23/2010 (but subject to change as some may be temporary storage spaces)
Deals in negotiation, fully executed lease not available as of 3/1/2010

ND O 116 Allen	Allen Premium Outlets	820 West Stacy Road	Allen	TX	75013	Juicy Outlet	LCI Holdings, Inc.
116-13330 ND	Five Oaks		Sevierville	TN	37862	Juicy Outlet	LCI Holdings, Inc.
116-35780 ND	International Plaza	2223 N. West Shore Boulevard	Tampa	FL	33607	Juicy	LCI Holdings, Inc.
116-13390 ND	Orlando Premium Outlets	8200 Vineland Avenue	Orlando	FL	32821	Juicy Outlet	LCI Holdings, Inc.
116-13340 ND	Patomac Mills	2700 Patomac Mills Circle	Woodbridge	VA	22192	Juicy Outlet	LCI Holdings, Inc.
116-13410 ND	Rehoboth Outlet Center	36470 Seaside Outlet Drive	Rehoboth Beach	DE	19971	Juicy Outlet	LCI Holdings, Inc.
116-13320 ND	Rio Grand Valley Premium Outlets	5001 East Expressway	Mercedes	TX	78570	Juicy Outlet	LCI Holdings, Inc.
116-35760 ND	Roosevelt Field	630 Old Country Road	Garden City	NY	11530	Juicy	LCI Holdings, Inc.

116-13400 ND	Waikele Premium Outlets	94-790 Lumiaina Street	Waipahu	HI	96797	Juicy Outlet	LCI Holdings, Inc.

27

Schedule 3.06
Disclosed Matters
None

1

Schedule 3.10
Foreign Benefit Arrangements and Foreign Pension Plans (“Plan”)

Name of Loan Party/Subs.
maintaining or
contributing to Plan	Name of Plan	Type of Plan	Region or Country
Liz Claiborne, Inc.	Retirement Fund / Mandatory Provident Fund (MPF) is the Fidelity Master Trust Fund	Defined Contribution Plan	Asia
Liz Claiborne Canada Inc.	Liz Claiborne Canada Inc. Retirement Plan (27398-G)	Defined Contribution Plan	Canada
Westcoast Contempo Fashions Limited	Workers United Canada Retirement Fund	Pension Plan	Canada
Mexx Nederland BV	Mexx collectieve pensioenregeling	Defined Contribution Plan	Netherlands
Mexx Europe BV	Mexx collectieve pensioenregeling	Defined Contribution Plan	Netherlands
Mexx Europroduction BV	Mexx collectieve pensioenregeling	Defined Contribution Plan	Netherlands
Mexx Europe International BV	Mexx collectieve pensioenregeling	Defined Contribution Plan	Netherlands
Mexx Nederland Retail BV	Bedrijfstakpensioenfonds voor de detailhandel	Defined benefit	Netherlands
Mexx Ltd / Liz Claiborne Europe	Stakeholder pensionscheme (Standard Life)	Defined Contribution Plan	UK
Mexx Holding GmbH	Gruppenversicherung/pension plan	Pension Plan	Germany
Mexx Deutschland GmbH	Gruppenversicherung/pension plan	Pension Plan	Germany
Mexx Modehandels GmbH	Gruppenversicherung/pension plan	Pension Plan	Germany
Mexx Scandinavia AB	Mexx Scandinavia AB Occupational Pension Plan	Pension Plan	Sweden
Mexx Scandinavia AS	Mexx Scandinavia AB Occupational Pension Plan	Pension Plan	Norway
Mexx Scand. Finland OY	Unit linked sesam Insurance Contract	Defined Contribution Plan	Finland
Mexx Belgium NV	Groepsverzekering	Defined Contribution Plan	Belgium
Mexx Ireland Ltd.	PRSA (Personal Retirement Savings Account)	Defined Contribution Plan	Ireland

Schedule 3.14
Schedule 3.14
INSURANCE POLICIES

Category	Insurer	A. M. Best	Policy No.	Term	Coverages		Limits	Insureds
PROPERTY
	Factory Mutual Ins. Co.	A+ XV	LD 577	05/31/09 – 05/31/10	“All Risks” Property Insurance		$500,000,000	Includes all
	(FM Global)		UK090961					“Loan Parties”
					Inventory at Warehouse only			as defined in Credit
					See Stock Throughput below			Agreement

					Terrorism Sublimits
					Certified Acts	Per Occ.	$500,000,000
					Non Certified Acts	Per Occ.	$1,000,000
POLITICAL RISK / WAR ON LAND / TRADE DISRUPTION
	Lloyd’s of London	A, XV	M80187010	02/01/10 – 02/01/12	Political Risk/Confiscation	Per Occ.	$12,500,000	Includes all
						Aggregate	$25,000,000	“Loan Parties”
								as defined in Credit
	Lloyd’s of London	A, XV	M80187010	02/01/10 – 02/01/12	War on Land	Per Occ.	$12,500,000	Agreement
						Aggregate	$25,000,000

	Lloyd’s of London	A, XV	M80187010	02/01/10 – 02/01/12	Terrorism	Per Occ.	$20,000,000
					(excess and difference in	Aggregate	$30,000,000
					conditions of FM policy)

	Lloyd’s of London	A, XV	M80187010	02/01/10 – 02/01/12	Trade Disruption	Per Occ.	$15,000,000
					(consequential loss)	Aggregate	$17,500,000
STOCK THROUGH PUT/TRANSIT AND MARINE CARGO
	Lloyd’s of London &	A, XV	M80186010	02/01/10 – 02/01/11	Transits		$30,000,000	Includes all
	Various British Companies							“Loan Parties”
								as defined in Credit
	Lloyd’s of London &	A, XV	M80186010	02/01/10 – 02/01/11	Inventory excluding Retail Stores		$50,000,000	Agreement
	Various British Companies

1

Schedule 3.14

Category	Insurer	A. M. Best	Policy No.	Term	Coverages		Limits	Insureds
CASUALTY
	Hartford	A, XV	10CSEC77702	09/30/09 – 09/30/10	General Liability		$5,000,000

	Hartford	A, XV	10ABC77703	09/30/09 – 09/30/10	Business Auto		$1,000,000	Includes all
								“Loan Parties”
	Hartford	A, XV	10WNC77700	09/30/09 – 09/30/10	Workers’ Compensation		Statutory	as defined in Credit
	Hartford	A, XV	10WBRC77701	09/30/09 – 09/30/10				Agreement
	Hartford	A, XV	10XWEC77704	09/30/09 – 09/30/10

					Umbrella & Excess Liability		$100,000,000
	ACE	A+, XV	XOOG24902201	09/30/09 – 09/30/10	Primary 25MM
	Great American	A, XIV	TUE358011206	09/30/09 – 09/30/10	50% of 50MM x 25MM
	Chubb	A++, XV	79766879	09/30/09 – 09/30/10	50% of 50MM x 25MM
	Zurich	A, XV	AEC913970503	09/30/09 – 09/30/10	25MM x 75MM
SPECIAL EVENTS
	Chubb	A++, XV	79488737	10/25/09 – 10/25/10	Special Events Liability		$1,000,000	Includes all
								“Loan Parties”
								as defined in Credit
								Agreement
TRAVEL
	National Union	A, XV	GTP0009129950	03/13/10 – 03/13/13	Travel Accident
	Fire Insurance Co. (Chartis)					Officers	$1,000,000	Includes all
						All other employees	$250,000	“Loan Parties”
						All guests traveling at Liz expense	$50,000	as defined in Credit
						Spouse	$100,000	Agreement
						Dependent children	$50,000
DIRECTORS & OFFICERS
					Executive Liability and Indemnification —
					Directors & Officers		$50,000,000	Includes all
	Federal Ins. Co.	A++ XV	81035379	08/11/09 – 08/11/10	Primary 15MM			“Loan Parties”
	(Chubb Group)							as defined in Credit
								Agreement
	National Union	A, XV	10367883	08/11/09 – 08/11/10	10MM x 15MM
	Fire Insurance Co.
	(Chartis)

	St. Paul Mercury Ins. Co.	A+, XV	EC09002621	08/11/09 – 08/11/10	10MM x 25MM
	(Travelers)

	Allied World Assurance	A, XV	3048602	08/11/09 – 08/11/10	10MM x 35MM

	Everest National Insurance Co.	A+, XV	SC5ED00004091	08/11/09 – 08/11/10	5MM x 45MM

					Side-A Excess Exec Liab and Indem		$35,000,000	Includes all
	XL Specialty (XL Capital Group)	A, XV	ELU11292909	08/11/09 – 08/11/10	10MM x 50MM			Directors & Officers of
	AXIS Insurance	A, XV	MNN741743012009	08/11/09 – 08/11/10	10MM x 60MM			“Loan Parties”
	AIG Casualty Company	A, XV	3690400	08/11/09 – 08/11/10	10MM x 70MM			as defined in Credit
	Berkley Insurance Company	A+, XV	1923938	08/11/09 – 08/11/10	5MM x 80MM			Agreement

2

Schedule 3.14

Category	Insurer	A. M. Best	Policy No.	Term		Coverages	Limits	Insureds
FIDUCIARY
						Fiduciary Liability	$15,000,000	Includes all
	St. Paul Mercury Ins. Co.	A+, XV	ECO9003071	01/15/10 – 01/15/11		Primary 10MM		“Loan Parties”
	(Travelers)							as defined in Credit
								Agreement
	Federal Ins. Co.	A++, XV	82095332	01/15/10 – 01/15/11		10MM x 10MM
	(Chubb Group)
EMPLOYMENT PRACTICES
						Employment Practices Liability	$20,000,000
	St. Paul Mercury Ins. Co.	A+, XV	ECO9002740	09/30/09 – 09/30/10		Primary 10MM		Includes all
	(Travelers)							“Loan Parties”
								as defined in Credit
	Federal Ins. Co.	A++, XV	8158-8137	09/30/09 – 09/30/10		10MM x 10MM		Agreement
	(Chubb Group)
INTERNET
						Internet Security and Privacy
	Beazley Insurance Co	A, XV	W1033D090101	12/18/09 – 12/18/10		Liability	$3,000,000	Includes all
	Syndicate 2623/623 @							“Loan Parties”
	Lloyds of London							as defined in Credit
								Agreement
CRIME
	Federal Ins. Co.	A++, XV	81847635	08/11/09 – 08/11/10		Commercial Crime	$15,000,000	Includes all
	(Chubb Group)							“Loan Parties”
								as defined in Credit
								Agreement
SPECIAL COVERAGE
	Liberty Ins. Underwriters, Inc.	A, XV	206211018	01/01/08 – 01/01/11	Kidnap and Ransom	Per Loss	$15,000,000	Includes all
	(Liberty Mutual Group)							“Loan Parties”
								as defined in Credit
								Agreement
FOREIGN INSURANCE PROGRAM
						Excess and “Difference in Conditions” Coverage
	Insurance Company of the State	A, XV	WR10008277	09/30/09 – 09/30/10		Foreign General Liability	$1,000,000	Includes all
	of PA					Foreign Automobile	$1,000,000	“Loan Parties”
	(Chartis)					Foreign Workers		as defined in Credit
						Compensation/Employers Liability	$1,000,000	Agreement
CREDIT INSURANCE
	Euler Hermes Credit	N/A	64.762	01/01/07 – 12/31/10		Accounts Receivable	€62 million	Mexx Europe B.V.
	Insurance Belgium N.V.

3

Schedule 3.15
Schedule 3.15
Capitalization and Subsidiaries
3.15(a) and (c) — List of name of Subsidiaries, their relationship to Liz Claiborne, Inc. (the “Company”), and the type of entity of each entity:

		Jurisdiction of		Owner(s)/
	Entity Name	Formation	Type of Entity	Holder(s) and its jurisdiction of formation
	Liz Claiborne, Inc.	Delaware	Corporation	N/A
Domestic Entities
	Jerg, Inc.	California	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Juicy Couture, Inc.	California	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Skylark Sport Marketing Corporation	California	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	DB Newco Corp.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Nonee I Holding, LLC	Delaware	LLC	Liz Claiborne, Inc. (Delaware) (100%)
	Nonee I, LLC	Delaware	LLC	Nonee I Holding, LLC (Delaware) (100%)
	Havana LLC	Delaware	LLC	Liz Claiborne, Inc. (Delaware) (100%)
	Kate Spade LLC	Delaware	LLC	Liz Claiborne, Inc. (Delaware) (100%)
	L. C. Augusta, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	L.C. Caribbean Holdings, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	LC Libra, LLC	Delaware	LLC	Liz Claiborne, Inc. (Delaware) (99%) LCI Holdings, Inc. (Delaware) (1%)
	L.C. Licensing, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	L.C. Service Company, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	L.C. Special Markets, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	LCI Acquisition U.S., Inc.	Delaware	Corporation	Liz Claiborne Foreign Holdings, Inc. (Delaware) (100%)
	LCI Holdings, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	LCI Investments, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Boodle, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Liz Claiborne Accessories, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Liz Claiborne Accessories-Sales, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Liz Claiborne Cosmetics, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Liz Claiborne Export, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)

Schedule 3.15

		Jurisdiction of		Owner(s)/
	Entity Name	Formation	Type of Entity	Holder(s) and its jurisdiction of formation
	Liz Claiborne Foreign Holdings, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Liz Claiborne Japan, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Liz Claiborne Puerto Rico, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Liz Claiborne Sales, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Liz Claiborne Shoes, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Lucky Brand Dungarees, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (99.701%)
	Lucky Brand Dungarees Stores, Inc.	Delaware	Corporation	Lucky Brand Dungarees, Inc. (Delaware) (100%)
	Monet International, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Monet Puerto Rico, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Segrets, Inc.	Delaware	Corporation	Liz Claiborne, Inc. (Delaware) (99.297%)
	Westcoast Contempo Promenade, Inc.	Washington	Corporation	Westcoast Contempo Retail, Inc. (Washington) (100%)
	Westcoast Contempo Retail, Inc.	Washington	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Westcoast Contempo (U.S.A.) Inc.	Washington	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
Foreign Entities
	Mexx Austria GmbH	Austria	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)
	Mexx Belgium NV	Belgium	Corporation	Mexx Europe International B.V. (Netherlands) (99.99%) Mexx Group B.V. (Netherlands) (.01%)
	Retrain NV	Belgium	Corporation	Mexx Europe International B.V. (Netherlands) (99.99%) Mexx Group B.V. (Netherlands) (.01%)
	Liz Claiborne DO Brasil Industria E Comercia	Brazil	Company with Limited Liability	L.C. Caribbean Holdings, Inc. (Delaware) (99%) Liz Claiborne Foreign Holdings, Inc. (Delaware) (1%)
	Westcoast Contempo Fashions Limited	British Columbia	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Liz Claiborne Canada Inc.	Canada	Corporation	Liz Claiborne, Inc. (Delaware) (100% of common shares) Liz Claiborne Export, Inc. (Delaware) (100% of preferred shares)
	Juicy Couture Canada Inc.	Canada	Corporation	Liz Claiborne, Inc. (Delaware) (100%)
	Sheng Hui Fashion (Shenzhen) Co. Limited	China	Limited Liability Company	Mexx Far East Ltd. (Hong Kong) (100%)
	Shanghai Zhong Haw Costume & Accessories Co. Ltd.	China	Corporation	Westcoast Contempo (U.S.A.) Inc. (Washington) (33%)
	Mexx Czech Republic S.r.o.	Czech Republic	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)
	Mexx Scandinavia Finland OY	Finland	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)

Schedule 3.15

	Jurisdiction of		Owner(s)/
Entity Name	Formation	Type of Entity	Holder(s) and its jurisdiction of formation
Mexx Boutiques SARL	France	Limited Liability Company	Mexx France SAS (France) (99%) Mexx Europe Holding B.V. (Netherlands) (.01%)
Mexx France International SAS	France	Simplified Corporation	Liz Claiborne Europe (United Kingdom) (100%)
Mexx France SAS	France	Simplified Corporation (société par actions simplifiées)	Mexx Europe International B.V. (Netherlands) (100%)
Mexx Deutschland GmbH	Germany	Limited Liability Company	Mexx Holding GmbH (Germany) (100%)
Mexx Direct GmbH & Co KG	Germany	Limited Partnership	Mexx Group B.V. (Netherlands) (100%)
Mexx Holding GmbH	Germany	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)
Mexx Modehandels GmbH	Germany	Corporation	Mexx Holding GmbH (Germany) (100%)
Verwaltungsgesellschaft Mexx Direct mbH	Germany	Limited Liability Company	Mexx Group B.V. (Netherlands) (100%)
Mexx Hellas EPE	Greece	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)
Textiles Liz Claiborne Guatemala, SA	Guatemala	Company with Limited Liability	L.C. Caribbean Holdings, Inc. (Delaware) (99.99%) Liz Claiborne Foreign Holdings, Inc. (Delaware) (.1%)
Liz Claiborne International Limited	Hong Kong	Private Company with Limited Liability	Mexx Holding Netherlands B.V. (Netherlands) (100%)
Mexx Asia Pacific Ltd.	Hong Kong	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)
Bright Win Ltd.	Hong Kong	Limited Liability Company	Mexx Far East Ltd. (Hong Kong) (100%)
Mexx Far East Ltd.	Hong Kong	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)
Mexx Hungary Ltd.	Hungary	Limited Liability Company	Mexx Europe Holding B.V. (Netherlands) (1%) Mexx Europe International B.V. (Netherlands) (99%)
Mexx Ireland Limited	Ireland	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)
Juicy Couture Ireland Limited	Ireland	Limited Liability Company	Juicy Couture Europe Limited (United Kingdom) (100%)
Liz Claiborne (Israel) Ltd.	Israel	Company with Limited Liability	L.C. Licensing Inc. (Delaware) (1%) Liz Claiborne Foreign Holdings, Inc. (Delaware) (99%)
Liz Claiborne Operations (Israel) 1993 Ltd.	Israel	Private Company with Limited Liability	Liz Claiborne Foreign Holdings, Inc. (Delaware) (99%) Liz Claiborne, Inc. (Delaware) (1%)
Mexx Italy S.r.l.	Italy	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)

Schedule 3.15

	Jurisdiction of		Owner(s)/
Entity Name	Formation	Type of Entity	Holder(s) and its jurisdiction of formation
Mexx Luxembourg S.à.r.l	Luxembourg	Company with Limited Liability	Mexx Europe International B.V. (Netherlands) (100%)
Liz Claiborne de Mexico, S.A. de C.V.	Mexico	Private Company with Limited Liability	L.C. Caribbean Holdings, Inc. (Delaware) (1%) Liz Claiborne Foreign Holdings, Inc. (Delaware) (99%)
Liz Claiborne Servicios de Mexico, S.A. de C.V.	Mexico	Private Company with Limited Liability	L.C. Service Company, Inc. (Delaware) (99%) Liz Claiborne Export, Inc. (Delaware) (1%)
Liz Claiborne 3 B.V.	Netherlands	Private Company with Limited Liability	Mexx Europe Holding B.V. (Netherlands) (100%)
Liz Claiborne 2 B.V.	Netherlands	Private Company with Limited Liability	Mexx Europe Holding B.V. (Netherlands) (100%)
Mexx Direct Holding B.V.	Netherlands	Company with Limited Liability	Mexx Group B.V. (Netherlands) (100%)
Mexx Europe B.V.	Netherlands	Private Company with Limited Liability	Mexx Holding Netherlands B.V. (Netherlands) (100%)
Mexx Europe Holding B.V.	Netherlands	Private Company with Limited Liability	LCI Acquisition U.S., Inc. (Delaware) (100%)
Mexx Europe International B.V.	Netherlands	Private Company with Limited Liability	Liz Claiborne 3 BV (Netherlands) (7%) Liz Claiborne 2 BV (Netherlands) (25%) Mexx Holding International B.V. (68%)
Mexx Europroduction B.V.	Netherlands	Private Company with Limited Liability	Mexx Holding Netherlands B.V. (Netherlands) (100%)
Mexx Group B.V.	Netherlands	Private Company with Limited Liability	Mexx Europe International B.V. (Netherlands) (100%)
Mexx Holding International B.V.	Netherlands	Private Company with Limited Liability	Mexx Europe Holding B.V. (Netherlands) (100%)
Mexx Holding Netherlands B.V.	Netherlands	Private Company with Limited Liability	Mexx Group B.V. (Netherlands) (33.3%) Mexx Europe Holding B.V. (Netherlands) (66.6%)
Mexx Nederland B.V.	Netherlands	Private Company with Limited Liability	Mexx Holding Netherlands B.V. (Netherlands) (100%)
Mexx Nederland Retail B.V.	Netherlands	Private Company with Limited Liability	Mexx Holding Netherlands B.V. (Netherlands) (100%)
Mexx Sport Benelux B.V.	Netherlands	Private Company with Limited Liability	Mexx Holding Netherlands B.V. (Netherlands) (100%)
High Mallow Company NV	Netherlands Antilles	Limited Liability Company	Mexx Europe International B.V. (Netherlands) (100%)
Mexx Scandinavia AS	Norway	Limited Liability Company	Mexx Europe International B..V (Netherlands) (100%)
Mexx Poland SP Zoo	Poland	Limited Liability Company	Mexx Group B.V. (Netherlands) (1%) Mexx Europe International B.V. (Netherlands) (99%)
Mexx Portugal, Unipessoal, LOA	Portugal	Limited Liability Company	Liz Claiborne Europe (United Kingdom) (100%)

Schedule 3.15

	Jurisdiction of		Owner(s)/
Entity Name	Formation	Type of Entity	Holder(s) and its jurisdiction of formation
Mexx Southern Europe, S.R.L.	Spain	Sole Partner Company	Liz Claiborne Europe (United Kingdom) (99%) Mexx Europe International B.V. (Netherlands) (1%)
Mexx Scandinavia Aktiebolag	Sweden	Mexx Scandinavia Aktiebolag	Mexx Europe International B.V. (Netherlands) (100%)
Mexx Modehandels AG	Switzerland	Corporation	Mexx Holding GmbH (Germany) (100%)
Mexx Switzerland GmbH	Switzerland	Limited Liability Company	Mexx Modehandels AG (Switzerland) (100%)
Mexx Middle East Centre FZE	United Arab Emirates	Free zone establishment	Mexx Europe International B.V. (Netherlands) (100%)
Liz Claiborne Europe	United Kingdom	Unlimited Company	Mexx Europe International B.V. (Netherlands) (100%)
Juicy Couture Europe Limited	United Kingdom	Private Company with Limited Liability	Liz Claiborne, Inc. (Delaware) (100%)
Mexx Limited	United Kingdom	Limited Liability Company	Mexx Europe B.V. (Netherlands) (100%)

Schedule 3.15
3.15(b) List of each class of authorized Equity Interests of each Borrower (other than the Company):

	State of	Total # of	Total # of Issued	Name & # of shares each
Entity:	Formation:	Authorized Shares:	Shares:	Shareholder owns
Liz Claiborne Canada Inc.	Canada	Unlimited number of common shares Unlimited number of preferred shares issuable in series 1 Preferred Shares Series 1	100 common shares and 1 preferred share	Liz Claiborne, Inc. owns 100 common shares; Liz Claiborne Export, Inc. holds 1 preferred share

Mexx Europe B.V.	Netherlands	1,000 shares	200 shares	Mexx Holding Netherlands B.V. — all

Juicy Couture Europe Limited	United Kingdom	1,000 shares	1,000 shares	Liz Claiborne, Inc. — all

Schedule 3.16
Schedule 3.16
Filing Jurisdictions
A) UCC Financing Statements:

No.	Entity:	Jurisdiction/State:
A.	US Loan Parties:
1.	Liz Claiborne, Inc.	DE
2.	Jerg, Inc.	CA
3.	Juicy Couture, Inc.	CA
4.	Skylark Sport Marketing Corporation	CA
5.	Boodle, Inc.	DE
6.	DB Newco Corp.	DE
7.	Havana LLC	DE
8.	Kate Spade LLC	DE
9.	L. C. Augusta, Inc.	DE
10.	L.C. Caribbean Holdings, Inc.	DE
11.	LC Libra, LLC & L.C. Libra, LLC	DE
12.	L.C. Licensing, Inc.	DE
13.	L.C. Service Company, Inc.	DE
14.	L.C. Special Markets, Inc.	DE
15.	LCI Acquisition U.S., Inc.	DE
16.	LCI Holdings, Inc.	DE
17.	LCI Investments, Inc.	DE
18.	Liz Claiborne Accessories, Inc.	DE
19.	Liz Claiborne Accessories-Sales, Inc.	DE
20.	Liz Claiborne Cosmetics, Inc.	DE
21.	Liz Claiborne Export, Inc.	DE
22.	Liz Claiborne Foreign Holdings, Inc.	DE
23.	Liz Claiborne Japan, Inc.	DE
24.	Liz Claiborne Puerto Rico, Inc.	DE
25.	Liz Claiborne Sales, Inc.	DE
26.	Liz Claiborne Shoes, Inc.	DE
27.	Lucky Brand Dungarees, Inc.	DE
28.	Lucky Brand Dungarees Stores, Inc.	DE
29.	Monet International, Inc.	DE
30.	Monet Puerto Rico, Inc.	DE
31.	Nonee I Holding, LLC	DE
32.	Nonee I, LLC	DE
33.	Segrets, Inc.	DE
34.	Westcoast Contempo Promenade, Inc.	WA
35.	Westcoast Contempo Retail, Inc.	WA
36.	Westcoast Contempo (U.S.A.) Inc.	WA

1

Schedule 3.16

No.	Entity:	Jurisdiction/State:
37.	Liz Claiborne Puerto Rico, Inc.	PR
38.	LCI Holdings, Inc.	PR
Foreign Loan Parties:
39.	Liz Claiborne Canada Inc.	DC
40.	Westcoast Contempo Fashions Limited	DC
41.	Juicy Couture Canada Inc.	DC and NJ
42.	Mexx Europe B.V.	DC
43.	Mexx Nederland B.V.	DC
44.	Mexx Nederland Retail B.V.	DC
45.	Mexx Modehandels GmbH	DC
46.	Mexx Holding GmbH	DC
47.	Verwaltungsgesellschaft Mexx Direct mbH	DC
48.	Mexx Deutschland GmbH	DC
49.	Mexx Direct GmbH & Co. KG	DC
50.	Liz Claiborne 3 B.V.	DC
51.	Liz Claiborne 2 B.V.	DC
52.	Mexx Europe Holding B.V.	DC
53.	Mexx Europe International B.V.	DC
54.	Mexx Group B.V.	DC
55.	Mexx Holding International B.V.	DC
56.	Mexx Holding Netherlands B.V.	DC
57.	Liz Claiborne Europe	DC
58.	Juicy Couture Europe Limited	DC
59.	Juicy Couture Ireland Limited	DC
60.	Mexx Europroduction B.V.	DC
61.	Mexx Sport Benelux B.V.	DC
62.	Mexx Direct Holding B.V.	DC
63.	Mexx Limited	DC

2

Schedule 3.16
B) Amendments to Mortgages:

Entity:	Jurisdiction/Office:
LCI Holdings, Inc.	Attn: Real Estate Recording
Hudson County Register of Deeds
595 Newark Ave
Room 105
Jersey City, NJ 07306
LCI Holdings, Inc.	Attn: Real Estate Recording
Monroe County Recorder of Deeds
7th & Monroe Street
Courthouse
Stroudsburg, PA 18360-2185

3

Schedule 3.16
C) Personal Property Security Act:

No.	Entity:	Jurisdiction/Province:
Canadian Loan Parties:
1.	Liz Claiborne Canada Inc.	Ontario, Alberta, British Columbia, Manitoba, Saskatchewan, New Brunswick and Nova Scotia
2.	Westcoast Contempo Fashions Limited	British Columbia and Ontario
3.	Juicy Couture Canada Inc.	Ontario
D) Civil Code of Quebec:

No.	Entity:	Jurisdiction/Province:
Canadian Loan Parties:
1.	Liz Claiborne Canada Inc.	Quebec

4

Schedule 5.19(a)
Post-Closing Obligations

Bank	IBAN	Account Number	Country

HSBC	ES5901620002340065507351		Spain

ING	ES4601680001870001748118		Spain

ABN Amro	NL95ABNA0604629338		Netherlands

HSBC	IT1830210160000007300387030		Italy

Schedule 5.19(b)
Post-Closing Obligations

Name of Grantor	Name of Institution	Account Number
LCI Holdings, Inc.	SunTrust Bank

Schedule 5.19(e)
Post-Closing Obligations
1.	The UK Borrower shall, on or prior to the date that is 60 days following the Effective Date (or such later date agreed to by the European Collateral Agent in its sole discretion), (x) close and transfer the function of the Lloyds TSB account with account number 00938607, and transfer any funds on deposit therein to either (A) a Collection Account held with the European Collateral Agent, or (B) a bank account in the United Kingdom with a bank which meets the approval of the European Collateral Agent (such approval not to be unreasonably withheld) (either of clause (A) or (B), the “Replacement Bank Account”), and (y) implement a blocked account mechanism or other mechanism, in each case, reasonably satisfactory to the European Collateral Agent, in respect of the Replacement Bank Account, and deliver to the European Collateral Agent (A) documentation, in form and substance reasonably satisfactory to the European Collateral Agent, granting a first priority fixed charge over the Replacement Bank Account in favor of the European Collateral Agent and (B) an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, stating that such documentation shall constitute a fully perfected Lien on, and security interest in, the Replacement Bank Account.
2.	The corrected (certified) Articles of Association of Mexx Holding GmbH must be produced within 60 days of the Effective Date (or at such a later date where the European Collateral Agent grants an extension in its sole discretion).
3.	Mexx Modehandels AG shall within 90 days of the Effective Date (or at such a later date where the European Collateral Agent grants an extension in its sole discretion), deliver an interim balance sheet as of 30 April 2010, certified by a financial officer and approved by its statutory auditors. The interim balance sheet as of 30 April 2010, shall evidence that Mexx Modehandels AG has agreed with its creditors on subordination of debts in an amount exceeding 120% of the loss of Mexx Modehandels AG reflected on such interim balance sheet.
4.	Liz Claiborne Europe shall, within 60 days following the Effective Date (or such later date agreed to by the European Collateral Agent in its sole discretion), take any and all actions required (or, in the case of any such action requiring the consent of any third party, use commercially reasonable efforts to cause such third party to provide such consent) under the LCE Debenture to identify, grant or perfect any Lien over any asset covered or purported to be covered by the LCE Debenture (it being understood that no failure by Liz Claiborne Europe to take any such actions shall constitute a Default or Event of Default prior to such date).
5.	Mexx Europe Holding BV shall, within 2 days following the Effective Date (or such later date agreed to by the European Collateral Agent in its sole discretion), deliver the share certificates and stock transfer forms relating to the shares held by Mexx Europe Holding BV in Liz Claiborne Europe.

Schedule 6.011
Existing Indebtedness

		Outstanding	Outstanding
	Total	as of 04/30/10	as of 04/30/10
	Commitment	(In Euro)	(In USD)

L/C Standby Indebtedness

Fortis Bank Netherlands* (secured by JPMorgan L/C)		€6,875,000	$9,154,062.50
ING Bank Netherlands*		€491,616	$654,586.70
Fortis Belgium*		€1,108,794	$1,476,359.21

ING Belgium*		€66,953	$89,147.92

Commerzbank*		€616,097.11	$820,333.30

1.3315 as of 4/30/10		€9,158,460.11	$12,194,489.63

Capitalized Leases for OH and RI equipment
Capitalized Lease pursuant to the Agreement between Banc of America Leasing & Capital, LLC and Liz Claiborne, Inc.			$17,254,517

	Total Indebt.		$29,449,006.63

*	This is a roll up of all of the indebtedness at the bank pursuant to various letters of credit.

[1]	Includes Non Lenders.

Schedule 6.02
Schedule 6.02
Existing Liens
Liz Claiborne, Inc., Debtor: Delaware Secretary of State UCC Filings:

	File #, Case#
	Book #,
No.	Page #	File Date	Current Secured Party of Record	Collateral	File Type
1.	32078361	07/23/2003	HSBC Bank USA	Equipment Lease	Original
	32755828	10/21/2003			Assignment
	81508611	05/01/2008			Continuation
2.	51142307	04/13/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
3.	51232454	04/21/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
4.	51302646	04/27/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
5.	51327296	04/29/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
6.	51347203	05/02/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
7.	51404798	05/06/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
8.	51508390	05/04/2005	IDB LEASING, INC.	2 Raymond Vehicles	Original
9.	51508408	05/04/2005	IDB LEASING, INC.	Equipment	Original
10.	51582031	05/23/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
11.	51631234	05/26/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
12.	51675793	06/01/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original

1

Schedule 6.02

	File #, Case#
	Book #,
No.	Page #	File Date	Current Secured Party of Record	Collateral	File Type
13.	51835298	06/15/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
14.	51865428	06/17/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
15.	51893891	06/21/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
16.	51939843	06/23/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
17.	52022607	06/30/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
18.	52265990	07/22/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
19.	52281302	07/25/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
20.	52348796	07/29/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
21.	52653781	08/25/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
22.	52708122	08/31/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
23.	52871904	09/16/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
24.	52969773	09/26/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
25.	53236883	10/19/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
26.	53319648	10/25/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
27.	53382885	10/31/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
28.	53565109	11/17/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
29.	53623916	11/22/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
30.	53650562	11/28/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original

2

Schedule 6.02

	File #, Case#
	Book #,
No.	Page #	File Date	Current Secured Party of Record	Collateral	File Type
31.	53689180	11/30/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
32.	53873206	12/14/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
33.	54071396	12/30/2005	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
34.	60040618	01/05/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
35.	60243071	01/20/2006	CSI LEASING, INC.	Equipment Lease	Original
36.	60788133	03/07/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
37.	60836577	03/10/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
38.	61009612	03/24/2006	KONICA BUSINESS TECHNOLOGIES, INC.	Konica copier	Original
39.	62339331	07/07/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Equipment	Original
40.	62339463	07/07/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Equipment	Original
41.	62847515	08/16/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
42.	63019965	08/30/2006	FIRST BANK OF HIGHLAND PARK	Equipment Lease	Original
	64184230	11/13/2006			Amendment
	64184495	11/13/2006			Assignment
	64184578	11/13/2006			Assignment
43.	63121399	09/08/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
44.	64577327	10/16/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
45.	63583648	10/16/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original

3

Schedule 6.02

	File #, Case#
	Book #,
No.	Page #	File Date	Current Secured Party of Record	Collateral	File Type
46.	63770336	10/30/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
47.	63774502	10/30/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
48.	64067351	11/21/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Warehouse management systems & materials handling equipment	Original
	20090096237	01/12/2009			Amendment
49.	64160370	11/30/2006	CSI LEASING, INC.	Equipment Lease	Original
	70224575	01/18/2007			Amendment
50.	64467536	12/20/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
51.	64496014	12/21/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
52.	64512281	12/22/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
53.	70482751	02/06/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
54.	70609049	02/15/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
55.	70633288	02/16/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
56.	70663509	02/21/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
57.	70663640	02/21/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
58.	70700202	02/23/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
59.	70706332	02/23/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
60.	70765155	02/28/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
61.	70963479	03/14/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original

4

Schedule 6.02

	File #, Case#
	Book #,
No.	Page #	File Date	Current Secured Party of Record	Collateral	File Type
62.	70984087	03/15/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
63.	71008027	03/16/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
64.	71020154	03/19/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
65.	71204360	03/30/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
66.	71295657	04/06/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
67.	71610707	04/30/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
68.	71963734	05/24/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
69.	72108636	06/05/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
70.	72108776	06/05/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
71.	72614872	07/11/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
72.	72660461	07/13/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
73.	72669694	07/16/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
74.	72822202	07/26/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
75.	73222535	08/23/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
76.	73259685	08/27/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
77.	73596755	09/24/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
78.	73795456	10/09/2007	IDB LEASING, INC.	Equipment Lease	Original
	74416953	11/20/2007			Assignment

5

Schedule 6.02

	File #, Case#
	Book #,
No.	Page #	File Date	Current Secured Party of Record	Collateral	File Type
79.	74496062	11/28/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copiers	Original
80.	74552823	12/03/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
81.	74648530	12/10/2007	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
82.	80434538	02/05/2008	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
	80457364	02/06/2008			Amendment
83.	80452951	01/31/2008	PURE WATER TECHNOLOGY OF EASTERN PA / LEAF FUNDING, INC.	14 Water Units	Original
	80804359	03/06/2008			Assignment
	80804375	03/06/2008			Assignment
84.	80456721	02/06/2008	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
	80503795	02/11/2008			Amendment
85.	80461416	02/01/2008	PURE WATER TECHNOLOGY OF EASTERN PA	10 Water coolers	Original
86.	80968345	03/19/2008	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
87.	81313293	04/15/2008	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
88.	81439965	04/24/2008	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
89.	82064762	06/17/2008	CSI LEASING, INC.	Equipment Lease	Original
	20091000535	03/30/2009			Amendment
90.	82092946	06/18/2008	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
91.	82512240	07/22/2008	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original

6

Schedule 6.02

	File #, Case#
	Book #,
No.	Page #	File Date	Current Secured Party of Record	Collateral	File Type
92.	83114145	09/15/2008	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
93.	83345731	10/02/2008	BANC OF AMERICA LEASING & CAPITAL, LLC	Konica copier	Original
94.	20090467941	02/11/2009	TECHNOLOGY CREDIT CORPORATION	Equipment Lease	Original
					Assignment
95.	20090897345	03/20/2009	CSI LEASING, INC.	Equipment Lease	Original
96.	20091697181	05/29/2009	AT&T CAPITAL SERVICES, INC.	Equipment Lease	Original
97.	20091980017	06/22/2009	AT&T CAPITAL SERVICES, INC.	Equipment Lease	Original
98.	20092927751	09/14/2009	MACQUARIE EQUIPMENT FINANCE, LLC	Equipment Lease	Original
99.	20092928114	09/14/2009	MACQUARIE EQUIPMENT FINANCE, LLC	Equipment Lease	Original
100.	20100490817	02/15/2010	AT&T CAPITAL SERVICES, INC.	Equipment Lease	Original

Town of Lincoln, Rhode Island:

1.	Book 140 Page 110	12/11/2006	BANC OF AMERICA LEASING & CAPITAL, LLC	Capital Lease	Original

7

Schedule 6.02
LCI Holdings, Inc., Debtor: Delaware Secretary of State UCC Filing:

	File #, Case#
	Book #,
No.	Page #	File Date	Current Secured Party of Record	Collateral	File Type
1.	20091937181	06/17/2009	LC FOOTWEAR CONSIGNMENT, L.L.C.	Consignment of women's shoes	Original

8

Schedule 6.02
Liz Claiborne Canada Inc.

No.	Registration #	File Date	Debtor(s)	Secured Party	Collateral	Jurisdiction
1.	20071114 1950 1531 7753 (reference file number 640697229)	11/14/2007	Liz Claiborne Canada Inc.	CBSC Capital Inc.	Equipment, Other	Ontario
2.	07111424912	11/14/2007	Liz Claiborne Canada Inc.	CBSC Capital Inc.	All goods supplied by the secured party to the debtor	Alberta
3.	035106E	11/14/2007	Liz Claiborne Canada Inc.	CBSC Capital Inc.	All goods supplied by the secured party to the debtor	British Columbia
4.	200721284807	11/14/2007	Liz Claiborne Canada Inc.	CBSC Capital Inc.	All goods supplied by the secured party to the debtor	Manitoba
5.	20090624 1451 1530 1749 (reference file number 654441354)	06/24/2009	Liz Claiborne Canada Inc.	HSBC Bank Canada	Accounts, Other	Ontario
6.	06-0720223-0003	12/14/2006	Liz Claiborne Canada	Toyota Credit Canada Inc.	1 Lexus RX350	Quebec
7.	06-0018186-0009	01/13/2006	Mexx Canada Inc.	CBSC Capital Inc.	2 IRC3220 Copiers with CP Z3000 2 IR5570 Copiers 1 Ecopy SSOP Software	Quebec
8.	07-0306675-0001	05/31/2007	Liz Claiborne Canada Inc.	CBSC Capital Inc.	All goods supplied by the secured party to the debtor	Quebec
9.	07-0326910-0001	06/08/2007	Liz Claiborne Canada Inc. Liz Claiborne (Canada) Limited	CBSC Capital Inc.	Modification to lease to add Liz Claiborne (Canada) Limited as debtor to registration 07-0306675-0001	Quebec
10.	08-0532501-0002	09/15/2008	Liz Claiborne Canada Inc.	CBSC Capital Inc.	Training; All goods supplied by the secured party to the debtor	Quebec
11.	07-0323707-0046	06/07/2007	Liz Claiborne Canada Inc.	Toyota Credit Canada Inc.	1 Lexus RX400H	Quebec

1

Schedule 6.02

No.	Registration #	File Date	Debtor(s)	Secured Party	Collateral	Jurisdiction
12.	07-0363623-0002	06/26/2007	Liz Claiborne Canada Inc.	CBSC Capital	IR Image Runner All goods supplied by the secured party to the debtor	Quebec
13.	07-0659458-0001	11/16/2007	Liz Claiborne Canada Inc.	CBSC Capital	Installation cost All goods supplied by the secured party to the debtor	Quebec
14.	07-0692006-0001	12/04/2007	Liz Claiborne Canada Inc.	CBSC Capital Inc.	All goods supplied by the secured party to the debtor	Quebec
15.	08-0659488-0027	11/17/2008	Liz Claiborne Canada Inc.	BMW Canada Inc.	1 BMW 328xi Sports Wagon	Quebec
16.	08-0724746-0042	12/22/2008	Liz Claiborne Canada Inc.	Honda Canada Finance Inc.	1 Acura MDX	Quebec
17.	08-0698268-0008	12/05/2008	Liz Claiborne Canada Inc.	BMW Canada Inc.	BMW 328xi coupe	Quebec

2

Schedule 6.02
Westcoast Contempo Fashions Limited

No.	Registration #	File Date	Debtor(s)	Secured Party	Collateral	Jurisdiction
1.	407271C	06/15/2005	Westcoast Contempo Fashions Limited	Irwin Commercial Finance Canada Corporation	1 Crown 45RRTT Reach truck(s) Crown reach truck(s)	British Columbia
2.	04-0388578-0005	06/30/2004	Westcoast Contempo Fashions Limited	Marcarko Ltée	All moveable property located at: 555 Ouest, Rue Chabanel, Suite M-04 Montreal, QC	Quebec
3.	09-0411082-0001	07/08/2009	Westcoast Contempo Fashions Limited	Marcarko Ltée	Renewal of registration 04-0388578-0005 (see #2 above)	Quebec

3

Schedule 6.02
Liz Claiborne Europe:
Secured Party: BAA MCARTHUR / GLEN (MANSFIELD) LIMITED
Document type: Trust Deed
Date created (i.e. date security document signed): March 6 2002
Date registered (i.e date security registered): March 8 2002
Collateral: Sum of £13,317 deposited with the secured party and all interest acrruing

Mexx Limited:
Secured Party: Shaftsbury (Newman) Limited
Document type: Rent Deposit Agreement
Date created (i.e. date security document signed): 12/21/90
Date registered (i.e date security registered): 01/09/1991
Collateral: credit balance on deposit account 00742686 at National Westminster Bank plc of St. James’ Square London including all monies paid into such account in accordance with agreement dated 12/21/90

1

Schedule 6.04
Existing Investments
1.	As of end of March 2010, Liz Claiborne, Inc. owns $509,506.31 of GMAC zero coupon bonds due December 1, 2012.
2.	Investments in Kate Spade JV, a joint venture organized under the laws of Japan, in an amount equal to $11,300,000.

1

Schedule 6.11
Existing Restrictions
1.	The Company’s existing €350,000,000 5% notes due 2013 (the “Existing Euro Notes”).
2.	The Amended and Restated Master Lease Agreement, dated as of November 21, 2006, between SunTrust Bank, as Lessor and the Company and Liz Claiborne Accessories, Inc. as Lessees (the “2006 Synthetic Lease”).
3.	Agreement dated as of December 8, 2006 between Banc of America Leasing & Capital, LLC (“Lessor”) and Liz Claiborne, Inc (“Lessee”) in connection with that certain Master Lease Agreement Number 16736-9000 dated November 17, 2006 between Lessor and Lessee ( $30,600,000, current outstanding amount as of April 21, 2010: $17,600,000).

SCHEDULE 8
EUROPEAN COLLATERAL AGENT UK SECURITY TRUST PROVISIONS
1.	DEFINITIONS AND INTERPRETATION

1.1	Terms defined in the Credit Agreement
Terms defined in the Credit Agreement but not in this Schedule shall have the same meanings in this Schedule as in the Credit Agreement.
1.2	Definitions
In addition, in this Schedule:
“Administrator” means any administrator appointed to manage the affairs, business and assets of any Loan Party under the Collateral Documents.
“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under the Credit Agreement;
“Finance Party” means, individually and collectively, each Lender, each Issuing Bank and each Agent.
“Losses” means losses (including loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind.
“Obligor” means any Borrower or any other Loan Party.
“Receiver” means any receiver, receiver and manager or administrative receiver appointed by the European Collateral Agent over all or any of the Collateral under the Collateral Documents whether solely, jointly, severally or jointly and severally with any other person and includes any substitute for any of them appointed from time to time.
“VAT” means the tax imposed by EC Directive 2006/112/EC on the common system of value added tax and any national legislation implementing that directive together with legislation supplemental thereto or any similar sales or turnover tax whether of the United Kingdom, another member state, the European Union or elsewhere.
2.	SECURITY TRUSTEE PROVISIONS

2.1	Role of the European Collateral Agent
(a)	The European Collateral Agent shall not be subject to the duty of care imposed on trustees by the Trustee Act 2000.

5

2.2	No fiduciary duties
The European Collateral Agent shall not be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.
2.3	Discretions of the European Collateral Agent
(a)	The European Collateral Agent may assume that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Article VII of the Credit Agreement); and

(ii)	any right vested in any other Finance Party has not been exercised.
(b)	Notwithstanding that the European Collateral Agent and one or more of the other Finance Parties may from time to time be the same entity, that entity has entered into the Loan Documents in those separate capacities. However, where the Loan Documents provide for the European Collateral Agent and the other Finance Parties to provide instructions to or otherwise communicate with one or more of the others of them, then for so long as they are the same entity it will not be necessary for there to be any formal instructions or other communication, notwithstanding that the Loan Documents provide in certain cases for the same to be in writing.
2.4	Required Lenders instructions
(a)	Unless a contrary indication appears in a Loan Document:
(i)	the European Collateral Agent shall act in accordance with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders or in the absence of an instruction from them, refrain from acting or exercising any power, authority, discretion or other right vested in it as European Collateral Agent); and
(ii)	any instructions given by the Required Lenders will be binding on all the Lenders.
(b)	The European Collateral Agent may refrain:
(i)	from acting (in accordance with the instructions of the Required Lenders (or, if appropriate, the Lenders) or otherwise) until it has received such security and/or indemnity as it may require for any Losses (including any associated irrevocable VAT) which it may incur in complying with the instructions; and
(ii)	from doing anything which may in its opinion be a breach of any law or duty of confidentiality or be otherwise actionable at the suit of any person.

6

(c)	In the absence of instructions from the Required Lenders (or, if appropriate, the Lenders), the European Collateral Agent may act (or refrain from taking action) as it considers to be in the best interest of the Required Lenders.
(d)	The European Collateral Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Loan Document.
2.5	Exclusion of liability
(a)	The European Collateral Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the European Collateral Agent if the European Collateral Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the European Collateral Agent for that purpose.
(b)	The European Collateral Agent shall not be under any obligation to insure any of the Collateral or any certificate, note, bond or other evidence in respect of any of them or to require any other person to maintain that insurance and shall not be responsible for any Losses which may be suffered as a result of the lack or inadequacy of that insurance.
(c)	The European Collateral Agent shall not be responsible for any Losses occasioned to the Collateral, however caused, by any Obligor or any other person by any act or omission on the part of any person (including any bank, broker, depository, warehouseman or other intermediary or any clearing system or the operator of it), or otherwise, unless those Losses are occasioned by the European Collateral Agent’s own gross negligence, bad faith or wilful misconduct. In particular the European Collateral Agent shall not be responsible for any Losses which may be suffered as a result of any assets comprised in the Collateral, or any deeds or documents of title to them, being uninsured or inadequately insured or being held by it or by or to the order of any custodian or by clearing organisations or their operators or by any person on behalf of the European Collateral Agent.
(d)	The European Collateral Agent shall have no responsibility to any Obligor as regards any deficiency which might arise because such Obligor is subject to any tax in respect of the Collateral or any income or any proceeds from or of them.
(e)	The European Collateral Agent shall not be liable for any failure, omission or defect in giving notice of, registering or filing, or procuring registration or filing of, or otherwise protecting or perfecting, the security constituted over the Collateral.

7

2.6	Lenders’ Indemnity to the European Collateral Agent
(a)	The European Collateral Agent may, in priority to any payment to the Lenders, indemnify itself out of the Collateral in respect of, and pay and retain, all sums necessary to give effect to this indemnity and to all other indemnities given to it in the other Loan Documents in its capacity as European Collateral Agent. The European Collateral Agent shall have a Lien on the security constituted over the Collateral and the proceeds of enforcement of any Collateral Documents for all such sums.
2.7	Additional European Collateral Agent

The European Collateral Agent may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-trustee jointly with it (any such person, an “Additional European Collateral Agent”):
(a)	if it is necessary in performing its duties and if the European Collateral Agent considers that appointment to be in the interest of the Finance Parties; or
(b)	for the purposes of complying with or confirming to any legal requirements, restrictions or conditions which the European Collateral Agent deems to be relevant; or
(c)	for the purposes of obtaining or enforcing any judgment or decree in any jurisdiction, and the European Collateral Agent will give notice to the other Parties of any such appointment.
2.8	Confidentiality
(a)	In acting as security trustee for the Finance Parties, the European Collateral Agent shall be regarded as acting through its syndication or agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)	If information is received by another division or department of the European Collateral Agent, it may be treated as confidential to that division or department and the European Collateral Agent shall not be deemed to have notice of it.
(c)	Notwithstanding any other provision of any Loan Document to the contrary, the European Collateral Agent is not obliged to disclose to any other person:
(i)	any confidential information; or
(ii)	any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.
2.9	Relationship with the Lenders
The European Collateral Agent may treat each Lender as a Lender, entitled to payments under the Collateral Documents and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of relevant Collateral Document.

8

2.10	Credit Appraisal by the Lenders
Without affecting the responsibility of each Obligor for information supplied by it or on its behalf in connection with any Loan Document, each Lender confirms to the European Collateral Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Loan Document, including:
(a)	the financial condition, status and nature of each Obligor;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any party or any of its respective assets under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Loan Document; and
(d)	the adequacy, accuracy and/or completeness of any information provided by the European Collateral Agent, any other party or any other person under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
2.11	Security Documents
(a)	The European Collateral Agent shall accept without investigation, requisition or objection whatever title any person may have to the assets which are subject to the Collateral Documents and shall not:
(i)	be bound or concerned to examine or enquire into the title of any person; or
(ii)	be liable for any defect or failure in the title of any person, whether that defect or failure was known to the European Collateral Agent or might have been discovered upon examination or enquiry and whether it is capable of remedy or not.
(b)	Upon the appointment of any successor European Collateral Agent under Article VIII of the Credit Agreement, the resigning European Collateral Agent shall execute and deliver any documents and do any other acts and things which may be necessary to vest in the successor European Collateral Agent all the rights vested in the resigning European Collateral Agent under the Collateral Documents.

9

(c)	Each of the other Finance Parties:
(i)	authorizes the European Collateral Agent to hold each mortgage or charge created pursuant to any Loan Document in its sole name as security trustee for the Finance Parties; and
(ii)	requests the Land Registry to register the European Collateral Agent as the sole proprietor of any mortgage or charge so created.
2.12	Distribution of proceeds of enforcement
(a)	To the extent that the Collateral Documents provide for the net proceeds of any enforcement to be applied against the Secured Obligations, the European Collateral Agent shall pay them to the European Administrative Agent or the Administrative Agent and such Agent shall apply them in payment of any amounts due but unpaid under the Loan Documents, if applicable in the order set out in Section 2.18(b) of the Credit Agreement. This shall override any appropriation made by any Obligor.
(b)	The European Collateral Agent may, at its discretion, accumulate proceeds of enforcement in an interest bearing account in its own name.
2.13	No obligation to remain in possession
If the European Collateral Agent, any Receiver or any delegate takes possession of all or any of the Collateral, it may from time to time in its absolute discretion relinquish such possession.
2.14	European Collateral Agent’s obligation to account
The European Collateral Agent shall not in any circumstances (either by reason of taking possession of the Collateral or for any other reason and whether as mortgagee in possession or on any other basis):
(a)	be liable to account to any Obligor or any other person for anything except the European Collateral Agent’s own actual receipts which have not been distributed or paid to that Obligor or the persons entitled or at the time of payment believed by the European Collateral Agent to be entitled to them; or
(b)	be liable to any Obligor or any other person for any principal, interest or Losses from or connected with any realization by the European Collateral Agent of the Collateral or from any act, default, omission or misconduct of the European Collateral Agent, its officers, employees or agents in relation to the Collateral or from any exercise or non-exercise by the European Collateral Agent of any right exercisable by it under the European Security Agreements unless they shall be caused by the European Collateral Agent’s own gross negligence, bad faith or wilful misconduct.

10

2.15 Receiver’s and delegate’s obligation to account
All the provisions of Clause 2.14 (above) shall apply in respect of the liability of any Receiver or Administrator or delegate in all respects as though every reference in Clause 2.14 (above) to the European Collateral Agent were instead a reference to the Receiver or, as the case may be, Administrator or delegate.
2.16	Role of European Collateral Agent as direct representative under article 211 of the Greek Civil Code
To ensure the continuing validity of security granted pursuant to any Greek Account Pledge Agreement, without prejudice to the application of the provisions of this Schedule 8 and the provisions of Section 9.21, and for the purposes of entry by the European Collateral Agent and any Greek Loan Party to any Greek Account Pledge Agreement, all Secured Parties (as defined in any Greek Account Pledge Agreement) hereby grant power of attorney to the European Collateral Agent to act as representative of such Secured Parties in the sense of article 211 of the Greek Civil Code, in their own name and behalf, the European Collateral Agent having the same rights and obligations in the Schedule 8, to the fullest extent permitted by Greek Law.

11

EXHIBIT A
FORM OF
ASSIGNMENT AND ASSUMPTION
Reference is made to the Second Amended and Restated Credit Agreement, dated as of May 6, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any of their respective Affiliates or any other obligor or the performance or observance by any Borrower, any of their respective Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.
3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.17(g) of the Credit Agreement.
4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.
6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.
7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1
to Assignment and Assumption with respect to
the Second Amended and Restated Credit Agreement, dated as of May 6, 2010, among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne
Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto,
JPMorgan Chase Bank, N.A., as Administrative Agent, and the other Agents party thereto
Name of Assignor: _______________________
Name of Assignee: _______________________
Effective Date of Assignment: _________________

Principal
Facility Assigned	Amount Assigned[12]	Commitment Percentage Assigned

	$ ____________	_____.____________ %

[Name of Assignee]		[Name of Assignor]

By:		By:
	Title:		Title:

[1] Note:	For any assignment involving a principal amount of less than $5,000,000 that is not made to a Lender, an Affiliate of a Lender or an Approved Fund or is not an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, refer to Section 9.04(c)(i) of the Credit Agreement.

[2] Note:	For any assignment involving a principal amount of less than €50,000 (or its equivalent in other currencies), including assignments of undrawn commitments, refer to Section 9.04(c)(ii) of the Credit Agreement.

Accepted for Recordation in the Register:

JPMorgan Chase Bank, N.A., as Administrative Agent
By:
Name:
Title:

[ASSIGNMENT AND ASSUMPTION AGREEMENT — SIGNATURE PAGE]

Consented by:

Liz Claiborne, Inc., a Borrower Representative
By:
Name:
Title:

[ASSIGNMENT AND ASSUMPTION AGREEMENT — SIGNATURE PAGE]

Consented by:

JPMorgan Chase Bank, N.A., as Administrative Agent
By:
Name:
Title:

2

[Consented by:

[ISSUING BANK], as Issuing Bank
By:
Name:
Title:]

3

Exhibit B-1
Form of Aggregate Borrowing Base Certificate

	Liz Claiborne,	Liz Claiborne	Juicy Couture	Netherlands	Germany (Mexx
	Inc.	Canada, Inc.	Europe Limited	(Mexx Europe BV)	Europe BV)	Combined
1. Retail A/R				N/A	N/A
2. Less ineligibles

3. Eligible Retail A/R
4. Advance Rate %	90%	90%	90%			90%

5. Retail A/R Availability

6. Wholesale A/R
7. Less ineligibles

8. Eligible wholesale A/R
9. Advance rate %	85%	85%	85%	85%	85%	85%

10. Wholesale A/R availability

11. Total A/R availability

12. Retail Inventory
13. Less ineligibles
14. Eligible retail inventory
15. NOLV calculation:
16. Eligible retail inventory as per above
17. NOLV Rate	93.5%	79.8%	93.5%	75.2%	78.9%	Blended
18. Advance rate on NOLV	85.0%	85.0%	85.0%	85.0%	85.0%	85.0%
19. Effective NOLV advance rate %	79.5%	67.8%	79.5%	83.9%	87.1%	Blended
20. Retail inventory availability at 85% of NOLV

21. Wholesale Inventory					N/A
22. Less inventory for retail factory outlets
23. Less in transit inventory reported below
24. Wholesale inventory on hand
25. Less ineligibles
26. Eligible wholesale inventory
27. NOLV calculation:

	Liz Claiborne,	Liz Claiborne	Juicy Couture	Netherlands	Germany (Mexx
	Inc.	Canada, Inc.	Europe Limited	(Mexx Europe BV)	Europe BV)	Combined
28. Eligible wholesale inventory as per above
29. NOLV rate	76.0%	76.0%	76.0%	58.8%		Blended
30. Advance rate on NOLV	85.0%	85.0%	85.0%	85.0%		85.0%
31. Effective NOLV advance rate %	64.6%	64.6%	64.6%	49.8%		Blended
32. Wholesale inventory availability at 85% of NOLV

33. Raw Material Inventory
34. Less ineligibles
35. Eligible retail inventory
36. NOLV calculation:
37. Eligible raw material inventory as per above
38. NOLV rate	12.5%	12.5%	12.5%	0.0%	0.0%	Blended
39. Advance rate on NOLV	85.0%	85.0%	85.0%	0.0%	0.0%	85.0%
40. Effective advance rate %	10.6%	10.6%	10.6%	0.0%	0.0%	Blended
41. Raw material inventory availability at 85% of NOLV

42. Inventory In Transit Supported by Letters of Credit
43. Inventory in transit
44. Less ineligibles
45. Eligible in transit inventory
46. Advance rate % (wholesale effective rate)	71.7%	71.7%	71.7%	77.7%		Blended
47. Gross inventory in transit availability
48. In transit inventory availability cap

49. In transit inventory supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

	Liz Claiborne,	Liz Claiborne	Juicy Couture	Netherlands	Germany (Mexx
	Inc.	Canada, Inc.	Europe Limited	(Mexx Europe BV)	Europe BV)	Combined
50. Inventory In Transit NOT Supported by Letters of Credit
51. Inventory in transit
52. Less ineligibles
53. Eligible in transit inventory
54. Advance rate %	71.7%	71.7%	71.7%	77.7%		Blended
(wholesale effective rate)
55. Gross inventory in transit availability
56. In transit availability cap

57. In transit inventory NOT supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

58. Gross inventory availability (includes in transit)
59. German Availability sublimit ($15,000,000)	N/A	N/A	N/A	N/A

60. Total inventory availability

61. Owned Real Estate
62. Owned Real Estate (NJ-HQ, PA) Gross Availability		N/A	N/A	N/A	N/A
63. Less: Amortization
64. Owned Real Estate Availability

65. Other Collateral:
66. Trademarks

67. Invested Cash

68. Total Borrowing Base Availability before reserves

	Liz Claiborne,	Liz Claiborne	Juicy Couture	Netherlands	Germany (Mexx
	Inc.	Canada, Inc.	Europe Limited	(Mexx Europe BV)	Europe BV)	Combined
69. Less availability reserves:
70. Rent Reserve
71. Synthetic Lease
72. Accrued Gift Card Liability 50%
73. Processor fees (3xAP)
74. German bankruptcy fee reserve (9%)
75. Owned Real Estate Environmental Reserve
76. Derivative Mark to Market Reserve
77. Other reserves (Juicy UK)

78. Total availability reserves

79. Total Borrowing Base Availability
80. Revolver line
81. Lesser of Borrowing Base Availability & Commitment[1]
82. Loan Balance
83. Letters of Credit/Bankers’ Acceptance Outstanding
84. Excess Availability

[1]	German collateral availability added into Netherlands collateral availability at line 71

Exhibit B-2
Form of US Borrowing Base Certificate

Liz Claiborne,
Inc.
1. Retail A/R
2. Less ineligibles

3. Eligible Retail A/R
4. Advance Rate %	90%

5. Retail A/R Availability

6. Wholesale A/R
7. Less ineligibles

8. Eligible wholesale A/R
9. Advance rate %	85%

10. Wholesale A/R availability

11. Total A/R availability

12. Retail Inventory
13. Less ineligibles
14. Eligible retail inventory
15. NOLV calculation:
16. Eligible retail inventory as per above
17. NOLV Rate	93.5%
18. Advance rate on NOLV	85.0%
19. Effective NOLV advance rate %	79.5%
20. Retail inventory availability at 85% of NOLV

21. Wholesale Inventory
22. Less inventory for retail factory outlets
23. Less in transit inventory reported below
24. Wholesale inventory on hand
25. Less ineligibles
26. Eligible wholesale inventory
27. NOLV calculation:
28. Eligible wholesale inventory as per above

Liz Claiborne,
Inc.
29. NOLV rate	76.0%
30. Advance rate on NOLV	85.0%
31. Effective NOLV advance rate %	64.6%
32. Wholesale inventory availability at 85% of NOLV

33. Raw Material Inventory
34. Less ineligibles
35. Eligible retail inventory
36. NOLV calculation:
37. Eligible raw material inventory as per above
38. NOLV rate	12.5%
39. Advance rate on NOLV	85.0%
40. Effective advance rate %	10.6%
41. Raw material inventory availability at 85% of NOLV

42. Inventory In Transit Supported by Letters of Credit
43. Inventory in transit
44. Less ineligibles
45. Eligible in transit inventory
46. Advance rate % (wholesale effective rate)	71.7%
47. Gross inventory in transit availability
48. In transit inventory availability cap

49. In transit inventory supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

Liz Claiborne,
Inc.
50. Inventory In Transit NOT Supported by Letters of Credit
51. Inventory in transit
52. Less ineligibles
53. Eligible in transit inventory
54. Advance rate % (wholesale effective rate)	71.7%
55. Gross inventory in transit availability
56. In transit availability cap

57. In transit inventory NOT supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

58. Gross inventory availability (includes in transit)
59. German Availability sublimit ($15,000,000)	N/A

60. Total inventory availability

61. Owned Real Estate
62. Owned Real Estate (NJ-HQ, PA) Gross Availability
63. Less: Amortization
64. Owned Real Estate Availability

65. Other Collateral:
66. Trademarks

67. Invested Cash

68. Total Borrowing Base Availability before reserves

Liz Claiborne,
Inc.
69. Less availability reserves:
70. Rent Reserve
71. Synthetic Lease
72. Accrued Gift Card Liability 50%
73. Processor fees (3xAP)
74. German bankruptcy fee reserve (9%)
75. Owned Real Estate Environmental Reserve
76. Derivative Mark to Market Reserve
77. Other reserves (Juicy UK)

78. Total availability reserves

79. Total Borrowing Base Availability
80. Revolver line
81. Lesser of Borrowing Base Availability & Commitment
82. Loan Balance
83. Letters of Credit/Bankers’ Acceptance Outstanding
84. Excess Availability

Exhibit B-3
Form of Canadian Borrowing Base Certificate

Liz Claiborne
Canada, Inc.
1. Retail A/R
2. Less ineligibles

3. Eligible Retail A/R
4. Advance Rate %	90%

5. Retail A/R Availability

6. Wholesale A/R
7. Less ineligibles

8. Eligible wholesale A/R
9. Advance rate %	85%

10. Wholesale A/R availability

11. Total A/R availability

12. Retail Inventory
13. Less ineligibles
14. Eligible retail inventory
15. NOLV calculation:
16. Eligible retail inventory as per above
17. NOLV Rate	79.8%
18. Advance rate on NOLV	85.0%
19. Effective NOLV advance rate %	67.8%
20. Retail inventory availability at 85% of NOLV

21. Wholesale Inventory
22. Less inventory for retail factory outlets
23. Less in transit inventory reported below
24. Wholesale inventory on hand
25. Less ineligibles
26. Eligible wholesale inventory
27. NOLV calculation:
28. Eligible wholesale inventory as per above

Liz Claiborne
Canada, Inc.
29. NOLV rate	76.0%
30. Advance rate on NOLV	85.0%
31. Effective NOLV advance rate %	64.6%
32. Wholesale inventory availability at 85% of NOLV

33. Raw Material Inventory
34. Less ineligibles
35. Eligible retail inventory
36. NOLV calculation:
37. Eligible raw material inventory as per above
38. NOLV rate	12.5%
39. Advance rate on NOLV	85.0%
40. Effective advance rate %	10.6%
41. Raw material inventory availability at 85% of NOLV

42. Inventory In Transit Supported by Letters of Credit
43. Inventory in transit
44. Less ineligibles
45. Eligible in transit inventory
46. Advance rate % (wholesale effective rate)	71.7%
47. Gross inventory in transit availability
48. In transit inventory availability cap

49. In transit inventory supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

Liz Claiborne
Canada, Inc.
50. Inventory In Transit NOT Supported by Letters of Credit
51. Inventory in transit
52. Less ineligibles
53. Eligible in transit inventory
54. Advance rate % (wholesale effective rate)	71.7%
55. Gross inventory in transit availability
56. In transit availability cap

57. In transit inventory NOT supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

58. Gross inventory availability (includes in transit)
59. German Availability sublimit ($15,000,000)	N/A

60. Total inventory availability

61. Owned Real Estate
62. Owned Real Estate (NJ-HQ, PA) Gross Availability	N/A
63. Less: Amortization
64. Owned Real Estate Availability

65. Other Collateral:
66. Trademarks

67. Invested Cash

68. Total Borrowing Base Availability before reserves

Liz Claiborne
Canada, Inc.
69. Less availability reserves:
70. Rent Reserve
71. Synthetic Lease
72. Accrued Gift Card Liability 50%
73. Processor fees (3xAP)
74. German bankruptcy fee reserve (9%)
75. Owned Real Estate Environmental Reserve
76. Derivative Mark to Market Reserve
77. Other reserves (Juicy UK)

78. Total availability reserves

79. Total Borrowing Base Availability
80. Revolver line
81. Lesser of Borrowing Base Availability & Commitment
82. Loan Balance
83. Letters of Credit/Bankers’ Acceptance Outstanding
84. Excess Availability

Exhibit B-4
Form of European Borrowing Base Certificate

	Netherlands	Germany
	(Mexx Europe	(Mexx Europe
	BV)	BV)	Combined
1. Retail A/R	N/A	N/A
2. Less ineligibles
3. Eligible Retail A/R
4. Advance Rate %			90%
5. Retail A/R Availability

6. Wholesale A/R
7. Less ineligibles

8. Eligible wholesale A/R
9. Advance rate %	85%	85%	85%

10. Wholesale A/R availability

11. Total A/R availability

12. Retail Inventory
13. Less ineligibles
14. Eligible retail inventory
15. NOLV calculation:
16. Eligible retail inventory as per above
17. NOLV Rate	75.2%	78.9%	Blended
18. Advance rate on NOLV	85.0%	85.0%	85.0%
19. Effective NOLV advance rate %	83.9%	87.1%	Blended
20. Retail inventory availability at 85% of NOLV

21. Wholesale Inventory		N/A
22. Less inventory for retail factory outlets
23. Less in transit inventory reported below
24. Wholesale inventory on hand
25. Less ineligibles
26. Eligible wholesale inventory
27. NOLV calculation:

	Netherlands	Germany
	(Mexx Europe	(Mexx Europe
	BV)	BV)	Combined
28. Eligible wholesale inventory as per above
29. NOLV rate	58.8%		Blended
30. Advance rate on NOLV	85.0%		85.0%
31. Effective NOLV advance rate %	49.8%		Blended
32. Wholesale inventory availability at 85% of NOLV

33. Raw Material Inventory
34. Less ineligibles
35. Eligible retail inventory
36. NOLV calculation:
37. Eligible raw material inventory as per above
38. NOLV rate	0.0%	0.0%	Blended
39. Advance rate on NOLV	0.0%	0.0%	85.0%
40. Effective advance rate %	0.0%	0.0%	Blended
41. Raw material inventory availability at 85% of NOLV

42. Inventory In Transit Supported by Letters of Credit
43. Inventory in transit
44. Less ineligibles
45. Eligible in transit inventory
46. Advance rate % (wholesale effective rate)	77.7%		Blended
47. Gross inventory in transit availability
48. In transit inventory availability cap

49. In transit inventory supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

	Netherlands	Germany
	(Mexx Europe	(Mexx Europe
	BV)	BV)	Combined
50. Inventory In Transit NOT Supported by Letters of Credit
51. Inventory in transit
52. Less ineligibles
53. Eligible in transit inventory
54. Advance rate % (wholesale effective rate)	77.7%		Blended
55. Gross inventory in transit availability
56. In transit availability cap

57. In transit inventory NOT supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

58. Gross inventory availability (includes in transit)
59. German Availability sublimit ($15,000,000)	N/A

60. Total inventory availability

61. Owned Real Estate
62. Owned Real Estate (NJ-HQ, PA) Gross Availability	N/A	N/A
63. Less: Amortization
64. Owned Real Estate Availability

65. Other Collateral:
66. Trademarks

67. Invested Cash

68. Total Borrowing Base Availability before reserves

	Netherlands	Germany
	(Mexx Europe	(Mexx Europe
	BV)	BV)	Combined
69. Less availability reserves:
70. Rent Reserve
71. Synthetic Lease
72. Accrued Gift Card Liability 50%
73. Processor fees (3xAP)
74. German bankruptcy fee reserve (9%)
75. Owned Real Estate Environmental Reserve
76. Derivative Mark to Market Reserve
77. Other reserves (Juicy UK)

78. Total availability reserves

79. Total Borrowing Base Availability
80. Revolver line
81. Lesser of Borrowing Base Availability & Commitment[2]
82. Loan Balance
83. Letters of Credit/Bankers’ Acceptance Outstanding
84. Excess Availability

[2]	German collateral availability added into Netherlands collateral availability at line 71

Exhibit B-5
Form of UK Borrowing Base Certificate

Juicy Couture
Europe Limited
1. Retail A/R
2. Less ineligibles

3. Eligible Retail A/R
4. Advance Rate %	90%

5. Retail A/R Availability

6. Wholesale A/R
7. Less ineligibles

8. Eligible wholesale A/R
9. Advance rate %	85%

10. Wholesale A/R availability

11. Total A/R availability

12. Retail Inventory
13. Less ineligibles
14. Eligible retail inventory
15. NOLV calculation:
16. Eligible retail inventory as per above
17. NOLV Rate	93.5%
18. Advance rate on NOLV	85.0%
19. Effective NOLV advance rate %	79.5%
20. Retail inventory availability at 85% of NOLV

21. Wholesale Inventory
22. Less inventory for retail factory outlets
23. Less in transit inventory reported below
24. Wholesale inventory on hand
25. Less ineligibles
26. Eligible wholesale inventory

Juicy Couture
Europe Limited
27. NOLV calculation:
28. Eligible wholesale inventory as per above
29. NOLV rate	76.0%
30. Advance rate on NOLV	85.0%
31. Effective NOLV advance rate %	64.6%
32. Wholesale inventory availability at 85% of NOLV

33. Raw Material Inventory
34. Less ineligibles
35. Eligible retail inventory
36. NOLV calculation:
37. Eligible raw material inventory as per above
38. NOLV rate	12.5%
39. Advance rate on NOLV	85.0%
40. Effective advance rate %	10.6%
41. Raw material inventory availability at 85% of NOLV

42. Inventory In Transit Supported by Letters of Credit
43. Inventory in transit
44. Less ineligibles
45. Eligible in transit inventory
46. Advance rate % (wholesale effective rate)	71.7%
47. Gross inventory in transit availability
48. In transit inventory availability cap

49. In transit inventory supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

Juicy Couture
Europe Limited
50. Inventory In Transit NOT Supported by Letters of Credit
51. Inventory in transit
52. Less ineligibles
53. Eligible in transit inventory
54. Advance rate % (wholesale effective rate)	71.7%
55. Gross inventory in transit availability
56. In transit availability cap

57. In transit inventory NOT supported by letters of credit availability (Lesser of Gross inventory in transit availability or Cap)

58. Gross inventory availability (includes in transit)
59. German Availability sublimit ($15,000,000)	N/A

60. Total inventory availability

61. Owned Real Estate
62. Owned Real Estate (NJ-HQ, PA) Gross Availability	N/A
63. Less: Amortization
64. Owned Real Estate Availability

65. Other Collateral:
66. Trademarks

67. Invested Cash

68. Total Borrowing Base Availability before reserves

Juicy Couture
Europe Limited
69. Less availability reserves:
70. Rent Reserve
71. Synthetic Lease
72. Accrued Gift Card Liability 50%
73. Processor fees (3xAP)
74. German bankruptcy fee reserve (9%)
75. Owned Real Estate Environmental Reserve
76. Derivative Mark to Market Reserve
77. Other reserves (Juicy UK)

78. Total availability reserves

79. Total Borrowing Base Availability
80. Revolver line
81. Lesser of Borrowing Base Availability & Commitment
82. Loan Balance
83. Letters of Credit/Bankers’ Acceptance Outstanding
84. Excess Availability

EXHIBIT C
FORM OF
COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered pursuant to Section 5.01(d) of the Second Amended and Restated Credit Agreement, dated as of May 6, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
1. I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower Representative.
2. I have reviewed and am familiar with the contents of this Compliance Certificate.
3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).
4. The Financial Statements fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.
5. No Default has occurred during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [except as set forth below].3
6. As of [_____, 20___]4, the aggregate amount of the Commitments was $[_____], the Aggregate Borrowing Base was $[_____] and the total Revolving Exposure was $[_____]. Therefore, the Aggregate Availability was $[_____] and complies with the test set forth in Section 6.16, which requires Aggregate Availability to be no less than the greater of (i) $45,000,000 and (ii) an amount equal to 11.25% of the Commitments then in effect.

[3]	To the extent a Default/Event of Default has occurred, the details thereof and any action taken or proposed to be taken with respect thereto must be provided.

[4]	Date to be the date of the last applicable test period.

7. No change in GAAP or in the application thereof to the Company’s consolidated financial statements has occurred since January 2, 2010.5

[5]	To the extent a change has occurred, the effect of such change on the financial statements accompanying this certificate must be specified.
[COMPLIANCE CERTIFICATE — SIGNATURE PAGE]

IN WITNESS WHEREOF, I have executed this Certificate this _____ day of _____, 20___.

Name:
Title:
[COMPLIANCE CERTIFICATE — SIGNATURE PAGE]

Attachment 1
to Compliance Certificate
[Attach Financial Statements]

EXHIBIT D
FORM OF
ASSUMPTION AND JOINDER AGREEMENT
ASSUMPTION AND JOINDER AGREEMENT dated as of [_____] (the “Joinder Agreement”) made by [Insert Name of new Loan Party], a [jurisdiction of organization] [corporation, limited partnership or limited liability company] (the “Company”) for the benefit of the Lenders or Secured Parties (as each such term is defined in that certain Second Amended and Restated Credit Agreement, dated as of May 6, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent), as applicable. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
W I T N E S S E T H
The Company is a [jurisdiction of Organization] [corporation, limited partnership or limited liability company], and is a subsidiary of [Loan Party]. Pursuant to Section 5.14 of the Credit Agreement, the Company is required to execute this document as a newly [formed] [acquired] subsidiary of [Loan Party].
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company hereby agrees as follows:
SECTION 1. Assumption and Joinder. The Company hereby expressly confirms that it hereby agrees to perform and observe each and every one of the covenants and agreements, and hereby assumes the obligations and liabilities, of a [US][Canadian] [Netherlands][German][UK] Loan Party under the Credit Agreement. By virtue of the foregoing, the Company hereby accepts and assumes any liability of a [US][Canadian][Netherlands][German][UK] Loan Party related to each representation or warranty, covenant or obligation made by a [US] [Canadian][Netherlands][German][UK] Loan Party in the Credit Agreement, and hereby expressly affirms in all material respects, as of the date hereof, each of such representations, warranties, covenants and obligations as they apply to the Company.

(a) Guarantee. (i) All references to the term “[US][Canadian][Netherlands] [German][UK] Loan Party” in the Credit Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company, in each case as of the date hereof.
(ii) The Company, as a [US][Canadian][Netherlands][German][UK] Loan Party, hereby joins in and agrees to be bound by each and all of the provisions of the Credit Agreement, as of the date hereof, as a [US][Canadian][Netherlands][German][UK] Loan Party thereunder with the same force and effect as if originally referred to therein as a [US][Canadian] [Netherlands][German][UK] Loan Party.
(b) [Collateral Documents. (i) All references to the term “Grantor” in the US Security Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of the date hereof.
(ii) The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of the US Security Agreement, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.
(iii) The Company, as Grantor, hereby pledges to the US Collateral Agent all Collateral owned by it. The Company, as Grantor, agrees that all Collateral owned by it shall be considered to be part of the Collateral and shall secure the Secured Obligations.
(c) Intercreditor Agreement. (i) All references to the term “Grantor” in the Intercreditor Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be references to, and shall include, the Company as of the date hereof.
(ii) The Company, as Grantor, hereby joins in and agrees to be bound by each and all of the provisions of the Intercreditor Agreement, as of the date hereof, with the same force and effect as if originally referred to therein as a Grantor.]6

[6]	US subsidiaries only.

SECTION 2. Representations and Warranties. The Company hereby represents and warrants to the Agents and the Secured Parties as follows:
(a) The Company has the requisite [corporate, partnership or limited liability company] power and authority to enter into this Joinder Agreement and to perform its obligations hereunder and under the Loan Documents to which it is a party. The execution, delivery and performance of this Joinder Agreement by the Company and the performance of its obligations hereunder and under the Loan Documents to which it is a party, have been duly authorized by all necessary [corporate, partnership or limited liability company] action, including the consent of shareholders, partners or members where required. This Joinder Agreement has been duly executed and delivered by the Company. This Joinder Agreement and the Loan Documents to which it is a party each constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b) The Company has delivered to the Administrative Agent any and all schedules and documents required as a Loan Party under the Credit Agreement and any other Loan Document.
SECTION 3. Binding Effect. This Joinder Agreement shall be binding upon the Company and shall inure to the benefit of the Secured Parties and their respective successors and assigns.
SECTION 4. GOVERNING LAW. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.
SECTION 5. Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or .pdf electronic transmission shall be deemed to be an original signature thereto.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF COMPANY]

By
Name:
Title:
[ASSUMPTION AND JOINDER AGREEMENT — SIGNATURE PAGE]

EXHIBIT E
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of May 6, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a 10-percent shareholder of any Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or such Form W-8BEN changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent and provide the Borrower Representative and the Administrative Agent with a new certificate or a new Form W-8BEN, as the case may be, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Signature Page to Follow]

[NAME OF LENDER]

By:
Name:
Title:
Date: _____ __, 20[__]

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of May 6, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished the Administrative Agent and the Borrower Representative with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Signature Page to Follow]

[NAME OF LENDER]

By:
Name:
Title:
Date: _____ __, 20[__]

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of May 6, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
The undersigned has furnished its participating Foreign Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender in writing and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Signature Page to Follow]

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: _____ __, 20[__]

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of May 6, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
The undersigned has furnished its participating Foreign Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Foreign Lender and (2) the undersigned shall have at all times furnished such Foreign Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Signature Page to Follow]

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: _____ __, 20[__]

Exhibit F-1
[Form of In-House Opinion]

JPMorgan Chase Bank, N.A., as US
Administrative Agent (as hereinafter
defined) and US Collateral Agent (as
hereinafter defined),

JPMorgan Chase Bank, N.A., Toronto Branch,
as Canadian Administrative Agent (as
hereinafter defined) and Canadian
Collateral Agent (as hereinafter
defined),

J.P. Morgan Europe Limited, as European
Administrative Agent (as hereinafter
defined) and European Collateral Agent
(as hereinafter defined)

and

The Lenders and Issuing Banks listed on
Schedule I hereto which are parties to the
Credit Agreement (as hereinafter
defined) on the date hereof
Based upon and subject to the foregoing, and subject to the qualifications, limitations, and assumptions set forth herein, I am of the opinion that:
1. The Company (a) is validly existing and in good standing as a corporation under the laws of the state of its incorporation, (b) has the corporate power to execute and deliver each of the Loan Documents to which it is a party, to borrow and perform its obligations thereunder and to grant the security interests to be granted by it pursuant to the Collateral Documents and (c) has duly authorized, executed and delivered each Loan Document to which it is a party.
2. Each of the US Guarantors (a) is validly existing and in good standing as a corporation or other organization under the laws of the state of its incorporation or organization, as the case may be, (b) has the corporate power or organizational power, as the case may be, to execute and deliver each of the Loan Documents to which it is a party, to perform its obligations thereunder and to grant the security interests to be granted by it pursuant to the Collateral Documents and (c) has duly authorized, executed and delivered each Loan Document to which it is a party.
3. The execution and delivery by any US Loan Party of the Loan Documents to which it is a party, its borrowings (in the case of the Company) in accordance with the terms of the Loan Documents, the performance of its payment obligations thereunder and the grant of the security interests to be granted by it pursuant to the Collateral Documents, do not result in the violation of the certificate of incorporation or certificate of formation, as applicable, or the by-laws or operating agreement, as applicable, of such US Loan Party.

JPMorgan Chase Bank, N.A.,
JPMorgan Chase Bank, N.A., Toronto Branch,
J.P. Morgan Europe Limited and
The Lenders and Issuing Banks listed on Schedule I hereto
[Date]

4. The execution and delivery by any Loan Party of the Loan Documents to which it is a party, the performance of its payment obligations thereunder and the grant of the security interests to be granted by it pursuant to the Collateral Documents, does not: (i) result in the violation of any Relevant Law (as hereinafter defined); (ii) breach or result in a default under any agreement, instrument or other document listed on Schedule IV hereto; (iii) result in the creation or imposition of a lien on any of the Loan Parties’ property or assets under any agreement, instrument or other document listed on Schedule IV hereto; or (iv) result in a violation of any order issued by any court or governmental agency or body.
5. No consent, approval, authorization, order, filing, registration or qualification from or with any governmental authority under any Relevant Law is required for (a) the execution and delivery by any Loan Party of the Loan Documents to which it is a party, (b) the borrowings by any Borrower in accordance with the terms of the Credit Agreement, (c) the performance by the Loan Parties of their respective payment obligations under the Loan Documents to which they are a party or (d) the grant of any security interests under the Collateral Documents to which any Loan Party is a party.
6. To the best of my knowledge, after due inquiry, there is no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, now pending, to which any of the Loan Parties is a party or to which the business, assets or property of any of the Loan Parties is subject and which would, if determined adversely to any of the Loan Parties, have a Material Adverse Effect. To my knowledge, no such action, suit or proceeding is threatened to which any of the Loan Parties or the business, assets or property of any of the Loan Parties would be subject that questions the validity of any of the Loan Documents.
I express no opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the federal laws of the United States of America which, in each case, in my experience, I recognize are normally applicable to transactions of the type contemplated by each of the Loan Documents (including, without limitation, Regulations U and X of the Board) and, in each case, any rule or regulation issued pursuant thereto (collectively, the “Relevant Laws”). I have assumed that each of the Loan Documents would be construed and enforced in accordance with New York law, whether or not they contain any provision expressly specifying such law as the governing law. In addition, I have not examined the laws of counties, towns, municipalities and special political subdivisions to the extent that they relate to any of the foregoing, and I express no opinion thereon. Without limiting the foregoing, I express no opinion with respect to federal or state securities laws or antitrust law. Furthermore, I express no opinion with respect to any laws of jurisdictions outside the United States.

JPMorgan Chase Bank, N.A.,
JPMorgan Chase Bank, N.A., Toronto Branch,
J.P. Morgan Europe Limited and
The Lenders and Issuing Banks listed on Schedule I hereto
[Date]

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision or otherwise.
This opinion letter is rendered to you in connection with the transactions described in the Loan Documents. Except as aforesaid, this opinion may not be relied upon or otherwise used by any other person or by you for any other purpose without my prior written consent, except that this opinion may be furnished (but not relied upon by such other person, firm or corporation) without my prior written consent: (i) in connection with any proceedings relating to the Loan Documents or the enforcement thereof; (ii) to accountants and counsel for any Lender on the basis that they make no further disclosure; (iii) to bank and insurance company examiners; (iv) pursuant to judicial process or government order or requirement; and (v) to prospective or actual assignees of, and participants in the interests of, any Lender in the Loans and Commitments and their respective accountants and counsel on the basis that they make no further disclosure.
Very truly yours,

Exhibit F-2
[Form of Opinion]
Form of Legal Opinion of Kramer Levin Naftalis & Frankel LLP
JPMorgan Chase Bank, N.A., as US
Administrative Agent (as hereinafter
defined) and US Collateral Agent (as
hereinafter defined),
JPMorgan Chase Bank, N.A., Toronto Branch,
as Canadian Administrative Agent (as
hereinafter defined) and Canadian
Collateral Agent (as hereinafter defined),
J.P. Morgan Europe Limited, as European
Administrative Agent (as hereinafter
defined) and European Collateral Agent
(as hereinafter defined)
and
the Lenders and Issuing Banks listed on
Schedule I hereto which are parties to
the Credit Agreement (as hereinafter
defined) on the date hereof
Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:
1. Each of the Transaction Documents to which any Loan Party is a party and the Security Agreement constitutes a valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms.
2. The execution and delivery by any US Loan Party of the Transaction Documents to which such US Loan Party is a party, and the consummation by such US Loan Party of the transactions contemplated thereby (including the consummation by any direct or indirect Subsidiary of the Company of the transactions contemplated thereby with respect to such Subsidiary) do not (i) breach or result in a default under the agreements listed on Schedule IV hereto; or (ii) result in the creation or imposition of a lien on any of the US Loan Parties’ property or assets under the agreements listed on Schedule IV hereto.

JPMorgan Chase Bank, N.A.,
JPMorgan Chase Bank, N.A., Toronto Branch,
J.P. Morgan Europe Limited and
the Lenders and Issuing Banks listed on Schedule I hereto
[Date]

3. The Security Agreement is sufficient to create in favor of the US Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement) a security interest in those items and types of Collateral described therein in which a security interest can be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “New York UCC”).
4. To the extent the Security Agreement created a valid security interest in the Collateral described therein immediately prior to the effectiveness of the Transaction Documents, the security interest in the Collateral described therein and granted thereunder is valid, and has the same priority, immediately after the effectiveness of the Transaction Documents.
5. The financing statements on Form UCC-1, copies of which are attached hereto as Schedule V (the “Delaware Financing Statements”), are in appropriate form for filing with the Secretary of State of the State of Delaware under the Uniform Commercial Code in effect in that state (the “Delaware UCC”). The security interest created by the Delaware Loan Parties in favor of the US Collateral Agent for the benefit of the Secured Parties by the Security Agreement in those items and types of Collateral described in the Security Agreement in which a security interest may be perfected by the filing of a financing statement will be perfected upon the filing of the Delaware Financing Statements with the Secretary of State of the State of Delaware, together with the payment of any requisite filing or recording fees.
6. The financing statements on Form UCC-1, copies of which are attached hereto as Schedule VI (the “California Financing Statements”), are in appropriate form for filing with the Secretary of State of the State of California under the Uniform Commercial Code in effect in that state (the “California UCC”). The security interest created by the California Loan Parties in favor of the US Collateral Agent for the benefit of the Secured Parties by the Security Agreement in those items and types of Collateral described in the Security Agreement in which a security interest may be perfected by the filing of a financing statement will be perfected upon the filing of the California Financing Statements with the Secretary of State of the State of California, together with the payment of any requisite filing or recording fees.

JPMorgan Chase Bank, N.A.,
JPMorgan Chase Bank, N.A., Toronto Branch,
J.P. Morgan Europe Limited and
the Lenders and Issuing Banks listed on Schedule I hereto
[Date]

7. The financing statements on Form UCC-1, copies of which are attached hereto as Schedule VII (the “Washington Financing Statements”), are in appropriate form for filing with the Department of Licensing of the State of Washington under the Uniform Commercial Code in effect in that state (the “Washington UCC”). The security interest created by the Washington Loan Parties in favor of the US Collateral Agent for the benefit of the Secured Parties by the Security Agreement in those items and types of Collateral described in the Security Agreement in which a security interest may be perfected by the filing of a financing statement will be perfected upon the filing of the Washington Financing Statements with the Department of Licensing of the State of Washington, together with the payment of any requisite filing or recording fees.
8. The US Collateral Agent’s security interest for the benefit of the Secured Parties in the certificated securities identified on Exhibit C to the Security Agreement (the “Certificated Securities”) continues to be perfected to the extent the US Collateral Agent holds on the date hereof, in the State of New York, the certificates representing such Certificated Securities together with stock powers endorsed in blank.
9. The US Collateral Agent’s security interest for the benefit of the Secured Parties in the uncertificated securities identified on Exhibit C to the Security Agreement which are issued by a domestic Subsidiary of any US Loan Party (the “Uncertificated Securities”) continues to be perfected to the extent (i) the US Collateral Agent is the registered owner of such Uncertificated Securities, (ii) the issuer of such Uncertificated Securities has agreed that it will comply with instructions originated by the US Collateral Agent without further consent by the registered owner or (iii) the issuer of such Uncertificated Securities has executed the Security Agreement or the Acknowledgement and Consent attached thereto.
10. The US Collateral Agent’s security interest for the benefit of the Secured Parties in the account set forth on Schedule VIII (the “JPM Deposit Account”) will be perfected upon the execution and delivery by the Depositary Bank, Juicy UK and the US Collateral Agent of the Control Agreement wherein the Depositary Bank agrees that it will comply with instructions originated by the US Collateral Agent directing disposition of the funds in the JPM Deposit Account without further consent by Juicy UK.
11. None of the US Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

JPMorgan Chase Bank, N.A.,
JPMorgan Chase Bank, N.A., Toronto Branch,
J.P. Morgan Europe Limited and
the Lenders and Issuing Banks listed on Schedule I hereto
[Date]

The opinion set forth herein is subject to and limited by the following:
[Assumptions to be included].
We express no opinion as to any laws other than the laws of the State of New York, Article 9 of the Delaware UCC (based solely on our review thereof as set forth on the CCH Secured Transaction Guide last updated on March 30, 2010), Article 9 of the California UCC (based solely on our review thereof as set forth on the CCH Secured Transaction Guide last updated on March 30, 2010), Article 9 of the Washington UCC (based solely on our review thereof as set forth on the CCH Secured Transaction Guide last updated on March 30, 2010), and the federal laws of the United States of America (including Regulations U and X of the Federal Reserve Board), that in each case, in our experience, we recognize are normally applicable to transactions of the type contemplated by the Transaction Documents and are not applicable as a result of the particular business, identity or ownership of any of the parties (the “Relevant Laws”). Without limiting the foregoing, we express no opinion with respect to federal or state securities laws or antitrust laws (other than the Investment Company Act). We further express no opinion in paragraph 1 with respect to any provisions of the Credit Agreement which are governed by laws other than the laws of the State of New York.
The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.
This opinion letter is being delivered to you in connection with the transactions described in the Transaction Documents. This opinion may not be relied upon or otherwise used by any other person, or by you for any other purpose without our prior written consent, except that our opinion may be furnished (but not relied upon by any other person, firm or corporation) without our prior written consent: (i) in connection with any proceedings relating to the Transaction Documents or the enforcement thereof; (ii) to accountants and counsel for any Lender on the basis that they make no further disclosure; (iii) to bank and insurance company examiners; (iv) pursuant to judicial process or government order or requirement; and (v) to prospective or actual assignees of, and participants in the interests of, any Lender in the Loans and Commitments and their respective accountants and counsel on the basis that they make no further disclosure.
Very truly yours,

EXHIBIT G
FORM OF DISCOUNT NOTE

Can$	Date:
FOR VALUE RECEIVED, the undersigned unconditionally promises to pay on _____, 20___, to or to the order of _____ (the “Holder”), the sum of Can$                                         with no interest thereon.
The undersigned hereby waives presentment, protest and notice of every kind and waives any defences based upon indulgences which may be granted by the Holder to any party liable hereon and any days of grace.
This promissory note evidences a BA Equivalent Loan, as defined in the Second Amended and Restated Credit Agreement made as of dated as of May 6, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, and the Agents party thereto, and constitutes indebtedness to the Holder arising under the BA Equivalent Loan. Payment of this note shall be made at the offices of the Canadian Administrative Agent at 200 Bay Street, Royal Bank Plaza, South Tower, Suite 1800, Toronto, Ontario M5J 2J2 Canada. Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement.]7

LIZ CLAIBORNE CANADA INC.

By:
Name:
Title:

[7]	To Confirm with Canadian Counsel.

Exhibit H
Form of Intercreditor Agreement

INTERCREDITOR AGREEMENT
Dated as of January 12, 2009
between
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent and as Credit Agreement Representative
and
SUNTRUST EQUITY FUNDING, LLC,
as Synthetic Lease Representative

-ii-

-iii-

EXHIBITS
A Form of Notice of Acceleration

-iv-

INTERCREDITOR AGREEMENT (this “Agreement”), dated as of January 12, 2009, between JPMORGAN CHASE BANK, N.A., as collateral agent (the “Collateral Agent”) and as Credit Agreement Representative and SUNTRUST EQUITY FUNDING, LLC, as the Synthetic Lease Representative.
W I T N E S S E T H:
WHEREAS, Liz Claiborne, Inc., a Delaware corporation (the “Company”), and certain domestic subsidiaries of the Company (together with the Company, the “Grantors”), have agreed to secure certain of their obligations from time to time outstanding;
NOW, THEREFORE, in order to secure the prompt and complete payment and performance when due of the Secured Obligations (such term and certain other capitalized terms used hereinafter being defined in subsection 1.1) of the Grantors and in consideration of the premises and the mutual agreements set forth herein, the Collateral Agent does hereby declare that it holds and will hold, for the benefit of the Secured Parties, as agent under this Intercreditor Agreement all of its right, title and interest in, to and under the US Security Documents and the collateral granted to the Collateral Agent thereunder whether now existing or hereafter arising (and the Grantors do hereby consent thereto).
SECTION 1.
DEFINITIONS
1.1 Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b) The following terms shall have the respective meanings set forth below:
“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent under the Credit Agreement, and any successor Administrative Agent appointed thereunder.
“Bankruptcy Law” shall mean each of the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are authorized or required by law to remain closed.
“Class” shall mean, as the context may require, the Credit Facility Class or the Synthetic Facility Class.
“Collateral Account” shall have the meaning assigned in subsection 3.1.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as collateral agent under this Intercreditor Agreement, and any successor agent appointed hereunder.
“Collateral Enforcement Action” shall mean, with respect to any Secured Party, an action by such Secured Party, whether or not in consultation with any other Secured Party, to exercise, to seek to exercise, to join any Person in exercising or to institute or to maintain or to participate in any action or proceeding with respect to, any rights or remedies with respect to any US Collateral, including (i) instituting or maintaining, or joining any Person in instituting or maintaining, any enforcement, contest, protest, attachment, collection, execution, levy or foreclosure action or proceeding with respect to any US Collateral, whether under any Secured Instrument, US Security Document or otherwise, or (ii) exercising any other right or remedy under the Uniform Commercial Code of any applicable jurisdiction or under any Bankruptcy Law or other applicable law with respect to any US Collateral.
“Controlling Party” shall mean (i) at any time after a Notice of Acceleration has been delivered by the Credit Agreement Representative (and remains in effect), the Credit Agreement Representative, (ii) at any time after a Notice of Acceleration has been delivered by the Synthetic Lease Representative (and remains in effect), the Synthetic Lease Representative, and (iii) if neither clause (i) nor clause (ii) is applicable, the Credit Agreement Representative; provided that at any time that both the Credit Agreement Representative and the Synthetic Lease Representative have delivered Notices of Acceleration that remain in effect, “Controlling Party” shall mean the Majority Secured Parties at such time.
“Credit Agreement” shall mean (i) the Existing Credit Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, increase, replace (whether upon or after termination or otherwise), refinance (including by means of sales of debt securities to institutional investors), renew or refund in whole or in part from time to time the Indebtedness and other obligations outstanding under the Existing Credit Agreement or any other agreement or instrument referred to in this clause (ii) unless such agreement or instrument expressly provides that it is not intended to be and is not a Credit Agreement hereunder. Any reference to the Credit Agreement hereunder shall, except as otherwise expressly provided, be deemed a reference to any Credit Agreement then existing.
“Credit Agreement Obligations” shall mean the “Obligations” as defined in the Existing Credit Agreement.
“Credit Agreement Representative” shall mean the Administrative Agent. In the event that the Existing Credit Agreement shall cease to be in effect, the Credit Agreement Representative shall be the Person identified as such (or identified as the agent or administrative agent or trustee thereunder) in the applicable Credit Agreement then in effect, if any.

“Credit Facility Class” shall mean, collectively, the Secured Parties that are holders of outstanding Extensions of Credit and unfunded commitments under or pursuant to the Loan Documents.
“Distribution Date” shall mean each date fixed by the Collateral Agent for a distribution to the applicable Secured Parties of funds held in the Collateral Account, the first of which shall be within 120 days after the Collateral Agent receives a Notice of Acceleration and the remainder of which shall be monthly thereafter (or more frequently if requested by the Controlling Party) on the day of the month corresponding to the first Distribution Date (or, if there be no such corresponding day, the last day of such month); provided that if any such day is not a Business Day, such Distribution Date shall be the next Business Day.
“Dollars” and “$” shall mean the lawful money of the United States.
“Effective Date” shall mean January 12, 2009.
“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of January 12, 2009, among the Company, the Subsidiaries of the Company party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents named therein.
“Extensions of Credit” shall mean, with respect to any holder of Credit Agreement Obligations, the sum of (a) the aggregate principal amount of all loans (other than swingline loans and protective advances in which it holds or benefits from a risk participation) held by such holder then outstanding, (b) such holder’s pro rata share of the LC Exposure then outstanding and (c) such holder’s pro rata share of the aggregate principal amount of swingline loans and protective advances then outstanding (in which it holds or benefits from a risk participation).
“Fees” shall mean all fees, costs and expenses of the Collateral Agent of the types described in subsections 4.3 and 4.6.
“Grantors” shall have the meaning set forth in the recitals hereto.
“Holder Representative” shall mean (i) in respect of the Credit Agreement Obligations, the Credit Agreement Representative and (ii) in respect of any Synthetic Lease Obligations, the Synthetic Lease Representative.
“Insolvency Proceeding” shall mean each of the following, in each case with respect to the Company or any other Grantor or any property or Indebtedness of the Company or any other Grantor: (a)(i) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, (ii) any case or proceeding seeking receivership, liquidation, reorganization, winding up or other similar case or proceeding, (iii) any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt and (iv) any case or proceeding seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official and (b) any general assignment for the benefit of creditors.
“Intercreditor Agreement” shall mean this Intercreditor Agreement as the same may from time to time be amended, modified, supplemented, extended or renewed.
“Majority Class Holders” shall mean, on any date, each of the following: (i) Credit Facility Class members holding (or representing) more than 50% of the aggregate Extensions of Credit (and, if no Notice of Acceleration is outstanding with respect thereto, unfunded commitments) under the Loan Documents; and (ii) Synthetic Facility Class members holding (or representing) more than 50% of the aggregate principal amount of the aggregate Synthetic Lease Obligations outstanding on such date.
“Majority Secured Parties” shall mean, on any date, Secured Parties holding (or representing) more than 50% of the sum of (i) the aggregate Extensions of Credit (and, if no Notice of Acceleration is outstanding with respect thereto, unfunded commitments) under the Loan Documents on such date and (ii) the aggregate principal amount of the Synthetic Lease Obligations under the Synthetic Lease Documentation outstanding on such date.
“Notice of Acceleration” shall mean a written notice delivered to the Collateral Agent, while any Secured Obligations are outstanding, by the relevant Holder Representative in respect of any Credit Agreement Obligations or any Synthetic Lease Obligations, as applicable, stating that (a) the relevant Secured Obligations represented by such Holder Representative have not been paid in full at the stated final maturity thereof and any applicable grace period has expired or, in the case of an outstanding, non-cash collateralized Reimbursement Obligation, on the Maturity Date, or (b) a default has occurred under the provisions of the relevant Secured Instrument and, as a result thereof, all related Secured Obligations outstanding under such Secured Instrument have become due and payable and have not been paid in full or in the case of any reimbursement obligation in respect of an outstanding Letter of Credit or letter of guarantee, a requirement for immediate cash collateralization has not been satisfied. Each Notice of Acceleration shall be in substantially the form of Exhibit A.
“Opinion of Counsel” shall mean an opinion in writing signed by legal counsel reasonably satisfactory to the Collateral Agent, who may be counsel retained by the Collateral Agent or counsel to the Company.
“Other Secured Non-Loan Exposure” shall mean Banking Services Obligations, Acceptance Obligations and Secured Swap Obligations, in each case constituting “Secured Obligations” under the Existing Credit Agreement.
“paid in full” or “payment in full” or “pay such amounts in full” shall mean, with respect to any Secured Obligations, (i) with respect to Credit Agreement Obligations, the payment in full (other than as part of a Refinancing) in cash of the principal of, accrued (but unpaid) interest (including Post-Petition Interest) and premium, if any such premium is applicable, on all such Secured Obligations and all indemnities arising pursuant to the

Loan Documents (other than any contingent indemnification obligations not then due and owing) and, with respect to Letters of Credit outstanding thereunder, delivery of cash collateral or acceptable backstop letters of credit in respect thereof in compliance with the Loan Documents, after or concurrently with termination of all commitments thereunder and payment in full of all fees payable at or prior to the time such principal and interest are paid and (ii) with respect to the Synthetic Lease Obligations, the payment in full in cash of such Synthetic Lease Obligations.
“Post-Petition Interest” shall mean all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in such Insolvency Proceeding.
“Post-Petition Securities” shall mean any debt securities or other Indebtedness received in full or partial satisfaction of any claim as part of any Insolvency Proceeding.
“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof.
“Refinancing” shall mean, with respect to any Indebtedness, any other Indebtedness (including under any Post-Petition Securities received on account of such Indebtedness) issued as part of a refinancing, extension, renewal, defeasance, amendment, restatement, modification, supplement, restructuring, replacement, exchange, refunding or repayment thereof.
“Reimbursement Obligation” shall mean the obligation of the Company or the relevant Subsidiary Borrower to reimburse an Issuing Bank pursuant to the Credit Agreement for amounts drawn under Letters of Credit.
“Related Obligations” shall have the meaning assigned in subsection 6.4.
“Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.
“Secured Instruments” shall mean at any time (i) the Loan Documents, (ii) the Synthetic Lease Documentation and (iii) any agreement or other instrument governing or evidencing any Other Secured Non-Loan Exposure.
“Secured Obligations” shall mean, without duplication, (a) all Credit Agreement Obligations of the Grantors and Other Secured Non-Loan Exposure of the Grantors; and (b) all Synthetic Lease Obligations of the Grantors; provided, however, that to the extent any payment with respect to the Secured Obligations (whether by or on behalf of any Grantor, as proceeds of US Collateral, enforcement of any right of set off or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.
“Secured Parties” shall mean at any time the Collateral Agent (in its capacity as the holder of the Lien on the US Collateral securing the Secured Obligations), the Holder Representatives in respect of the Credit Agreement Obligations and the Synthetic Lease Obligations outstanding at such time, and each other holder of Secured Obligations outstanding at such time.
“Security Agreement” shall mean that certain US Pledge and Security Agreement, dated as of January 12, 2009, among the Company, the other Grantors party thereto and the Collateral Agent (for the benefit of the Secured Parties), as the same may be amended, restated or otherwise modified from time to time.
“Subsidiary Borrower” shall mean any Subsidiary of the Company that is a party to the Credit Agreement as a borrower thereunder.
“Synthetic Facility Class” shall mean, collectively, the Secured Parties that are holders of any Synthetic Lease Obligations.
“Synthetic Lease Representative” means SunTrust Equity Funding, LLC, a Delaware limited liability company, in its capacity as agent under the Synthetic Lease Documentation.
“2006 Synthetic Lease” means the Amended and Restated Master Lease Agreement, dated as of November 21, 2006, among SunTrust Bank, as Lessor, and the Company and Liz Claiborne Accessories, Inc., as Lessees, as heretofore amended, supplemented or otherwise modified and as contemporaneously herewith and hereafter amended, supplemented or otherwise modified from time to time (provided that (A) no amendment, supplement or modification entered into after the date hereof shall (i) shorten the maturity or tenor thereof or provide for any scheduled prepayment of the obligations thereunder prior to the Maturity Date, or (ii) contain covenants (including financial maintenance covenants) or events of default that are more restrictive than the covenants or events of default (as applicable) set forth in the Credit Agreement as in effect on the date hereof (or make any other modification that would have a substantially similar result) and (B) to the extent any amendment, supplement or modification entered into after the date hereof shall (i) increase the principal amount of the obligations of any Loan Party thereunder or (ii) except in connection with an amendment pursuant to Section 5.1(k) of the Master Agreement (as defined therein), increase the Yield (as defined therein) or interest rate accruing on the obligations thereunder (or make any other modification that would have a substantially similar result), such increased principal amount or increased Yield or interest, as the case may be, shall not be considered Secured Obligations for purposes of this Intercreditor Agreement), unless, in any of the foregoing cases, the required lenders under the Credit Agreement consent thereto).

“US Collateral” shall mean, collectively, all collateral in which the Collateral Agent is granted a security interest pursuant to any US Security Document.
“US Security Documents” shall mean, collectively, the Security Agreement, the Mortgages and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the Secured Obligations (including each agreement entered into pursuant to clause (ii) of subsection 6.3(b) of this Intercreditor Agreement), in each case, as the same may be amended, restated or otherwise modified from time to time, other than, for the avoidance of doubt, any mortgages or security documents granting or purporting to grant, or creating a Lien on the Excluded Real Property (as defined in the Security Agreement).
(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Intercreditor Agreement shall refer to this Intercreditor Agreement as a whole and not to any particular provision of this Intercreditor Agreement, and section and subsection references are to this Intercreditor Agreement unless otherwise specified. References to agreements defined in subsection 1.1(b) shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time.
SECTION 2.
ACCELERATION OF SECURED OBLIGATIONS
2.1 Notices of Acceleration. (a) Upon receipt by the Collateral Agent of a Notice of Acceleration, the Collateral Agent shall immediately notify the Company and the Holder Representatives of the receipt and contents thereof. So long as such Notice of Acceleration is in effect, the Collateral Agent shall exercise the rights and remedies provided in this Intercreditor Agreement and in the US Security Documents subject to the direction of the Controlling Party, as provided herein. So long as no Notice of Acceleration is in effect, the Collateral Agent shall take such actions as are permitted by this Intercreditor Agreement or the US Security Documents in accordance with, to the extent it receives or requests any such instructions, the instructions of the Controlling Party delivered to the Collateral Agent, and otherwise as it determines in its reasonable discretion as provided in this Intercreditor Agreement and the US Security Documents.
(b) A Notice of Acceleration delivered by a Holder Representative shall become effective upon receipt thereof by the Collateral Agent. Notwithstanding anything in this Intercreditor Agreement to the contrary, a Notice of Acceleration shall be deemed to be in effect (and deemed delivered by each of the Credit Agreement Representative and the Synthetic Lease Representative) whenever an Event of Default under Section 7(h) or (i) of the Credit Agreement has occurred and is continuing (and the Collateral Agent shall be deemed to have notified the Company and the Synthetic Lease Representative thereof). A Notice of Acceleration, once effective, shall remain in effect unless and until it is cancelled as provided in subsection 2.1(c).
(c) Any Holder Representative shall be entitled to cancel its own Notice of Acceleration by delivering a written notice of cancellation to the Collateral Agent (i) before the

Collateral Agent takes any action to exercise any remedy with respect to the US Collateral or (ii) thereafter, if the Collateral Agent believes that all actions it has taken to exercise any remedy or remedies with respect to the US Collateral can be reversed without undue difficulty; provided that no Notice of Acceleration shall be cancelled more than 60 days after it is received by the Collateral Agent. The Collateral Agent shall immediately notify the Company and each Holder Representative as to the receipt and contents of any such notice of cancellation.
2.2 [Reserved].
2.3 Right to Initiate Judicial Proceedings. If a Notice of Acceleration is in effect, the Collateral Agent, subject to the provisions of subsection 2.5(b) and Section 5, (i) shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by this Intercreditor Agreement and each US Security Document and (ii) may, either after entry, or without entry, proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the US Collateral and to sell all or, from time to time, any of the US Collateral under the judgment or decree of a court of competent jurisdiction.
2.4 Right to Appoint a Receiver. If a Notice of Acceleration is in effect, upon the filing of a bill in equity or other commencement of judicial proceedings to enforce the rights of the Collateral Agent under this Intercreditor Agreement or any US Security Document, the Collateral Agent shall, to the extent permitted by law, with notice to the Company but without notice to any party claiming through the Grantors, without regard to the solvency or insolvency at the time of any Person then liable for the payment of any of the Secured Obligations, without regard to the then value of the US Collateral, and without requiring any bond from any complainant in such proceedings, be entitled as a matter of right to the appointment of a receiver or receivers (who may be the Collateral Agent) of the US Collateral, or any part thereof, and of the rents, issues, tolls, profits, royalties, revenues and other income thereof, pending such proceedings, with such powers as the court making such appointment shall confer, and to the entry of an order directing that the rents, issues, tolls, profits, royalties, revenues and other income of the property constituting the whole or any part of the US Collateral be segregated, sequestered and impounded for the benefit of the Collateral Agent and the Secured Parties, and each Grantor irrevocably consents to the appointments of such receiver or receivers and to the entry of such order; provided that, notwithstanding the appointment of any receiver, the Collateral Agent shall be entitled to retain possession and control of all cash and Permitted Investments held by or deposited with it pursuant to this Intercreditor Agreement or any US Security Document.
2.5 Exercise of Powers; Instructions of the Controlling Party. (a) All of the powers, remedies and rights of the Collateral Agent as set forth in this Intercreditor Agreement may be exercised by the Collateral Agent in respect of any US Security Document as though set forth in full therein and all of the powers, remedies and rights of the Collateral Agent, each Holder Representative and the other Secured Parties as set forth in any US Security Document may be exercised from time to time as herein and therein provided.
(b) The Controlling Party shall at all times have the right, by one or more notices in writing executed and delivered to the Collateral Agent (or by telephonic notice promptly confirmed in writing), to direct the time, method and place of conducting any proceeding for any right or remedy available to the Collateral Agent, or of exercising any power conferred on the Collateral Agent, or for the appointment of a receiver, or to direct the taking or the refraining from taking of any action authorized by this Intercreditor Agreement or any US Security Document; provided that (i) such direction shall not conflict with any Requirement of Law or this Intercreditor Agreement or any US Security Document, (ii) the Collateral Agent shall be adequately secured and indemnified as provided in subsection 5.4(d) and (iii) no Collateral Enforcement Action may be taken unless a Notice of Acceleration is in effect. In the absence of such direction, the Collateral Agent shall have no duty to take or refrain from taking any action unless explicitly required herein.
(c) Whether or not any Insolvency Proceeding has been commenced by or against any Grantor, no Holder Representative or other Secured Party shall do (and no such Holder Representative or Secured Party (other than the Controlling Party) shall direct the Collateral Agent to do) any of the following without the consent of the Controlling Party: (i) take any Collateral Enforcement Action or commence, seek to commence or join any other Person in commencing any Insolvency Proceeding; or (ii) object to, contest or take any other action that is reasonably likely to hinder (1) any Collateral Enforcement Action initiated by the Collateral Agent, (2) any release of US Collateral permitted under the Loan Documents and this Intercreditor Agreement, whether or not done in consultation with or with notice to such Secured Party or (3) any decision by the Controlling Party to forbear or refrain from bringing or pursuing any such Collateral Enforcement Action or to effect any such release.
2.6 [Reserved].
2.7 [Reserved].
2.8 [Reserved].
2.9 [Reserved].
2.10 Rights of Secured Parties under Secured Instruments (a). Notwithstanding any other provision of this Intercreditor Agreement or any US Security Document, the right of each Secured Party to receive payment of the Secured Obligations held by such Secured Party when due (whether at the stated maturity thereof, by acceleration or otherwise) as expressed in the related Secured Instrument or other instrument evidencing or agreement governing a Secured Obligation or to institute suit for the enforcement of such payment on or after such due date or to exercise any other remedy it may have as an unsecured creditor against the Grantors, and the obligation of the Grantors to pay such Secured Obligations when due, shall not be impaired or affected without the consent of such Secured Party given in the manner prescribed by the Secured Instrument under which such Secured Obligation is outstanding; provided, however, that in the event any Secured Party becomes a judgment lien creditor or otherwise obtains any Lien as a result of its enforcement of its rights as an unsecured creditor, such judgment lien and the US Collateral subject thereto shall be subject to all of the terms and conditions of this Intercreditor Agreement.
2.11 [Reserved].

2.12 Nature of Obligations. The Synthetic Lease Representative on behalf of itself and the other Secured Parties holding Synthetic Lease Obligations acknowledges that the Credit Agreement Obligations represent debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that, subject to Section 6.5, the terms of the Credit Agreement Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Credit Agreement Obligations may be increased, replaced or refinanced, in each event without the consent of (or, except as explicitly provided in the Synthetic Lease Documentation, notice to) the Secured Parties and without affecting the provisions hereof. The application of moneys provided in Section 3.4 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Credit Agreement Obligations, or any portion thereof. Nothing contained in this Section 2.12 shall be deemed to override or negate any provision of the Loan Documents (or any such notification provisions (or Section 5.1(k)) of the Synthetic Lease Documentation) with respect to such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Credit Agreement Obligations, including any default which may occur because of such actions.
SECTION 3.
COLLATERAL ACCOUNT; DISTRIBUTIONS
3.1 The Collateral Account. On the Effective Date there shall be established and, at all times thereafter until the right, title, obligations and interest of the Collateral Agent under this Agreement shall have terminated, there shall be maintained in the name of the Collateral Agent an account entitled the “Liz Claiborne Collateral Account” (the “Collateral Account” (it being understood that, so long as JPMorgan Chase Bank, N.A., is the Collateral Agent hereunder and the U.S. Collateral Agent, the Collection Account may be used as the Collateral Account). All moneys which are required by this Intercreditor Agreement or any US Security Document to be delivered to the Collateral Agent while a Notice of Acceleration is in effect or which are received by the Collateral Agent or any agent or nominee of the Collateral Agent in respect of the US Collateral, whether in connection with the exercise of the remedies provided in this Intercreditor Agreement or any US Security Document or otherwise, while a Notice of Acceleration is in effect shall be deposited in the Collateral Account, to be held by the Collateral Agent as part of the US Collateral and applied in accordance with the terms of this Intercreditor Agreement. So long as no Event of Default shall have occurred and be continuing, upon the cancellation of all Notices of Acceleration pursuant to subsection 2.1(c) or the receipt by the Collateral Agent of any moneys at any time when no Notice of Acceleration is in effect, the Collateral Agent shall (subject to the first sentence of subsection 3.4(a)) cause all funds on deposit in the Collateral Account or otherwise received by the Collateral Agent to be paid over to the Grantors in accordance with their respective interests; provided that if a Full Cash Dominion Period shall be in effect at the time of such cancellation, all such funds shall be delivered to the Credit Agreement Representative to be applied in accordance with the provisions of the Credit Agreement.

3.2 Control of Collateral Account. All right, title and interest in and to the Collateral Account shall vest in the Collateral Agent, and funds on deposit in the Collateral Account shall constitute part of the US Collateral. The Collateral Account shall be subject to the exclusive dominion and control of the Collateral Agent. Each Grantor hereby grants a security interest in the Collateral Account to the Collateral Agent for the benefit of the Secured Parties, as collateral security for such Grantor’s Secured Obligations.
3.3 Investment of Funds Deposited in Collateral Account. After a Notice of Acceleration has been delivered to the Collateral Agent, and for so long as any such notice remains in effect, the Collateral Agent shall, at the direction of the Controlling Party, invest and reinvest moneys on deposit in the Collateral Account at any time in Permitted Investments. All such investments and the interest and income received thereon and the net proceeds realized on the sale or redemption thereof shall be held in the Collateral Account as part of the US Collateral. Neither the Collateral Agent nor any other Secured Party shall be responsible for any diminution in funds resulting from such investments or any liquidation prior to maturity. In the absence of such directions, the Collateral Agent shall have no obligation to invest or reinvest moneys.
3.4 Application of Moneys. (a) The Collateral Agent shall have the right (pursuant to subsection 4.7) at any time to apply moneys held by it in the Collateral Account to the payment of due and unpaid Fees.
(b) [Reserved].
(c) All moneys held by the Collateral Agent in the Collateral Account while a Notice of Acceleration is in effect shall, to the extent available for distribution (it being understood that the Collateral Agent may liquidate investments prior to maturity in order to make a distribution pursuant to this subsection 3.4(c)) and subject to the provisos in paragraphs fourth and fifth below, be distributed (subject to the provisions of subsections 3.5 and 3.7) by the Collateral Agent on each Distribution Date in the following order of priority (with such distributions being made by the Collateral Agent to the respective Holder Representatives or Secured Parties, as applicable, as provided in subsection 3.4(e), and each such Holder Representative shall be responsible for insuring that amounts distributed to it are distributed to its Secured Parties in the order of priority set forth below):
First: to the Collateral Agent for any unpaid Fees and then to any Secured Party which has theretofore advanced or paid any Fees constituting administrative expenses allowable under Section 503(b) of the Bankruptcy Code, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the amounts of such Fees advanced by the respective Secured Parties and remaining unpaid on such Distribution Date;
Second: to any Secured Party which has theretofore advanced or paid any Fees other than such administrative expenses, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been reimbursed prior to such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the amounts of such Fees advanced by the respective Secured Parties and remaining unpaid on such Distribution Date;
Third: to any Holder Representative for any unpaid expenses payable to such Person pursuant to the Secured Instruments to the extent the same constitute Secured Obligations and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such Persons in proportion to the unpaid amounts thereof on such Distribution Date;
Fourth: to the relevant Holder Representative for the benefit of the holders of Secured Obligations, in an amount equal to the unpaid principal of the Credit Agreement Obligations and other Secured Obligations and unpaid interest thereon, all fees constituting Credit Agreement Obligations and premium and other amounts (other than indemnities and payments for increased costs) charges, if any, and reimbursement obligations (including, without limitation, the obligation to cash collateralize undrawn Letters of Credit) with respect to the Credit Agreement Obligations or other Secured Obligations, termination amounts in respect of Secured Swap Obligations, amounts due in respect of Banking Services Obligations, rent payments, purchase prices, lease balances and other amounts (other than indemnities and payments for increased costs) constituting Synthetic Lease Obligations, and interest and fees thereon, in each case to the extent such interests and fees are due and payable, as of such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such holders in proportion to the unpaid amounts thereof on such Distribution Date; provided, however, that at the option of the Collateral Agent if and to the extent that it or the Controlling Party reasonably believes (as indicated by a notice to the Holder Representatives with a copy to the Collateral Agent, as appropriate) that the holders of any Secured Obligations are reasonably likely to recover, in a reasonable period from sources other than the US Collateral, payments on account of such Secured Obligations, the Collateral Agent shall hold the distribution in respect of such Secured Obligations pursuant to this paragraph fourth as cash collateral for such Secured Obligations until such recovery is obtained or ceases to be reasonably likely in a reasonable period, and if and to the extent such recovery is obtained such cash collateral shall be applied in the same manner as contemplated in Section 3.5(ii);
Fifth: to the relevant Holder Representative for the benefit of the holders of Secured Obligations, in an amount equal to all other amounts constituting such Secured Obligations (including but not limited to indemnities and payments for increased costs), in each case to the extent the same are due and payable, as of such Distribution Date, and, if such moneys shall be insufficient to pay such amounts in full, then ratably to such holders in proportion to the unpaid amounts thereof on such Distribution Date; provided, however, that at the option of the Collateral Agent if and to the extent that it or the Controlling Party reasonably believes (as indicated by a notice to the Holder Representatives with a copy to the Collateral Agent, as appropriate) that the holders of any Secured Obligations are reasonably likely to recover, in a reasonable period from sources other than the US Collateral, payments on account of such Secured Obligations, the Collateral Agent shall hold the distribution in respect of such Secured Obligations pursuant to this paragraph fifth as cash collateral for such Secured Obligations until such recovery is obtained or ceases to be reasonably likely in a reasonable period, and if and to the extent such recovery is obtained such cash collateral shall be applied in the same manner as contemplated in Section 3.5(ii); and
Sixth: any surplus then remaining shall be paid to the Grantors or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
(d) The term “unpaid” as used in clauses Third and Fourth of subsection 3.4(c) with respect to the relevant Grantor(s) refers to all amounts of Secured Obligations outstanding as of a Distribution Date, whether or not such amounts are fixed or contingent, and, in the case of an Insolvency Proceeding, with respect to any Grantor, whether or not such amounts are allowed in such Insolvency Proceeding, to the extent that prior distributions have not been made (whether or not actually distributed or set aside pursuant to subsection 3.5) in respect thereof.
(e) The Collateral Agent shall make all payments and distributions under this subsection 3.4: (i) on account of Credit Agreement Obligations and Other Secured Non-Loan Exposure, to the Credit Agreement Representative, pursuant to directions of the Credit Agreement Representative, for re-distribution in accordance with the provisions of the Credit Agreement and (ii) on account of Synthetic Lease Obligations to the Synthetic Lease Representative, pursuant to directions of the Synthetic Lease Representative, for re-distribution in accordance with the provisions of the Synthetic Lease Documentation.
3.5 Amounts Held for Contingent Secured Obligations. In the event any Secured Party shall be entitled to receive any moneys in respect of the unliquidated, unmatured or contingent portion of the outstanding Secured Obligations (including, without limitation, obligations under then outstanding letters of credit, guarantees and termination liabilities with respect to Secured Swap Obligations which are not determinable or are unmatured), then the Collateral Agent shall invest such moneys in obligations of the kinds referred to in subsection 3.3 maturing within three months after they are acquired by the Collateral Agent and shall hold all such amounts so distributable, and all such investments and the net proceeds thereof, in trust solely for such Secured Party and for no other purpose until (i) such Secured Party shall have notified the Collateral Agent that all or part of such unliquidated, unmatured or contingent claim shall have become matured or fixed, in which case the Collateral Agent shall distribute from such investments and the proceeds thereof an amount equal to such matured or fixed claim to such Secured Party for application to the payment of such matured or fixed claim, and shall promptly give notice thereof to the Company or (ii) all or part of such unliquidated, unmatured or contingent claim shall have been extinguished, whether as the result of an expiration without drawing of any letter of credit, payment of amounts secured or covered by any letter of credit other than by drawing thereunder, payment of amounts covered by any guarantee or otherwise, in which case (x) such Secured Party shall, as soon as practicable thereafter, notify the Company and the Collateral Agent and (y) such investments, and the proceeds thereof, shall be held in the Collateral Account in trust for all Secured Parties pending application in accordance with the provisions of subsection 3.4.

3.6 Collateral Agent’s Calculations. In making the determinations and allocations required by subsection 3.4, the Collateral Agent may conclusively rely upon information supplied by the Credit Agreement Representative as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Credit Agreement Obligations, information supplied by the Synthetic Lease Representative as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Synthetic Lease Obligations and information supplied by the applicable Secured Party in respect of the relevant Other Secured Non-Loan Exposure as to the unpaid amount of such Secured Obligations, and the Collateral Agent shall have no liability to any of the Secured Parties or any Grantor for actions taken in reliance on such information; provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to subsection 3.4 shall be (subject to subsection 3.7 and to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by any Holder Representative in respect of any amounts distributed to them.
3.7 Pro Rata Sharing. If, through the operation of any Bankruptcy Law or otherwise, the Collateral Agent’s security interest hereunder and under the US Security Documents is enforced with respect to some, but not all, of the Secured Obligations then outstanding in respect of which a Notice of Acceleration has been delivered, the Collateral Agent shall nonetheless apply the proceeds of the US Collateral for the benefit of the holders of all such Secured Obligations in the proportions and subject to the priorities specified herein; provided that nothing in this subsection 3.7 shall be deemed to require the Collateral Agent to disregard or violate any court order binding upon it.
SECTION 4.
AGREEMENTS WITH AGENT
4.1 Delivery of Secured Instruments. The Company shall deliver to the Collateral Agent, promptly upon the execution thereof, a copy of all amendments, modifications or supplements to any Secured Instrument entered into after the Effective Date.
4.2 Information as to Secured Parties and Holder Representatives. The Company shall deliver to the Collateral Agent, from time to time upon request of the Collateral Agent when a Notice of Acceleration shall be in effect, a list setting forth as of a date not more than 30 days prior to the date of such delivery, (i) the aggregate principal amount of Credit Agreement Obligations outstanding and the name and address of the Credit Agreement Representative (it being understood that all such information required to be delivered pursuant this clause (i) shall be deemed to have been delivered at any time that JPMorgan Chase Bank, N.A. is both the Credit Agreement Representative and the Collateral Agent hereunder), (ii) the aggregate principal amount of the Synthetic Lease Obligations outstanding and the name and address of the Synthetic Lease Representative and (iii) the information necessary, in the judgment of the Company, to calculate the Majority Class Holders and the Majority Secured Parties as of such date. In addition, the Company will promptly notify the Collateral Agent of each change in the identity of the Controlling Party or any Holder Representative. The Company

will request that each Holder Representative notify the Collateral Agent of any changes of the officers of each thereof authorized to give directions hereunder on behalf of such parties prior to the date of any such changes. If the Collateral Agent does not receive the names of the officers of each Holder Representative authorized to give directions hereunder on behalf of such parties, the Collateral Agent may rely on any person purporting to be authorized to give directions hereunder on behalf of such parties. If the Collateral Agent is not informed of changes of the officers of any Holder Representative authorized to give directions hereunder on behalf of such parties, the Collateral Agent may rely on the information previously provided to the Collateral Agent.
4.3 Compensation and Expenses. The Company agrees to pay to the Collateral Agent, from time to time upon demand, (i) all of the reasonable fees, costs and expenses of the Collateral Agent (including, without limitation, the reasonable fees and disbursements of its counsel, advisors and agents) arising in connection with the preparation, execution, delivery, modification, amendment, or termination of this Intercreditor Agreement or any other documents prepared in connection herewith and (ii) all fees, costs and expenses of the Collateral Agent (including, without limitation, the fees and disbursements of its counsel, advisors and agents) in connection with (x) the enforcement of any of the provisions hereof, (y) required to be advanced in connection with the administration of the US Collateral, the sale or other disposition of US Collateral and the preservation, protection or defense of the Collateral Agent’s rights under this Intercreditor Agreement and in and to the US Collateral or (z) incurred in connection with the execution of the directions provided by the Controlling Party. Such fees, costs and expenses are intended to constitute expenses of administration under any bankruptcy law relating to creditors’ rights generally. If the Company fails to pay any amounts owing to the Collateral Agent pursuant to this subsection 4.3, each Secured Party severally agrees to pay to the Collateral Agent such Secured Party’s pro rata share of such unpaid amount, and the amount of any such payment shall be added to such Secured Party’s Secured Obligations. The obligations of the Company under this subsection 4.3 shall survive the termination of the other provisions of this Intercreditor Agreement and the resignation or removal of the Collateral Agent hereunder.
4.4 [Reserved].
4.5 [Reserved].
4.6 Indemnification. The Company agrees to pay, indemnify, and hold the Collateral Agent (and its directors, officers, agents and employees) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, the reasonable fees and expenses of counsel, advisors and agents) or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Intercreditor Agreement, unless arising from the gross negligence, bad faith or willful misconduct of the indemnified party or any of its affiliates or any of their respective directors, officers, agents or employees, including for taxes in any jurisdiction in which the Collateral Agent is subject to tax by reason of actions hereunder or under the US Security Documents, unless such taxes are imposed on or measured by compensation paid to the Collateral Agent under subsection 4.3. In any suit, proceeding or action brought by the Collateral Agent under or with respect to any contract, agreement, interest or obligation constituting part of the US Collateral for any sum owing thereunder, or to enforce any provisions thereof, the Company will save, indemnify and keep the Collateral Agent harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of any Grantor thereunder, arising out of a breach by such Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Grantor or its successors from any Grantor, and all such obligations of the Company shall be and remain enforceable against and only against the Company and shall not be enforceable against the Collateral Agent. If the Company fails to pay any amounts owing to the Collateral Agent pursuant to this subsection 4.6, each Secured Party severally agrees to pay to the Collateral Agent such Secured Party’s pro rata share of such amounts, and the amount of any such payment shall be added to such Secured Party’s Secured Obligations. The agreements in this subsection 4.6 shall survive the termination of the other provisions of this Intercreditor Agreement and the resignation or removal of the Collateral Agent hereunder.
4.7 Collateral Agent’s Lien. Notwithstanding anything to the contrary in this Intercreditor Agreement, as security for the payment of Fees (i) the Collateral Agent is hereby granted a lien upon all US Collateral which shall have priority ahead of all other Secured Obligations secured by such US Collateral and (ii) the Collateral Agent shall have the right to use and apply any of the funds held by the Collateral Agent in the Collateral Account to cover such Fees.
SECTION 5.
THE COLLATERAL AGENT
5.1 Appointment of Collateral Agent. Each Holder Representative hereby irrevocably appoints the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
5.2 Exculpatory Provisions. (a) The Collateral Agent shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations or warranties herein, all of which are made solely by the Grantors. The Collateral Agent makes no representations as to the value or condition of the US Collateral or any part thereof, or as to the title of the Grantors thereto or as to the security afforded by this Intercreditor Agreement or any US Security Document, or as to the validity, execution (except its execution), enforceability, legality or sufficiency of this Intercreditor Agreement, the US Security Documents or the Secured Obligations, and the Collateral Agent shall incur no liability or responsibility in respect of any such matters.
(b) The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Grantors of any of the covenants or agreements contained herein or in any US Security Document or Secured Instrument. Whenever it is necessary, or in the opinion of the Collateral Agent advisable, for the Collateral Agent to ascertain the amount of Secured Obligations then held by Secured Parties, the Collateral Agent may rely (i) on a certificate of the Credit Agreement Representative, in the case of Credit Agreement Obligations, (ii) on a certificate of Synthetic Lease Representative, in the case of the Synthetic Lease Obligations and (iii) on a certificate of the relevant Secured Party, in the case of any other Secured Obligations, and, if the Credit Agreement Representative, the Synthetic Lease Representative or any relevant Secured Party shall not give such information to the Collateral Agent after receiving a written request therefor from the Collateral Agent, it shall not be entitled to receive distributions hereunder (in which case distributions to those Persons who have supplied such information to the Collateral Agent shall be calculated by the Collateral Agent using, for those Persons who have not supplied such information, the list then most recently delivered by the Company pursuant to subsection 4.2), and the amount so calculated to be distributed to the Person who fails to give such information shall be held in trust for such Person until such Person does supply such information to the Collateral Agent, whereupon on the next applicable Distribution Date the amount distributable to such Person shall be recalculated using such information and distributed to it. Nothing in this subsection 5.2(b) shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any certificate so supplied. Notwithstanding anything to the contrary set forth in this subsection 5.2(b), so long as no Notice of Acceleration is in effect, the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Company with respect to the matters set forth in the second sentence of this subsection 5.2(b).
(c) The Collateral Agent shall be under no obligation or duty to take any action under this Intercreditor Agreement or any US Security Document if taking such action (i) would subject the Collateral Agent to a tax (or equivalent liability) in any jurisdiction where it is not then subject to a tax (or equivalent liability) or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified, unless the Collateral Agent receives security or indemnity satisfactory to it against such tax (or equivalent liability), or any liability resulting from such qualification, in each case as results from the taking of such action under this Intercreditor Agreement or any US Security Document.
(d) The Collateral Agent shall have the same rights with respect to any Secured Obligation held by it as any other Secured Party and may exercise such rights as though it were not the Collateral Agent hereunder, and may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, any of the Grantors as if it were not the Collateral Agent.
(e) Notwithstanding any other provision of this Intercreditor Agreement, the Collateral Agent shall not be liable for any action taken or omitted to be taken in accordance with this Intercreditor Agreement or the US Security Documents except for its own gross negligence, bad faith or willful misconduct.
5.3 Delegation of Duties. The Collateral Agent may execute any of the powers hereof and perform any duty hereunder either directly or by or through agents or attorneys-in-fact. The Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it without gross negligence or willful misconduct.
5.4 Reliance by Collateral Agent. (a) Whenever in the administration of this Intercreditor Agreement or the US Security Documents after a Notice of Acceleration is received by the Collateral Agent, the Collateral Agent shall deem it necessary or desirable that a factual matter be proved or established in connection with the Collateral Agent taking, suffering or omitting any action hereunder or thereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by a certificate of a Responsible Officer of the Company delivered to the Collateral Agent, and such certificate shall be full warrant to the Collateral Agent for any action taken, suffered or omitted in reliance thereon, subject, however, to the provisions of subsection 5.5.
(b) The Collateral Agent may consult with counsel, and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder or under any US Security Document in accordance therewith. While a Notice of Acceleration is in effect, the Collateral Agent shall have the right at any time to seek instructions concerning the administration of this Intercreditor Agreement and the US Security Documents from any court of competent jurisdiction.
(c) The Collateral Agent may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies, facsimiles, .pdf or other electronic transmissions and telexes, to have been sent by the proper party or parties. In the absence of its own gross negligence, bad faith or willful misconduct, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Intercreditor Agreement.
(d) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in the Collateral Agent by this Intercreditor Agreement and the US Security Documents, at the request or direction of the Controlling Party pursuant to this Intercreditor Agreement or otherwise, unless the Collateral Agent shall have been provided adequate security and indemnity against the costs, expenses and liabilities which may be incurred by the Collateral Agent in compliance with such request or direction, including such reasonable advances as may be requested by the Collateral Agent.
(e) [Reserved].
(f) Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate of a Responsible Officer of the Company provided to such counsel in connection with such opinion or representations made by a Responsible Officer of the Company in a writing filed with the Collateral Agent.
5.5 Limitations on Duties of the Collateral Agent. (a) Unless a Notice of Acceleration is in effect, the Collateral Agent shall be obligated to perform such duties and only such duties as are specifically set forth in this Intercreditor Agreement, and no implied covenants or obligations shall be read into this Intercreditor Agreement or any US Security Document against the Collateral Agent. If and so long as a Notice of Acceleration is in effect, the Collateral Agent shall, subject to the provisions of subsection 2.5(b), exercise the rights and powers vested in the Collateral Agent by this Intercreditor Agreement and the US Security Documents, and

shall not be liable with respect to any action taken, or omitted to be taken, in accordance with the direction of the Controlling Party.
(b) Except as herein otherwise expressly provided, the Collateral Agent shall not be under any obligation to take any action which is discretionary with the Collateral Agent under the provisions hereof or of any US Security Document, except upon the written request of the Controlling Party at such time. The Collateral Agent shall make available for inspection and copying by each Holder Representative and each Secured Party in respect of Other Secured Non-Loan Exposure, each certificate or other paper furnished to the Collateral Agent by any of the Grantors under or in respect of this Intercreditor Agreement or any of the US Collateral.
(c) No provision of this Intercreditor Agreement or of any US Security Document shall be deemed to impose any duty or obligation on the Collateral Agent to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it, in any jurisdiction in which it shall be illegal, or in which the Collateral Agent shall be unqualified or incompetent, to perform any such act or acts or to exercise any such right, power, duty or obligation or if such performance or exercise would constitute doing business by the Collateral Agent in such jurisdiction or impose a tax on the Collateral Agent by reason thereof or to risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder.
(d) Notwithstanding anything to the contrary contained herein, in no event shall the Collateral Agent have any obligation to monitor the perfection or continuation of perfection or the sufficiency or validity of any security interest in or related to the US Collateral.
5.6 Moneys to be Held in Trust. All moneys received by the Collateral Agent under or pursuant to any provision of this Intercreditor Agreement or any US Security Document (except Fees) after a Notice of Acceleration is in effect shall be held in trust for the purposes for which they were paid or are held and in accordance with this Intercreditor Agreement.
5.7 Resignation of the Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying the Holder Representatives. Upon any such resignation, the Majority Secured Parties shall have the right, in consultation with the Company (unless a Notice of Acceleration is in effect, in which case no such consultation shall be required), to appoint a successor. If no successor shall have been so appointed by the Majority Secured Parties and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint its successor in such capacity, which shall be a financial institution or an Affiliate of any financial institution or a Lender, in each case having a combined capital and surplus and undivided profits of at least $500,000,000. Upon the acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and any further obligations hereunder. The retiring Collateral Agent shall, at its own cost, make available to the successor Collateral Agent any documents and records and provide any assistance which the successor Collateral Agent may reasonably request for the purposes of performing its functions as Collateral Agent under this Intercreditor Agreement. The fees payable by the Company to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Collateral Agent’s resignation hereunder, the provisions of this Intercreditor Agreement shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and co-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Agent.
5.8 [Reserved].
5.9 Merger of the Collateral Agent. Any corporation into which the Collateral Agent may be merged, or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Collateral Agent shall be a party, shall be Collateral Agent under this Intercreditor Agreement and the US Security Documents without the execution or filing of any paper or any further act on the part of the parties hereto.
5.10 Co-Collateral Agent; Separate Collateral Agent. (a) If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the US Collateral shall be located, or to avoid any violation of law or imposition on the Collateral Agent of taxes by such jurisdiction not otherwise imposed on the Collateral Agent, or the Collateral Agent shall be advised by counsel, satisfactory to it, that it is necessary or prudent in the interest of the Secured Parties, or any Holder Representative shall in writing so reasonably request the Collateral Agent and the Grantors, or the Collateral Agent shall deem it desirable for its own protection in the performance of its duties hereunder or under any US Security Document, the Collateral Agent and each of the Grantors shall execute and deliver all instruments and agreements necessary or proper to constitute another bank or financial institution, or one or more persons approved by the Collateral Agent and the Grantors, either to act as co-agent or co-agents of all or any of the US Collateral under this Intercreditor Agreement or under any of the US Security Documents, jointly with the Collateral Agent originally named herein or therein or any successor Collateral Agent, or to act as separate agent or agents of any of the US Collateral. If any of the Grantors shall not have joined in the execution of such instruments and agreements within 30 days after it receives a written request from the Collateral Agent to do so, or if a Notice of Acceleration is in effect, the Collateral Agent may act under the foregoing provisions of this subsection 5.10(a) without the concurrence of such Grantors and execute and deliver such instruments and agreements on behalf of such Grantors. Each of the Grantors hereby appoints the Collateral Agent as its agent and attorney to act for it under the foregoing provisions of this subsection 5.10(a) in either of such contingencies.
(b) [Reserved].
(c) Every separate agent and every co-agent, other than any successor Collateral Agent appointed pursuant to subsection 5.7, shall, to the extent permitted by law, be appointed and act and be such, subject to the following provisions and conditions:
(i) all rights, powers, duties and obligations conferred upon the Collateral Agent in respect of the custody, control and management of moneys, papers or securities shall be exercised solely by the Collateral Agent or any agent appointed by the Collateral Agent;

(ii) all rights, powers, duties and obligations conferred or imposed upon the Collateral Agent hereunder and under the relevant US Security Document(s) shall be conferred or imposed and exercised or performed by the Collateral Agent and such separate agent or separate agents or co-agent or co-agents, jointly, as shall be provided in the instrument appointing such separate agent or separate agents or co-agent or co-agents, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Collateral Agent shall be incompetent or unqualified to perform such act or acts, or unless the performance of such act or acts would result in the imposition of any tax on the Collateral Agent which would not be imposed absent such joint act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate agent or separate agents or co-agent or co-agents;
(iii) no power given hereby or by the relevant US Security Documents to, or which it is provided herein or therein may be exercised by, any such co-agent or co-agents or separate agent or separate agents shall be exercised hereunder or thereunder by such co-agent or co-agents or separate agent or separate agents except jointly with, or with the consent in writing of, the Collateral Agent, anything contained herein to the contrary notwithstanding;
(iv) no agent hereunder shall be personally liable by reason of any act or omission of any other agent hereunder; and
(v) the Company and the Collateral Agent, at any time by an instrument in writing executed by them jointly, may accept the resignation of or remove any such separate agent or co-agent and, in that case by an instrument in writing executed by them jointly, may appoint a successor to such separate agent or co-agent, as the case may be, anything contained herein to the contrary notwithstanding. If the Company shall not have joined in the execution of any such instrument within 30 days after it receives a written request from the Collateral Agent to do so, or if a Notice of Acceleration is in effect, the Collateral Agent shall have the power to accept the resignation of or remove any such separate agent or co-agent and to appoint a successor without the concurrence of the Company, the Company hereby appointing the Collateral Agent its agent and attorney to act for it in such connection in such contingency. If the Collateral Agent shall have appointed a separate agent or separate agents or co-agent or co-agents as above provided, the Collateral Agent may at any time, by an instrument in writing, accept the resignation of or remove any such separate agent or co-agent and the successor to any such separate agent or co-agent shall be appointed by the Company and the Collateral Agent, or by the Collateral Agent alone pursuant to this subsection 5.10(c).
5.11 Treatment of Payee or Indorsee by Collateral Agent; Representatives of Secured Parties(a) . The Collateral Agent may treat the registered holder or, if none, the payee or indorsee of any promissory note or debenture evidencing a Secured Obligation as the absolute owner thereof for all purposes and shall not be affected by any notice to the contrary, whether such promissory note or debenture shall be past due or not.

SECTION 6.
MISCELLANEOUS
6.1 Notices. Unless otherwise specified herein, all notices, requests, demands or other communications given to any of the Grantors, the Collateral Agent, the Controlling Party and any Holder Representative shall be given in writing or by electronic transmission and shall be deemed to have been duly given when personally delivered or when duly deposited in the mails, registered or certified mail postage prepaid, or when transmitted by electronic transmission, to an electronic mail address (or by other means of electronic delivery) addressed (i) if to any Grantor or the Collateral Agent, to such party at its address specified on the signature pages hereof or any other address which such party shall have specified as its address for the purpose of communications hereunder, by notice given in accordance with this subsection 6.1 to the party sending such communication or (ii) if to any Holder Representative or other Secured Party, to it at its address specified from time to time in the list provided by the Company to the Collateral Agent pursuant to subsection 4.2; provided that any notice, request or demand to the Collateral Agent shall not be effective until received by the Collateral Agent in writing or by facsimile transmission at the office designated by it pursuant to this subsection 6.1.
6.2 No Waivers. No failure on the part of the Collateral Agent, any co-agent, any separate agent, the Controlling Party, any Holder Representative or any Secured Party to exercise, no course of dealing with respect to, and no delay in exercising, any right, power or privilege under this Intercreditor Agreement or any US Security Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
6.3 Amendments, Supplements and Waivers. (a) With the written consent of the Majority Class Holders of each Class, the Collateral Agent may, from time to time, enter into written agreements or supplements hereto for the purpose of adding to, or waiving any provisions of, this Intercreditor Agreement or changing in any manner the rights of the Collateral Agent, the Secured Parties or the Grantors hereunder; provided that no such supplemental agreement shall (i) amend, modify or waive any provision of this subsection 6.3 without the written consent of each Holder Representative, (ii) amend, modify or waive any provision of Section 3.4(c) without the written consent of each Secured Party affected thereby, (iii) amend, modify or waive the definition of “Secured Obligations” or any component thereof, in each case in any manner that has the effect of eliminating or reducing any obligations owed to any Secured Party pursuant to the definition thereof, without the written consent of such Secured Party or (iv) amend, modify or waive any provision of Section 4 or 5 or alter the duties, rights or obligations of the Collateral Agent hereunder without the written consent of the Collateral Agent. Any such supplemental agreement shall be binding upon each Holder Representative, the Secured Parties and the Collateral Agent (and, if consented to by any Grantor, such Grantor) and their respective successors.
(b) Solely with the consent of the Controlling Party (and without the consent of any other Secured Party), the Collateral Agent and any of the Grantors, at any time and from time to time, may enter into one or more agreements supplemental hereto, in form satisfactory to the

Collateral Agent, (i) to add to the covenants of such Grantor for the benefit of the Secured Parties or to surrender any right or power herein conferred upon such Grantor; (ii) to mortgage or pledge to the Collateral Agent, or grant a security interest in favor of the Collateral Agent in, any property or assets as additional security for the Secured Obligations; or (iii) to effect changes to this Agreement necessary to reflect the fact that the Existing Credit Agreement no longer constitutes the Credit Agreement referred to herein, if applicable, and (iv) to cure any ambiguity, to correct or supplement any provision herein or in any US Security Document which may be defective or inconsistent with any other provision herein or therein, or to make any other provision with respect to matters or questions arising hereunder which shall not be inconsistent with any provision hereof; provided that any such action contemplated by this clause (iv) shall not adversely affect the interests of the Secured Parties.
6.4 Holders of Other Secured Non-Loan Exposure. The benefit of the US Security Documents and of the provisions of this Intercreditor Agreement relating to the US Collateral shall extend to and be available in respect of any Secured Obligation arising under any Other Secured Non-Loan Exposure (collectively, the “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and the Holder Representatives and all Secured Parties, that (i) the Related Obligations shall be entitled to the benefit of the US Security Documents and the US Collateral to the extent expressly set forth in this Intercreditor Agreement and the other US Security Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Related Obligations and the US Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (ii) all matters, acts and omissions relating in any manner to the US Security Documents, the US Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Intercreditor Agreement and the US Security Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (iii) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Intercreditor Agreement and the other US Security Documents, by the Collateral Agent (at the direction of the relevant Secured Parties or Holder Representatives), which shall be entitled to act in accordance with the terms of this Intercreditor Agreement without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the US Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, and (iv) no holder of Related Obligations and no other Secured Party (except the Holder Representatives to the extent set forth in this Intercreditor Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the US Collateral or under this Intercreditor Agreement or the US Security Documents.
6.5 Amendments to Existing Credit Agreement. The Credit Agreement Representative (on behalf of itself and the Secured Parties) and the Grantors agree that they shall not at any time execute or deliver any amendment to the Existing Credit Agreement reducing or eliminating reserves related to the obligations under the Synthetic Lease Documentation without the consent of the Synthetic Lease Representative. The Collateral Agent and the Grantors agree that they shall not release all or substantially all of the US Collateral without the consent of the Synthetic Lease Representative.
6.6 Headings. The table of contents and the headings of Sections and subsections have been included herein and in the US Security Documents for convenience only and should not be considered in interpreting this Intercreditor Agreement or the US Security Documents.
6.7 Severability. Any provision of this Intercreditor Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
6.8 Successors and Assigns. This Intercreditor Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the Secured Parties and their respective successors and assigns, and nothing herein is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Intercreditor Agreement or any US Collateral.
6.9 Currency Conversions. In calculating the amount of Secured Obligations or US Collateral proceeds for any purpose hereunder, including, without limitation, voting or distribution purposes, the amount of any Secured Obligation which is denominated in a currency other than Dollars shall be converted by the Collateral Agent into Dollars at the Spot Selling Rate.
6.10 Acknowledgements. Each Grantor hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Intercreditor Agreement and the other Loan Documents to which it is a party;
(b) neither the Collateral Agent nor any Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Intercreditor Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
6.11 Governing Law. This Intercreditor Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
6.12 Counterparts. This Intercreditor Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

6.13 [Reserved].
6.14 [Reserved].
6.15 Inspection by Regulatory Agencies. The Collateral Agent shall make available, and shall cause each custodian and agent acting on its behalf in connection with this Intercreditor Agreement to make available, all US Collateral in such Person’s possession at all times for inspection by any regulatory agency having jurisdiction over any Grantor to the extent required by such regulatory agency in its discretion.
6.16 [Reserved].
6.17 Submission to Jurisdiction; Waivers. Each Grantor, each Holder Representative and each Secured Party hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Intercreditor Agreement and the other US Security Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of any US Federal or New York State court sitting in the Borough of Manhattan, New York, and appellate courts from any thereof;
(b) to the extent permitted by applicable law, consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and
(c) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.
6.18 WAIVERS OF JURY TRIAL (a). THE COLLATERAL AGENT, EACH HOLDER REPRESENTATIVE, EACH SECURED PARTY AND EACH OF THE GRANTORS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INTERCREDITOR AGREEMENT OR ANY OTHER US SECURITY DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
6.19 Information Concerning Financial Condition of the Grantors. Each Secured Party hereby assumes responsibility for keeping itself informed of the financial condition of the Company and each of the other Grantors and all other circumstances bearing upon the risk of nonpayment of the Secured Obligations. Neither the Collateral Agent, any Holder Representative nor any Secured Party shall have any duty to advise any other Secured Party of information known to it regarding such condition or any such circumstances. In the event the Collateral Agent, any Holder Representative or any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Secured Party, it shall be under no obligation (a) to provide any such information to such other Secured Party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

JPMORGAN CHASE BANK, N.A., as Collateral Agent
By:
Name:
Title:

Address for Notices: JPMORGAN CHASE BANK, N.A., as Credit Agreement Representative
By:
Name:
Title:

Address for Notices: SUNTRUST EQUITY FUNDING, LLC, as Synthetic Lease Representative
By:
Name:
Title:

Address for Notices: 303 Peachtree Street, 26th Floor MC 3951 Atlanta, Georgia 30308 Attn: Allison McLeod Telephone: 404-230-5046 Fax: 404-230-1344 Email: allison.mcleod@suntrust.com

IN WITNESS WHEREOF, for the purposes of the recitals hereto and Sections 2.4, 3.2, 3.3, 3.4(a), 3.6, 4, 5.7, 5.10(a), 5.10(c)(v), 6.1, 6.3, 6.5, 6.10, 6.15, 6.17 and 6.18 only, the undersigned has executed this Intercreditor Agreement as of the date first written above.

LIZ CLAIBORNE, INC.
By:
Name:
Title:

Address for Notices: [GRANTORS]
By:
Name:
Title:

Address for Notices:

EXHIBIT A
FORM OF NOTICE OF ACCELERATION
[Date]

To:	JPMorgan Chase Bank, N.A., as Collateral Agent

Re:	Intercreditor Agreement, dated as of January 12, 2009 (the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as Collateral Agent and Credit Agreement Representative and SunTrust Equity Funding, LLC as Synthetic Lease Representative.
[The [Credit Agreement Obligations] [Synthetic Lease Obligations] have not been paid in full at the stated final maturity and any applicable grace period has expired.] [A default has occurred under the provisions of the [Credit Agreement] [Synthetic Lease Documentation] and, as a result thereof, the [Credit Agreement Obligations] [Synthetic Lease Obligations] have become due and payable prior to the stated maturity thereof.]
Terms defined in the Intercreditor Agreement and used herein shall have the meanings given to them in the Intercreditor Agreement.

[_______________________,
as Credit Agreement Representative]

[_______________________,
as Synthetic Lease Representative]

By:

Name:
Title:

EXHIBIT I
FORM OF
BORROWING REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent
     for the Lenders party to the
     Credit Agreement referred to below
10 South Dearborn, 22nd Floor
Chicago, Illinois 60603
New York, NY 10017
Attention: Maria Teodoro — Operations
Fax No: 312-377-1100
[J.P. Morgan Europe Limited, as European
     Administrative Agent for the Facility B Lenders party
     to the Credit Agreement referred to below [and as Issuing Bank]
Loans Agency 9th Floor
125 London Wall
London EC2Y 5AJ
United Kingdom
Attention: Loans Agency
Fax No.: +44 20 7777 2360]8
[J.P. Morgan Chase Bank, N.A., Toronto Branch, as Canadian
     Administrative Agent for the Facility B Lenders party
     to the Credit Agreement referred to below
200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto M5J 2J2 Canada
Attention: Indrani Lazarus
Telephone: (416) 981-9218
Telecopy: (416) 981-9174]9
[Date]
Dear Sirs:

[8]	For Facility B Revolving Loans other than Canadian Revolving Loans and/or Facility B Letters of Credit other than Canadian Letters of Credit.

[9]	For Canadian Revolving Loans and/or Canadian Letters of Credit.

Reference is made to the Second Amended and Restated Credit Agreement, dated as of May 6, 2010 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Liz Claiborne, Inc., Mexx Europe B.V., Juicy Couture Europe Limited, Liz Claiborne Canada Inc., the other Loan Parties from time to time party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, Bank of America, N.A., as Syndication Agent, and General Electric Capital Corporation , as Documentation Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the undersigned Borrower hereby requests [a Revolving Borrowing][a Swingline Borrowing] [the [issuance][amendment] [renewal][extension] of a Letter of Credit]10 under the Credit Agreement, and in that connection the undersigned Borrower specifies the following information with respect to the extension of credit requested hereby:
[THE FOLLOWING SHOULD BE USED FOR REVOLVING LOAN AND SWINGLINE
LOAN REQUESTS]
1.	Principal amount of Revolving Borrowing[11]:

2.	Date of Revolving Borrowing (which is a Business Day):

3.	Interest rate basis[12]:

4.	The initial [Interest Period] [Contract Period][13]:

5.	Location and routing number of the undersigned Borrower’s account to which proceeds of Borrowing are to be disbursed:

6.	Facility under which this Revolving Borrowing is being made:

7.	The currency of the Revolving Borrowing[14]:

[10]	For European Borrower and UK Borrower only.

[11]	For a Eurocurrency Borrowing of Revolving Loans, an aggregate amount not less than $5,000,000 and an integral multiple of $1,000,000 (or, in the case of any currency other than dollars, an approximate equivalent thereof as determined by the Administrative Agent, European Administrative Agent or Canadian Administrative Agent, as applicable).

[12]	Eurocurrency Borrowing, ABR Borrowing, Canadian Prime Rate Borrowing or BA Drawing.

[13]	For Eurocurrency Borrowings or BA Drawings only.

2

8.	[This Borrowing Request is a request for a Swingline Loan pursuant to Section 2.05(a)[(i)] [(ii)] [(iii)] [(iv)] [v]].[15]
[THE FOLLOWING SHOULD BE USED FOR LETTER OF CREDIT REQUESTS ISSUED
BY J.P. MORGAN EUROPE LIMITED]
9.	The undersigned [European Borrower] [UK Borrower] specifies the following information with respect to the Letter of Credit Request requested hereby:
(1)	Name of the Applicant:

(2)	Name and address of the Beneficiary:

(3)	The date of [issuance][amendment][renewal][extension]:[16]

(4)	The date of expiration[17]:

(5)	Facility under which this Letter of Credit is being [issued][amended][renewed][extended]:

(6)	The currency of the Letter of Credit[18]:

(7)	The amount of the Letter of Credit:

(8)	[Letter of Credit Number][19]:

[14]	For Facility B Borrowings only.

[15]	Swingline Loans requested pursuant to Sections 2.05(a)(ii), (iii) or (iv) shall, until conversion to a Revolving Loan pursuant to Section 2.05(c), be Overnight LIBO Borrowings.

[16]	The date of issuance, amendment, renewal or extension shall be a Business Day.

[17]	The expiration date shall be at or before one year after the date of the issuance and no later than five Business Days prior to the Maturity Date.

[18]	Dollars, in the case of each Facility A Letter of Credit, dollars, Sterling or Euros, in the case of each Facility B Letter of Credit issued on behalf of the European Borrower or the UK Borrower, dollars or Canadian Dollars, in the case of each Facility B Letter of Credit issued on behalf of the Canadian Borrower or dollars, Canadian Dollars, Euros, Sterling or Yen, in the case of each Facility B Letter of Credit issued on behalf of the Company.

[19]	For an amendment, renewal or extension of any Letter of Credit.

3

The [European Borrower] [UK Borrower] hereby represents and warrants that, after giving effect to such [issuance][amendment][renewal][ extension], (i) the aggregate LC Exposure will not exceed the LC Sublimit, (ii) the aggregate principal amount of outstanding Letters of Credit that are standby Letters of Credit will not exceed $65,000,000 and (iii) the Borrowers will be in compliance with the Revolving Exposure Limitations.

4

The undersigned Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 4.02 of the Credit Agreement are satisfied.

Very truly yours, [NAME OF APPLICABLE BORROWER],
By:
Name:
Title: